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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:
☒	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

ACTIVISION BLIZZARD, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):
☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
	(1)	Title of each class of securities to which transaction applies: Common stock, par value $0.000001 per share, of Activision Blizzard, Inc.
	(2)	Aggregate number of securities to which transaction applies: 600,644,513
(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
In accordance with Exchange Act Rule 0-11(c), the filing fee of $1,114,219.60 was determined by multiplying 0.0001364 by the aggregate stock purchase consideration of $8,168,765,376.80. The aggregate stock purchase consideration of $8,168,765,376.80 was determined by the sum of (i) the product of 428,676,471 outstanding shares of common stock of Activision Blizzard, Inc. to be acquired in the Stock Purchase Transaction (as defined in this proxy statement) multiplied by the per share consideration of $13.60, plus (ii) the product of 171,968,042 outstanding shares of common stock of Activision Blizzard, Inc. to be acquired in the Private Sale (as defined in this proxy statement) multiplied by the per share consideration of $13.60.
	(4)	Proposed maximum aggregate value of transaction: $8,168,765,376.80
	(5)	Total fee paid: $1,114,219.60
☐	Fee paid previously with preliminary materials.
☐
Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
	(1)	Amount Previously Paid:
	(2)	Form, Schedule or Registration Statement No.:
	(3)	Filing Party:
	(4)	Date Filed:

PRELIMINARY PROXY STATEMENT—SUBJECT TO COMPLETION
DATED SEPTEMBER 30, 2013

3100 Ocean Park Boulevard
Santa Monica, California 90405

Dear Fellow Stockholders:

        I cordially invite you to join me at a special meeting of stockholders of Activision Blizzard, Inc., which we will hold at [    •    ] on [    •    ], 2013, at 9:00 a.m., Pacific Time. Stockholders of record at the close of business on [    •    ], 2013, will be entitled to vote at the special meeting or its adjournment or postponement. This proxy statement contains information about the special meeting and will serve as your guide to the matters on which you will be asked to vote.

        As previously announced, Activision Blizzard entered into a stock purchase agreement, dated as of July 25, 2013, under which it will acquire from Vivendi, S.A. approximately 429 million shares of Activision Blizzard common stock, by acquiring a Vivendi subsidiary that holds those shares, in exchange for approximately $5.83 billion in cash, or $13.60 per share. In addition, the Vivendi subsidiary has certain tax attributes that are expected to benefit Activision Blizzard in the future. The $13.60 per share price represents a discount of approximately 19.14% to the closing price of Activision Blizzard common stock on September 27, 2013, the last completed trading day prior to the date of this proxy statement, and a discount of approximately 10.41% to the closing price of Activision Blizzard common stock on July 25, 2013, the last completed trading day prior to the public announcement of the proposed transactions. In a simultaneous transaction, ASAC II LP, an investment vehicle led by Co-Chairman Brian Kelly and me, to which he and I personally have committed $100 million combined, separately will purchase from Vivendi approximately 172 million shares of Activision Blizzard common stock, in exchange for approximately $2.34 billion in cash, or $13.60 per share. Other than as a stockholder of Activision Blizzard, ASAC II LP will not share in any of the benefits resulting from the Company's assumption of the favorable tax attributes of the acquired Vivendi subsidiary.

        Upon completion of the transactions, Activision Blizzard will be an independent company with the majority of its shares owned by the public. Vivendi will no longer be the majority stockholder, but will retain a stake of approximately 83 million shares or approximately 11.9% of the then-outstanding shares of Activision Blizzard common stock, and its current designees to our board of directors will resign. Also upon completion of the transaction, ASAC II LP—the investment vehicle which, in addition to Brian Kelly and me, currently includes Davis Selected Advisors, L.P., Leonard Green & Partners, L.P., Tencent, and one of the largest global institutional investors—will own approximately 24.7% of the outstanding shares of Activision Blizzard common stock.

        Our board of directors formed a special committee consisting entirely of independent directors to evaluate whether to pursue a transaction with Vivendi and/or members of management in order to alter Vivendi's investment in Activision Blizzard, and the special committee, which was advised by its own financial and legal advisors, had full authority to negotiate the terms and conditions of the stock purchase agreement on behalf of the Company. The special committee unanimously determined the transactions contemplated by the stock purchase agreement to be advisable and in the best interests of Activision Blizzard and unanimously recommended that our board of directors approve the company's execution, delivery and performance of the stock purchase agreement and the transactions contemplated thereby.

        After consideration of, and based upon, the special committee's recommendation, our board of directors unanimously determined that it is in the best interests of Activision Blizzard to enter into the stock purchase agreement, and approved and declared advisable the execution, delivery and performance of the stock purchase agreement and the consummation of the transactions contemplated thereby.

        At the special meeting, we will ask you to approve the stock purchase agreement and the transactions that it contemplates. We also will ask you to grant us the authority to vote your shares to adjourn the special meeting, if necessary or appropriate, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the stock purchase agreement and the transactions that it contemplates.

        Your vote is very important to us and it is important that your shares of Activision Blizzard common stock be represented at the special meeting. The transactions contemplated by the stock purchase agreement have been enjoined by a preliminary injunction order of the Court of Chancery of the State of Delaware. Although we disagree with the Court's ruling and are appealing the decision, absent further action by the Delaware courts, the preliminary injunction prevents completion of the contemplated transactions unless the stock purchase agreement and the transactions contemplated thereby are approved by both a majority in interest of (a) the stockholders of Activision Blizzard, as of the record date, that are present in person or by proxy and entitled to vote at the special meeting and (b) the stockholders of Activision Blizzard, as of the record date, that are present in person or by proxy and entitled to vote at the special meeting, other than Vivendi and its controlled affiliates. Accordingly, whether or not you plan to attend the special meeting, I encourage you to promptly vote your shares by proxy by following the instructions beginning on page 23 of this proxy statement. If you are able to attend the special meeting and wish to vote in person, you may withdraw your proxy at that time.

        If you have any questions or need assistance voting your shares of Activision Blizzard common stock, please call [    •    ] , our proxy solicitor, toll-free at [    •    ].

        Based on the recommendation of the special committee, our board of directors unanimously recommends that you vote "FOR" the proposal to approve the stock purchase agreement and the transactions contemplated thereby and "FOR" the proposal to adjourn the special meeting if necessary or appropriate. Thank you for your continued support of Activision Blizzard. I look forward to seeing you at the special meeting.

Sincerely, Robert A. Kotick President and Chief Executive Officer

        Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the stock purchase agreement or the transactions that it contemplates, passed upon the merits or fairness of the stock purchase agreement or the transactions that it contemplates or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

        This proxy statement is dated [    •    ], 2013 and is first being mailed to stockholders on or about [    •    ], 2013.

3100 Ocean Park Boulevard
Santa Monica, California 90405

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

[    •    ], 2013

9:00 a.m., Pacific Time

[    •    ]

        A special meeting of Stockholders of Activision Blizzard, Inc. ("Activision Blizzard") will be held at [    •    ] on [    •    ], 2013, at 9:00 a.m., Pacific Time.

        The purposes of the special meeting are to:

  1.
  consider and vote upon a proposal to approve the Stock Purchase Agreement, dated as of July 25, 2013 (the "Stock Purchase Agreement"), by and among Activision Blizzard, ASAC II LP, an exempted limited partnership established under the laws of the Cayman Islands ("ASAC"), and acting by ASAC II LLC, its general partner, and Vivendi, S.A., a société anonyme organized under the laws of France ("Vivendi"), and the transactions contemplated thereby; and

  2.
  consider and vote upon a proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies to vote in favor of the proposal to approve the Stock Purchase Agreement and the transactions contemplated thereby.

        Each of the proposals is described more fully in the proxy statement accompanying this notice. The board of directors of Activision Blizzard has fixed the close of business on [    •    ], 2013 as the record date for determining stockholders entitled to receive notice of, and to vote at, the special meeting or any adjournment or postponement thereof.

        Based on the recommendation of the special committee of the board of directors of Activision Blizzard, the board of directors of Activision Blizzard unanimously recommends that you vote "FOR" each of the above proposals.

        Your vote is very important to us and it is important that your shares of Activision Blizzard common stock be represented at the special meeting. The transactions contemplated by the stock purchase agreement have been enjoined by a preliminary injunction order of the Court of Chancery of the State of Delaware. Although we disagree with the Court's ruling and are appealing the decision, absent further action by the Delaware courts, the preliminary injunction prevents completion of the contemplated transactions unless the stock purchase agreement and the transactions contemplated thereby are approved by both a majority in interest of (a) the stockholders of Activision Blizzard, as of the record date, that are present in person or by proxy and entitled to vote at the special meeting and (b) the stockholders of Activision Blizzard, as of the record date, that are present in person or by proxy and entitled to vote at the special meeting, other than Vivendi and its controlled affiliates. Accordingly, whether or not you plan to attend the special meeting, I encourage you to promptly vote your shares by proxy by following the instructions beginning on page 23 of this proxy statement. If you are able to attend the special meeting and wish to vote in person, you may withdraw your proxy at that time.

By Order of the Board of Directors

Jeffrey A. Brown Corporate Secretary [-], 2013

In addition to delivering the proxy materials for the special meeting to be held on [    •    ], 2013 to
stockholders by mail, the proxy statement for such meeting is also available at
 http://investor.activision.com/sec.cfm

ANNEX A	Stock Purchase Agreement, dated as of July 25, 2013, by and among Activision Blizzard, Inc., Vivendi, S.A. and ASAC II LP	A-1
ANNEX B	Opinion of Centerview Partners LLC	B-1

i

 SUMMARY TERM SHEET

        This Summary Term Sheet, together with the "Questions and Answers," highlights selected information from this proxy statement and does not contain all of the information that may be important to you. You should read carefully the entire proxy statement and the additional documents referred to in, or incorporated by reference into, this proxy statement for a more complete understanding of the matters being considered at the special meeting. This summary includes references to other parts of this proxy statement to direct you to a more complete description of the topics presented in this summary. In this proxy statement, "we," "us," "our," "Activision Blizzard" and the "Company" refer to Activision Blizzard, Inc., a Delaware corporation. This proxy statement is dated [    •    ], 2013 and is first being mailed to stockholders on or about [    •    ], 2013.

The Parties to the Transactions (see page 26)

  Activision Blizzard, Inc.

        Activision Blizzard, a Delaware corporation, is a leading global developer and publisher of interactive entertainment. We publish online, personal computer, video game console, handheld, mobile and tablet games. We derive the vast majority of our operating income from internally developed, wholly owned properties. We have leading franchises across several major categories of the growing video game industry, making us the largest Western independent interactive entertainment publisher.

  Vivendi, S.A.

        Vivendi, S.A., a société anonyme organized under the laws of France ("Vivendi"), is a multimedia group that creates and publishes content for which it develops broadcast networks and distribution platforms. Vivendi combines a number of companies that are leaders in content and media: the French leader in pay-TV (Canal+ Group), the world leader in music (Universal Music Group) and the world leader in independent video game publishing (Activision Blizzard). In telecommunications, Vivendi operates the French leader in alternative telecoms (SFR), the Moroccan leader in telecoms (Maroc Telecom) and the leading alternative broadband operator in Brazil (GVT). As of September 20, 2013, Vivendi beneficially owns 683,643,890 shares of Activision Blizzard common stock, representing approximately 60.8% of the issued and outstanding shares of Activision Blizzard common stock.

  ASAC II LP

        ASAC II LP is an exempted limited partnership organized under the laws of the Cayman Islands ("ASAC"). The general partner of ASAC is ASAC II LLC, a Delaware limited liability company (the "General Partner"). Our CEO Robert A. Kotick and Co-Chairman of our board of directors Brian G. Kelly are the managers of the General Partner and each of them owns, through his affiliates, 50% of the membership interests of the General Partner. ASAC was formed for the limited purpose of acquiring, holding and disposing of shares of Activision Blizzard common stock to be purchased by it pursuant to the Stock Purchase Agreement, dated as of July 25, 2013 (the "Stock Purchase Agreement"), by and among Activision Blizzard, ASAC and Vivendi. ASAC and the General Partner are referred to herein as the "ASAC Entities."

The Transactions (see pages 27, 81)

        You are being asked to vote in favor of the proposal to approve the Stock Purchase Agreement and the transactions contemplated thereby. Pursuant to the Stock Purchase Agreement, the Company will acquire from Vivendi (the "Stock Purchase Transaction") all of the outstanding shares of the capital stock of Amber Holding Subsidiary Co., a Delaware corporation and wholly owned newly formed subsidiary of Vivendi ("New VH"), which at the time of such purchase will be the direct owner of 428,676,471 shares of Activision Blizzard common stock and which is contractually prohibited from conducting any operations, in consideration of a cash payment to Vivendi of $5,830,000,005.60, or $13.60 per share for the Activision

Blizzard common stock owned by New VH. In addition, New VH has certain tax attributes that are expected to benefit the Company in the future. The $13.60 per share purchase price represents a discount of approximately 19.14% to the closing price per share of Activision Blizzard common stock on September 27, 2013, the last completed trading day prior to the date of this proxy statement, and a discount of approximately 10.41% to the closing price per share of Activision Blizzard common stock on July 25, 2013, the last completed trading day prior to the public announcement of the proposed transactions. Immediately following the consummation of the Stock Purchase Transaction, ASAC, upon the terms and subject to the conditions of the Stock Purchase Agreement, will acquire from Vivendi 171,968,042 shares of Activision Blizzard common stock for an aggregate cash payment of $2,338,765,371.20, or $13.60 per share for the Activision Blizzard common stock to be acquired by ASAC (assuming no potential reduction in the shares to be acquired by ASAC pursuant to the terms of the Stock Purchase Agreement, as further described herein) (the "Private Sale"). The Stock Purchase Transaction and the Private Sale are both required by the Stock Purchase Agreement to occur on the closing date.

Effect of the Transactions (see page 27)

        After giving effect to the Stock Purchase Transaction and the Private Sale, our outstanding share count is expected to be reduced by 428,676,471 shares of Activision Blizzard common stock, and based on the approximately 1,124 million shares of Activision Blizzard common stock issued and outstanding as of September 20, 2013, (i) our outstanding share count would be approximately 695 million shares of Activision Blizzard common stock, approximately 63.4% of which would be held by the public, (ii) Vivendi would hold approximately 83 million shares of Activision Blizzard common stock (the "Remaining Shares") or approximately 11.9% of our outstanding shares of common stock, and (iii) ASAC would hold 171,968,042 shares of Activision Blizzard common stock or approximately 24.7% of our outstanding shares of common stock. The shares of Activision Blizzard common stock acquired by the Company in the Stock Purchase Transaction will be treated as treasury shares for accounting and legal purposes.

        The Company's new capital structure upon consummation of the transactions contemplated by the Stock Purchase Agreement, which will include $1.4 billion of net debt, where net debt is calculated by subtracting the debt and fees to be incurred from cash and short-term investments at June 30, 2013, and a lower total outstanding share count, is expected to be accretive to earnings per share for our stockholders. The Company no longer will qualify as a "controlled company" under the NASDAQ Stock Market rules and will be required to meet the independence standards for independent public companies following the consummation of the transactions contemplated by the Stock Purchase Agreement, subject to a phase-in period. In addition, the Company expects to assume certain favorable tax attributes of New VH upon consummation of the transactions contemplated by the Stock Purchase Agreement. Other than as a stockholder of the Company, ASAC will not share in any of the benefits resulting from the Company's assumption of the tax attributes of New VH.

        The transactions contemplated by the Stock Purchase Agreement will not (or will be deemed not to) trigger any potential "change in control" payments, as Messrs. Kotick and Kelly have waived any relevant "change in control" or similar provisions under their respective employment arrangements and certain other benefit plans and arrangements in connection with these transactions (see "—Interests of the Company's Directors and Executive Officers in the Transactions"). Upon the consummation of the Stock Purchase Transaction, the six current directors designated by Vivendi on our board of directors will resign and Vivendi will agree to a customary standstill not to, among other things, acquire additional shares of Activision Blizzard common stock or seek representation on our board of directors other than at the request of our independent directors. Similarly, upon the consummation of the simultaneous Private Sale, ASAC will agree to a customary standstill not to, among other things, acquire additional shares of Activision Blizzard common stock, run a proxy contest or call a stockholders meeting, in each case until six months after its ownership in the Company falls below 5%. ASAC will not have any contractual right to designate directors to our board of directors.

Effect on Activision Blizzard if the Transactions are Not Completed (see page 14)

        If the transactions contemplated by the Stock Purchase Agreement are not completed for any reason, whether because they are not approved by our stockholders or otherwise, the Company will continue to be controlled by Vivendi, the debt issued by the Company in connection with the transactions contemplated by the Stock Purchase Agreement will be required to be redeemed, the Company's capital structure will remain as it stands today and the Company and its stockholders will not realize the potential benefits of the transactions.

Consideration (see page 81)

        Upon consummation of the Stock Purchase Transaction, the Company will pay Vivendi aggregate cash consideration in the amount of $5,830,000,005.60, or $13.60 per share, for the shares of Activision Blizzard common stock to be acquired by the Company through the acquisition of New VH. In addition, New VH has certain tax attributes that are expected to benefit the Company in the future. Upon consummation of the Private Sale, ASAC will pay Vivendi aggregate cash consideration in the amount of $2,338,765,371.20, or $13.60 per share, for the shares of Activision Blizzard common stock to be acquired by ASAC, provided that the number of shares to be acquired by ASAC may be reduced under certain circumstances as provided in the Stock Purchase Agreement. The $13.60 per share purchase price represents a discount of approximately 19.14% to the closing price per share of Activision Blizzard common stock on September 27, 2013, the last completed trading day prior to the date of this proxy statement, and a discount of approximately 10.41% to the closing price per share of Activision Blizzard common stock on July 25, 2013, the last completed trading day prior to the public announcement of the proposed transactions.

The Special Meeting (see page 22)

  Date, Time and Place

        The special meeting will be held at [    •    ], at 9:00 a.m., Pacific Time, on [    •    ], 2013 (the "special meeting").

  Purpose

        You will be asked at the special meeting to vote in favor of the proposal to approve the Stock Purchase Agreement and the transactions contemplated thereby. A special committee of our board of directors (the "special committee"), consisting entirely of independent directors, unanimously determined the transactions contemplated by the Stock Purchase Agreement to be advisable and in the best interests of the Company and unanimously recommended that our board of directors approve the Company's execution, delivery and performance of the Stock Purchase Agreement and the consummation of the transactions contemplated thereby. After consideration of, and based upon, the special committee's recommendation, our board of directors unanimously determined that it was in the best interests of the Company to enter into the Stock Purchase Agreement, and approved and declared advisable the execution, delivery and performance of the Stock Purchase Agreement and the consummation of the transactions contemplated thereby. In addition, you also will be asked to vote on a proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies to vote in favor of the proposal to approve the Stock Purchase Agreement and the transactions contemplated thereby.

  Record Date; Stock Entitled to Vote; Quorum

        Only holders of record of shares of Activision Blizzard common stock at the close of business on [    •    ], 2013 (the "record date"), are entitled to notice of and to vote at the special meeting. Each Activision Blizzard share issued and outstanding on the record date is entitled to one vote at the special meeting on each proposal presented. On the record date, [    •    ] shares of Activision Blizzard common

stock were issued and outstanding and [    •    ] shares of Activision Blizzard common stock were issued and outstanding and held by holders of record other than Vivendi and its controlled affiliates.

        A quorum will be present at the special meeting if a majority of the outstanding shares of Activision Blizzard common stock entitled to vote at the special meeting are represented in person or by proxy. In the event that a quorum is present at the special meeting and there are not sufficient votes at the time of the special meeting in favor of the proposal to approve the Stock Purchase Agreement and the transactions contemplated thereby, it is expected that the special meeting would be adjourned to solicit additional proxies if the holders of a majority of the shares of Activision Blizzard common stock present, in person or by proxy, and entitled to vote at the special meeting, approve an adjournment.

  Vote Required

        The transactions contemplated by the Stock Purchase Agreement have been enjoined by a preliminary injunction order of the Court of Chancery of the State of Delaware. Although we disagree with the Court's ruling and are appealing the decision, absent further action by the Delaware courts, the preliminary injunction prevents completion of the contemplated transactions unless the Stock Purchase Agreement and the transactions contemplated thereby are approved by both a majority in interest of (a) the stockholders of Activision Blizzard, as of the record date, that are present in person or by proxy and entitled to vote at the special meeting and (b) the stockholders of Activision Blizzard, as of the record date, that are present in person or by proxy and entitled to vote at the special meeting, other than Vivendi and its controlled affiliates.

        The approval of the adjournment of the special meeting requires the presence of a quorum and the affirmative vote of a majority in interest of the stockholders of the Company, as of the record date, that are present in person or by proxy and entitled to vote at the special meeting.

        If you are present at the special meeting in person or by proxy and abstain from voting or otherwise do not vote, it will have the same effect as a vote "AGAINST" each of the proposals. If you are not present at the special meeting in person or by proxy, your shares of Activision Blizzard common stock will not be counted as voting power present for purposes of voting on the proposals, and therefore will have no effect on either of the proposals. Broker non-votes will have the same effect as not being present at the special meeting, and therefore will have no effect on either of the proposals.

        Vivendi, which beneficially owns 683,643,890 shares of Activision Blizzard common stock as of September 20, 2013, representing approximately 60.8% of the issued and outstanding shares of Activision Blizzard common stock, has informed us that it intends to be present at the special meeting and vote in favor of each of the proposals. This vote by Vivendi would be sufficient to satisfy the requirement for approval by a majority in interest of the stockholders of Activision Blizzard, as of the record date, that are present in person or by proxy and entitled to vote at the special meeting, but will not have any effect in respect of the vote of the stockholders of the Company other than Vivendi and its controlled affiliates.

Recommendation of the Special Committee and Our Board of Directors; Reasons for the Stock Purchase Agreement and Transactions Contemplated Thereby (see pages 41, 44)

  Special Committee's Recommendation

        Our board of directors formed the special committee consisting entirely of independent directors to evaluate whether to pursue a transaction with Vivendi and/or members of management in order to alter Vivendi's investment in Activision Blizzard, and the special committee, which was advised by its own financial and legal advisors, had full authority to negotiate the terms and conditions of the Stock Purchase Agreement on behalf of the Company. The special committee unanimously determined the transactions contemplated by the Stock Purchase Agreement to be advisable and in the best interests of the Company and unanimously recommended that our board of directors approve the Company's execution, delivery and performance of the Stock Purchase Agreement and the consummation of the transactions contemplated thereby.

  Board of Directors' Recommendation

        After consideration of, and based upon, the special committee's recommendation, our board of directors unanimously determined that it was in the best interests of the Company, and declared it advisable, to enter into the Stock Purchase Agreement and consummate the transactions contemplated thereby. Our board of directors recommends that Activision Blizzard stockholders vote "FOR" the proposal to approve the Stock Purchase Agreement and the transactions contemplated thereby and "FOR" the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies to vote in favor of the proposal to approve the Stock Purchase Agreement and the transactions contemplated thereby. See "The Transactions—Reasons for the Transactions and Recommendation of the Board of Directors" beginning on page 41.

  Reasons for the Transactions

        In evaluating the Stock Purchase Agreement and the transactions contemplated thereby, the special committee was advised by independent legal and financial advisors, and considered a variety of factors pertaining to the strategic and financial rationale for the transactions, including the following: increased strategic and operational flexibility of the Company after giving effect to the transactions; the purchase price being at a discount to the then-current market price and the expected positive effect on the Company's earnings per share resulting from the transactions; the favorable tax attributes included in the transaction; the opinion of the special committee's financial advisor; the expected increase in the trading price of Activision Blizzard common stock following the transactions; the likelihood that in the absence of an agreement on the Stock Purchase Transaction the Company's controlling stockholder would pursue other alternatives that the special committee considered less favorable to the Company's unaffiliated stockholders; the ability to capture value for Company stockholders that could be lost to a third party in a sale by Vivendi, ASAC's investment and the involvement of Messrs. Kotick and Kelly; the waiver of change in control payments by Messrs. Kotick and Kelly; the opportunity to eliminate controlled company inefficiencies; the terms of the transaction agreements and the committed financing and financing condition.

        For a detailed discussion of the material factors considered by the special committee and our board of directors in reaching their conclusions and the reasons why the special committee and our board of directors unanimously determined that the Stock Purchase Agreement and transactions contemplated thereby are advisable and in the best interests of the Company, see "The Transactions—Reasons for the Transactions and Recommendation of the Special Committee and the Board of Directors" beginning on page 41.

Opinion of Centerview Partners LLC (see page 45)

        On July 24, 2013, Centerview Partners LLC, the financial advisor to the special committee ("Centerview"), delivered to the special committee its oral opinion, subsequently confirmed in a written opinion dated July 24, 2013 (and orally reaffirmed July 25, 2013), to the effect that, as of the date of such opinion, based upon and subject to the various assumptions and limitations set forth in the written opinion, the aggregate consideration to be paid by Activision Blizzard in the Stock Purchase Transaction pursuant to the Stock Purchase Agreement was fair, from a financial point of view, to Activision Blizzard.

        The full text of the written opinion of Centerview, dated July 24, 2013, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Centerview in connection with its opinion, is attached as Annex B to this proxy statement and is incorporated by reference herein in its entirety. Centerview provided its opinion solely for the information and assistance of the special committee (in their capacity as directors and not in any other capacity) and its opinion is limited to and addresses only the matters described therein. Centerview's opinion does not constitute a recommendation to any stockholder of Activision Blizzard or any other person as to how such stockholder or other person should vote or otherwise act with respect to the Stock Purchase Agreement or any other matter. Centerview has consented to the inclusion of a copy of its written opinion as Annex B to this proxy statement. The summary of the written opinion of Centerview set forth below is qualified in its entirety by reference to the full text of such written opinion.

        We encourage you to read carefully the written opinion of Centerview described above in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Centerview in connection with its opinion.

Interests of the Company's Directors and Executive Officers in the Transactions (see page 56)

        In considering the recommendation of our board of directors in favor of the proposals, you should be aware that there are provisions of the Stock Purchase Agreement that will result in certain benefits to our directors and executive officers.

No Appraisal Rights (see page 58)

        No appraisal or dissenters' rights are available to our stockholders under Delaware law or our Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws in connection with the transactions contemplated by the Stock Purchase Agreement.

Material U.S. Federal Income Tax Consequences of the Stock Purchase Transaction (see page 58)

        The Stock Purchase Transaction is not expected to result in U.S. federal income tax consequences to our stockholders (other than Vivendi).

Financing of the Transactions Contemplated by the Stock Purchase Agreement (see page 58)

        We anticipate that the total funds needed to complete the Stock Purchase Transaction will be approximately $5.83 billion, which is expected to be funded through a combination of approximately $1.23 billion of cash on hand and $4.6 billion of net proceeds received by the Company (net of estimated $150 million of fees, expenses and upfront costs) in connection with the debt financing. The debt financing includes $2.25 billion of senior notes, the proceeds of which were funded into an escrow account on September 19, 2013 and are being held in such account, pending the closing of the transactions contemplated by the Stock Purchase Agreement, subject to the terms of the special mandatory redemption feature, which requires the Company to redeem the senior notes at 100% of the issue price of the senior notes, plus accrued and unpaid interest to, but excluding, the redemption date upon the earlier of (i) the termination of the Stock Purchase Agreement and (ii) December 18, 2013 if the transactions contemplated by the Stock Purchase Agreement have not closed by such date. The debt financing is also expected to include a $2.5 billion seven-year term loan facility to be entered into prior to or contemporaneously with the consummation of the transactions contemplated by the Stock Purchase Agreement.

Regulatory Matters (see page 63)

        Each of ASAC and the Company filed the required notification under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") on July 26, 2013 and July 30, 2013, respectively, and each party received from the Department of Justice a notice regarding the termination of the respective waiting period under the HSR Act on August 2, 2013.

Legal Proceedings Regarding the Transactions Contemplated by the Stock Purchase Agreement (see page 64)

        On August 1, 2013, a purported stockholder of the Company filed a stockholder derivative action in the Superior Court of the State of California, County of Los Angeles, captioned Miller v. Kotick, et al., No. BC517086. The complaint names each member of our board of directors and Vivendi as defendants, and the Company as a nominal defendant. The complaint purports to state claims for breaches of fiduciary duties, waste of corporate assets and unjust enrichment in connection with Vivendi's sale of its stake in the Company and that Vivendi also breached its fiduciary duties. The plaintiff further alleges that a demand on our board of directors to institute action would be futile because a majority of our board of directors is not independent and a majority of the individual defendants face a substantial likelihood of liability for approving the transactions contemplated by the Stock Purchase Agreement. The complaint seeks, among other things, damages allegedly sustained by the Company, rescission of the transactions contemplated by the Stock Purchase Agreement, an order restricting our CEO and Co-Chairman from purchasing additional shares of Activision Blizzard common stock and an order directing us to take actions to improve and reform our corporate governance and internal procedures.

        On August 14, 2013, the Company received a letter from a stockholder of the Company seeking, pursuant to Section 220 of the Delaware General Corporation Law, to inspect the books and records of the Company to ascertain whether the Stock Purchase Transaction and Private Sale were in the best interests of the Company. The Company provided the stockholder with certain materials under a confidentiality agreement. On September 11, 2013, a complaint was filed under seal by the same stockholder in the Court of Chancery of the State of Delaware in an action captioned Pacchia v. Kotick et al., C.A. No. 8884-VCL. A public version of that complaint was filed on September 16, 2013. The complaint names each member of our board of directors and Vivendi as defendants, and the Company as a nominal defendant. The allegations in the complaint are substantially similar to the allegations in the above referenced matter filed on August 1, 2013. The complaint seeks, among other things, damages, injunctive relief to prevent the Private Sale from being consummated, reformation or rescission of the Private Sale if it is consummated, and disgorgement of any alleged benefits received by the defendants.

        On September 11, 2013, another stockholder of the Company filed a putative class action and stockholder derivative action in the Court of Chancery of the State of Delaware, captioned Hayes v. Activision Blizzard, Inc., et al., No. 8885-VCL. The complaint names our board of directors, Vivendi, New VH, ASAC, the General Partner of ASAC, Davis Selected Advisers, L.P. ("Davis") and Fidelity Management & Research Co. ("FMR") as defendants, and the Company as a nominal defendant. The complaint alleges that the defendants violated certain provisions of our Amended and Restated Certificate of Incorporation by failing to submit the matters contemplated by the Stock Purchase Agreement for approval by a majority of our stockholders (other than Vivendi and its controlled affiliates); that our board of directors committed breaches of their fiduciary duties in approving the Stock Purchase Agreement; that Vivendi violated fiduciary duties owed to other stockholders of the Company in entering into the Stock Purchase Agreement; that our CEO and Co-Chairman usurped a corporate opportunity from the Company; that our board of directors and Vivendi have engaged in actions to entrench our board of directors and officers in their offices; that the ASAC Entities, Davis and FMR aided and abetted breaches of fiduciary duties by the board of directors and Vivendi; and that our CEO and Co-Chairman, the ASAC Entities, Davis and FMR will be unjustly enriched through the Private Sale. The complaint seeks, among other things, a preliminary and permanent injunction of the Stock Purchase Agreement and the transactions contemplated thereby; rescission of the Private Sale; an order requiring the transfer to the Company of all or part of the shares that are the subject of the Private Sale; an order implementing measures to eliminate or mitigate the alleged entrenching effects of the Private Sale; an order requiring our CEO and Co-Chairman, the ASAC Entities, Davis and FMR to disgorge to the Company the amounts by which they have allegedly been unjustly enriched; and alleged damages sustained by the class and the Company. In addition, the stockholder sought a temporary restraining order preventing the defendants from consummating the transactions contemplated by the Stock Purchase Agreement without stockholder approval. Following a hearing on the motion for a temporary restraining order, on September 18, 2013, the Delaware Court of Chancery issued a preliminary injunction order, enjoining the consummation of the transactions contemplated by the Stock Purchase Agreement pending (a) the issuance of a final decision after a trial on the merits; (b) receipt of a favorable Activision Blizzard stockholder vote on the transactions contemplated by the Stock Purchase Agreement under Section 9.1(b) of our Amended and Restated Certificate of Incorporation or (c) modification of such preliminary injunction order by the Court of Chancery or the Delaware Supreme Court. As a result of the preliminary injunction order, the Company is seeking stockholder approval of the Stock Purchase Agreement and the transactions contemplated thereby. On September 20, 2013, the Court of Chancery certified its order granting the preliminary injunction for interlocutory appeal to the Delaware Supreme Court. The defendants moved the Delaware Supreme Court to accept and hear the appeal on an expedited basis. On September 23, 2013, the Delaware Supreme Court accepted the appeal of the Chancery Court's decision and granted the motion to hear the appeal on an expedited basis, with a hearing scheduled for October 10, 2013.

        On September 18, 2013, the Company received a letter from another purported stockholder of the Company seeking, pursuant to Section 220 of the Delaware General Corporation Law, to inspect the books and records of the Company to investigate potential wrongdoing or mismanagement in connection with the approval of the Stock Purchase Agreement.

        We believe that the defendants have meritorious defenses and intend to defend each of these lawsuits vigorously. However, these lawsuits and any other lawsuits are subject to inherent uncertainties and the actual outcome and costs will depend upon many unknown factors. The outcome of litigation is necessarily uncertain, and the Company could be forced to expend significant resources in the defense of these lawsuits and may not prevail.

        The Company also may be subject to additional claims in connection with the Stock Purchase Transaction and Private Sale. Monitoring and defending against legal actions is time consuming for our management and detracts from our ability to fully focus our internal resources on our business activities. In addition, the Company may incur substantial legal fees and costs in connection with litigation and, although coverage may be available under relevant insurance policies, coverage could be denied or prove to be insufficient. Under our Amended and Restated Certificate of Incorporation and the indemnification agreements that the Company has entered into with our officers and directors, the Company may be required in certain circumstances to indemnify and advance expenses to them in connection with their participation in proceedings arising out of their service to us. There can be no assurance that any of these payments will not be material.

        The Company is not currently able to estimate the possible cost to us from these lawsuits, as they are in the early stages and it cannot be determined how long it may take to resolve these matters or the possible amount of any damages that the Company may be required to pay. Moreover, the Company cannot be certain what the impact on our operations or financial position will be if any of the purported stockholder plaintiffs are successful in having the Stock Purchase Transaction and Private Sale rescinded or further enjoined. The Company has not established any reserves for any potential liability relating to these lawsuits. It is possible that the Company could, in the future, incur judgments or enter into settlements of claims for monetary damages. A decision adverse to the Company on these actions could result in the rescission or further enjoining of the Stock Purchase Transaction and Private Sale or the payment of substantial damages and could have a material adverse effect on our business, reputation, financial condition, results of operations, profitability, cash flows or liquidity.

Conditions to the Transactions (see page 85)

        The respective obligations of each party to consummate the Stock Purchase Transaction and Private Sale, as applicable, are subject to the satisfaction or (to the extent permitted) waiver by the parties of the following conditions:

  •
  the absence of a pending injunction enjoining the consummation of the transactions contemplated by the Stock Purchase Agreement;

  •
  the expiration or termination of any waiting period under the HSR Act or any similar foreign antitrust, competition or similar applicable law (we have received early termination of the waiting period under the HSR Act);

  •
  in the case of the Company's obligations to complete the Stock Purchase Transaction, Vivendi's receipt of a tax opinion with respect to Vivendi's own pre-closing internal reorganization;

  •
  in the case of the Company's obligations to complete the Stock Purchase Transaction, our receipt of the proceeds of the Company's debt financing or alternative financing therefor as permitted under the Stock Purchase Agreement;

  •
  in the case of ASAC's obligations to complete the Private Sale, ASAC's receipt of the proceeds of ASAC's debt financing or alternative financing therefor as permitted under the Stock Purchase Agreement;

  •
  in the case of each of the Company, Vivendi and ASAC, the accuracy of representations and warranties and the performance of covenants by each of the other parties; and

  •
  in the case of each of the Company, Vivendi and ASAC, receipt of duly executed copies of each ancillary agreement (see "Stock Purchase Agreement" beginning on page 81) to which any of the other parties, as applicable, is a party.

        Under the Hayes litigation described above, the transactions contemplated by the Stock Purchase Agreement have been enjoined by a preliminary injunction order of the Court of Chancery of the State of Delaware. We disagree with the Court of Chancery's ruling and are appealing the decision to the Delaware Supreme Court. Absent further action by the Delaware courts, and in the event that the Delaware Supreme Court affirms the Court of Chancery's ruling, the preliminary injunction prevents completion of the contemplated transactions unless the Stock Purchase Agreement and the transactions contemplated thereby are approved by our stockholders under our Amended and Restated Certificate of Incorporation. This preliminary proxy statement is being filed at this time in order to begin the process that would be required to consummate the transactions contemplated by the Stock Purchase Agreement in the event that we are unsuccessful in our appeal, including seeking the affirmative vote of a majority in interest of the stockholders of the Company, as of the record date, that are present in person or by proxy and entitled to vote at the special meeting, other than Vivendi and its controlled affiliates. If we present that proposal to our stockholders, our Amended and Restated Bylaws require us to also obtain the affirmative vote of a majority in interest of the stockholders of the Company, as of the record date, that are present in person or by proxy and entitled to vote at the special meeting. Vivendi has informed us that it intends to be present at the special meeting and vote in favor of the proposal to approve the Stock Purchase Agreement and the transactions contemplated thereby, and this vote by Vivendi will be sufficient to satisfy the requirement to obtain the affirmative vote of a majority in interest of the stockholders present in person or by proxy and entitled to vote at the special meeting (see "The Special Meeting—Vote Required"), However, if we receive a favorable ruling from the Delaware Supreme Court, and the affirmative vote of a majority in interest of the stockholders of Activision Blizzard, as of the record date, that are present in person or by proxy and entitled to vote at the special meeting, other than Vivendi and its controlled affiliates, is determined not to be required, the vote will not be sought and the special meeting will not be held.

        The Stock Purchase Transaction and the Private Sale are both required by the Stock Purchase Agreement to occur on the closing date.

Termination of the Stock Purchase Agreement (see page 86)

        The Stock Purchase Agreement may be terminated at any time prior to the consummation of the transactions contemplated thereby:

  •
  by mutual written consent of the Company, ASAC and Vivendi;

  •
  by any of the parties, if the closing has not occurred by October 15, 2013; and

  •
  by any of the parties, in the event of certain final and non-appealable legal restraints prohibiting the consummation of the Stock Purchase Transaction and the Private Sale.

        The Court of Chancery of the State of Delaware has issued a preliminary injunction order enjoining the consummation of the transactions contemplated by the Stock Purchase Agreement, pending either further action by the Delaware courts or the receipt of a favorable Activision Blizzard stockholder vote on the transactions contemplated by the Stock Purchase Agreement. We disagree with the Court of Chancery's ruling, and are appealing the ruling to the Delaware Supreme Court, which has agreed to hear the appeal on an expedited basis, with a hearing scheduled for October 10, 2013. This preliminary proxy statement is being filed at this time to begin the process that would be required to consummate the transactions contemplated by the Stock Purchase Agreement in the event that we are unsuccessful in our appeal and the parties to the Stock Purchase Agreement renegotiate the Stock Purchase Agreement. A requirement to obtain an Activision Blizzard stockholder vote would render it impossible to complete the transactions contemplated by the Stock Purchase Agreement prior to the October 15, 2013 termination date currently provided for in the Stock Purchase Agreement. Unless the ruling of the Court of Chancery is reversed, the transaction cannot and will not proceed without the agreement of each of the parties. There is no assurance that the parties will be able to renegotiate the transaction in order to reach such agreement.

        As a result, if the preliminary injunction issued by the Court of Chancery is not reversed by the Delaware Supreme Court, and because a stockholder vote could not occur prior to October 15, 2013, following October 15, 2013, unless that date is extended, any party to the Stock Purchase Agreement could freely terminate the agreement without cause and without penalty, including without payment of a termination fee. As of the time of filing of this preliminary proxy statement, the parties have not reached an agreement to extend the October 15, 2013 termination date, and it is uncertain whether any such agreement will be reached, or if so what the agreed-upon replacement date may be. This may have the effect of permitting any party to the Stock Purchase Agreement to terminate the agreement and result in the failure to consummate the Stock Purchase Transaction and the Private Sale. There is and can be no assurance that the parties to the Stock Purchase Agreement will agree to amend the agreement to extend its term or contemplate a stockholder vote, or that the other terms of the agreement would remain intact, or what any adjustments to such terms might be, in the case of any such amendment. In addition, the proceeds of approximately $2.25 billion of unsecured notes issued by Activision Blizzard to fund a portion of the cash to be paid in connection with the Stock Purchase Transaction have been funded into an escrow account, which proceeds must be used to redeem the notes at 100% of their issue price, plus accrued and unpaid interest to, but excluding, the redemption date, upon the earlier of (i) the termination of the Stock Purchase Agreement and (ii) December 18, 2013 if the transactions contemplated by the Stock Purchase Agreement have not closed by such date.

Risk Factors (see page 19)

        The transactions contemplated by the Stock Purchase Agreement involve certain risks. Prior to making any decision, stockholders should consider certain risk factors, including risks related to the transactions contemplated by the Stock Purchase Agreement and risks related to the Company's business.

QUESTIONS AND ANSWERS

        The following questions and answers are intended to address briefly some commonly asked questions regarding the special meeting, the Stock Purchase Agreement and the transactions contemplated thereby. These questions and answers may not address all questions that may be important to you as an Activision Blizzard stockholder. Please refer to the "Summary Term Sheet" and the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to in this proxy statement, all of which you should read carefully.

Q:    Why am I receiving these materials?

A:
Our board of directors is furnishing this proxy statement and form of proxy card to Activision Blizzard stockholders in connection with the solicitation of proxies to be voted at the special meeting of stockholders or at any adjournments or postponements of the special meeting.

Q:    When and where is the Special Meeting?

A:
The special meeting will take place on [    •    ], 2013 at [    •    ], at 9.00 a.m., Pacific Time.

Q:    Who is entitled to vote at the Special Meeting?

A:
Only stockholders of record as of the close of business on [    •    ] , 2013 are entitled to notice of the special meeting and to vote at the special meeting or at any adjournments or postponements thereof. Each Activision Blizzard stockholder is entitled to cast one vote on each matter properly brought before the special meeting for each Activision Blizzard share that such holder owned as of the record date.

  Vivendi, which beneficially owns 683,643,890 shares of Activision Blizzard common stock as of September 20, 2013, representing approximately 60.8% of the issued and outstanding shares of Activision Blizzard common stock as of such date, has informed us that it intends to be present at the special meeting and vote in favor of the proposal to approve the Stock Purchase Agreement and the transactions contemplated thereby and in favor of the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies to vote in favor of the proposal to approve the Stock Purchase Agreement and the transactions contemplated thereby. This vote by Vivendi would be sufficient to satisfy the requirement for approval by a majority in interest of the stockholders of Activision Blizzard, as of the record date, that are present in person or by proxy and entitled to vote at the special meeting, but will not have any effect in respect of the vote of the stockholders of the Company other than Vivendi and its controlled affiliates.

Q:    May I attend the special meeting and vote in person?

A:
Yes. All stockholders as of the record date may attend the special meeting and vote in person. Seating will be limited. Stockholders will need to present proof of ownership of Activision Blizzard common stock, such as a bank or brokerage account statement, and a form of personal identification to be admitted to the special meeting. No cameras, recording equipment, electronic devices, large bags, briefcases or packages will be permitted in the special meeting. Even if you plan to attend the special meeting in person, we encourage you to complete, sign, date and return the enclosed proxy or grant your proxy electronically over the Internet or via telephone to ensure that your shares will be represented at the special meeting. If you attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person. If your shares are held in the name of your broker, bank or other nominee, you must obtain a legal proxy, executed in your favor, from the holder of record to be able to vote at the special meeting.

Q:    What am I being asked to vote on at the Special Meeting?

A:
You are being asked to vote in favor of:

•
a proposal to approve the Stock Purchase Agreement and the transactions contemplated thereby, including the Company's acquisition of all outstanding shares of the capital stock of New VH, which will hold 428,676,471 shares of Activision Blizzard common stock and certain favorable tax attributes; and

•
a proposal to approve the adjournment of the special meeting to a later date or dates, if necessary or appropriate, for the purpose of soliciting additional proxies to vote in favor of the proposal to approve the Stock Purchase Agreement and the transactions contemplated thereby.

Q:    What is the proposed transaction and what effects will it have on Activision Blizzard?

A:
The proposed Stock Purchase Transaction is the acquisition by Activision Blizzard of all of the outstanding capital stock of New VH, a wholly owned newly formed subsidiary of Vivendi, Activision Blizzard's majority stockholder. At the time of the acquisition, New VH, which is contractually prohibited from conducting any operations, will be the direct owner of 428,676,471 shares of Activision Blizzard common stock. Activision Blizzard will pay $5,830,000,005.60, or $13.60 per share for the shares of Activision Blizzard common stock to be acquired through the acquisition of New VH. In addition, New VH has certain tax attributes that are expected to benefit the Company in the future. Immediately following the consummation of the proposed Stock Purchase Transaction, ASAC, upon the terms and subject to the conditions of the Stock Purchase Agreement, will purchase from Vivendi 171,968,042 shares of Activision Blizzard common stock for an aggregate cash payment of $2,338,765,371.20, or $13.60 per share for the shares of Activision Blizzard common stock to be acquired by ASAC, provided that the number of shares to be acquired by ASAC may be reduced under certain circumstances as provided in the Stock Purchase Agreement. After giving effect to these transactions, based on the Activision Blizzard common stock issued and outstanding as of September 20, 2013, (i) Vivendi is expected to hold approximately 83 million shares of Activision Blizzard common stock or approximately 11.9% of the outstanding shares of Activision Blizzard common stock, and (ii) ASAC is expected to hold 171,968,042 shares or approximately 24.7% of the outstanding shares of Activision Blizzard common stock, provided that the number of shares to be acquired by ASAC may be reduced under certain circumstances as provided in the Stock Purchase Agreement. The shares of Activision Blizzard common stock purchased by the Company will be treated as treasury shares for accounting and legal purposes, leaving the majority of the remaining approximately 695 million shares of outstanding Activision Blizzard common stock in the hands of public stockholders.

  Activision Blizzard's new capital structure upon the consummation of the transactions, which will include $1.4 billion of net debt, where net debt is calculated by subtracting the debt and fees to be incurred from cash and short-term investments at June 30, 2013, and a lower total share count, is expected to be accretive to earnings per share. The Company will no longer qualify as a "controlled company" under the NASDAQ Stock Market rules and will be required to meet the independence standards for independent public companies within one year of the closing of the transactions. In addition, the Company expects to assume certain tax attributes of New VH. Other than as a stockholder of the Company, ASAC will not share in any of the benefits resulting from the Company's assumption of the tax attributes of New VH.

  In addition, the Stock Purchase Agreement provides that, prior to or concurrently with the closing of the Stock Purchase Transaction and the Private Sale, pursuant to the Stock Purchase Agreement, Vivendi will cause each of its six current designees to our board of directors (i.e., Philippe G. H. Capron, Jean-Yves Charlier, Frédéric R. Crépin, Jean-François Dubos, Lucian Grainge and Régis Turrini) to resign his position as a director on our board of directors and all committees of our board of directors, effective as of the closing of the Stock Purchase Transaction and Private Sale, which will result in our board of directors consisting of a majority of independent directors.

  Furthermore, Vivendi will agree to a customary standstill not to, among other things, acquire additional shares of Activision Blizzard common stock or seek representation on our board of directors other than at the request of our independent directors. Similarly, upon the consummation of the simultaneous Private Sale, ASAC will agree to a customary standstill agreement not to, among other things, acquire additional shares of Activision Blizzard common stock, run a proxy contest or call a stockholders meeting, in each case until six months after its ownership in the Company falls below 5%. ASAC will not have any contractual right to designate directors to our board of directors. The transactions contemplated by the Stock Purchase Agreement will not (or will be deemed not to) trigger any potential "change in control" payments, as Messrs. Kotick and Kelly have waived any relevant "change in control" or similar provisions under their respective employment arrangements and certain other benefit plans and arrangements in connection with these transactions.

Q:    What do I need to do now?

A:
We encourage you to read carefully this proxy statement, the annexes to this proxy statement and the documents to which we refer in this proxy statement, and then complete, sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying reply envelope or grant your proxy electronically over the Internet or by telephone, so that your shares can be voted at the special meeting. If you hold your shares in "street name," please refer to the voting instruction forms provided by your bank, broker or other nominee to vote your shares.

Q:    What was the role of the special committee?

A:
Because certain of our directors have actual or potential conflicts of interest in evaluating the transactions contemplated by the Stock Purchase Agreement, our board of directors appointed the special committee, which consisted entirely of independent directors, to, among other things, review and evaluate the Company's participation in the transactions contemplated by the Stock Purchase Agreement and negotiate the terms thereof.

Q:    What was the recommendation of the special committee?

A:
The special committee, after considering the various factors described under "The Transactions—Recommendation of the Special Committee and Our Board of Directors and Reasons for the Transactions," unanimously determined the transactions contemplated by the Stock Purchase Agreement to be advisable and in the best interests of the Company and unanimously recommended that our board of directors approve the Company's execution, delivery and performance of the transaction documents and the consummation of the transactions contemplated thereby.

Q:    What was the recommendation of the board of directors of Activision Blizzard?

A:
Our board of directors, after considering and based upon the recommendation of the special committee, unanimously determined that it is in the best interests of the Company, and declared it advisable, to enter into the Stock Purchase Agreement and consummate the transactions contemplated thereby.

  Our board of directors recommends that you vote "FOR" the proposal to approve the Stock Purchase Agreement and the transactions contemplated thereby and "FOR" the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies to vote in favor of the proposal to approve the Stock Purchase Agreement and the transactions contemplated thereby.

Q:    What happens if the transactions contemplated by the Stock Purchase Agreement are not completed?

A:
If the transactions contemplated by the Stock Purchase Agreement are not completed for any reason, whether because they are not approved by our stockholders or otherwise, the Company will continue to be controlled by Vivendi, the debt issued by the Company in connection with the transactions contemplated by the Stock Purchase Agreement will be required to be redeemed, the Company's capital structure will remain as it stands today and the Company and its stockholders will not realize the potential benefits of the transactions.

Q:    Am I entitled to appraisal or dissenters' rights in connection with the Stock Purchase Agreement and the transactions contemplated thereby?

A:
No appraisal or dissenters' rights are available to our stockholders under Delaware law or under our Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws in connection with the Stock Purchase Agreement and the transactions contemplated thereby.

Q:    What is a proxy?

Q:
A proxy is your legal designation of another person, referred to as a "proxy," to vote your shares of Activision Blizzard common stock. The written document describing the matters to be considered and voted on at the special meeting is called a "proxy statement." The document used to designate a proxy to vote your shares of Activision Blizzard common stock is called a "proxy card." Our board of directors has designated [    •    ], [    •    ] and [    •    ], and each of them, with full power of substitution, as proxies for the special meeting.

Q:    What vote is required to approve the Stock Purchase Agreement and the transactions contemplated thereby?

A:
The transactions contemplated by the Stock Purchase Agreement have been enjoined by a preliminary injunction order of the Court of Chancery of the State of Delaware. Although we disagree with the Court's ruling and are appealing the decision, absent further action by the Delaware courts, the preliminary injunction prevents completion of the contemplated transactions unless the Stock Purchase Agreement and the transactions contemplated thereby are approved by both a majority in interest of (a) the stockholders of Activision Blizzard, as of the record date, that are present in person or by proxy and entitled to vote at the special meeting and (b) the stockholders of Activision Blizzard, as of the record date, that are present in person or by proxy and entitled to vote at the special meeting, other than Vivendi and its controlled affiliates.

  As of [    •    ], 2013, the record date for determining who is entitled to vote at the special meeting, there were approximately [    •    ] shares of Activision Blizzard common stock issued and outstanding, of which [    •    ] shares, or approximately [    •    ]% of the issued and outstanding shares of Activision Blizzard common stock, were held by stockholders other than Vivendi and its controlled affiliates. Each Activision Blizzard stockholder is entitled to one vote per share of stock owned by such holder as of the record date.

  The failure of any stockholder of record to submit a signed proxy card, grant a proxy electronically over the Internet or by telephone or to vote in person by ballot at the special meeting will not have any effect on the proposal to approve the Stock Purchase Agreement and the transactions contemplated thereby. If you hold your shares in "street name," the failure to instruct your bank, broker or other nominee how to vote your shares will not have any effect on the proposal to approve the Stock Purchase Agreement and the transactions contemplated thereby. However, abstentions will have the same effect as a vote "AGAINST" the proposal to approve the Stock Purchase Agreement and the transactions contemplated thereby.

Q:    What vote is required to approve any proposal to adjourn the special meeting to a later date, if necessary or appropriate, for the purpose of soliciting additional proxies to vote in favor of the proposal to approve the Stock Purchase Agreement and the transactions contemplated thereby?

A:
Approval of the proposal to adjourn the special meeting, if a quorum is present, requires the affirmative vote of a majority in interest of the stockholders of the Company, as of the record date, present in person or by proxy and entitled to vote at the special meeting. In the absence of a quorum, the person presiding at the special meeting has the power to adjourn the special meeting from time to time until a quorum is present.

  The failure of any stockholder of record to submit a signed proxy card, grant a proxy electronically over the Internet or by telephone or to vote in person by ballot at the special meeting will not have any effect on the adjournment proposal. If you hold your shares in "street name," the failure to instruct your bank, broker or other nominee how to vote your shares will not have any effect on the proposal to adjourn the special meeting. However, abstentions will have the same effect as a vote "AGAINST" the adjournment proposal.

Q:    What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:
If your shares are registered directly in your name with our transfer agent, Continental Stock Transfer & Trust Company, you are considered, with respect to those shares, to be the "stockholder of record." In this case, this proxy statement and your proxy card have been sent directly to you by the Company.

  If your shares are held through a bank, broker or other nominee, you are considered the "beneficial owner" of the shares of Activision Blizzard common stock held in "street name." In that case, this proxy statement has been forwarded to you by your bank, broker or other nominee, who is considered, with respect to those shares, to be the stockholder of record. As the beneficial owner, you have the right to direct your bank, broker or other nominee how to vote your shares by following their instructions for voting. You also are invited to attend the special meeting in person. However, because you are not the stockholder of record, you may not vote your shares in person at the special meeting unless you request and obtain a valid proxy from your bank, broker or other nominee.

Q:    How do I submit my proxy?

A:
Stockholders of record may submit their proxies in three ways:

  Vote by Internet.    Record holders can vote online prior to 4:00 p.m., Pacific Time, on [    •    ] , 2013. Go to www.cstproxyvote.com, which is available 24 hours a day until the deadline. You will need your "company ID," "proxy number" and "account number," all of which will appear on the proxy card you receive.

  Vote by Telephone.    Record holders can vote by phone prior to 4:00 p.m., Pacific Time, on [    •    ] , 2013. Call [(866) 894-0537], which is available 24 hours a day until the deadline. You will need your "company ID," "proxy number" and "account number," all of which appear on the proxy card you receive.

  Vote by Mail.    Record holders can vote by mail if they received a printed copy of the proxy card. Complete and return that proxy card in the reply envelope provided (which does not require postage if mailed in the U.S.). If you are a stockholder of record and you choose to vote by mail, your vote will be counted so long as it is received prior to the closing of the polls at the special meeting, but we urge you to complete, sign, date and return the proxy card as soon as possible.

Q:    If my broker holds my shares in "street name," will my broker vote my shares for me?

A:
If you do not give instructions to the broker, bank or other nominee, the broker, bank or other nominee is generally allowed to vote your shares with respect to "discretionary" items, but is not permitted to vote your shares with respect to "non-discretionary" items, resulting in a "broker non-vote" with respect to those items (and, as such, those shares will not count as present or represented at the special meeting for those items). The approval of the Stock Purchase Agreement and the transactions contemplated thereby (proposal 1) and the adjournment of the special meeting (proposal 2) are non-discretionary items.

  Broker non-votes, if any, will not be counted as voting power present for purposes of voting on either of the proposals at the special meeting. Broker non-votes will therefore have no effect on either of the proposals at the special meeting.

Q:    May I change my vote after I have mailed my signed proxy card?

A:
Any stockholder of record may revoke or change that stockholder's proxy at any time before the proxy is voted at the special meeting by (1) sending a written notice of revocation of the proxy to our Corporate Secretary at Activision Blizzard, Inc., 3100 Ocean Park Blvd., Santa Monica, California 90405, (2) properly delivering a subsequently dated proxy, or (3) voting in person at the special meeting. Please note that to be effective, your new proxy card, Internet or telephonic voting instructions or written notice of revocation must be received by the Corporate Secretary prior to the special meeting and, in the case of Internet or telephonic voting instructions, must be received before 4:00 p.m., Pacific Time, on [    •    ], 2013.

Q:    If a stockholder gives a proxy, how are the shares voted?

A:
Regardless of the method you choose to vote, the individuals named on the enclosed proxy card, or your proxies, will vote your shares in the way that you indicate. When completing the Internet or telephone process or the proxy card, you may specify whether your shares should be voted for or against or to abstain from voting on all, some or none of the specific items of business to come before the special meeting.

  If you properly sign your proxy card, but do not mark the boxes showing how your shares should be voted on a matter, the shares represented by your properly signed proxy will be voted "FOR" the proposal to approve the Stock Purchase Agreement and the transactions contemplated thereby and "FOR" the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies to vote in favor of the proposal to approve the Stock Purchase Agreement and the transactions contemplated thereby.

Q:    What should I do if I receive more than one set of voting materials?

A:
You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a stockholder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, date, sign and return (or submit your proxy via the Internet or telephone with respect to) each proxy card and voting instruction card that you receive.

Q:    Who will count the votes?

A:
The votes will be counted by an independent inspector of election appointed for the special meeting.

Q:    Where can I find the voting results of the special meeting?

A:
The Company intends to announce preliminary voting results at the special meeting and publish final results in a Current Report on Form 8-K that will be filed with the Securities and Exchange Commission ("SEC") following the special meeting. All reports Activision Blizzard files with the SEC are publicly available when filed. See "Where Stockholders Can Find More Information" beginning on page 93 of this proxy statement.

Q:    When do you expect the transactions contemplated by the Stock Purchase Agreement to be completed?

A:
We are working toward completing the transactions contemplated by the Stock Purchase Agreement as quickly as possible and currently expect to consummate them promptly upon obtaining the requested affirmative vote of our stockholders at the special meeting. The Stock Purchase Agreement may be terminated by any party if the transactions contemplated thereby have not been completed by October 15, 2013.

  The Court of Chancery of the State of Delaware has issued a preliminary injunction order enjoining the consummation of the transactions contemplated by the Stock Purchase Agreement, pending either further action by the Delaware courts or the receipt of a favorable Activision Blizzard stockholder vote on the transactions contemplated by the Stock Purchase Agreement. We disagree with the Court of Chancery's ruling, and are appealing the ruling to the Delaware Supreme Court, which has agreed to hear the appeal on an expedited basis, with a hearing scheduled for October 10, 2013. This preliminary proxy statement is being filed at this time to begin the process that would be required to consummate the transactions contemplated by the Stock Purchase Agreement in the event that we are unsuccessful in our appeal and the parties to the Stock Purchase Agreement renegotiate the Stock Purchase Agreement. A requirement to obtain an Activision Blizzard stockholder vote would render it impossible to complete the transactions contemplated by the Stock Purchase Agreement prior to the October 15, 2013 termination date currently provided for in the Stock Purchase Agreement. Unless the ruling of the Court of Chancery is reversed, the transaction cannot and will not proceed without the agreement of each of the parties. There is no assurance that the parties will be able to renegotiate the transaction in order to reach such agreement.

  As a result, if the preliminary injunction issued by the Court of Chancery is not reversed by the Delaware Supreme Court, and because a stockholder vote could not occur prior to October 15, 2013, following October 15, 2013, unless that date is extended, any party to the Stock Purchase Agreement could freely terminate the agreement without cause and without penalty, including without payment of a termination fee. As of the time of filing of this preliminary proxy statement, the parties have not reached an agreement to extend the October 15, 2013 termination date, and it is uncertain whether any such agreement will be reached, or if so what the agreed-upon replacement date may be. This may have the effect of permitting any party to the Stock Purchase Agreement to terminate the agreement and result in the failure to consummate the Stock Purchase Transaction and the Private Sale. There is and can be no assurance that the parties to the Stock Purchase Agreement will agree to amend the agreement to extend its term or contemplate a stockholder vote, or that the other terms of the agreement would remain intact, or what any adjustments to such terms might be, in the case of any such amendment. In addition, the proceeds of approximately $2.25 billion of unsecured notes issued by Activision Blizzard to fund a portion of the cash to be paid in connection with the Stock Purchase Transaction have been funded into an escrow account, which proceeds must be used to redeem the notes at 100% of their issue price, plus accrued and unpaid interest to, but excluding, the redemption date, upon the earlier of (i) the termination of the Stock Purchase Agreement and (ii) December 18, 2013 if the transactions contemplated by the Stock Purchase Agreement have not closed by such date.

Q:    Who can help answer my questions?

A:
If you have any questions concerning the Stock Purchase Agreement and the transactions contemplated thereby, the special meeting or this proxy statement, or if you would like additional copies of this proxy statement or need help voting your shares of Activision Blizzard common stock, please contact our proxy solicitor:

[    •    ]

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING INFORMATION

        This proxy statement, and the documents to which we refer you in this proxy statement, as well as information included in oral statements or other written statements made or to be made by us or on our behalf, contain "forward-looking statements" that do not directly or exclusively relate to historical facts. You can typically identify forward-looking statements by the use of forward-looking words, such as "may," "should," "could," "project," "believe," "anticipate," "expect," "estimate," "continue," "potential," "plan," "forecast" and other words of similar import. Stockholders are cautioned that any such forward-looking statements are not guarantees of future performance and may involve significant risks and uncertainties, and that actual results may vary materially from those in the forward-looking statements. These risks and uncertainties include, but are not limited to, the risks detailed in our filings with the SEC, including in our most recent filings on Forms 10-Q and 10-K, factors and matters described or incorporated by reference in this proxy statement, and the following factors:

  •
  the inability to complete the transactions contemplated by the Stock Purchase Agreement due to failure to satisfy the conditions to the completion of the Stock Purchase Transaction or Private Sale or due to the failure to obtain the requested affirmative vote of our stockholders at the special meeting;

  •
  the risk that the Stock Purchase Agreement may be terminated, including if we are unable to consummate the transactions contemplated by the Stock Purchase Agreement prior to October 15, 2013, after which the Stock Purchase Agreement may be terminated by any of the parties;

  •
  the outcome of any litigation that has been and any other litigation that may be instituted against us and others related to the Stock Purchase Agreement and the transactions contemplated thereby;

  •
  the failure by Activision Blizzard to obtain the necessary debt financing set forth in the financing commitments entered into in connection with the Stock Purchase Agreement, or alternative financing, or the failure of any such financing to be sufficient to complete the Stock Purchase Transaction and the other transactions contemplated by the Stock Purchase Agreement;

  •
  the failure by ASAC to obtain the necessary debt and equity financing set forth in the financing commitments entered into in connection with the Stock Purchase Agreement, or alternative financing, or the failure of any such financing to be sufficient to complete the Private Sale and the other transactions contemplated by the Stock Purchase Agreement;

  •
  the effect of the announcement or pendency of the Stock Purchase Agreement on our business relationships, operating results and business generally;

  •
  the amount of the costs, fees, expenses and charges related to the Stock Purchase Agreement and the transactions contemplated thereby and the litigation related to such transactions; and

  •
  the diversion of management's or employees' attention from ongoing business operations.

        Consequently, all of the forward-looking statements we make in this proxy statement are qualified by the information contained or incorporated by reference herein, including, but not limited to (a) the information contained under this heading and (b) the information contained under the headings "Risk Factors" and information in our consolidated financial statements and notes thereto included in our most recent filings on Forms 10-K and 10-Q (see "Where You Can Find More Information" beginning on page 93). No assurance can be given that these are all of the factors that could cause actual results to vary materially from the forward-looking statements.

        Except as required by applicable law, we undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise. Activision Blizzard stockholders are advised, however, to consult any future disclosures we make on related subjects as may be detailed in our other filings made from time to time with the SEC.

 RISK FACTORS

        In addition to the other information included in this proxy statement and found in the Annexes attached hereto, including the matters addressed under the heading "Cautionary Statement Concerning Forward-Looking Information," you should carefully consider the following risk factors before deciding whether to vote in favor of the proposal to approve the Stock Purchase Agreement and the transactions contemplated thereby. Additional risks and uncertainties not presently known to us or that are not currently believed to be material, if they occur, also may adversely affect the transactions contemplated by the Stock Purchase Agreement.

Risks Related to the Transactions Contemplated by the Stock Purchase Agreement

         There are a number of risks and uncertainties associated with the Stock Purchase Agreement and the completion of the transactions contemplated thereby. For example:

  •
  the transactions may not be consummated (including as a result of a legal injunction or as a result of the failure to be consummated prior to the October 15, 2013 date on which the Stock Purchase Agreement may be terminated) or may not be consummated as currently anticipated;

  •
  there can be no assurance that approval of our stockholders will be obtained;

  •
  there can be no assurance that conditions to the closing of the Stock Purchase Agreement will be satisfied or waived or that other events will not intervene to delay the consummation of the transactions contemplated by the Stock Purchase Agreement or result in the termination of the Stock Purchase Agreement;

  •
  if the transactions are not completed, the market price of shares of Activision Blizzard common stock may change to the extent that the current market price reflects an assumption that the transactions will be consummated;

  •
  successful completion of the transactions contemplated by the Stock Purchase Agreement depends on a number of factors that are not entirely within our control, including our ability, and the ability of ASAC, to obtain the necessary debt and equity financing on satisfactory terms and within the timeframe that would permit the transaction to proceed;

  •
  we may incur significant costs arising from efforts to engage in the transactions contemplated by the Stock Purchase Agreement, and these expenditures may adversely affect the expected benefits of the proposed transactions;

  •
  the transactions contemplated by the Stock Purchase Agreement may disrupt our current plans and operations, divert our management's attention from our core business, all of which could have an adverse effect on our operating results and business; and

  •
  even if the transactions contemplated by the Stock Purchase Agreement are consummated, achieving the anticipated benefits of the transactions is subject to a number of uncertainties. Failure to achieve anticipated benefits could result in increased costs and diversion of management's time and energy and could materially adversely affect our business, financial condition and results of operations and impact our share price.

         Some of our executive officers and directors have interests in the transactions contemplated by the Stock Purchase Agreement that may be different from, or in addition to, the interests of our stockholders generally.

        As described under "Interests of the Company's Directors and Executive Officers in the Transactions," our CEO, Co-Chairman of the board of directors and the six members of our board of directors selected by Vivendi have interests in the transactions contemplated by the Stock Purchase Agreement that may be different from, or in addition to, the interests of our stockholders generally. These interests may present them with actual or potential conflicts of interest. Our board of directors formed a special committee early in the process in order to avoid such potential conflicts of interest, and in their deliberations, the special committee and our board of directors were aware of these interests and considered them, among other factors, when determining whether to approve the transactions contemplated by the Stock Purchase Agreement.

         We are subject to litigation initiated in connection with the Stock Purchase Agreement and the transactions contemplated thereby, which could be time consuming and divert our resources and the attention of our management.

        As described under "Legal Proceedings Regarding the Stock Purchase Transaction," the Company and the individual members of our board of directors have been named as defendants in certain lawsuits relating to the Stock Purchase Agreement and the transactions related thereto. On September 18, 2013, the Delaware Court of Chancery issued a preliminary injunction order, enjoining the consummation of the transactions contemplated by the Stock Purchase Agreement pending (a) the issuance of a final decision after a trial on the merits; (b) receipt of a favorable Activision Blizzard stockholder vote on the transactions contemplated by the Stock Purchase Agreement under Section 9.1(b) of the Amended and Restated Certificate of Incorporation of Activision Blizzard or (c) modification of such preliminary injunction order by the Court of Chancery or the Delaware Supreme Court. Although the Company believes that these suits are without merit, the defense of these suits may be expensive and may divert management's attention and resources, which could adversely affect our business. Although not a condition to the consummation of the transactions contemplated by the Stock Purchase Agreement, in light of the preliminary injunction order issued by the Delaware Court of Chancery described above, the Company is seeking stockholder approval of the Stock Purchase Agreement and the transactions contemplated thereby.

Risks Related to the Financing of the Transactions Contemplated by the Stock Purchase Agreement

         We expect to incur substantial leverage in connection with the Stock Purchase Agreement and the transactions contemplated thereby, and are currently subject to the restrictions set forth in the indenture governing our recently issued unsecured notes, which could adversely affect our cash flow or our ability to operate our business.

        If we complete the transactions contemplated by the Stock Purchase Agreement, we will incur significant debt, including secured indebtedness. As a result of the anticipated financings for such transactions, our total debt is expected to amount to approximately $4.75 billion at the closing of such transactions, of which $2.25 billion of unsecured notes were issued into an escrow account on September 19, 2013 and are subject to a special mandatory redemption feature as described below. A high degree of leverage could have important consequences, including: increasing our vulnerability to general adverse economic and industry conditions; limiting our flexibility in planning for, or reacting to, changes in our business and our industry; requiring the dedication of a substantial portion of any cash flow from operations to the payment of principal of, and interest on, our indebtedness, thereby reducing the availability of such cash flow to fund our operations, growth strategy, working capital, capital expenditures, future business opportunities and other general corporate purposes; exposing us to the risk of increased interest rates to the extent any borrowings under the Senior Credit Facilities (as defined below) are at variable rates of interest; restricting us from making strategic acquisitions or causing us to make non-strategic divestitures; limiting our ability to obtain additional financing for working capital, capital expenditures, research and development, debt service requirements, acquisitions and general corporate or other purposes; limiting our ability to adjust to changing market conditions; and placing us at a competitive disadvantage relative to our competitors who are less highly leveraged. Further, we are currently subject to the various covenants contained in the indenture governing the unsecured notes, which impose restrictions on us that may affect our ability to operate our business.

        In addition, the indenture limits or prohibits our ability to, among other things:

  •
  incur additional debt, guarantee debt or issue certain preferred shares;

  •
  pay dividends or make other distributions on, or repurchase or redeem, our equity interests or make other restricted payments;

  •
  make certain investments;

  •
  create or incur liens;

  •
  enter into certain types of transactions with our affiliates; and

  •
  consolidate, merge, sell or otherwise dispose of all or substantially all of our assets.

These restrictions on our ability to operate our business could seriously harm our business by, among other things, limiting our ability to take advantage of financing, mergers and acquisitions and other corporate opportunities.

        Further, various risks, uncertainties and events beyond our control could affect our ability to comply with these covenants. Failure to comply with any of the covenants in our existing or future financing agreements could result in a default under those agreements and under other agreements containing cross-default provisions. Such a default would permit lenders and/or holders of notes, as applicable, to accelerate the maturity of the debt under these agreements and to foreclose upon any collateral securing the debt. Under these circumstances, we might not have sufficient funds or other resources to satisfy all of our obligations, including our obligations under the indenture. In addition, the limitations imposed by financing agreements on our ability to incur additional debt and to take other actions might significantly impair our ability to obtain other financing. We cannot assure you that we will be granted waivers or amendments to these agreements if for any reason we are unable to comply with these agreements or that we will be able to refinance our debt on terms acceptable to us, or at all.

        The realization of any of the foregoing risks may materially adversely affect our business, cash flows, financial condition, results of operations or the market price of shares of Activision Blizzard common stock. We have not previously incurred significant indebtedness, and the effects of such incurrence on our business and operations is not fully known.

        If (1) the Stock Purchase Transaction is not completed on or before December 18, 2013 (the "Redemption Deadline"), or (2) prior to the Redemption Deadline, the Stock Purchase Agreement is terminated or not otherwise consummated, then we will be required to redeem the notes at 100% of the issue price of the notes, plus accrued and unpaid interest to, but excluding, the redemption date.

 THE SPECIAL MEETING

        We are furnishing this proxy statement to you as part of the solicitation of proxies by our board of directors for use at the special meeting.

Date, Time and Place

        The special meeting will be held at [    •    ], at 9:00 a.m., Pacific Time, on [    •    ], 2013.

Purpose of the Special Meeting

        You will be asked at the special meeting to approve the Stock Purchase Agreement and the transactions contemplated thereby. You also will be asked to vote on a proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies to vote in favor of the proposal to approve the Stock Purchase Agreement and the transactions contemplated thereby. The special committee of our board of directors, consisting entirely of independent directors, unanimously determined the transactions contemplated by the Stock Purchase Agreement to be advisable and in the best interests of the Company and unanimously recommended that our board of directors approve the Company's execution, delivery and performance of the transaction documents and the consummation of the transactions contemplated thereby. After consideration of, and based upon, the special committee's recommendation, our board of directors unanimously determined that it is in the best interests of the Company, and declared it advisable, to enter into the Stock Purchase Agreement and consummate the transactions contemplated thereby.

Record Date; Stock Entitled to Vote; Quorum

        Only holders of record of shares of Activision Blizzard common stock at the close of business on [    •    ] , 2013 are entitled to notice of and to vote at the special meeting. Each share issued and outstanding on the record date is entitled to one vote at the special meeting on each proposal presented. On the record date, [    •    ] shares of Activision Blizzard common stock were issued and outstanding and [    •    ] shares of Activision Blizzard common stock, or approximately [    •    ]% of outstanding Activision Blizzard common stock, were issued and outstanding and held by holders of record other than Vivendi and its controlled affiliates.

        A quorum will be present at the special meeting if a majority of the outstanding shares of Activision Blizzard common stock entitled to vote at the special meeting are represented in person or by proxy. In the event that a quorum is present at the special meeting and there are not sufficient votes at the time of the special meeting to vote in favor of the proposal to approve the Stock Purchase Agreement and the transactions contemplated thereby, it is expected that the meeting would be adjourned to solicit additional proxies if the holders of a majority of the shares of Activision Blizzard common stock present, in person or by proxy, and entitled to vote at the special meeting approve an adjournment.

Vote Required

        The transactions contemplated by the Stock Purchase Agreement have been enjoined by a preliminary injunction order of the Court of Chancery of the State of Delaware. Although we disagree with the Court's ruling and are appealing the decision, absent further action by the Delaware courts, the preliminary injunction prevents completion of the contemplated transactions unless the Stock Purchase Agreement and the transactions contemplated thereby are approved by both a majority in interest of (a) the stockholders of Activision Blizzard, as of the record date, that are present in person or by proxy and entitled to vote at the special meeting and (b) the stockholders of Activision Blizzard, as of the record date, that are present in person or by proxy and entitled to vote at the special meeting, other than Vivendi and its controlled affiliates.

        The approval of the adjournment of the special meeting requires the presence of a quorum and the affirmative vote of a majority in interest of the stockholders of the Company that are present in person or by proxy and entitled to vote at the special meeting.

        Vivendi, which beneficially owns 683,643,890 shares of Activision Blizzard common stock as of September 20, 2013, representing approximately 60.8% of the issued and outstanding shares of Activision Blizzard common stock, has informed us that it intends to be present at the special meeting and vote in favor of each of the proposals. This vote by Vivendi would be sufficient to satisfy the requirement for approval by a majority in interest of the stockholders of Activision Blizzard, as of the record date, that are present in person or by proxy and entitled to vote at the special meeting, but will not have any effect in respect of the vote of the stockholders of the Company other than Vivendi and its controlled affiliates.

Voting of Proxies

        All shares represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the holders. Properly executed proxies that do not contain voting instructions will be voted "FOR" each of the proposals.

        To submit your proxy, please complete, sign, date and return the enclosed proxy card or, to appoint a proxy over the Internet or by telephone, follow the instructions provided below. If you attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person. If your shares are held in the name of your broker, bank or other nominee, you must obtain a legal proxy, executed in your favor, from the holder of record to be able to vote at the special meeting.

        Shares of Activision Blizzard common stock represented at the special meeting but not voted, including shares for which proxies have been received but for which stockholders have abstained, will be treated as present at the special meeting for purposes of determining the presence or absence of a quorum for the transaction of all business.

        Only shares affirmatively voted in favor of the proposals, including properly executed proxies that do not contain specific voting instructions, will be counted "FOR" the proposals. If you abstain from voting but your shares are represented at the special meeting, it will have the same effect as a vote "AGAINST" each of the proposals. If you do not execute a proxy card, and you do not vote in person at the special meeting, your vote will not be counted as voting power present at the special meeting and will have no effect on either of the proposals.

        Brokers who hold shares in street name for customers have the authority to vote on "routine" proposals when they have not received instructions from beneficial owners. However, brokers are precluded from exercising their voting discretion with respect to approval of non-routine matters, such as the approval of the Stock Purchase Agreement and the transactions contemplated thereby, and, as a result, absent specific instructions from the beneficial owner of such shares, brokers are not empowered to vote those shares, referred to generally as "broker non-votes." Broker non-votes, if any, will not be counted as voting power present for purposes of voting on either of the proposals. Broker non-votes will therefore have no effect on either of the proposals at the special meeting.

        No business may be transacted at the special meeting other than the proposal to approve the Stock Purchase Agreement and the transactions contemplated thereby and the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies to vote in favor of the proposal to approve the Stock Purchase Agreement and the transactions contemplated thereby.

Voting over the Internet or by Telephone

        You also may grant a proxy to vote your shares over the Internet or by telephone. The Internet and telephone voting procedures described below are designed to authenticate stockholders' identities, to allow stockholders to grant a proxy to vote their shares and to confirm that stockholders' instructions have been recorded properly. Stockholders granting a proxy to vote over the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies that must be borne by the stockholder.

For Shares of Activision Blizzard Common Stock Registered in Your Name

        Stockholders of record may go to http://www.cstproxyvote.com to grant a proxy to vote their shares over the Internet. Have your proxy card available when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. Any stockholder using a touch-tone telephone may also grant a proxy to vote shares by calling [(866)894-0537] and following the recorded instructions.

For Shares of Activision Blizzard Common Stock Registered in the Name of a Broker or Bank

        Most beneficial owners whose stock is held in street name receive instructions for authorizing votes by their banks, brokers or other agents, rather than from our proxy card.

        A number of brokers and banks are participating in a program that offers the means to authorize votes over the Internet and by telephone. If your shares are held in an account with a broker or bank participating in such a program, you may authorize a proxy to vote those shares over the Internet at the Internet URL specified on the instruction form received from your broker of bank, or by telephone by calling the telephone number shown on the instruction form received from your broker or bank.

General Information for All Shares Voted over the Internet or by Telephone

        Votes submitted over the Internet or by telephone must be received by 4:00 p.m., Pacific Time, on [    •    ] , 2013. Submitting your proxy over the Internet or by telephone will not affect your right to vote in person should you decide to attend the special meeting.

Revocability of Proxies

        The grant of a proxy on the enclosed proxy card or over the Internet or by telephone does not preclude a stockholder of record from voting in person at the special meeting. You may revoke your proxy at any time before the shares reflected on your proxy card are voted at the special meeting in any one of the following ways:

  •
  you may submit another properly completed proxy card with a later date;

  •
  you may grant a subsequent proxy by telephone or through the Internet;

  •
  you may send a timely written notice that you are revoking your proxy to the Corporate Secretary of Activision Blizzard, Inc. at 3100 Ocean Park Boulevard Santa Monica, California 90405; or

  •
  you may attend the special meeting and vote in person. Simply attending the special meeting will not, by itself, revoke your proxy.

        Your most current proxy card or telephone or Internet proxy is the one that is counted. Please note that to be effective, your new proxy card, Internet or telephonic voting instructions or written notice of revocation must be received by the Corporate Secretary prior to the special meeting and, in the case of Internet or telephonic voting instructions, must be received before 4:00 p.m., Pacific Time, on [    •    ], 2013.

        If you have instructed your broker to vote your shares, you must follow the directions received from your broker to change these instructions.

Solicitation of Proxies

        This proxy solicitation is being made and paid for by Activision Blizzard. In addition, we have retained [    •    ] , to assist in the solicitation. We will pay [    •    ] approximately [    •    ] for its assistance and reimburse them for their reasonable out-of-pocket expenses. Our directors, officers and employees also may solicit proxies by personal interview, mail, e-mail, telephone or facsimile. These persons will not be paid additional remuneration for their efforts. We also will request brokers and other custodians, nominees and fiduciaries to forward proxy solicitation material to the beneficial owners of shares of Activision Blizzard common stock that the brokers and other custodians, nominees and fiduciaries hold of record. We will reimburse them for their reasonable out-of-pocket expenses incurred in forwarding such material.

Delivery of this Proxy Statement to Multiple Stockholders with the Same Address

        The SEC has adopted rules that permit companies and intermediaries (e.g., brokers) to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as "householding," potentially means extra convenience for stockholders and cost savings for companies.

        A number of brokers with account holders who are Activision Blizzard's stockholders will be "householding" our proxy materials, so that a single proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Once you have received notice from your broker that they will be "householding" communications to your address, "householding" will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in "householding" and would prefer to receive a separate proxy statement, please notify your broker, or direct your request to our Investor Relations department at Activision Blizzard, Inc., 3100 Ocean Park Boulevard Santa Monica, California 90405 or (310) 255-2635. Upon written or oral request, we will promptly deliver a separate proxy to one or more stockholders at a shared address to which a single copy of the proxy statement was delivered. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request "householding" of their communications should contact their broker.

THE STOCK PURCHASE AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY

        The discussion of the Stock Purchase Agreement and the transactions contemplated thereby contained in this section summarizes the material terms of the Stock Purchase Agreement and the transactions contemplated thereby. Although we believe that the description covers the material terms of the transactions contemplated by the Stock Purchase Agreement, this summary may not contain all of the information that is important to you. For a more complete understanding of the Stock Purchase Agreement and the transactions contemplated thereby, we urge you to read carefully this proxy statement and the Stock Purchase Agreement, a copy of which is attached to this proxy statement as Annex A, and the other documents referred to herein (including the annexes).

Parties to the Transactions

  Activision Blizzard, Inc.

  3100 Ocean Park Boulevard
  Santa Monica, California 90405
  Telephone No.: (310) 255-2000

        Activision Blizzard, a Delaware corporation, is a leading global developer and publisher of interactive entertainment. We publish online, personal computer, video game console, handheld, mobile and tablet games. We derive the vast majority of our operating income from internally developed, wholly owned properties. We have leading franchises across several major categories of the growing video game industry, making us the largest Western independent interactive entertainment publisher.

  Vivendi, S.A.

  42 avenue de Friedland
  75380 Paris Cedex 08
  France
  Telephone No.:+33 1 7171 1000

        Vivendi, a société anonyme organized under the laws of France, is a multimedia group that creates and publishes content for which it develops broadcast networks and distribution platforms. Vivendi combines a number of companies that are leaders in content and media: the French leader in pay-TV (Canal+ Group), the world leader in music (Universal Music Group) and the world leader in independent video game publishing (Activision Blizzard). In telecommunications, Vivendi operates the French leader in alternative telecoms (SFR), the Moroccan leader in telecoms (Maroc Telecom) and the leading alternative broadband operator in Brazil (GVT). As of September 20, 2013, Vivendi beneficially owns 683,643,890 shares of Activision Blizzard common stock, representing approximately 60.8% of the issued and outstanding shares of Activision Blizzard common stock.

  ASAC II LP

  c/o Northern Trust Private Equity Administration
  Department 2008
  801 South Canal, Chicago, IL 60607
  Telephone No.: (732) 345-8300

        ASAC is an exempted limited partnership organized under the laws of the Cayman Islands. The General Partner of ASAC is ASAC II LLC, a Delaware limited liability company. Our CEO Robert A. Kotick and Co-Chairman of our board of directors Brian G. Kelly are the managers of the General Partner and each of them owns, through his affiliates, 50% of the membership interests of the General Partner. ASAC was formed for the limited purpose of acquiring, holding and disposing of shares of Activision Blizzard common stock to be purchased by it pursuant to the Stock Purchase Agreement.

The Transactions

        The Stock Purchase Agreement provides for the Stock Purchase Transaction, in which the Company will purchase all of the capital stock of New VH, a wholly owned newly formed subsidiary of Vivendi, which at the time of the purchase will be the direct owner of 428,676,471 shares of Activision Blizzard common stock and which is contractually prohibited from conducting any operations, in consideration of a cash payment to Vivendi of $5,830,000,005.60, or $13.60 per share for the shares of Activision Blizzard common stock to be acquired by the Company. In addition, New VH has certain tax attributes that are expected to benefit the Company in the future. Immediately following the consummation of the Stock Purchase Transaction, the Stock Purchase Agreement provides for the Private Sale to ASAC of 171,968,042 shares of Activision Blizzard common stock owned by Vivendi, for an aggregate cash payment of $2,338,765,371.20, or $13.60 per share for the shares of Activision Blizzard common stock to be acquired by ASAC, provided that the number of shares to be acquired by ASAC may be reduced under certain circumstances as provided in the Stock Purchase Agreement. The Stock Purchase Transaction and the Private Sale are both required by the Stock Purchase Agreement to occur on the closing date.

        Prior to or concurrently with the closing of the Stock Purchase Transaction and the Private Sale, pursuant to the Stock Purchase Agreement, Vivendi will cause each of its current designees to our board of directors (i.e., Philippe G. H. Capron, Jean-Yves Charlier, Frédéric R. Crépin, Jean-François Dubos, Lucian Grainge and Régis Turrini) to resign his position as a director on our board of directors and all committees of our board of directors, effective as of the closing of the Stock Purchase Transaction and Private Sale, which will result in our board of directors consisting of a majority of independent directors.

Effect of the Transactions

        After giving effect to the Stock Purchase Transaction and the Private Sale, our outstanding share count is expected to be reduced by 428,676,471 shares of Activision Blizzard common stock, and based on the approximately 1,124 million shares of Activision Blizzard common stock issued and outstanding as of September 20, 2013, (i) our outstanding share count would be approximately 695 million shares of Activision Blizzard common stock, approximately 63.4% of which would be held by the public, (ii) Vivendi would hold approximately 83 million shares of Activision Blizzard common stock (the "Remaining Shares") or approximately 11.9% of our outstanding shares of common stock, and (iii) ASAC would hold 171,968,042 shares of Activision Blizzard common stock or approximately 24.7% of our outstanding shares of common stock. The shares of Activision Blizzard common stock acquired by the Company in the Stock Purchase Transaction will be treated as treasury shares for accounting and legal purposes.

        The Company's new capital structure upon consummation of the transactions contemplated by the Stock Purchase Agreement, which will include $1.4 billion of net debt, where net debt is calculated by subtracting the debt and fees to be incurred from cash and short-term investments at June 30, 2013, and a lower total outstanding share count, is expected to be accretive to earnings per share for our stockholders. The Company no longer will qualify as a "controlled company" under the NASDAQ Stock Market rules and will be required to meet the independence standards for independent public companies following the consummation of the transactions contemplated by the Stock Purchase Agreement, subject to a phase-in period. In addition, the Company expects to assume certain favorable tax attributes of New VH upon consummation of the transactions contemplated by the Stock Purchase Agreement. Other than as a stockholder of the Company, ASAC will not share in any of the benefits resulting from the Company's assumption of the tax attributes of New VH.

        The transactions contemplated by the Stock Purchase Agreement will not (or will be deemed not to) trigger any potential "change in control" payments, as Messrs. Kotick and Kelly have waived any relevant "change in control" or similar provisions under their respective employment arrangements and certain other benefit plans and arrangements in connection with these transactions (see "—Interests of the Company's Directors and Executive Officers in the Transactions"). Upon the consummation of the Stock

Purchase Transaction, the six current directors designated by Vivendi on our board of directors will resign and Vivendi will agree to a customary standstill not to, among other things, acquire additional shares of Activision Blizzard common stock or seek representation on our board of directors other than at the request of our independent directors. Similarly, upon the consummation of the simultaneous Private Sale, ASAC will agree to a customary standstill not to, among other things, acquire additional shares of Activision Blizzard common stock, run a proxy contest or call a stockholders meeting, in each case until six months after its ownership in the Company falls below 5%. ASAC will not have any contractual right to designate directors to our board of directors.

Background of the Transactions

        In December 2007, Activision, Inc., a predecessor of Activision Blizzard, Vivendi and certain of their respective affiliates entered into a business combination agreement (the "Business Combination Agreement") pursuant to which the two companies combined their respective gaming businesses and Vivendi acquired approximately 358.3 million shares of the Company's common stock (which constituted 54.5% of the 657.8 million outstanding shares of the Company's common stock immediately following the closing of the transactions contemplated by the Business Combination Agreement) and the right to appoint a majority of the members of the Company's board of directors. As a result of these transactions, Activision Blizzard became a controlled subsidiary of Vivendi. In connection with Vivendi's investment in the Company, the Company and Vivendi entered into an Investor Agreement governing certain aspects of the relationship between the Company and Vivendi, and the Company's certificate of incorporation and bylaws were amended and restated to, among other things, give Vivendi certain rights with respect to the governance of the Company and to provide that certain actions by Vivendi would require the approval of the Company's unaffiliated stockholders and/or unaffiliated directors.

        As a result of a two-for-one stock split and, additional issuances of stock by the Company, net of open market repurchases by the Company, the Company currently has approximately 1,124 million outstanding shares of common stock. Vivendi purchased limited amounts of additional shares in 2008 through open market purchases and reduced its ownership in the Company in November 2011, through a sale in the market of 35 million shares of the Company's common stock. Vivendi currently owns approximately 683.6 million shares, representing approximately 60.8% of the Company's outstanding shares of common stock. Pursuant to the Company's Amended and Restated Certificate of Incorporation, Vivendi nominees constitute six of the 11 members of the Company's board of directors, and the Company's current board of directors includes Philippe G.H. Capron, Chief Financial Officer of Vivendi and the Chairman of the Company's board of directors, and five other employees of Vivendi or its subsidiaries.

        In April 2012, the Supervisory Board of Vivendi embarked on a strategic review of Vivendi's assets, including a review of its ownership in the Company. In June 2012, Vivendi's CEO informed Mr. Robert A. Kotick, the Company's President and Chief Executive Officer and a member of the Company's board of directors, that Vivendi would like Company management to explore alternatives with respect to Vivendi's investment in the Company, including a potential sale of its stake in the Company or a sale of the Company as a whole. During the summer of 2012, the Company engaged in a process to identify potential investors in, or potential acquirors of, the Company and the Company and Vivendi had preliminary discussions with a number of potential strategic and financial partners. However, these discussions did not proceed beyond a preliminary stage due to a lack of interest from third parties. During the summer and fall of 2012, there were numerous press reports regarding Vivendi's strategic review process, including speculation on Vivendi's plans with respect to the Company. In addition, in the summer of 2012, there were high level executive changes at Vivendi, which resulted in changes in the Company's board of directors as Vivendi designees changed. It was the view of the Company's management that Vivendi's strategic review, its decision to consider a sale of all or part of the Company, its financial condition and management changes were creating uncertainty for the Company and adversely affecting the Company's stock price, relationships with third parties, employee retention and recruitment, as well as distracting the Company's management from operating the business.

        In early December 2012, Mr. Capron informed Mr. Kotick that Vivendi planned at the next meeting of the Company's board of directors to recommend that the board of directors declare a potential one-time extraordinary cash dividend, to be paid pro rata to all Company stockholders, of approximately $3 billion that could be funded by cash on hand and new debt to be incurred by the Company. Mr. Kotick shared this information with the three independent members of the Company's board of directors, Robert J. Corti, Robert J. Morgado and Richard Sarnoff, each of whom subsequently received a call from Mr. Capron to similar effect. On December 12, 2012, the three independent board members sent a letter to Vivendi outlining the considerations that they believed would need to be evaluated in connection with any payment of an extraordinary cash dividend by the Company, and suggesting that the Company's full board of directors evaluate the potential extraordinary dividend by examining a range of factors, including the impact of such an extraordinary cash dividend on the Company's finances, strategic options, operations, growth, stock price, employee retention and recruitment and existing contractual arrangements, as well as an evaluation of alternatives that might result in greater value for all stockholders. On December 18, 2012, Vivendi responded in a letter to the three independent directors suggesting that the independent directors, Company management and Vivendi management meet in mid-January 2013 to discuss this topic.

        In early January 2013, the Company's management, together with the Company's financial advisor JP Morgan, reviewed Vivendi's proposal to pay an extraordinary dividend as well as the Company's overall capital allocation strategy. By January 2013, in light of, among other things, the uncertainty regarding the Company's future resulting from Vivendi's strategic review, the relatively flat stock price performance of the Company's common stock over a period of time during which the Company experienced positive financial results and the negative impact of Vivendi's sale of 35 million shares of the Company's common stock at a discount to the market price in November 2011, the Company's management and its advisors had developed a view that the controlling position of Vivendi had a depressive effect on the Company's stock price and limited the Company's strategic options. Because of these factors, as well as Vivendi's expressed interest in the Company taking affirmative actions to return capital to stockholders, such as through an extraordinary cash dividend, the Company's management believed that it would be in the interests of the Company and its stockholders to explore whether Vivendi would be interested in selling its entire stake in the Company to the Company and other investors. Vivendi management informed the Company's management that they would consider an offer for all of its shares of the Company's common stock at an attractive price, which they indicated should include a substantial premium to the current market price, but they also were considering other options, including the extraordinary cash dividend in the near term. No offers were made at this time.

        On January 16, 2013, the Company's management team, including Mr. Kotick and Mr. Brian G. Kelly, the Co-Chairman of the Company's board of directors, Mr. Dennis Durkin, the Company's CFO, Mr. Thomas Tippl, the Company's Chief Operating Officer and Mr. Chris Walther, the Company's Chief Legal Officer, the three independent members of the Company's board of directors, and the Company's financial advisor, JP Morgan, and legal advisor, Skadden, Arps, Slate, Meagher & Flom LLP ("Skadden"), met in New York with members of Vivendi management, including Mr. Capron, and Vivendi's financial advisor, Barclays Bank PLC ("Barclays"), and legal advisor, Gibson Dunn & Crutcher LLP ("Gibson Dunn"), to discuss the Company's capital structure and potential capital allocation alternatives, including the potential extraordinary cash dividend. At this meeting, the Company's management again raised the possibility of an acquisition of Vivendi's entire stake in the Company as an option to unlock stockholder value.

        Following that meeting, communications continued between Vivendi and the Company's management team regarding a timeline for implementation of potential capital allocation alternatives, including the potential extraordinary cash dividend. During this time, Mr. Kotick and Mr. Kelly began developing a proposal for a potential acquisition of Vivendi's shares of the Company's common stock by a combination of the Company and other equity investors, including a significant investment by Mr. Kotick and Mr. Kelly. The independent members of the Company's board of directors were informed of this effort and supported further exploration of potentially available alternatives to the extraordinary cash dividend that Vivendi was proposing.

        On January 29, 2013, Mr. Kotick and Mr. Kelly sent a letter to Vivendi proposing a potential acquisition of Vivendi's shares of the Company's common stock by a combination of the Company and other equity investors, including Mr. Kotick and Mr. Kelly, for a purchase price of $9 billion in the aggregate, or $13.15 per share, in a transaction that would involve the Company raising a maximum of between $4 billion and $5 billion of indebtedness which together with cash on hand could finance the acquisition of shares by it and would be in lieu of the payment of an extraordinary cash dividend. The proposed $13.15 per share purchase price represented a premium of approximately 15% to the closing price of a share of the Company's common stock of $11.42 on January 29, 2013. In light of direction from Vivendi that Vivendi would be interested only in a transaction that involved a sale of Vivendi's entire stake in the Company and their view of the Company's debt capacity, Mr. Kotick and Mr. Kelly proposed that new equity investors, along with Mr. Kotick and Mr. Kelly, would purchase the shares of the Company's common stock held by Vivendi in excess of those that the Company determined to purchase. Mr. Kotick and Mr. Kelly believed that, if they personally committed to make significant equity contributions, they could attract a small group of long-term investors to form an investment entity to purchase the balance of Vivendi's stake. On February 6, 2013, Vivendi requested a more formal proposal with further information, including with regard to Mr. Kotick's and Mr. Kelly's co-investors, as well as the banks and other financing sources they would expect to involve in the proposed transaction.

        On February 14, 2013, Mr. Kotick and Mr. Kelly, on behalf of an investment entity to be led by them (which was later formed as ASAC), sent a letter to Vivendi, with a copy to the Company's full board of directors, reconfirming its willingness to explore an acquisition of all of the shares of the Company's common stock held by Vivendi for a purchase price of $9 billion in the aggregate, or $13.15 per share. The letter contemplated that the Company would repurchase approximately $6.0 billion of the shares of the Company's common stock held by Vivendi, to be financed through the issuance of approximately $4.7 billion of debt and $1.3 billion of domestic cash on hand, and that ASAC would be responsible for the purchase of the remaining $3 billion of Vivendi's stake (or approximately 33% of the Company's outstanding common stock, on a pro forma basis for the transaction). The letter attached a "highly confident" letter from a bank in respect of its ability to provide debt financing to the Company of up to an aggregate of $4.7 billion and a letter from an investment firm, which indicated an interest in making an investment in ASAC of up to $1 billion in connection with the potential transaction. The letter specified that any transaction would be subject to approval by a special committee of the independent and unaffiliated members of the Company's board of directors.

        Following the regular meeting of the Company's board of directors on February 7, 2013, the Company's earnings release included a statement that the Company was considering or may consider in 2013, substantial stock repurchases, dividends, acquisitions, licensing or other non-ordinary course transactions, and significant debt financings relating thereto.

        On February 28, 2013, at a special telephonic meeting of the Company's board of directors, the board authorized the formation of the special committee consisting of Mr. Corti, Mr. Morgado and Mr. Sarnoff in connection with the evaluation of a potential transaction between the Company, Vivendi and/or other potential investors that could affect the percentage of the Company's common stock owned by Vivendi.

        In early March 2013, the special committee engaged Centerview as its financial advisor and Wachtell, Lipton, Rosen & Katz ("Wachtell Lipton") as its legal advisor. Also in early March 2013, Vivendi emailed Mr. Kotick an illustrative potential transaction structure proposed by Vivendi, which contemplated that the Company would effect a repurchase of its shares by acquiring a wholly owned and newly formed, non-operating Vivendi subsidiary that would own the shares of the Company's common stock, in order to maximize the tax efficiency to Vivendi of a potential transaction.

        In the following weeks, the special committee and Vivendi, and the special committee and ASAC, and their respective advisors, spoke frequently to negotiate the proposed transaction terms. The special committee and Vivendi, and the special committee and ASAC, exchanged multiple drafts of term sheets setting forth proposed transaction terms.

        The special committee held telephonic meetings on March 12, 2013, with representatives of Wachtell Lipton and on March 18, 2013 with representatives of Wachtell Lipton and Centerview in order to discuss the special committee's evaluation of a potential transaction.

        On March 21, 2013, in response to the special committee's request for additional details with respect to ASAC's proposal regarding the purchase of the shares of the Company's common stock held by Vivendi, the special committee received a term sheet from ASAC summarizing ASAC's proposed capitalization, including the structure of its equity investments and the terms of its debt financing. Later in the day on March 21, 2013, the special committee held a telephonic meeting attended by representatives of Wachtell Lipton and Centerview, during, which, at the invitation of the special committee, Mr. Kelly and Mr. Kotick described their efforts in identifying potential investors in ASAC. The special committee informed Mr. Kelly and Mr. Kotick that the special committee would continue to oversee all aspects of a potential transaction during the negotiation process. Following the meeting, at the direction of the special committee, representatives of Centerview communicated the special committee's initial comments on the draft ASAC transaction term sheet to representatives of ASAC's financial advisor, Allen & Co. LLC ("Allen & Co.").

        On March 22, 2013, the special committee held a telephonic meeting attended by representatives of Wachtell Lipton and Centerview in order to further discuss the draft transaction term sheet received from ASAC. On March 25, 2013, the special committee communicated further comments on the draft transaction term sheet to ASAC and its legal advisor, Sullivan & Cromwell LLP ("Sullivan & Cromwell"), and Allen & Co. These comments set out certain principles that the special committee intended to use in their evaluation of potential transactions, including the goal of minimizing the price which the Company might pay to acquire its shares from Vivendi, the desire to avoid creating a new controlling stockholder of the Company and of carefully considering the identity of any new significant stockholders, the need to appropriately structure the Company's balance sheet and leverage, the goal of achieving the lowest cost funding possible, and the need to align the incentives of the Company's management team with the Company, including with respect to compensation matters and ensuring that no change of control or bonus payments for any member of the Company's management would be triggered by the transaction or used to fund the ASAC purchase.

        In late March 2013, Vivendi advised the special committee that it had hired another financial advisor, Goldman Sachs & Co. ("Goldman") to assist it in connection with any potential transaction related to a disposition of Vivendi's interest in the Company.

        On March 27, 2013, Vivendi, through Gibson Dunn, sent the special committee an updated draft of a proposed transaction structure, which contemplated that the Company would effect a repurchase of its shares by acquiring a newly formed, non-operating Vivendi subsidiary that would own only shares of the Company's common stock. The proposal did not include a contemplated purchase price or transaction size.

        On March 29, 2013, the special committee held a telephonic meeting attended by representatives of Wachtell Lipton and Centerview in order to discuss the special committee's evaluation of a potential transaction, including the potential for a secondary sale by Vivendi of a significant portion of its shares of the Company's common stock, in conjunction with or instead of a purchase by ASAC, and the benefits and detriments of the various options available to the Company. The special committee further discussed the benefits and detriments of various transaction structures, including financial, governance, tax and market effects, at a meeting in New York on April 3, 2013, and at telephonic meetings on April 12, 2013 and April 19, 2013, each of which was attended by representatives of Wachtell Lipton and Centerview. During this period, Centerview had several discussions with the Company's management in order to gather information relevant to evaluating the Company's leverage capacity and capital structure, including the Company's likely ratings levels, in connection with a potential transaction, and discussed such information with the special committee. At these meetings, the special committee discussed with its advisors, including Centerview, analyses of appropriate pricing for a share repurchase, the amount of debt that the Company could reasonably support, the Company's available cash, and the resulting implication for the maximum amount of shares that the Company could repurchase from Vivendi. As part of these discussions, the special committee and its advisors evaluated the implications of Vivendi either retaining the remainder of its shares in excess of what the Company acquired through its acquisition of a newly formed, non-operating Vivendi subsidiary owning Company shares (either with or without a commitment to dispose of such shares in open market sale transactions), or of selling all or a portion of those shares to ASAC in order to effect the disposition of a larger portion of Vivendi's stake in a single transaction.

        During this time the Company's management, including Mr. Kotick and Mr. Kelly, and their advisors discussed with the members of the special committee and their advisors their view that a secondary sale of approximately $3 billion of shares of the Company's common stock by Vivendi would have a potentially immediate and on-going depressive effect on the price of the Company's common stock, create a significant overhang and involve execution risk given its size. This view was, in part, formed as a result of the disruptive impact they believed Vivendi's sale of 35 million shares of the Company's common stock in November 2011 (which was a sale a fraction of the size contemplated by the $3 billion sale) had had on the Company's stock price. Mr. Kotick and Mr. Kelly informed the special committee that the Company's management had been informed by analysts and investors that the threat of another similar sale by Vivendi could put downward pressure and an overhang on the Company's stock price for an extended period of time after the sale. Moreover, Mr. Kotick and Mr. Kelly noted their belief that if such a disruptive capital markets scenario occurred it could have negative impacts on the Company's business operations, third-party relationships and the recruiting, retention and morale of employees. In addition, if a secondary sale was pursued and not completed on a timely basis, Mr. Kotick and Mr. Kelly believed it could create ongoing uncertainty that could contribute to a stagnant stock price as had been previously experienced despite positive financial results.

        On April 29, 2013, the special committee held a telephonic meeting attended by representatives of Wachtell Lipton and Centerview. The special committee discussed with its advisors, including Centerview, among other things, the Company's leverage capacity and capital structure, likely financing costs, and related issues regarding the size, price and structure of a potential transaction. The special committee directed Wachtell Lipton and Centerview to prepare a letter to Vivendi stating that the special committee was prepared to move forward with the negotiation of a purchase by the Company of a newly formed, non-operating Vivendi subsidiary owning Company shares and which possessed tax net operating loss carryforwards that the Company would succeed to for up to $5.9 billion, which was the maximum purchase size that the special committee was then prepared to recommend and which corresponded to a price of $13.15 per share of the Company's common stock (which on the preceding trading day had closed at a price per share of $14.82), subject to agreement on terms related to the remainder of Vivendi's holdings of the Company's common stock, including that all of Vivendi's special governance rights would be eliminated. The special committee agreed to condition the proposal on an agreement by Vivendi to deal with the remainder of its holdings of the Company's common stock by either (1) simultaneously selling all or a substantial majority of such retained shares in a public offering, with an agreement to eliminate Vivendi's governance rights with respect to any retained shares, (2) simultaneously selling all or a substantial majority of the remaining shares to ASAC, in a transaction in which the special committee and ASAC agreed to certain governance restrictions applicable to ASAC following closing, or (3) retaining the shares subject to certain governance restrictions, including voting requirements and a standstill. In addition, the special committee directed Wachtell Lipton and Centerview to prepare a summary of the special committee's position on certain governance-related items with respect to a potential investment by ASAC which could be shared with ASAC and its advisors.

        On April 30, 2013, the special committee held a telephonic meeting attended by representatives of Wachtell Lipton and Centerview in order to further discuss the proposed letter to Vivendi. Later on April 30, 2013, the special committee sent the letter to Vivendi proposing a transaction on the terms described above, a copy of which was delivered to ASAC.

        On May 2, 2013, the special committee held a telephonic meeting attended by representatives of Wachtell Lipton and Centerview. The members of the special committee discussed with their advisors certain governance-related items with respect to the potential participation by ASAC in a potential transaction, with the goal of ensuring that any transaction not create a new controlling stockholder of the Company.

        Later in the day on May 2, 2013, Vivendi sent a term sheet for a potential transaction to the special committee proposing a purchase price corresponding to $15 per share of the Company's common stock and a total transaction size of $6.5 billion consisting entirely of a purchase by the Company of a newly formed, non-operating Vivendi subsidiary owning Company shares, which would be followed by a large secondary public sale by Vivendi of the remainder of its shares. Subsequently on May 2, 2013, the special committee held a telephonic meeting attended by representatives of Wachtell Lipton and Centerview in order to discuss the terms proposed by Vivendi. Following the meeting, at the request of the special committee, Wachtell Lipton and Centerview informed Vivendi's representatives that the special committee was not prepared to discuss a price in excess of $13.15 per share at that time, and informed ASAC's advisors of the receipt of the proposal from Vivendi and requested that, if ASAC intended to submit a proposal to the special committee, assuming that the special committee reached agreement with Vivendi, that they do so as soon as possible. Also on May 2, 2013, the special committee sent a letter to ASAC stating that the special committee remained open to exploring a transaction involving ASAC, subject to negotiation of agreeable terms, and enclosing a term sheet setting forth the special committee's proposed governance framework applicable to ASAC in connection with a potential transaction consistent with the March 25, 2013 communication. The term sheet provided for a standstill period that would last for six months after ASAC and its investors collectively ceased to be a 5% stockholder of the Company, an 18-month lockup period, and a requirement that ASAC vote all of its shares of the Company's common stock either proportionately with the Company's unaffiliated stockholders or in accordance with the recommendation of the unaffiliated members of the Company's board of directors. In addition, the term sheet provided that ASAC would have the right to designate only two members of the Company's board of directors, who would generally be Mr. Kotick and Mr. Kelly until such time as they ceased to be on the board, and provided that no change of control or bonus payments for any member of the Company's management would be triggered by the transaction or used to fund the ASAC purchase.

        On May 3, 2013, ASAC sent the special committee a revised draft of the term sheet setting forth the governance terms related to a potential ASAC investment as part of the potential transaction. The ASAC term sheet eliminated restrictions on ASAC's voting rights, the lockup period and ASAC's board designation rights, and provided that the standstill period would be measured solely against ASAC's economic ownership (excluding any shares owned directly by ASAC's investors). ASAC communicated that its investors did not believe that ASACs voting rights should be curtailed, but did not require any board representation and were willing to accept a standstill applicable to ASAC.

        On May 3, 2013, Gibson Dunn and Wachtell Lipton discussed the special committee's April 30 letter to Vivendi and Vivendi's May 2, 2013 term sheet, including Vivendi's interest in structuring a two step transaction, the first step of which would be the sale of a newly formed, non-operating Vivendi subsidiary owning shares of the Company's common stock to the Company with the remainder of Vivendi's approximately 251 million Company shares to be sold in the open market in subsequent transactions as the second step. Wachtell Lipton and Gibson Dunn also discussed potential additional restrictions on Vivendi's governance rights that would take effect on consummation of the first step, Vivendi's concern regarding certainty of the Company's financing, and whether Vivendi was still considering a transaction involving ASAC. Gibson Dunn noted that although Vivendi would welcome an ASAC transaction, it had received no communications from ASAC or its advisers since the February 14, 2013 letter from ASAC, which did not propose a price that Vivendi would accept. In addition, Vivendi was concerned about ASAC's ability to timely obtain sufficient financing.

        On May 4, 2013, the special committee held a telephonic meeting attended by representatives of Wachtell Lipton and Centerview, at which the special committee discussed communications from ASAC's advisors that ASAC intended to submit a formal proposal to acquire $3 billion of the Company's common stock currently held by Vivendi at a price of $13.15 per share, as well as tax and governance aspects of a potential transaction. On May 5, 2013, ASAC sent a letter to the special committee confirming ASAC's proposal to acquire shares of the Company's common stock from Vivendi at a price of $13.15 per share in connection with an approximately $5.9 billion purchase by the Company of a newly formed, non-operating Vivendi subsidiary owning shares of the Company's common stock.

        On May 4, 2013, Barclays and Goldman, Vivendi's financial advisors, discussed the May 2, 2013 Vivendi term sheet with Centerview. Barclays, Goldman Sachs and Centerview (at the direction of the special committee) discussed among other issues their respective views related to the appropriate amount of debt that could be incurred by the Company in order to consummate the contemplated transaction, and the timing of any Company financing.

        On May 6, 2013, members of the special committee met with Mr. Kelly, Mr. Kotick and Mr. Capron to discuss issues related to a potential transaction. The special committee heard Mr. Kotick's and Mr. Kelly's view on various transaction issues, including governance issues. Mr. Capron noted to the special committee that Vivendi continued to consider multiple alternatives with respect to its ownership of the Company's common stock, and remained open to the idea that if no satisfactory agreement could be reached on a transaction in which the Company acquired shares of the Company's common stock from Vivendi, that the Company could issue a substantial extraordinary cash dividend pro rata to all stockholders. The special committee noted that a substantial extraordinary cash dividend would still leave Vivendi with majority ownership of the Company, and the ability to sell shares of the Company's common stock through both open market sales and private sales to third parties.

        Later in the day on May 6, 2013, the special committee held a telephonic meeting attended by representatives of Wachtell Lipton and Centerview. The members of the special committee noted the views of the Company's management and advisors that the stockholder value delivered by a potential extraordinary cash dividend would be less than a transaction in which the Company acquired its stock from Vivendi, and discussed with its advisors the significant drawbacks of the dividend, including the incurrence of debt by the Company, the governance and strategic implications of leaving Vivendi in place as a controlling stockholder, the possibility that large open market sales by Vivendi would depress the share price and other issues related to the potential transaction, including the special committee's desire that any potential transaction substantially eliminate Vivendi's governance rights with respect to the Company and avoid creating a new controlling stockholder.

        On May 7, 2013, at the request of the special committee, representatives of Centerview met with Mr. Kotick in order to discuss potential transaction structures and the Company's capital structure. Later in the day on May 7, 2013, the special committee held a telephonic meeting attended by representatives of Wachtell Lipton and Centerview. At this meeting, representatives of Centerview updated the members of the special committee on the discussion with Mr. Kotick, and the members of the special committee discussed issues related to the potential transaction with their advisors. The special committee instructed Wachtell Lipton and Centerview to continue discussions with ASAC and its advisors relating to the structure of a potential transaction, including governance-related issues. Following the meeting, Wachtell Lipton sent a revised term sheet with a proposed governance framework in connection with the potential transaction to Sullivan & Cromwell. The revised term sheet proposed that the lockup would be extended to ASAC's investors, an 18-month lockup period, and a requirement for ASAC to vote all of its shares of the Company's common stock in excess of 9.9% of the outstanding shares either proportionately with the Company's unaffiliated stockholders or in accordance with the recommendation of the unaffiliated members of the Company's board of directors.

        On May 9, 2013, Mr. Kotick and Mr. Kelly sent a letter to the members of the special committee stating that ASAC was prepared to purchase approximately 228 million shares of the Company's common stock from Vivendi at a price of $13.15 per share as part of a transaction involving the acquisition of approximately $6 billion worth of the Company's common stock by the Company from Vivendi at the same price. The letter enclosed a revised proposed governance term sheet which removed the standstill restrictions on ASAC's investors, reduced the lockup period to six months, and eliminated all voting restrictions applicable to ASAC's holdings of the Company's common stock.

        On May 10, 2013, the special committee held a telephonic meeting attended by representatives of Wachtell Lipton and Centerview. At this meeting, members of the special committee discussed additional feedback from Vivendi indicating that the proposed purchase price of $13.15 per share was not attractive to Vivendi. The special committee also discussed reducing Vivendi's ownership stake further through an ASAC purchase or public secondary sale and other issues relating to the potential transaction, and the benefits and detriments of such transactions. The members of the special committee instructed Wachtell Lipton and Centerview to inform ASAC's advisors that the special committee was willing to support a potential purchase by ASAC from Vivendi at a price of $13.15 per share, subject to agreement between the special committee and ASAC on governance terms to ensure ASAC would not become a new controlling stockholder.

        On May 12, 2013, Wachtell Lipton sent Gibson Dunn a revised term sheet for the potential transaction, with terms including a proposed purchase price of $13.15 per share. On May 13, 2013, Gibson Dunn sent Wachtell Lipton a further revised term sheet for the potential transaction, which addressed ancillary terms, but reserved on the issue of purchase price. In a call between Gibson Dunn and Wachtell Lipton on May 13, 2013, Gibson Dunn noted that Vivendi wanted certainty in any transaction structure that the stock purchase transaction could be consummated shortly after execution of a binding agreement. As a result, Vivendi's term sheet contemplated that the Company would have all financing required to complete the transaction in place at the time a definitive agreement was entered into between the Company and Vivendi. Gibson Dunn further noted that Vivendi had received no communication from ASAC since the February 14, 2013 ASAC letter and remained concerned that a sale of shares of the Company's common stock to ASAC would not be possible within the same time frame as a sale to the Company.

        On May 14, 2013, the special committee held a telephonic meeting attended by representatives of Wachtell Lipton and Centerview, at which the special committee instructed Wachtell Lipton and Centerview to continue to negotiate with ASAC's advisors with respect to the potential governance terms of a potential transaction. Also on May 14, 2013, ASAC sent a letter to Vivendi proposing ASAC's participation in their previously proposed transaction at a price of $13.15 per share.

        On May 15, 2013, Vivendi sent a letter replying to ASAC and stating that Vivendi remained unwilling to pursue a transaction at $13.15 per share. Subsequently on May 15, 2013, the special committee held a telephonic meeting attended by representatives of Wachtell Lipton and Centerview to discuss the ongoing discussions between Vivendi and ASAC and the ability to reach agreement on a potential transaction.

        On May 16, 2013, Vivendi sent a letter to the members of the special committee reiterating Vivendi's position that $13.15 per share was an inadequate price, particularly in light of the fact that that price represented a substantial discount to recent market price for the Company's common stock, and noting that Vivendi believed it would be able to execute a secondary public offering for the portion of the Company's common stock held by Vivendi and not sold to the Company as part of a potential transaction and therefore that ASAC's participation in a transaction was not necessary. Subsequently, representatives of Centerview and Goldman, had a telephonic discussion in which Goldman stated that Vivendi continued to believe that the declaration of an extraordinary cash dividend pro rata to all stockholders was a good alternative if a deal could not be reached for a potential acquisition of Company shares from Vivendi in a satisfactory timeframe.

        On May 19, 2013, the special committee held a telephonic meeting attended by representatives of Wachtell Lipton and Centerview. At this meeting, the special committee discussed the letter received from Vivendi, the drawbacks of an extraordinary cash dividend relative to the transactions under discussion and other issues related to the potential transaction. Following discussion, the special committee determined to propose a purchase price of $5.9 billion, corresponding to a price per share of $13.45 (an approximately 10% discount to the $14.94 closing price of the Company's common stock on May 17, 2013), subject to the Company acquiring a minimum of $675 million in net operating loss carryforwards from Vivendi as part of the potential transaction and subject to mutual agreement on the treatment of Vivendi's remaining shares of the Company's common stock. Following the meeting, the special committee sent a letter to this effect to Vivendi. On May 20, 2013, the special committee held a telephonic meeting attended by representatives of Wachtell Lipton and Centerview, at which it reviewed updates to the Company's strategic projects and discussed further the potential transaction.

        On May 21, 2013, Vivendi sent a letter to the members of the special committee proposing a purchase price of $14.40 per share and encouraging the special committee to consider alternative transaction structures that would include a significant secondary public sale of its shares, in order to permit Vivendi to benefit from an expected increase in the Company's stock price as a result of the purchase by the Company of a substantial number of its shares. Later in the day on May 21, 2013, the special committee held a telephonic meeting attended by representatives of Wachtell Lipton and Centerview to discuss the letter from Vivendi and other issues related to the potential transaction. Following the meeting, at the request of the special committee, Wachtell Lipton and Centerview informed Vivendi's advisors that the special committee was not prepared to proceed with a transaction at a price in excess of $13.45 per share at that time, or on terms other than those previously communicated to Vivendi.

        On May 24, 2013, Mr. Corti spoke to Mr. Capron regarding the potential transaction, including purchase price, treatment of Vivendi's retained shares of the Company's common stock, and the potential participation of ASAC in the transaction. Mr. Capron reiterated that Vivendi was prepared to pursue alternative actions with respect to its ownership in the Company if an agreement for a transaction was not reached on an acceptable timetable.

        On May 25, 2013, the special committee held a telephonic meeting attended by representatives of Wachtell Lipton and Centerview, at which the special committee discussed, among other things, Mr. Capron's position and the advisability of including ASAC in a potential transaction if possible, given the assessment of the Company's management as to the feasibility and market impact of any disposition by Vivendi of its shares of the Company through market sales. The special committee also discussed potential benefits and detriments of including ASAC in a potential transaction and structural protections to limit ASAC from becoming a controlling stockholder of the Company, and as a result determined to condition the special committee's proposal on a limitation in the amount of ASAC's participation. As part of this discussion, the special committee noted that ASAC's investors including Mr. Kotick and Mr. Kelly along with high-quality institutional investors and other parties could send positive signals to the stock market through their investment in and commitment to the Company. Following this discussion, the members of the special committee determined to inform Vivendi and ASAC that the special committee was willing to proceed with a potential transaction at a price of up to $13.60 per share and in which ASAC purchased no more than 24.9% of the Company's outstanding common stock, on a pro forma basis for the transaction, subject to the Company succeeding to a minimum of $675 million in net operating loss carryforwards of the newly formed, non-operating Vivendi subsidiary to be acquired by the Company as part of the potential transaction.

        On May 26, 2013, the special committee held a telephonic meeting attended by representatives of Wachtell Lipton and Centerview. At this meeting, the special committee and its advisors continued to discuss the potential terms discussed at the prior meeting, and determined to contact ASAC to discuss whether they might be prepared to make a joint proposal to Vivendi in order to advance the progress of negotiations.

        On May 27, 2013, Mr. Morgado spoke with Mr. Kelly to determine whether ASAC might be supportive of making a "best and final" joint proposal to Vivendi at a price of $13.60 per share in a transaction in which ASAC would acquire up to 24.9% of the Company's outstanding common stock, on a pro forma basis for the transaction and that any tax benefits derived from the net operating loss carryforwards from such transaction would be to the benefit of the Company and would not result in any benefit to ASAC other than as a holder of the Company's common stock. Mr. Kelly requested additional time to consider this proposal. The special committee held a telephonic meeting on May 28, 2013, attended by representatives of Wachtell Lipton and Centerview, to receive an update on this discussion.

        On May 29, 2013, Mr. Corti informed Mr. Capron that the special committee was prepared to recommend a transaction in which the Company and ASAC would collectively acquire up to 600 million shares of the Company's common stock from Vivendi (through the acquisition of a newly formed, non-operating Vivendi subsidiary owning Company shares in the case of the Company and directly from Vivendi in the case of ASAC) at a price of $13.60 per share, assuming satisfactory resolution of the questions relating to the net operating loss carryforwards of the Vivendi subsidiary to be acquired and an agreement on the terms applicable to the shares retained by Vivendi. Mr. Corti further informed Mr. Capron that this represented the special committee's "best and final" offer, and that the special committee intended to propose the disbanding of the committee if an agreement could not be reached on those terms due to the belief that further discussion would not be productive. Mr. Capron informed Mr. Corti that Vivendi was unwilling to pursue a transaction involving ASAC given that ASAC had not agreed to increase its price above $13.15 per share, ASAC's inability to provide comfort on the certainty of its financing sources, Vivendi's concerns that including ASAC would delay any transaction, and the fact that such a sale would result in materially lower proceeds to Vivendi than a second step sale of Vivendi's remaining shares of the Company's common stock in the market. Mr. Corti and Mr. Capron discussed holding a meeting between the special committee, Vivendi and their respective advisors on May 30, 2013.

        Later on May 29, 2013, the special committee held two telephonic meetings attended by representatives of Wachtell Lipton and Centerview to discuss Vivendi's position. The special committee determined to meet with Mr. Capron the following day, as proposed by Vivendi. In addition, on May 29, 2013, Mr. Morgado spoke to Mr. Kotick and Mr. Kelly, and was informed that ASAC would be willing to proceed with a transaction at a price of $13.60 per share, subject to an agreement on terms related to governance and restrictions on Vivendi's sale of its remaining shares of the Company's common stock to minimize the possibility that the sale of those shares would adversely affect the price of the Company's shares.

        On May 30, 2013, the special committee held a meeting in New York attended by representatives of Wachtell Lipton and Centerview in order to prepare for the scheduled meeting with Vivendi and its representatives. Following discussion, the special committee determined to inform Vivendi that they believed it was important that ASAC participate in a potential transaction because ASAC's participation would permit a greater reduction of Vivendi's stake than the Company would be able to achieve on its own without taking on an inadvisable degree of leverage or Vivendi engaging in significant secondary public stock sales. The special committee remained prepared to recommend a transaction at a price of $13.60 per share, subject to satisfactory resolution of questions relating to the net operating loss carryforwards of the Vivendi subsidiary to be acquired.

        The members of the special committee subsequently met with Mr. Capron and other representatives of Vivendi in New York. At this meeting, Vivendi informed the special committee that it was willing to consider either a transaction in which all of its shares of the Company's common stock were acquired by a combination of the Company and ASAC at a blended price of $14.00 per share, a transaction in which up to approximately $6.4 billion worth of the Company's common stock was acquired at a price of $13.60 per share, or to proceed with causing an extraordinary cash dividend to be paid by the Company. Vivendi also indicated that it believed a sizable stock or stock option grant to each of Mr. Kotick and Mr. Kelly might be appropriate in connection with a transaction in which ASAC did not participate to ensure that management was strongly aligned with stockholders' interests post-transaction. The special committee indicated that it remained prepared to recommend a transaction at a price of $13.60 per share, subject to the resolution of open questions regarding the aggregate purchase price to be paid by the Company and the second step relating to an additional disposition of shares by Vivendi, either through a sale to ASAC or through a substantial public stock sale of Vivendi's holdings. The special committee and Vivendi tentatively agreed to continue discussions the next day in New York.

        Following the meeting with Vivendi, the members of the special committee discussed Vivendi's proposed terms with Mr. Kelly, who indicated that ASAC would not be supportive of a transaction at a price of $14 per share, or in a transaction that contemplated Vivendi's public offering of a significant amount of the Company's common stock, due to a belief that this would again depress the Company's stock price and counteract the substantial benefits of the recapitalization accomplished by the Company's acquisition of Vivendi's shares. Following discussion, including further discussion of the special committee's views on the desire to reduce Vivendi's holdings as much as possible and the potential paths to do so, the special committee determined to inform Vivendi that it believed the only actionable transaction before the Company was a purchase by the Company of approximately $5.6 billion worth of the Company's common stock and a purchase by ASAC of approximately 24.9% of the Company's outstanding common stock on a pro forma basis, in each case at a price of $13.60 per share and subject to satisfactory resolution of the transaction structure related to the net operating loss carryforwards. Following the special committee meeting, a letter communicating this position was drafted and shared with the members of the special committee, and subsequently with ASAC.

        On May 31, 2013, Mr. Kelly and Mr. Kotick informed the special committee that ASAC was not supportive of a transaction on the proposed terms. During the day on May 31, 2013, the special committee held two telephonic meetings attended by representatives of Wachtell Lipton and Centerview to discuss the comments received from ASAC and their advisors and the proposed response to Vivendi. Following discussion, the special committee determined to inform Vivendi that the special committee was unable to propose terms that it believed would be actionable by the Company at this time, but remained willing to continue discussions if Vivendi were able to make such a proposal following discussions directly with ASAC. The special committee sent a letter to Vivendi to this effect, and forwarded a copy of this letter to ASAC.

        On June 2, 2013, Vivendi sent a letter to the members of the special committee indicating that Vivendi continued to believe that a purchase by the Company of a substantial block of its shares of the Company's common stock would be extremely beneficial to all Company stockholders and noting that Vivendi was willing to consider reasonable alterations to the proposed terms that the special committee or management might view as necessary. The letter also noted that Vivendi was committed to completing a transaction or another value enhancing transaction for Company stockholders (including a pro rata extraordinary cash dividend to all stockholders), in the near future. Vivendi requested that the special committee either reconsider the terms proposed by Vivendi or propose revised terms for a potential transaction for the benefit of all stockholders.

        On June 5, 2013, the special committee held a telephonic meeting attended by representatives of Wachtell Lipton and Centerview in order to discuss the letter from Vivendi, but continued to believe that no actionable transaction was available to the Company, due to the need for both Vivendi and ASAC to agree on transaction terms, including price and the treatment of Vivendi's remaining shares of the

Company's common stock, and that therefore the most appropriate course was not to respond to the letter at this time.

        On June 6, 2013, the Company's board of directors held a regularly scheduled meeting in California. At this meeting, following a discussion of the status of the transaction negotiations, the board voted to disband the special committee because no agreement among the parties had been reached.

        On June 19, 2013, in response to the special committee's May 31, 2013 letter and at the invitation of a representative of Goldman (at the instruction of Vivendi), Mr. Kelly met with Goldman in New York to discuss whether there was a basis on which to resume negotiations. Over the following weeks, Mr. Kelly exchanged drafts of a term sheet with Goldman summarizing the key terms of a potential transaction, subject to further discussion relating to the net operating loss carryforwards of the subsidiary of Vivendi to be acquired by the Company.

        On July 9, 2013, the Company received a draft term sheet from ASAC and Vivendi for a potential transaction, providing for a purchase by ASAC from Vivendi of 172 million shares of common stock at a price of $13.60 per share (an approximately 10% discount to the $14.89 closing price for the Company's common stock on July 9, 2013), and the purchase by the Company of a newly formed, non-operating subsidiary of Vivendi owning 429 million shares of the Company's common stock and possessing at least $676 million in net operating loss carryforwards at a price of $13.60 per share (structured as the purchase of 100% of the common stock of the Vivendi subsidiary with assets consisting of approximately 684 million shares of the Company's common stock and the net operating loss carryforwards for an aggregate purchase price of $5.8 billion in cash and 255 million newly issued shares of the Company's common stock). Vivendi and ASAC requested that the special committee be reconstituted to evaluate such proposed transaction terms.

        On July 9, 2013, the members of the special committee held a telephonic meeting attended by representatives of Wachtell Lipton and Centerview to discuss the revised proposal received from ASAC and Vivendi and concluded that it was a viable basis for discussions, in part due to the substantial similarity of the proposal to the terms previously proposed by the special committee to Vivendi on May 30. However, the members of the special committee continued to have concerns about the governance terms applicable to ASAC, which were not addressed in the proposal, indemnification relating to the ability of the Company to succeed to the net operating loss carryforwards, and whether the Company and/or ASAC would have the benefit of a financing condition. The members of the special committee directed Centerview and Wachtell Lipton to engage in negotiations with Vivendi and ASAC's advisors on these and other matters. The members of the special committee also discussed its formal reconstitution.

        On July 11, 2013, pursuant to a unanimous written consent, the Company's board of directors formally reconstituted the special committee.

        On July 12, 2013, Gibson Dunn sent a draft Stock Purchase Agreement to the special committee and to ASAC. Over the next two weeks, the parties and their advisors negotiated the terms of the transaction and exchanged multiple drafts of the transaction documents.

        On July 13, 2013, Wachtell Lipton sent a revised draft of the governance term sheet to Sullivan & Cromwell. The revised draft proposed that the standstill would be applicable to both ASAC and its investors, subject to certain exceptions, a 12-month lockup period, and that ASAC would be required to vote all of its shares of the Company's common stock either proportionately with the Company's unaffiliated stockholders or in accordance with the recommendation of the unaffiliated members of the Company's board of directors on certain matters in which ASAC might be perceived to have conflicting interests.

        On July 14, 2013, Gibson Dunn sent Wachtell Lipton a proposed draft of an Amended and Restated Investor Agreement between Vivendi and the Company, which would be applicable following the closing of the proposed transaction and which would generally eliminate or greatly reduce Vivendi's governance rights with respect to its retained shares. On July 15, 2013, ASAC sent the special committee the current drafts of ASAC's constitutive documents.

        Over the next week, the parties and their advisors circulated numerous drafts of the transaction documents and participated in active negotiations of the remaining open terms. As part of this process, the parties engaged in negotiations regarding the structure of the transaction, and the link between the structure and the indemnification of the Company by Vivendi in connection with the net operating loss carryforwards. Vivendi proposed that the Company select between two alternative structures. In the first, the Company would pay only cash consideration for the stock of a newly formed, non-operating Vivendi subsidiary owning approximately 429 million shares of the Company's common stock, and would receive indemnification from Vivendi of up to $200 million in respect of the net operating loss carryforwards of the acquired subsidiary if they were unavailable for use by the Company in certain circumstances. In the second, the Company would pay cash consideration and issue additional shares of the Company's common stock to Vivendi in exchange for all of the stock of the Vivendi subsidiary owning Vivendi's entire stake of the Company's common stock, a portion of which newly-issued shares would be purchased by ASAC, and the indemnification would be limited to $100 million.

        During this same period, the Company and its counsel, Skadden, in consultation with the special committee and its advisors, continued negotiations with multiple potential bank lenders in order to finalize the documents related to the debt to be issued by the Company to fund the transaction consideration.

        On July 18, 2013, Wachtell Lipton sent a draft of a waiver letter for Mr. Kotick and Mr. Kelly to Sullivan & Cromwell, pursuant to which Mr. Kotick and Mr. Kelly would waive any change of control benefits which would otherwise have accrued to them as a result of the proposed transaction.

        On July 19, 2013, as part of the negotiation of the transaction structure, the parties collectively decided to seek a formal ruling from NASDAQ regarding the compliance of proposed transaction structure in which the Company would both pay cash and issue additional shares of the Company's common stock to Vivendi with NASDAQ listing rules.

        On July 20, 2013, the special committee held a telephonic meeting attended by representatives of Wachtell Lipton and Centerview to discuss the transaction terms proposed by Vivendi. The special committee discussed with its advisors the status of the negotiation of the transaction documents for the potential transaction, including open items related to the net operating loss carryforwards of the Vivendi subsidiary to be acquired by the Company, inclusion of a financing condition to the Company's obligation to close and items relating to ASAC's governance rights, including voting rights limitations, the scope of the standstill obligations, and the scope and duration of the lockup restrictions. In the course of this discussion, the special committee requested an analysis of the future economic benefits that could be realized by ASAC and its principals from their investment. The special committee also noted Vivendi's proposal of a one-time extraordinary cash dividend if a transaction could not be reached, and requested that Centerview analyze the relative benefits and detriments of the proposed transaction as compared to the extraordinary one-time cash dividend. The special committee agreed to meet on July 22, 2013 to further discuss the transaction and the special dividend. Later on July 20, 2013, Wachtell Lipton sent a draft of a Stockholders Agreement between the Company and ASAC to Sullivan & Cromwell. Over the next five days, the Company and ASAC and their advisors negotiated the terms thereof and exchanged multiple drafts of the Stockholders Agreement.

        On July 22, 2013, the special committee held a meeting in New York attended by representatives of Wachtell Lipton and Centerview. In addition, members of the Company's management team, including Mr. Kotick and Mr. Kelly, and representatives of Skadden attended the meeting by telephone at the invitation of the special committee in order to discuss the terms of the proposed financing to be entered into by the Company in connection with the potential transaction, and other items related to the Company's capital structure. After Mr Kotick, Mr. Kelly and Skadden left the meeting, the members of the special committee discussed in detail with Centerview and Wachtell Lipton the benefits and risks to the

Company of the proposed transaction, the potential benefits to ASAC and its principals as part of the proposed transaction, and the relative benefits, including as to stockholder value, of the proposed transaction as compared to an extraordinary one-time cash dividend. In addition, the special committee and its advisors noted that conditions in the financing market were currently favorable and discussed the open items relating to the transaction documents.

        On July 23, 2013, the Company received a positive ruling from NASDAQ regarding compliance of the second transaction structure with NASDAQ listing rules. Following receipt of the ruling, Mr. Morgado, on behalf of the special committee, and representatives of Vivendi negotiated regarding the transaction structure and corresponding indemnification package, and ultimately agreed to proceed with the first transaction structure, in which the Company paid only cash consideration (and did not issue any new shares to Vivendi), and Vivendi would indemnify the Company for up to $200 million in connection with the availability of the net operating loss carryforwards.

        On July 24, 2013, the special committee held a meeting in New York attended by representatives of Wachtell Lipton and Centerview. Wachtell Lipton reviewed the terms of the proposed Stock Purchase Agreement and related agreements, including the provisions related to the governance rights and restrictions applicable to each of ASAC and Vivendi following the closing and the terms of the financing to be entered into by the Company, and the few remaining open items in the transaction documents. Centerview reviewed and discussed with the special committee Centerview's financial analysis of the Company and the proposed transactions. Centerview delivered to the special committee an oral opinion, which was confirmed by delivery of a written opinion dated July 24, 2013, attached hereto as Annex B, to the effect that, as of that date and subject to the various assumptions and limitations set forth therein, the aggregate consideration to be paid by the Company in the Stock Purchase Transaction pursuant to the Stock Purchase Agreement was fair, from a financial point of view, to the Company. The special committee resolved to recommend the approval of the proposed transaction on the terms previously presented to the special committee, subject to the satisfactory resolution of the remaining open issues.

        On July 25, 2013, the special committee held a meeting in California attended telephonically by representatives of Wachtell Lipton and Centerview. Following a discussion on the resolution of the remaining open items with respect to the definitive transaction documentation and oral confirmation from Centerview that they reaffirmed their fairness opinion as of such date, subject to the various assumptions and limitations set forth in the opinion, the special committee resolved to recommend the approval of the proposed transaction to the Company's board of directors. Later in the day on July 25, 2013, the Company's board of directors unanimously approved the proposed stock purchase transaction and the related documentation, and approved and adopted and declared to be advisable the Stock Purchase Agreement and related documents and transactions. Following the board meeting, the Stock Purchase Agreement and related documents were executed by the Company, Vivendi and ASAC, and the Company and Vivendi each issued a press release announcing the entry into the transaction.

Reasons for the Transactions

        The special committee, and the Company's board of directors based upon the recommendation of the special committee, determined that the Stock Purchase Agreement and the transactions contemplated thereby are advisable and in the best interests of the Company and its stockholders. In evaluating the Stock Purchase Agreement and the transactions contemplated thereby, the special committee was advised by independent legal and financial advisors, and considered a variety of factors with respect to the transactions, including those matters discussed in "—Background of the Transaction." In view of the wide variety of factors considered in connection with the transaction, the special committee did not consider it practical, nor did they attempt, to quantify or otherwise assign relative weight to different factors considered in reaching their decisions. In addition, individual members of the special committee, in approving the transaction, may have given different weights to different factors. The special committee considered this information as a whole, and overall considered it to be favorable to, and in support of, their determination. In determining that the Stock Purchase Agreement and the transactions contemplated thereby are advisable and in the best interests of the Company and its stockholders, the special committee considered a number of factors pertaining to the strategic and financial rationale for the transactions, including the following:

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  Increased Strategic and Operational Flexibility.  The special committee believes that elimination of Vivendi as a controlling stockholder is likely to enhance the Company's ability to pursue strategic initiatives and otherwise enhance operational flexibility, as the Company will no longer be part of a conglomerate with a variety of strategic, media and other concerns resulting in uncertainty, disruption and constraints with respect to the Company's strategic options and operations.

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  Purchase Price and Effect on the Company's Earnings.  The special committee considered the fact that the repurchase price of $13.60 per share was at a substantial discount to the then-current market price of Activision Blizzard common stock, and that the combined effect of this discount and the resulting reduction in the number of outstanding shares of Activision Blizzard common stock was expected to be significantly accretive to the Company's earnings following closing.

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  Acquisition of Net Operating Loss Carryforwards.  The special committee considered the benefits to the Company of the acquisition of significant net operating loss carryforwards as part of the Stock Purchase Transaction, which could have the effect of reducing the Company's tax liabilities created by future earnings, as supported by the indemnification terms of the Stock Purchase Agreement, and the expected value that such net operating loss carryforwards could create for the Company and its stockholders.

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  Opinion of the Special Committee's Financial Advisor.  The special committee considered the opinion of Centerview delivered to the special committee on July 24, 2013, which was confirmed by delivery of a written opinion dated July 24, 2013 (and orally reaffirmed on July 25, 2013), to the effect that, as of such date and based upon and subject to the various assumptions and limitations set forth in such opinion, the aggregate consideration to be paid by the Company in the Stock Purchase Transaction pursuant to the Stock Purchase Agreement was fair, from a financial point of view, to the Company, as more fully described under the caption "—Opinion of Centerview." The full text of Centerview's written opinion, dated as of July 24, 2013, which sets forth, among other things, the assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by Centerview, is attached hereto as Annex B to this proxy statement. The Company urges you to carefully read the Centerview opinion in its entirety. Centerview's opinion was provided to the special committee in connection with its consideration of the transactions contemplated by the Stock Purchase Agreement and was not intended to be and does not constitute a recommendation to any stockholder of the Company or any other person as to how such stockholder or other person should vote or otherwise act with respect to the transactions or any other matter.

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  Superiority of Stock Purchase Agreement to Other Likely Alternatives.  The special committee considered Vivendi's stated intention to pursue alternative options with respect to the Company if the parties were unable to agree to a stock purchase transaction, including the potential extraordinary dividend, and the fact that the special committee believed such other alternatives would be less favorable to the Company's unaffiliated stockholders than the transactions contemplated by the Stock Purchase Agreement.

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  Expected Increase in the Trading Price of Activision Blizzard Common Stock.  The special committee considered the likely effect of the transactions on the trading price of Activision Blizzard common stock, which was expected to increase due to the recapitalization resulting from the repurchase of Vivendi's shares by the Company and the elimination of existing uncertainty regarding Vivendi's stated intention to consider options for its investment in the Company, which may have depressed existing trading. In addition, the transactions were expected to attract new investors to the

    Company because the Company would no longer have a controlling stockholder, with the added consequence of potentially making the Company eligible to be included in major market indices and therefore attract index funds to Activision Blizzard common stock.

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  Ability to Capture Value for Company Stockholders That Could be Lost to a Third Party in a Sale by Vivendi. The special committee considered Vivendi's ability to transfer control of the Company to a third party without the Company's involvement. The proposed transactions considered by the special committee would instead return control of the Company to the Company's public stockholders, potentially permitting them to realize a control premium in a future transaction, and allowing the Company's public stockholders to benefit from the acquisition of Vivendi's shares of Activision Blizzard common stock at a discount and the resulting expected accretion.

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  Optimization of the Company's Capital Structure.  The special committee considered the optimal degree of the Company's leverage, including the desire to reduce Vivendi's ownership in the Company as much as possible, the degree of operational risk in taking on too much leverage, availability of usable cash reserves, and the ability to delever over time. The special committee concluded that the proposed transactions would create greater value for the Company's stockholders than remaining unlevered, retaining the existing amount of cash on the Company's balance sheet, conducting a pro rata share repurchase or paying a special cash dividend to the Company's stockholders.

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  ASAC Investment and the Involvement of Mr. Kotick and Mr. Kelly.  The special committee considered that the proposed transaction included a significant new investment in the Company by Messrs. Kotick and Kelly, and the potential benefits arising out of this demonstration of their continued commitment to, and faith in the future results of, the Company. In addition, they considered the benefits of the investment in the Company to be made by the other members of the ASAC group, including large institutional investors whose investment would signal confidence in the Company to the trading markets.

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  Restrictions on ASAC's Rights as Stockholder.  The special committee considered the fact that, although ASAC would be a large stockholder in the Company following the transaction, the Company would have the benefit of agreements relating to governance rights and restrictions, including limitations on ASAC's ability to acquire additional shares of Activision Blizzard common stock and to appoint representatives to the Company's board of directors.

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  Waiver of Change in Control Payments by Messrs. Kotick and Kelly.  The special committee considered the fact that each of Mr. Kotick and Mr. Kelly had agreed to waive the potential vesting events and payment amounts that would otherwise have been triggered pursuant to their existing agreements with the Company as a result of the proposed transactions, taken individually, collectively, or in conjunction with other future events (as applicable).

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  Terms of the Transaction Agreements.  The special committee reviewed the terms of the Stock Purchase Agreement and the related agreements, including the representations, obligations and rights of the parties under the Stock Purchase Agreement and the related agreements, and the conditions to each party's obligation to complete the proposed transactions.

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  Elimination of Controlled Company Inefficiencies.  The special committee considered the fact that the transactions would permit the Company to eliminate expenses and administrative inefficiencies associated with being a controlled company where the controlling stockholder is both a public company itself and is subject to regulatory and accounting requirements and deadlines that differ from the Company's.

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  Committed Financing and Financing Condition.  The special committee considered their expectation, supported by the financing commitment letters, that the Company would be able to obtain the financing necessary to pay the consideration due under the transaction agreements on favorable terms, and the fact that the Stock Purchase Agreement contained a financing condition which would terminate the Company's obligations under the Stock Purchase Agreement if the required financing could not be obtained.

        The special committee also considered the potential risks of the transactions and certain other countervailing factors, including the following:

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  Incurrence of Indebtedness.  The special committee considered the fact that the Company will incur significant indebtedness to finance the Stock Purchase Transaction.

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  Creation of a New Significant Stockholder.  The special committee considered the fact that the transactions would create a new significant stockholder that would initially own approximately 24.7% of the Company's outstanding common stock, although ASAC's ability to exercise influence over the Company's business and operations will be limited by the terms of the agreements entered into with ASAC.

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  Transactions with Interested Parties.  The special committee considered the fact that the transactions involved members of the Company's board of directors and management, and as such could be negatively perceived by some parties.

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  Failure to Close.  The special committee considered the risks and contingencies relating to the announcement and pendency of the transactions and the risks and costs to the Company if the closing of the transactions is not completed timely, or if the transactions do not close at all, including the potential impact on the Company's relationships with Vivendi, employees and third parties.

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  Diversion of Focus.  The special committee considered the risk of diverting management focus, employee attention and resources from other strategic opportunities and from operational matters while working to complete the transactions.

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  Transaction Costs.  The special committee considered the fact that substantial transaction costs will be incurred in connection with the transactions.

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  Litigation.  The special committee considered the fact that litigation could occur in connection with the transactions and that such litigation could result in increased costs and diversion of management focus.

        The special committee believes that, overall, the potential benefits of the transaction to the Company and the Company's stockholders outweigh the risks. The special committee understood that there can be no assurance of future results, including results considered or expected as described in the factors listed above. It should be noted that this discussion of the reasoning of the special committee and all other information presented in this section are forward-looking in nature and, therefore, should be read in light of the factors discussed under the heading "Cautionary Statement Regarding Forward-Looking Information," beginning on page 18. Additionally, see "Projected Financial Information," beginning on page 53, for information regarding the preparation of prospective financial information.

Recommendation of the Special Committee and Our Board of Directors

  Recommendation of the Special Committee

        The special committee unanimously determined the transactions contemplated by the Stock Purchase Agreement to be advisable and in the best interests of the Company and unanimously recommended that our board of directors approve the Company's execution, delivery and performance of the Stock Purchase Agreement and the consummation of the transactions contemplated thereby.

  Recommendation of Our Board of Directors

        On July 25, 2013, after consideration of, and based upon, the special committee's recommendation, our board of directors unanimously determined that it is in the best interests of the Company, and declared it advisable, to enter into the Stock Purchase Agreement and consummate the transactions contemplated thereby.

        In the course of making such determination, our board of directors considered the following factors (which factors are not intended to be exhaustive and are not in any relative order of importance):

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  the special committee's analyses, conclusions and unanimous determination that the transactions contemplated by the Stock Purchase Agreement were advisable and in the best interests of the Company and the special committee's unanimous recommendation that our board of directors approve the Company's execution, delivery and performance of the transaction documents and the consummation of the transactions contemplated thereby; and

  •
  the fact that the special committee consists entirely of independent directors of the Company who (i) are not affiliated with Robert A. Kotick, Brian G. Kelly or any of the directors on our board of directors selected by Vivendi, (ii) are not employees of the Company or Vivendi or any of their affiliates and (iii) have no financial interest in the transactions contemplated by the Stock Purchase Agreement different from, or in addition to the Company's unaffiliated stockholders.

        The foregoing discussion of the information and factors considered by our board of directors is not intended to be exhaustive but includes the material factors considered by our board of directors. In view of the variety of factors considered in connection with its evaluation of the transactions contemplated by the Stock Purchase Agreement, our board of directors did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determination and recommendation. In addition, individual directors may have given different weights to different factors. Our board of directors made its determination based upon the totality of the information it considered.

        After consideration of, and based upon, the unanimous recommendation of the special committee, our board of directors unanimously determined that it is in the best interests of the Company, and declared it advisable, to enter into the Stock Purchase Agreement and consummate the transactions contemplated thereby. Our board of directors recommends unanimously that the stockholders of the Company vote "FOR" the proposal to approve the Stock Purchase Agreement and the transactions contemplated thereby and "FOR" the proposal to adjourn the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies to vote in favor of the proposal to approve the Stock Purchase Agreement and the transactions contemplated thereby.

Opinion of Centerview Partners LLC

        On July 24, 2013, Centerview, the financial advisor to the special committee, delivered to the special committee its oral opinion, subsequently confirmed in a written opinion dated July 24, 2013 (and orally reaffirmed July 25, 2013), to the effect that, as of the date of such opinion, based upon and subject to the various assumptions and limitations set forth in the written opinion, the aggregate consideration to be paid by Activision Blizzard in the Stock Purchase Transaction pursuant to the Stock Purchase Agreement was fair, from a financial point of view, to Activision Blizzard.

        The full text of the written opinion of Centerview, dated July 24, 2013, which sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Centerview in connection with its opinion, is attached as Annex B to this proxy statement and is incorporated by reference herein in its entirety. Centerview provided its opinion solely for the information and assistance of the special committee (in their capacity as directors and not in any other capacity) and its opinion is limited to and addresses only the fairness, from a financial point of view, as of the date thereof, to Activision Blizzard of the aggregate consideration to be paid by Activision Blizzard in the Stock Purchase

Transaction pursuant to the Stock Purchase Agreement. Centerview's opinion does not address any other term or aspect of the Stock Purchase Agreement or the transactions contemplated thereby and does not constitute a recommendation to any stockholder of Activision Blizzard or any other person as to how such stockholder or other person should vote or otherwise act with respect to the Stock Purchase Agreement or any other matter. Centerview has consented to the inclusion of a copy of its written opinion as Annex B to this proxy statement. The summary of the written opinion of Centerview set forth below is qualified in its entirety by reference to the full text of such written opinion.

        We encourage you to read carefully the written opinion of Centerview described above in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken by Centerview in connection with its opinion.

  Summary of Centerview's Opinion

        In connection with its opinion, Centerview reviewed, among other things:

  •
  drafts of the Stock Purchase Agreement and certain related agreements, in each case dated July 24, 2013;

  •
  Annual Reports on Form 10-K of the Company for the years ended December 31, 2012, December 31, 2011 and December 31, 2010;

  •
  certain interim reports to shareholders and Quarterly Reports on Form 10-Q of the Company, including the Quarterly Report on Form 10-Q for the three months ended March 31, 2013;

  •
  certain publicly available research analyst reports for the Company; and

  •
  certain internal information relating to the business, operations, earnings, cash flow, assets, liabilities and prospects of the Company, including certain financial forecasts, analyses and projections relating to the Company prepared by management of the Company and furnished to Centerview by the Company for purposes of Centerview's analysis, including the "Projections" described under the caption "—Projected Financial Information," and certain internal information relating to the net operating loss carryforwards of New VH (the "New VH NOLs") furnished to Centerview by the Company for purposes of Centerview's analysis.

        Centerview's opinion refers to the items in the bullet points above collectively as the internal data. For purposes of this section, all of the transactions contemplated by the Stock Purchase Agreement, including the Stock Purchase Transaction and the Private Sale, are collectively referred to herein as the "Transaction."

        Centerview also conducted discussions with members of the senior management and representatives of the Company regarding their assessment of the internal data and the strategic rationale for the Transaction. In addition, Centerview reviewed certain financial data for the Company and compared that data with publicly available financial and stock market data for certain other companies, the securities of which are publicly traded, in lines of business that Centerview deemed relevant. Centerview also compared certain of the proposed financial terms of the Stock Purchase Transaction with the financial terms, to the extent publicly available, of certain other transactions that Centerview deemed relevant and conducted such other financial studies and analyses and took into account such other information as Centerview deemed appropriate.

        Centerview assumed, without independent verification or any responsibility therefor, the accuracy and completeness of the financial, legal, regulatory, tax, accounting and other information supplied to, discussed with, or reviewed by Centerview for purposes of its opinion and, with the special committee's consent, relied upon such information as being complete and accurate. In that regard, Centerview assumed, at the special committee's direction, that the internal data was reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the matters covered thereby and Centerview relied, at the special committee's direction, on the internal data (including the Management Projections referred to below) for purposes of its analysis and opinion. Centerview expressed no view or opinion as to the internal data or the assumptions on which it is based. In addition, at the special committee's direction, Centerview did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet or otherwise) of the Company or New VH, nor was Centerview furnished with any such evaluation or appraisal, and Centerview was not asked to conduct, and did not conduct, a physical inspection of the properties or assets of the Company or New VH. Centerview assumed, at the special committee's direction, (i) that New VH had no assets or liabilities other than the shares of Activision Blizzard common stock to be acquired in the Stock Purchase Transaction and the New VH NOLs, (ii) that the amount and terms of the New VH NOLs were accurately described in the Stock Purchase Agreement and internal data and that the Company will be able to fully utilize all of the New VH NOLs in the amounts and time periods contemplated in the internal data and (iii) all of the representations and warranties contained in the Stock Purchase Agreement were true and correct as of the date of Centerview's opinion. Centerview assumed, at the special committee's direction, that the final executed Stock Purchase Agreement and related agreements would not differ in any respect material to Centerview's analysis or its opinion from the draft agreements reviewed by Centerview. Centerview also assumed, at the special committee's direction, that the Transaction will be consummated on the terms set forth in the Stock Purchase Agreement, without delay or waiver, modification or amendment of any term, condition or agreement, the effect of which would be material to its analysis or opinion and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Transaction, no delay, limitation, restriction, condition or other change will be imposed, the effect of which would be material to Centerview's analysis or opinion or which otherwise would have an adverse effect on the Company or New VH or on the contemplated benefits expected by the Company to result from the Transaction. Centerview did not evaluate and expressed no opinion as to the solvency or fair value of the Company or New VH, or the ability of the Company or New VH to pay its obligations when they come due, or as to the impact of the Transaction on such matters, under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. Centerview is not a legal, regulatory, tax or accounting advisor, and it did not express any opinion as to any legal, regulatory, tax or accounting matters.

        Centerview's opinion did not address the Company's underlying business decision to proceed with or effect the Transaction, or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available to the Company or in which the Company might engage. Centerview's opinion was limited to and addressed only the fairness, from a financial point of view, as of the date of the opinion, to the Company of the aggregate consideration to be paid by the Company in the Stock Purchase Transaction pursuant to the Stock Purchase Agreement. Centerview's opinion did not address any other term or aspect of the Stock Purchase Agreement or the Transaction, including, without limitation, the structure or form of the Transaction or any other agreements or arrangements contemplated by the Stock Purchase Agreement or entered into in connection with or otherwise contemplated by the Transaction, including, without limitation, the fairness of the Transaction or any other term or aspect of the Transaction to, or any consideration to be received in connection therewith by, or the impact of the Transaction on, the holders of any class of securities, creditors, or other constituencies of the Company or any other party. In addition, Centerview did not opine as to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to be paid or payable to any of the officers, directors or employees of the Company or any party, or class of such persons in connection with the Transaction, whether relative to the aggregate consideration to be paid by the Company pursuant to the Stock Purchase Agreement or otherwise. Centerview's opinion was necessarily based on financial, economic, monetary, currency, market and other conditions and circumstances as in effect on, and the information made available to Centerview as of, the date of Centerview's written opinion, and Centerview does not have any obligation or responsibility to update, revise or reaffirm its opinion based on circumstances, developments or events occurring after the date of its written opinion. Centerview did not and does not express any opinion as to the price at which Activision Blizzard common stock will trade at any time, including following announcement or consummation of the Transaction.

        Centerview expressed no opinion and made no recommendation as to how the special committee or the Company's board of directors or any other person should vote or otherwise act in connection with the Transaction or any other matter.

        The issuance of Centerview's opinion was approved by the Centerview Partners LLC Fairness Opinion Committee.

  Summary of Financial Analysis

        The following is a summary of the material financial and comparative analyses that Centerview deemed to be appropriate for this type of transaction and that were reviewed with the special committee in connection with rendering Centerview's opinion. The following summary, however, does not purport to be a complete description of all the financial analyses performed by Centerview in connection with rendering its opinion, nor does the order of analyses described represent relative importance or weight given to those analyses by Centerview.

        Some of the summaries of the financial analyses include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the financial analyses of Centerview. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before July 23, 2013 (the latest trading day prior to the date that Centerview delivered its opinion to the special committee) and is not necessarily indicative of current market conditions.

  Historical Stock Trading Analysis

        Centerview reviewed the historical trading prices for Activision Blizzard common stock for the 52-week period ended July 19, 2013. Centerview noted that the 52-week low and the 52-week high closing prices for Activision Blizzard common stock were $10.45 and $16.11 per share, respectively.

  Analyst Price Targets

        Centerview also reviewed stock price targets for Activision Blizzard common stock reflected in publicly available Wall Street research analyst reports. Centerview noted that the range of analyst stock price targets from all research analyst reports available to Centerview with ratings on Activision Blizzard common stock after the first quarter of 2013 was $14.50 to $22.00 per share, compared to the $13.60 implied price per share of Activision Blizzard common stock derived from the aggregate consideration to be paid by the Company in the Stock Purchase Transaction pursuant to the Stock Purchase Agreement.

  Public Comparables Analysis

        Centerview compared certain financial information for the Company to corresponding financial information for the following publicly traded companies that Centerview deemed comparable based on its experience and professional judgment to the Company:

Traditional Video Game Publishers

  •
  Electronic Arts Inc.

  •
  Take-Two Interactive Software, Inc.

  •
  Ubisoft Entertainment

Online Gaming Companies

  •
  Changyou.com Ltd.

  •
  DeNA Co., Ltd.

  •
  Giant Interactive Group Inc.

  •
  GREE Inc.

  •
  NCSoft Corp.

  •
  Neowiz Games Corp.

  •
  Nexon Co. Ltd.

  •
  NetEase, Inc.

  •
  NHN Corp.

  •
  Perfect World Co., Ltd.

  •
  Tencent Holdings Ltd

  •
  Zynga Inc.

Film Companies

  •
  DreamWorks Animation SKG, Inc.

  •
  Lions Gate Entertainment Corp.

Media Conglomerates

  •
  CBS Corporation

  •
  Comcast Corporation

  •
  The Walt Disney Company

  •
  Time Warner Inc.

  •
  Viacom, Inc.

        Although none of the selected companies is directly comparable to the Company, these companies were selected, among other reasons, because they are publicly traded traditional video game publishers, online gaming companies, film companies and media conglomerates with operations and businesses that, for purposes of Centerview's analysis, may be considered similar to those of the Company.

        Using publicly available information as of July 19, 2013, Centerview calculated, for each selected company, the company's enterprise value as a multiple of the company's calendar year 2012 earnings before interest, taxes, depreciation and amortization (EBITDA) ("Enterprise Value/2012A EBITDA"). Using publicly available information as of July 19, 2013, Centerview also calculated, for each selected company, the company's market price per share as a multiple of the consensus equity research analyst estimate for the company's calendar year 2013 fully taxed cash earnings per share ("Share Price/2013E EPS").

        The following table represents the results of this analysis:

Traditional Video Game Publishers	Mean	Median
Enterprise Value/2012A EBITDA	8.8x	8.8x
Share Price/2013E EPS	15.4x	15.1x

Online Gaming Companies	Mean	Median
Enterprise Value/2012A EBITDA	7.9x	6.1x
Share Price/2013E EPS	13.0x	12.6x

Film Companies	Mean	Median
Enterprise Value/2012A EBITDA	23.9x	23.9x
Share Price/2013E EPS	27.1x	27.1x

Media Conglomerates	Mean	Median
Enterprise Value/2012A EBITDA	10.4x	10.6x
Share Price/2013E EPS	17.2x	17.2x

        Based on this analysis and other considerations that Centerview deemed relevant in its professional judgment, Centerview applied a valuation range of 6.5x to 8.5x to the Company's calendar year 2012 EBITDA and applied a valuation range of 16.0x to 20.0x to the Company's estimated calendar year 2013 fully taxed cash earnings per share, which, in the case of the estimated calendar year 2013 fully taxed cash earnings per share, is based on the Management Projections referred to below.

        Applying the valuation ranges above resulted in the following implied per share equity value ranges for Activision Blizzard common stock:

Valuation Basis (Applied Range)	Implied Per Share Price Range
Enterprise Value/2012A EBITDA (6.5x - 8.5x)	$13.95 - $17.04
Share Price/2013E EPS (16.0x - 20.0x)	$13.14 - $16.42

        Centerview then compared the results of the above analysis to the $13.60 implied price per share of Activision Blizzard common stock derived from the aggregate consideration to be paid by the Company in the Stock Purchase Transaction pursuant to the Stock Purchase Agreement.

  Precedent Acquisitions Analysis

        Centerview analyzed certain information relating to selected transactions that Centerview deemed relevant to consider in relation to the Company and the Transaction. These transactions were:

Date Announced	Target	Acquiror
02/12/13	NBC Universal	Comcast Corporation
06/15/10	British Sky Broadcasting Group	News Corp
11/13/09	Unitymedia GmbH	Liberty Global Inc.
08/31/09	Marvel Entertainment, Inc.	The Walt Disney Company
02/18/11	Citadel Broadcasting Corporation	Cumulus Media Inc.

        No company or transaction used in this analysis is identical or directly comparable to the Company or the Transaction. There were a limited number of large scale transactions in the video game sector, therefore the transactions above were selected, among other reasons, because their participants, size and other factors, for purposes of Centerview's analysis, may be considered similar to the Transaction. Financial data for the selected transactions were based on publicly available information at the time of the announcement of the relevant transactions.

        Using publicly available information, Centerview calculated, for each selected transaction, the implied enterprise value, as a multiple of the target company's last-twelve months, or LTM, EBITDA at the time of the transaction ("Enterprise Value/LTM EBITDA") and the implied equity value, as a multiple of the target company's LTM net income at the time of the transaction ("Equity Value/LTM Net Income").

        The following table represents the results of this analysis:

Precedent Transactions	Mean	Median
Enterprise Value/LTM EBITDA	10.3x	10.0x
Equity Value/LTM Net Income	21.8x	23.6x

        Based on the analysis above and other considerations that Centerview deemed relevant in its professional judgment, Centerview applied a valuation range of 7.0x to 10.0x to the Company's last-twelve-months EBITDA as of the quarter ending June 30, 2013 and a valuation range of 14.0x to 18.0x to the Company's last-twelve months net income as of June 30, 2013.

        Applying the ranges above resulted in the following implied per share equity value ranges for Activision Blizzard common stock:

Valuation Basis (Applied Range)	Implied Per Share Price Range
Enterprise Value/LTM EBITDA (7.0x - 10.0x)	$14.32 - $18.78
Equity Value/LTM Net Income (14.0x - 18.0x)	$15.88 - $20.41

        Centerview then compared the results of the above analysis to the $13.60 implied price per share of Activision Blizzard common stock derived from the aggregate consideration to be paid by the Company in the Purchase Transaction pursuant to the Purchase Agreement.

  Discounted Cash Flow Analysis

        Centerview performed a discounted cash flow analysis of the Company based on the Management Projections referred to below under "—Projected Financial Information," Downside Case Projections (referred to below under "—Projected Financial Information") and Street Case Projections (referred to below under "—Projected Financial Information"). Centerview determined a terminal value for the Company using a terminal EBITDA multiple range of 6.5x to 8.5x, which implied perpetuity growth rates of (1.5%) to 2.4% based on the Management Projections, (1.4%) to 2.6% based on the Downside Projections and (2.6%) to 1.6% based on the Street Case Projections. The fully-taxed unlevered free cash flows from the Management Operating Plan Case, Downside Case and Street Case for the fiscal years 2013 to 2017 (the 2017 fully-taxed unlevered free cash flows were extrapolated by Centerview for purposes of this analysis at the direction of the special committee and based on Centerview's discussions with management of the Company regarding the Management Projections from 2013 to 2016) were then discounted to present values using a range of discount rates from 8.0% to 10.0%. This range of discount rates was based on Centerview's analysis of the Company's weighted average cost of capital. In performing its discounted cash flow analysis, Centerview assumed $4.5 billion of cash as of June 30, 2013.

        This analysis resulted in the following implied per share equity value ranges for the Company's common stock:

Case	Implied Per Share Price Range
Management Projections	$14.96 - $18.16
Downside Case Projections	$14.00 - $16.89
Street Case Projections	$15.71 - $19.03

        In addition, at the direction of the special committee, Centerview calculated the present value of the New VH NOLs (taking into account applicable limitations) based on a range of discount rates from 8.0% to 10.0%, resulting in a present value range of the New VH NOLs of $195 million to $202 million. Centerview performed its discounted cash flow analysis based on the Management Projections and Downside Case Projections and reflecting a present value range of $195 million to $202 million for the

New VH NOLs. This analysis resulted in the following implied per share equity value ranges for Activision Blizzard common stock:

Case	Implied Per Share Price Range
Management Projections	$15.12 - $18.33
Downside Case Projections	$14.16 - $17.06

        Centerview then compared the results of the above analyses to the $13.60 implied price per share of Activision Blizzard common stock derived from the aggregate consideration to be paid by the Company in the Stock Purchase Transaction pursuant to the Stock Purchase Agreement.

  Other Considerations

        The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Centerview believes that selecting portions of the analyses or of the summary set forth above, without considering the analyses as a whole, could create an incomplete view of the processes underlying Centerview's opinion. In arriving at its fairness determination, Centerview considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis considered by it. Rather, Centerview made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its analyses. In its analyses, Centerview considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of the Company. No company or other transaction used in the analyses is identical to the Company or the Transaction, and an evaluation of the results of the analyses is not entirely mathematical. The analyses involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading, acquisition or other values of the companies analyzed. The estimates contained in the analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by the analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, the analyses are inherently subject to substantial uncertainty. Centerview prepared the above analyses for the purpose of providing its opinion to the special committee regarding whether, as of the date of Centerview's written opinion, the aggregate consideration to be paid by the Company in the Stock Purchase Transaction pursuant to the Stock Purchase Agreement was fair, from a financial point of view, to the Company. Because these analyses are inherently subject to uncertainty, being based upon numerous factors or events beyond the control of the parties or their respective advisors, none of the Company, Centerview or any other person assumes responsibility if future results are materially different from those forecasted.

        Centerview's opinion and analyses were only one of many factors taken into consideration by the special committee in its evaluation of the Transaction. Consequently, the analyses described above should not be viewed as determinative of the views of the special committee or the Company's management with respect to the aggregate consideration or as to whether the special committee would have been willing to determine that a different consideration was fair. The consideration for the Transaction was determined through arm's-length negotiations between the Company and Vivendi and was approved by the special committee. Centerview provided advice to the special committee during these negotiations. Centerview did not, however, recommend any specific amount of consideration to the Company or the special committee or that any specific amount of consideration constituted the only appropriate consideration for the Transaction.

        Centerview is a securities firm engaged directly and through affiliates and related persons in a number of investment banking, financial advisory and merchant banking activities. In the two years prior to the date of its written opinion, Centerview had not provided any investment banking services to the Company or its affiliates. In the two years prior to the date of its written opinion, Centerview did not provide any investment banking services to Vivendi, ASAC or their respective affiliates for which Centerview received compensation, and during such time Centerview did not have any material relationships with any such person. Centerview may provide investment banking and other services to or with respect to the Company, Vivendi, ASAC or their respective affiliates in the future, for which Centerview may receive compensation. Certain (1) of Centerview's and its affiliates' directors, officers, members and employees, or family members of these persons, (2) of Centerview's affiliates or related investment funds and (3) investment funds or other persons in which any of the foregoing may have financial interests or with which they may co-invest, may at any time acquire, hold, sell or trade, in debt, equity and other securities of, or investments in, the Company, Vivendi, ASAC or any of their respective affiliates, or any other party that may be involved in the Transaction.

        The special committee selected Centerview as its financial advisor because it is a nationally recognized investment banking firm that has substantial experience in transactions similar to the transaction. Centerview has acted as financial advisor to the special committee in connection with the Transaction. In consideration of Centerview's services, pursuant to a letter agreement dated March 8, 2013, the Company has agreed to pay Centerview a monthly retainer fee of $350,000, a discretionary fee of $2 million in the sole discretion of the special committee based on the special committee's assessment of the performance by Centerview of its services and a transaction fee of $5 million, which is contingent upon and will become payable upon the consummation of the transaction. In the event Centerview agrees to provide additional financial advisory services to the special committee that are not specified in the letter agreement, the Company will pay additional fees to Centerview in amounts as the special committee and Centerview will agree in writing. The Company has also agreed to reimburse certain of Centerview's expenses arising, and to indemnify Centerview against certain liabilities that may arise, out of its engagement.

Projected Financial Information

        The Company's senior management does not as a matter of course make public projections as to future performance or earnings beyond the current fiscal year and is especially wary of making projections for extended earnings periods due to the unpredictability of the underlying assumptions and estimates. However, financial forecasts for fiscal years 2013, 2014, 2015 and 2016 prepared by management were made available to the special committee, the board and the special committee's financial advisors in connection with their respective considerations of the proposed transaction. We have included a summary of these projections below (the "Management Projections"). The Management Projections and the other projections set forth below in this proxy statement have been included to give our stockholders access to certain nonpublic information provided to the special committee, the board and the special committee's financial advisors for purposes of considering and evaluating the proposed transaction. The inclusion of the Management Projections and the other projections set forth below should not be regarded as an indication that we or the special committee, the board, Centerview, or any other recipient of this information considered, or now considers, them to be an assurance of the achievement of future results.

        The Company advised the recipients of the Management Projections and certain of the other projections set forth below that its internal financial forecasts upon which the Management Projections and such other projections were based are subjective in many respects. The Management Projections and such other projections reflect numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, many of which are difficult to predict, subject to significant economic and competitive uncertainties and beyond the Company's control. As a result, there can be no assurance that the Management Projections or such other projections will be realized or that actual results will not be significantly higher or lower than projected. The Management Projections and such other projections were prepared for internal use and to assist the financial advisors to the special committee with their due diligence investigations of the Company and not with a view toward public disclosure or toward complying with GAAP, the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. The Management Projections and such other projections included herein have been prepared by or at the direction of, and are the responsibility of, the Company. PricewaterhouseCoopers LLP, the Company's independent registered public accounting firm, has not examined or compiled any of the Management Projections or such other projections, and accordingly, PricewaterhouseCoopers LLP does not express an opinion or any other form of assurance with respect thereto. The PricewaterhouseCoopers LLP report incorporated by reference in this proxy statement relates to the Company's historical financial information. It does not extend to the Management Projections or such other projections and should not be read to do so.

        Projections of this type are based on estimates and assumptions that are inherently subject to factors such as industry performance, general business, economic, regulatory, market and financial conditions, as well as changes to the business, financial condition or results of operations of the Company, including the factors described under "Cautionary Statement Concerning Forward-Looking Information," which factors may cause the Management Projections or such other projections or the underlying assumptions thereof to be inaccurate. Since the Management Projections and such other projections cover multiple years, such information by its nature becomes less reliable with each successive year. Neither the Management Projections nor such other projections take into account any circumstances or events occurring after the date they were prepared.

        Readers of this proxy statement are cautioned not to place undue reliance on the specific portions of the Management Projections or such other projections set forth below. No one has made or makes any representation to any stockholder regarding the information included in the Management Projections or such other projections.

        For the foregoing reasons, as well as the bases and assumptions on which the Management Projections and such other projections were compiled, the inclusion of specific portions of the Management Projections and such other projections in this proxy statement should not be regarded as an indication that such Management Projections or such other projections will be an accurate prediction of future events, and they should not be relied on as such. Except as required by applicable securities laws, the Company does not intend to update, or otherwise revise the Management Projections or such other projections or the specific portions presented to reflect circumstances existing after the date when made or to reflect the occurrence of future events, even in the event that any or all of the assumptions are shown to be in error.

        The following is a summary of the Management Projections:

Summary of the Management Projections

	Fiscal Year End
(dollars in million unless otherwise stated)	2013E	2014E	2015E	2016E
Adjusted Revenue(1)	$4,223	$4,762	$4,673	$5,294
Adjusted EBITDA(1)	1,372	1,581	1,691	1,916
Adjusted Net Income(1)	946	1,091	1,171	1,328

(1)
Non-GAAP financial metrics exclude change in deferred net revenue and related cost of sales with respect to certain online games, stock-based compensation, restructuring costs, intangible amortization, impairment of goodwill and related income tax adjustments related to all of the above items.

        In addition, at the direction of the special committee, a more conservative case (the "Downside Case Projections") was used by the special committee's financial advisor in connection with its valuation analyses of the Company and was presented to the special committee. The Downside Case Projections are based on Centerview's downward adjustments to Management Projections to account for more conservative estimates of future revenues and operating income to be generated by the Call of Duty and Skylanders franchises.

        The following is a summary of the Downside Case Projections:

Summary of the Projections

	Fiscal Year End
(dollars in million unless otherwise stated)	2013E	2014E	2015E	2016E
Adjusted Revenue(1)	$4,155	$4,726	$4,552	$5,016
Adjusted EBITDA(1)	1,319	1,555	1,598	1,729
Adjusted Net Income(1)	907	1,072	1,103	1,191

(1)
Non-GAAP financial metrics exclude change in deferred net revenue and related cost of sales with respect to certain online games, stock-based compensation, restructuring costs, intangible amortization, impairment of goodwill and related income tax adjustments related to all of the above items.

        In addition, a set of projections derived from analyst estimates for the Company were prepared by the special committee's financial advisor (the "Street Case Projections") and used by the special committee's financial advisor in connection with its valuation analyses of the Company. The following is a summary of the Street Case Projections:

        The following is a summary of the Street Case Projections:

Summary of the Projections

	Fiscal Year End
(dollars in million unless otherwise stated)	2013E	2014E	2015E	2016E
Adjusted Revenue(1)	$4,276	$4,651	$4,757	$4,970
Adjusted EBITDA(1)	1,412	1,697	1,828	1,971
Adjusted Net Income(1)	970	1,185	1,308	1,385

(1)
Non-GAAP financial metrics exclude change in deferred net revenue and related cost of sales with respect to certain online games, stock-based compensation, restructuring costs, intangible amortization, impairment of goodwill and related income tax adjustments related to all of the above items.

        The discounted cash flow analysis performed by the special committee's financial advisor with respect to the Management Projections, the Downside Case Projections and the Street Case Projections did not rely on or incorporate any reconciliation of non-GAAP metrics to comparable GAAP metrics, and was performed on an adjusted non-GAAP basis. See "—Opinion of Centerview Partners LLC."

Accounting

        The Stock Purchase Transaction will be accounted for as a share repurchase and carried as treasury shares, which reduces total shareholders' equity in the consolidated balance sheet of the Company.

Interests of Our Directors and Executive Officers in the Transactions Contemplated by the Stock Purchase Agreement

        In considering the recommendation of our board of directors with respect to the proposals, you should be aware that some of our directors and executive officers have interests in the Stock Purchase Agreement and the transactions contemplated thereby that are different from, or in addition to, the interests of our stockholders generally. These interests may present them with actual or potential conflicts of interest, and these interests, to the extent material, are described below. The special committee and our board of directors were aware of these interests and considered them, among other factors, when determining whether to approve the transactions contemplated by the Stock Purchase Agreement.

  Interests in ASAC II LP and ASAC II LLC

        Under the Stock Purchase Agreement, ASAC, an investment vehicle formed by Robert A. Kotick, our President and Chief Executive Officer and a member of our board of directors, and Brian G. Kelly, Co-Chairman of our board of directors, has agreed to purchase up to 171,968,042 shares of Activision Blizzard common stock from Vivendi for an aggregate amount of $2,338,765,371.20 or $13.60 per share for the shares of Activision Blizzard common stock to be acquired by ASAC, provided that the number of shares to be acquired by ASAC may be reduced under certain circumstances as provided in the Stock Purchase Agreement.

        The General Partner of ASAC is managed and controlled by Messrs. Kotick and Kelly, and each of them owns, through his affiliates, 50% of the membership interests of the General Partner. Each of Messrs. Kotick and Kelly has made, through his affiliates, a $5 million capital contribution to the General Partner and committed to make an additional $45 million capital contribution for a total capitalization of $100 million. The General Partner has agreed to make capital contributions to ASAC in the aggregate amount of $100 million in exchange for preferred and common interests in ASAC. Messrs. Kotick and Kelly will not, through the General Partner or otherwise, receive any management fee in respect of their service as managers of the General Partner or the General Partner's administration of the affairs of ASAC.

        ASAC will be capitalized by investments from its General Partner and each of its limited partners (the "Limited Partners") in the aggregate amount of approximately $1,723 billion and two bank loans from JPMorgan Chase Bank, N.A., London Branch and Bank of America, N.A., London Branch, in the amounts of $429 million and $214 million, respectively. ASAC has been formed for the limited purpose of acquiring, holding and disposing of the shares of Activision Blizzard common stock to be purchased by it pursuant to the Stock Purchase Agreement. Messrs. Kotick and Kelly, through its General Partner, will be entitled to exercise the rights of ASAC, as a stockholder of the Company, including voting rights and the registration rights under the stockholders agreement to be entered into by the Company, ASAC and, for the limited purposes set forth therein, Messrs. Kotick and Kelly at closing (the "ASAC Stockholders Agreement").

        Unless earlier terminated, the winding up of ASAC's affairs will commence upon the occurrence of a mandatory termination event on the fourth anniversary of the consummation of the transactions contemplated by the Stock Purchase Agreement. Upon commencement of the winding up of ASAC, ASAC will repay the two bank loans by selling its shares of Activision Blizzard common stock and, following payment of or due provision for ASAC's other liabilities, the remaining shares will be distributed to the partners, including the General Partner. The distribution priorities are structured so that each partner receives distributions yielding an internal rate of return of 7.0% and return of its capital contribution in respect of its preferred interests before the partners receive any distributions in respect of the common interests. Thereafter, Messrs. Kotick and Kelly, through the General Partner, would be entitled to disproportionate allocations in respect of the common interests at varying percentages based on the returns received by the partners and as more fully described under "ASAC Capitalization and Terms of ASAC Debt Financing."

  Description of Employment Agreement Ramifications and Waiver Letters

        On March 15, 2012 and June 30, 2012, respectively, Messrs. Kotick and Kelly each entered into employment agreements with the Company. Under the terms of each of these agreements, if there is a change in control during the term of employment, Messrs. Kotick and Kelly are entitled to, among other things, payments of approximately $30 million to $45 million and $15 million to $22.5 million, respectively.

        Pursuant to and concurrently with the signing of the Stock Purchase Agreement, the Company and each of Messrs. Kotick and Kelly entered into certain waiver and acknowledgement letters (the "Waiver and Acknowledgement Letters"), which provide, among other things:

  •
  that the transactions contemplated by the Stock Purchase Agreement and the other transaction documents, taken individually or collectively, will not (or will be deemed not to) constitute a "change in control" (or similar term) under their respective employment arrangements, including their employment agreements with the Company, the Company's 2008 Incentive Plan or any award agreements in respect of awards granted thereunder, or other benefit plans and arrangements;

  •
  that in determining whether a "change in control" or similar term has occurred with respect to Messrs. Kotick and Kelly's employment arrangements with the Company (1) the shares of Activision Blizzard common stock acquired by ASAC and held or controlled directly by ASAC, by the investors in ASAC, Messrs. Kotick and Kelly, any lender to ASAC or their respective affiliates or transferees in connection with the contemplated transactions will not be included in or count toward such determination, (2) the investors in ASAC will not be deemed to be a group for purposes of such determination, and (3) any changes in the composition in the board of directors of Activision Blizzard, in connection with or during the one-year period following the consummation of the contemplated transactions will not contribute towards such determination; and

  •
  for the waiver by Messrs. Kotick and Kelly of their rights to change in control related payments, benefits or vesting under their employment agreements with the Company, the Company's 2008 Incentive Plan or any award agreements in respect of awards granted thereunder, and other benefit plans and arrangements (in each case, with respect to all current and future grants, awards, benefits or entitlements) in connection with or as a consequence of the contemplated transactions.

        As a result of these waivers, these change in control payments and benefits, including the cash bonuses of $30 million to $45 million for Mr. Kotick and $15 million to $22.5 million for Mr. Kelly, would not be payable upon consummation of the transactions contemplated by the Stock Purchase Agreement. Messrs. Kotick and Kelly received no guarantee of future employment or positions as directors on the board of directors in connection with these transactions and will not receive any transaction or other bonus as part of these transactions.

  Vivendi Directors

        Six of the eleven current members of our board of directors are selected by Vivendi and/or its controlled affiliates. Each of the six members of our board of directors is an executive officer of Vivendi or one of its affiliates. As of September 26, 2013, Vivendi beneficially owns 683,643,890 shares of Activision Blizzard common stock, and pursuant to the terms of the Stock Purchase Agreement, Vivendi has agreed to sell approximately 600,644,513 of its shares of Activision Blizzard stock in exchange for an aggregate consideration of approximately $8,168,765,376.80, or $13.60 per share being sold. As a result, the following current members of our board of directors selected by Vivendi and/or its controlled affiliates, each of whom has agreed, pursuant to the terms of the Stock Purchase Agreement, to resign upon consummation of the transactions contemplated thereby, may have an interest in the proposed transactions that differs from the interests of our stockholders generally:

Director	Vivendi Affiliation
Philippe G.H. Capron	Chief Financial Officer of Vivendi
Jean-Yves Charlier	Chairman and Chief Executive Officer of SFR (a subsidiary of Vivendi)
Frédéric R. Crépin	Executive Vice President, General Counsel and Secretary of the Supervisory Board and of the Management Board of Vivendi
Jean-François Dubos	Chairman of the Management Board of Vivendi
Régis Turrini	Senior Executive Vice President, M&A of Vivendi
Lucian Grainge	Chairman and Chief Executive Officer of the Universal Music Group (a subsidiary of Vivendi)

  Insurance and Indemnification of Directors and Executive Officers

        In the Stock Purchase Agreement, Activision Blizzard agreed that it will not, for a period of six years from the closing of the Stock Purchase Transaction, amend the Company's Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws in a manner that would adversely affect the rights of any person who is a Vivendi designee on our board of directors, as a director or officer of the Company, in his or her capacity as such, to indemnification by, and/or advancement of expenses from, the Company.

No Appraisal Rights

        No appraisal or dissenters' rights are available to our stockholders under Delaware law or our Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws in connection with the transactions contemplated by the Stock Purchase Agreement.

Material U.S. Federal Income Tax Consequences of the Stock Purchase Transaction

        The Stock Purchase Transaction is not expected to result in U.S. federal income tax consequences to our stockholders (other than Vivendi).

Financing of the Transactions Contemplated by the Stock Purchase Agreement

        We anticipate that the total funds needed to complete the Stock Purchase Transaction will be approximately $5.83 billion, which is expected to be funded through a combination of approximately $1.23 billion of cash on hand and $4.6 billion of net proceeds received by the Company (net of estimated $150 million of fees, expenses and upfront costs) in connection with the debt financing. The debt financing includes $2.25 billion of senior notes, the proceeds of which were funded into an escrow account on September 19, 2013 and are being held in such account, subject to the terms of the special mandatory redemption requirement as further described herein, pending the closing of the transactions contemplated by the Stock Purchase Agreement. The debt financing is also expected to include a $2.5 billion seven-year term loan facility to be entered into prior to or contemporaneously with the consummation of the transactions contemplated by the Stock Purchase Agreement.

  Activision Blizzard Debt Financing

  Senior Notes

        On September 19, 2013, the Company issued $1,500,000,000 aggregate principal amount of 5.625% Senior Notes due 2021 (the "2021 Senior Notes") and $750,000,000 aggregate principal amount of 6.125% Senior Notes due 2023 (the "2023 Senior Notes" and, together with the 2021 Senior Notes, the "Senior Notes") under an indenture dated as of September 19, 2013 (the "Indenture") among the Company, the guarantors named therein and Wells Fargo Bank, National Association, as trustee (the "Trustee"). The Senior Notes and related guarantees were offered and sold in a private transaction that is exempt from the registration requirements of the U.S. Securities Act of 1933, as amended. The following description is only a summary of the material provisions of the Indenture and does not purport to be complete and is qualified in its entirety by reference to the provisions of the Indenture, including the definitions therein of certain terms used below.

        The Senior Notes are:

  •
  unsecured senior obligations of the Company;

  •
  pari passu in right of payment with all existing and future senior indebtedness of the Company (including the Senior Credit Facilities to be entered into by the Company);

  •
  effectively subordinated to all secured indebtedness of the Company (including the Senior Credit Facilities to be entered into) to the extent of the value of the assets securing such indebtedness;

  •
  senior in right of payment to any future subordinated indebtedness of the Company;

  •
  structurally subordinated to all existing and future indebtedness and other liabilities of the Company's non-guarantor subsidiaries; and

  •
  initially guaranteed on a senior unsecured basis by each of the restricted subsidiaries that are expected to guarantee the Senior Credit Facilities.

Maturity and Interest

        The 2021 Senior Notes will mature on September 15, 2021 and the 2023 Senior Notes will mature on September 15, 2023.

  2021 Senior Notes

        The 2021 Senior Notes accrue interest at a rate of 5.625% per annum. Interest will be payable in cash semiannually, using a 360-day year comprised of twelve 30-day months, to holders of record at the close of business on the March 1 or September 1 immediately preceding the interest payment date, on March 15 and September 15 of each year, commencing March 15, 2014.

  2023 Senior Notes

        The 2023 Senior Notes accrue interest at a rate of 6.125% per annum. Interest will be payable semiannually in cash, using a 360-day year comprised of twelve 30-day months, to holders of record at the close of business on the March 1 or September 1 immediately preceding the interest payment date, on March 15 and September 15 of each year, commencing March 15, 2014.

Covenants

        The Indenture contains covenants that limit the ability of the Company and any of its restricted subsidiaries (as such term is defined in the Indenture) to, among other things:

  •
  incur additional debt, guarantee debt or issue certain preferred shares;

  •
  pay dividends or make other distributions on, or repurchase or redeem, our equity interests or make other restricted payments;

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  make certain investments;

  •
  create or incur liens;

  •
  enter into certain types of transactions with our affiliates; and

  •
  consolidate, merge, sell or otherwise dispose of all or substantially all of our assets.

        The Indenture also provides for customary events of default.

Conditional Escrow of Proceeds; Special Mandatory Redemption Feature

        In connection with the issuance of the Senior Notes, the Company entered into an escrow agreement (the "Escrow Agreement") with Wells Fargo Bank, National Association, as escrow agent and as trustee under the indenture governing the Senior Notes. The proceeds of the offering were deposited, pursuant to the Escrow Agreement, into a segregated account pending completion of the transactions contemplated by the Stock Purchase Agreement, which is terminable by the parties on or after October 15, 2013 if the transactions contemplated thereby have not closed by such date. Upon satisfaction of the conditions to the release of the funds from escrow (the "Release"), including, among other things, that the conditions to the transactions contemplated by the Stock Purchase Agreement have been satisfied or waived, the escrow funds will be used, along with cash on hand at the Company and proceeds from borrowings under the Term Loan Facility (as defined below) to finance the consideration to be paid by the Company to Vivendi in connection with the transactions contemplated by the Stock Purchase Agreement. The Company will be required to redeem the Senior Notes at 100% of the issue price of the Senior Notes, plus accrued and unpaid interest to, but excluding, the redemption date upon the earlier of (i) the termination of the Stock Purchase Agreement and (ii) December 18, 2013 if the transactions contemplated by the Stock Purchase Agreement have not closed by such date.

  Senior Credit Facilities

        In connection with the Stock Purchase Transaction, we expect to enter into a credit agreement governing the senior credit facilities with Bank of America, N.A., as administrative agent, and the financial institutions party thereto (the "Senior Credit Facilities"). The Senior Credit Facilities are expected to be structured as (a) a $2,500 million seven-year term loan facility (the "Term Loan Facility") and (b) a $250 million five-year revolving credit facility that will include sub-limits for letters of credit and the issuance of swingline loans (the "Revolving Loan Facility"). In addition, the Senior Credit Facilities will permit us to add one or more incremental facilities to the Term Loan Facility and/or increase commitments under the Revolving Loan Facility in an aggregate principal amount of up to (i) $750 million plus (ii) all voluntary prepayments and voluntary commitment reductions of the Senior Credit Facilities prior to the date of any such incurrence, to the extent any commitments under the Revolving Loan Facility are permanently reduced, plus (iii) an additional amount if, after giving effect to the incurrence of such additional amount, the senior secured net leverage ratio (as set forth in the Senior Credit Facilities) is equal to or less than 2.00 to 1.00.

        Three of the Company's U.S. subsidiaries, Activision Publishing, Inc., Blizzard Entertainment, Inc. and Activision Entertainment Holdings, Inc., will guarantee the obligations of the Company under the Senior Credit Facilities. Upon the closing of the Senior Credit Facilities, the Company and the guarantors will grant a security interest in substantially all of their U.S. assets, as security for the obligations under the Senior Credit Facilities.

        The Senior Credit Facilities are subject to customary closing conditions and to the extent the Release occurs prior to October 18, 2013, the closing of the Senior Credit Facilities is expected to be concurrent with the Release. To the extent the Release does not occur prior to October 18, 2013 (the expiration date of the Term Loan Facility and Revolving Loan Facility commitments under the commitment letter dated July 25, 2013), the Company intends to borrow under the Term Loan Facility and place the proceeds into escrow, which escrow would have similar conditions to the Escrow Agreement entered into in connection with the issuance of the Senior Notes.

        We intend to use the proceeds from the Senior Notes and Term Loan Facility on the closing date of the Stock Purchase Transaction to fund the Stock Purchase Transaction and pay fees and expenses incurred in connection therewith. Following the closing date of the Stock Purchase Transaction, the proceeds of the Revolving Loan Facility may be used for working capital and other general corporate purposes.

  ASAC Equity Capitalization and ASAC Debt Financing

        ASAC will be capitalized by equity investments from its partners and debt financing in the aggregate amount of $2.366 billion. The General Partner has agreed to make capital contributions to ASAC in an aggregate amount of $100 million and the Limited Partners have agreed to make capital contributions to ASAC in an aggregate amount of $1.623 billion. The debt financing, which will represent 27.2% of ASAC's overall capitalization, is expected to come from two loans from JPMorgan Chase Bank, N.A., London Branch and Bank of America, N.A., London Branch in the amounts of $429 million and $214 million, respectively. The debt financing represents 27.2% of ASAC's overall capitalization.

  ASAC Equity Capitalization

        ASAC has entered into subscription agreements, each dated July 25, 2013, with the General Partner and each of the Limited Partners, pursuant to which the General Partner and each of the Limited Partners will make capital contributions to ASAC in return for the following preferred and common interests in ASAC:

	Percentage Interests in ASAC
	Preferred	Class A Common	Class B Common	Class C Common	Class D Common
General Partner	5.584%	35.000%	17.500%	20.000%	25.000%
Limited Partners	94.416%	65.000%	82.500%	80.000%	75.000%

        Upon the commencement of the winding up of ASAC no later than the fourth anniversary of the consummation of the transactions contemplated by the Stock Purchase Agreement, and upon the repayment of the bank loans and the payment of due provision for any other liabilities of ASAC, the remaining shares of Activision Blizzard common stock held by ASAC will be distributed to the partners (based on the average closing price of shares of Activision Blizzard common stock over the 15 trading days immediately preceding the distribution date) in the following order of priority:

  •
  first, until the Preferred Return Threshold (defined below) has been met, to the partners pro rata in accordance with their respective percentage interests in respect of the Preferred Interests;

  •
  second, until the First Return Threshold (defined below) has been met, to the partners pro rata in accordance with their respective percentage interests of the Class A Common Interests;

  •
  third, until the Second Return Threshold (defined below) has been met, to the partners pro rata in accordance with their respective percentage interests in respect of Class B Common Interests;

  •
  fourth, until the Third Return Threshold (defined below) has been met, to the partners pro rata in accordance with their respective percentage interests in respect of Class C Common Interests; and

  •
  thereafter, to the partners pro rata in accordance with their respective percentage interests in respect of the Class D Common Interests.

The distribution thresholds are defined as follows:

  •
  "Preferred Return Threshold" means, with respect to any partner, (a) the receipt of distributions by such partner in respect of its Preferred Interests that yield an internal rate of return of 7.0% on such partner's capital contribution for its Preferred Interests, accruing from and including the date of the closing of the transactions contemplated by the Stock Purchase Agreement to but not including the date the last of such distributions is made, and (b) after the distributions under clause (a) have been made, the return to such partner of its capital contribution for its Preferred Interests.

  •
  "First Return Threshold" means (a) the receipt of distributions by the partners in respect of their Preferred Interests and Common Interests that yield an internal rate of return of 12.0% on the partners' aggregate capital contributions for their Preferred Interests, accruing from and including the date of the closing of the transactions contemplated by the Stock Purchase Agreement to but not including the date the last of such distributions is made, and (b) after the distributions under clause (a) have been made, the return to each partner of its capital contribution for its Class A Common Interests.

  •
  "Second Return Threshold" means (a) the receipt of distributions by the partners in respect of their Preferred Interests and Common Interests (excluding the return of each partner's capital contribution for its Class A Common Interests) that yield an internal rate of return of 18.0% on the partners' aggregate capital contributions for their Preferred Interests, accruing from and including the date of the closing of the transactions contemplated by the Stock Purchase Agreement to but not including the date the last of such distributions is made, and (b) after the distributions under clause (a) have been made, the return to each partner of its capital contribution for its Class B Common Interests.

  •
  "Third Return Threshold" means (a) the receipt of distributions by the partners in respect of their Preferred Interests and Common Interests (excluding the return of each partner's capital contributions for its Class A Common Interests and Class B Common Interests) that yield an internal rate of return of 22.0% on the partners' aggregate capital contributions for their Preferred Interests, accruing from and including the date of the closing of the transactions contemplated by the Stock Purchase Agreement to but not including the date the last of such distributions is made, and (b) after the distributions under clause (a) have been made, the return to each partner of its capital contribution for its Class C Common Interests.

ASAC Debt Financing

        ASAC received binding commitment letters, dated July 25, 2013, from JPMorgan Chase Bank, N.A., London Branch, and Merrill Lynch International to provide margin loans of $429 million and $214 million, respectively, and has negotiated definitive documentation in respect of such loans. The loans will be secured by shares of Activision Blizzard common stock to be purchased by ASAC pursuant to the Stock Purchase Agreement and will mature four years from the date of the closing of the purchase of such shares.

        The loans are expected to accrue interest at a fixed rate per annum to be determined on or about the closing date of the share purchase. Interest on the loans will be payable annually. Under certain circumstances related to its cash receipts, ASAC will have the option to pay such interest in kind. If the Activision Blizzard share price declines below certain levels, ASAC will be required to prepay portions of the loans to maintain certain ratios of the loan amount to the value of the shares and, if the closing price of the shares is below $5.44 on any day, ASAC will be required to prepay the loan in whole.

        Funding of the loans is conditioned on the consummation of ASAC's purchase of the shares in accordance with the Stock Purchase Agreement, and, among other things, upon: (i) the execution and delivery by ASAC and the General Partner of definitive documentation, which has been substantially finalized; (ii) ASAC's receipt of its equity financing; (iii) the pledge of the shares to the lenders; (iv) the assignment of ASAC's registration rights with respect to the shares to the lenders; and (v) the satisfaction of other conditions, such as the absence of certain events relating to the Company or the shares, the absence of prohibitions or restrictions on the transactions, and the accuracy of representations and warranties.

Regulatory Matters

        Each of ASAC and the Company filed the required notification under the HSR Act on July 26, 2013 and July 30, 2013, respectively, and each party received from the Department of Justice a notice regarding the termination of the respective waiting period under the HSR Act on August 2, 2013.

LEGAL PROCEEDINGS REGARDING THE TRANSACTIONS CONTEMPLATED BY THE STOCK
PURCHASE AGREEMENT

        On August 1, 2013, a purported stockholder of the Company filed a stockholder derivative action in the Superior Court of the State of California, County of Los Angeles, captioned Miller v. Kotick, et al., No. BC517086. The complaint names each member of our board of directors and Vivendi as defendants, and the Company as a nominal defendant. The complaint purports to state claims for breaches of fiduciary duties, waste of corporate assets and unjust enrichment in connection with Vivendi's sale of its stake in the Company and that Vivendi also breached its fiduciary duties. The plaintiff further alleges that a demand on our board of directors to institute action would be futile because a majority of our board of directors is not independent and a majority of the individual defendants face a substantial likelihood of liability for approving the transactions contemplated by the Stock Purchase Agreement. The complaint seeks, among other things, damages allegedly sustained by the Company, rescission of the transactions contemplated by the Stock Purchase Agreement, an order restricting our CEO and Co-Chairman from purchasing additional shares of Activision Blizzard common stock and an order directing us to take actions to improve and reform our corporate governance and internal procedures.

        On August 14, 2013, the Company received a letter from a stockholder of the Company seeking, pursuant to Section 220 of the Delaware General Corporation Law, to inspect the books and records of the Company to ascertain whether the Stock Purchase Transaction and Private Sale were in the best interests of the Company. The Company provided the stockholder with certain materials under a confidentiality agreement. On September 11, 2013, a complaint was filed under seal by the same stockholder in the Court of Chancery of the State of Delaware in an action captioned Pacchia v. Kotick et al., C.A. No. 8884-VCL. A public version of that complaint was filed on September 16, 2013. The complaint names each member of our board of directors and Vivendi as defendants, and the Company as a nominal defendant. The allegations in the complaint are substantially similar to the allegations in the above referenced matter filed on August 1, 2013. The complaint seeks, among other things, damages, injunctive relief to prevent the Private Sale from being consummated, reformation or rescission of the Private Sale if it is consummated, and disgorgement of any alleged benefits received by the defendants.

        On September 11, 2013, another stockholder of the Company filed a putative class action and stockholder derivative action in the Court of Chancery of the State of Delaware, captioned Hayes v. Activision Blizzard, Inc., et al., No. 8885-VCL. The complaint names our board of directors, Vivendi, New VH, ASAC, the General Partner of ASAC, Davis and FMR as defendants, and the Company as a nominal defendant. The complaint alleges that the defendants violated certain provisions of our Amended and Restated Certificate of Incorporation by failing to submit the matters contemplated by the Stock Purchase Agreement for approval by a majority of our stockholders (other than Vivendi and its controlled affiliates); that our board of directors committed breaches of their fiduciary duties in approving the Stock Purchase Agreement; that Vivendi allegedly violated fiduciary duties owed to other stockholders of the Company in entering into the Stock Purchase Agreement; that our CEO and Co-Chairman usurped a corporate opportunity from the Company; that our board of directors and Vivendi have engaged in actions to entrench our board of directors and officers in their offices; that the ASAC Entities, Davis and FMR aided and abetted breaches of fiduciary duties by the board of directors and Vivendi; and that our CEO and Co-Chairman, the ASAC Entities, Davis and FMR will be unjustly enriched through the Private Sale. The complaint seeks, among other things, a preliminary and permanent injunction of the Stock Purchase Agreement and the transactions contemplated thereby; rescission of the Private Sale; an order requiring the transfer to the Company of all or part of the shares that are the subject of the Private Sale; an order implementing measures to eliminate or mitigate the alleged entrenching effects of the Private Sale; an order requiring our CEO and Co-Chairman, the ASAC Entities, Davis and FMR to disgorge to the Company the amounts by which they have allegedly been unjustly enriched; and alleged damages sustained by the class and the Company. In addition, the stockholder sought a temporary restraining order preventing the defendants from consummating the transactions contemplated by the Stock Purchase

Agreement without stockholder approval. On September 18, 2013, the Delaware Court of Chancery issued a preliminary injunction order, enjoining the consummation of the transactions contemplated by the Stock Purchase Agreement pending (a) the issuance of a final decision after a trial on the merits; (b) receipt of a favorable Activision Blizzard stockholder vote on the transactions contemplated by the Stock Purchase Agreement under Section 9.1(b) of our Amended and Restated Certificate of Incorporation or (c) modification of such preliminary injunction order by the Delaware Court of Chancery or the Delaware Supreme Court. As a result of the preliminary injunction order, the Company is seeking stockholder approval of the Stock Purchase Agreement and the transactions contemplated thereby. On September 20, 2013, the Court of Chancery certified its order granting the preliminary injunction for interlocutory appeal to the Delaware Supreme Court. The defendants moved the Delaware Supreme Court to accept and hear the appeal on an expedited basis. On September 23, 2013, the Delaware Supreme Court accepted the appeal and granted the motion to hear the appeal on an expedited basis, with a hearing scheduled for October 10, 2013.

        On September 18, 2013, the Company received a letter from another purported stockholder of the Company seeking, pursuant to Section 220 of the Delaware General Corporation Law, to inspect the books and records of the Company to investigate potential wrongdoing or mismanagement in connection with the approval of the Stock Purchase Agreement.

        We believe that the defendants have meritorious defenses and intend to defend each of these lawsuits vigorously. However, these lawsuits and any other lawsuits are subject to inherent uncertainties and the actual outcome and costs will depend upon many unknown factors. The outcome of litigation is necessarily uncertain, and the Company could be forced to expend significant resources in the defense of these lawsuits and may not prevail.

        The Company also may be subject to additional claims in connection with the Stock Purchase Transaction and Private Sale. Monitoring and defending against legal actions is time consuming for our management and detracts from our ability to fully focus our internal resources on our business activities. In addition, the Company may incur substantial legal fees and costs in connection with litigation and, although coverage may be available under relevant insurance policies, coverage could be denied or prove to be insufficient. Under our Amended and Restated Certificate of Incorporation and the indemnification agreements that the Company has entered into with our officers and directors, the Company may be required in certain circumstances to indemnify and advance expenses to them in connection with their participation in proceedings arising out of their service to us. There can be no assurance that any of these payments will not be material.

        The Company is not currently able to estimate the possible cost to us from these lawsuits, as they are in the early stages and it cannot be determined how long it may take to resolve these matters or the possible amount of any damages that the Company may be required to pay. Moreover, the Company cannot be certain what the impact on our operations or financial position will be if any of the purported stockholder plaintiffs are successful in having the Stock Purchase Transaction and Private Sale rescinded or further enjoined. The Company has not established any reserves for any potential liability relating to these lawsuits. It is possible that the Company could, in the future, incur judgments or enter into settlements of claims for monetary damages. A decision adverse to the Company on these actions could result in the rescission or further enjoining of the Stock Purchase Transaction and Private Sale or the payment of substantial damages and could have a material adverse effect on our business, reputation, financial condition, results of operations, profitability, cash flows or liquidity.

 SELECTED HISTORICAL CONSOLIDATED FINANCIAL INFORMATION

        The following tables set forth our selected historical consolidated financial information as of the dates and for the periods indicated. The selected historical consolidated financial information as of December 31, 2012, 2011, 2010, 2009 and 2008, and for the years ended December 31, 2012, 2011, 2010, 2009 and 2008 has been derived from our audited consolidated financial statements. The selected historical consolidated financial information as of June 30, 2013 and for the six months ended June 30, 2013 and 2012 has been derived from our unaudited condensed consolidated financial statements. The unaudited condensed consolidated financial statements have been prepared on a basis consistent with the basis on which our audited consolidated financial statements have been prepared and, in the opinion of our management, reflect all adjustments, consisting only of normal and recurring adjustments, necessary for a fair presentation of such data.

        Our historical financial information may not be indicative of our future performance. Further, results for the six months ended June 30, 2013 are not necessarily indicative of the results to be expected for the full year or for any other periods.

	Six months ended June 30,		Year ended December 31,
(dollars in millions)	2013	2012	2012	2011	2010	2009	2008(5)
	(unaudited)
Net revenues
Product sales	$1,717	$1,672	$3,620	$3,257	$3,087	$3,080	$1,872
Subscription, licensing, and other revenues	658	575	1,236	1,498	1,360	1,199	1,154

Total net revenues	2,375	2,247	4,856	4,755	4,447	4,279	3,026
Costs and expenses
Cost of sales—product costs	440	486	1,116	1,134	1,350	1,432	1,160
Cost of sales—online subscriptions	111	140	263	255	250	212	193
Cost of sales—software royalties and amortization	99	88	194	218	338	348	267
Cost of sales—intellectual property licenses	52	27	89	165	197	315	219
Product development	247	259	604	629	626	627	592
Sales and marketing	223	216	578	545	516	544	464
General and administrative	186	291	561	456	375	395	271
Impairment of intangible assets	—	—	—	—	326	409	—
Restructuring	—	—	—	25	—	23	93

Total costs and expenses	1,358	1,507	3,405	3,427	3,978	4,305	3,259
Operating income	1,017	740	1,451	1,328	469	(26)	(233)
Investment and other income (expense), net	3	3	7	3	23	18	46

Income before income tax expense	1,020	743	1,458	1,331	492	(8)	(187)
Income tax expense	240	174	309	246	74	(121)	(80)

Net income	$780	$569	$1,149	$1,085	$418	$113	$(107)

		As of December 31,
	As of June 30, 2013
(dollars in millions)		2012	2011	2010	2009	2008(5)
	(unaudited)
Consolidated Balance Sheet Data
Cash and cash equivalents	$4,341	$3,959	$3,165	$2,812	$2,768	$2,958
Short-term investments	205	416	360	696	477	44
Total assets	13,411	14,200	13,277	13,447	13,742	14,465
Total liabilities	1,476	2,883	2,785	3,244	2,986	2,938
Total stockholders' equity	11,935	11,317	10,492	10,203	10,756	11,527

	Six months ended June 30,		Year ended December 31,
(dollars in millions)	2013	2012	2012	2011	2010	2009	2008(5)
	(unaudited)
Consolidated Statement of Cash Flows Data
Net cash provided by operating activities	$434	$245	$1,345	$952	$1,376	$1,183	$379
Net cash (used in) provided by investing activities	$176	$(74)	$(124)	$266	$(312)	$(443)	$1,101
Net cash (used in) provided by financing activities	$(176)	$(496)	$(497)	$(808)	$(1,053)	$(949)	$1,488

	Six months ended June 30,		Year ended December 31,(6)
(dollars in millions)	2013	2012	2012	2011	2010	2009
	(unaudited)
Non-GAAP Information
GAAP net revenues by distribution channel
Retail channels	$1,522	$1,479	$3,013	$2,697	$2,629	$2,622
Digital online channels(1)	765	656	1,537	1,640	1,440	1,234

Total Activision and Blizzard	2,287	2,135	4,550	4,337	4,069	3,856
Distribution	88	112	306	418	378	423

Total consolidated GAAP net revenues	2,375	2,247	4,856	4,755	4,447	4,279
Change in deferred net revenues(2)
Retail channels	(1,009)	(746)	69	(185)	251	457
Digital online channels(1)	47	140	62	(81)	105	39

Total changes in deferred net revenues	(962)	(606)	131	(266)	356	496

Non-GAAP net revenues by distribution channel
Retail channels	513	733	3,082	2,512	2,880	3,079
Digital online channels(1)	812	796	1,599	1,559	1,545	1,273

Total Activision and Blizzard	1,325	1,529	4,681	4,071	4,425	4,352
Distribution	88	112	306	418	378	423

Total non-GAAP net revenues(3)(4)	$1,413	$1,641	$4,987	$4,489	$4,803	$4,775

(1)
We define revenues from digital online channels as revenues from subscriptions and memberships, licensing royalties, value-added services, downloadable content, and digitally distributed products.

(2)
We have determined that some of our games' online functionality represents an essential component of gameplay and as a result represents a more-than-inconsequential separate deliverable. As such, we are required to recognize the revenues of these game titles over the estimated service periods, which may range from a minimum of five months to a maximum of less than a year. In the table above, we present the amount of net revenues for each period as a result of this accounting treatment.

(3)
The analysis of revenues by distribution channel is presented both on a basis consistent with GAAP (including the impact from change in deferred revenues) and on a non-GAAP (excluding the impact from change in deferred revenues) basis. Excluding the impact from change in deferred net revenue provides a timely indication of trends in our sales and other operating results. This non-GAAP financial measure has limitations in that it does not reflect all of the items associated with our GAAP revenues. We compensate for the limitations resulting from the exclusion of the change in deferred revenues by considering the impact of that item separately and by considering our GAAP, as well as non-GAAP, revenues.

(4)
Total non-GAAP net revenues presented also represents our total operating segment net revenues.

(5)
On July 9, 2008, a business combination (the "Business Combination") by and among Activision, Inc., Sego Merger Corporation, a wholly owned subsidiary of Activision, Inc., Vivendi, VGAC LLC, a wholly owned subsidiary of Vivendi, and Vivendi Games, a wholly owned subsidiary of VGAC LLC ("Vivendi Games"), was consummated. As a result of the consummation of the Business Combination, Activision, Inc. was renamed Activision Blizzard, Inc. For accounting purposes, the Business Combination is treated as a "reverse acquisition," with Vivendi Games deemed to be the acquirer. The historical financial statements of Activision Blizzard, Inc. prior to July 9, 2008 are those of Vivendi Games. Therefore, 2012, 2011, 2010, 2009 and 2008 financial data is not comparable with prior periods.

(6)
Equivalent non-GAAP information was not measured in 2008 or in prior periods.

UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION

        This unaudited pro forma condensed financial information is provided in order to present the continuing impacts from the Stock Purchase Transaction and the incurrence of $4.75 billion of debt, as well as the use of our cash and cash equivalents ("cash") in connection with the Stock Purchase Transaction, and to show how historical financial statements might have been affected had the Stock Purchase Transaction been consummated at an earlier date. The Company believes that the unaudited pro forma condensed financial information is useful because of the significant changes to the Company's capital structure expected as a result of the Stock Purchase Transaction, the incurrence of $4.75 billion of debt and use of our cash.

        The unaudited pro forma condensed statement of operations for the six months ended June 30, 2013 and the year ended December 31, 2012 gives effect to the Stock Purchase Transaction, the incurrence of $4.75 billion of debt, as well as the use of our cash in connection with the Stock Purchase Transaction as if they were consummated on January 1, 2012 and includes all adjustments, which give effect to material events that are directly attributable to the Stock Purchase Transaction, the debt and use of our cash, that are expected to have a continuing impact and are factually supportable. The unaudited pro forma condensed balance sheet as of June 30, 2013 gives effect to the Stock Purchase Transaction, the debt and use of our cash as if they had been consummated on June 30, 2013 and includes all adjustments, which give effect to material events that are directly attributable to the Stock Purchase Transaction, the debt and use of our cash, that are factually supportable. The notes to the pro forma condensed financial information describe the unaudited pro forma amounts and adjustments presented below.

        The pro forma adjustments reflect the Stock Purchase Transaction as the acquisition of treasury stock in accordance with U.S. GAAP and upon the assumptions set forth in the notes herein. The unaudited pro forma condensed balance sheet has been adjusted to reflect the impact of the incurrence of the debt, the repurchase of our common stock, and the corresponding use of our cash. This unaudited pro forma condensed financial information should be read in conjunction with the historical financial statements of Activision Blizzard incorporated by reference elsewhere in this proxy statement.

        The unaudited pro forma condensed financial information is based on financial statements prepared in accordance with U.S. GAAP. In addition, the unaudited pro forma condensed financial information is based upon available information and a number of assumptions that the Company considers to be reasonable, and have been made solely for purposes of developing such unaudited pro forma condensed financial information for illustrative purposes in compliance with the disclosure requirements S-X Article 11 of the SEC.

Unaudited Pro Forma Condensed Statements of Operations

	For the six months ended June 30, 2013					For the year ended December 31, 2012
	Activision Blizzard	Pro Forma Adjustments		Pro Forma Activision Blizzard		Activision Blizzard	Pro Forma Adjustments		Pro Forma Activision Blizzard
	(in millions, except per share data)					(in millions, except per share data)
Revenue:
Product sales	$1,717	$—		$1,717		$3,620	$—		$3,620
Subscription, licensing and other revenues	658	—		658		1,236	—		1,236

Total net revenues	2,375	—		2,375		4,856	—		4,856
Costs and expenses:
Cost of sales	702	—		702		1,662	—		1,662
Product development	247	—		247		604	—		604
Sales and marketing	223	—		223		578	—		578
General and administrative	186	—		186		561	—		561

Total costs and expenses	1,358	—		1,358		3,405	—		3,405
Operating income	1,017	—		1,017		1,451	—		1,451
Interest and other income (expenses), net	3	(113)	(a)	(110)		7	(225)	(a)	(218)

Income before income tax expense	1,020	(113)		907		1,458	(225)		1,233
Income tax expense	240	(41)	(b)	199		309	(81)	(b)	228

Net income	$780	(72)		708		$1,149	(144)		1,005

Earnings per common share:
Basic	$0.68			$1.00	(c)	$1.01			$1.42	(c)
Diluted	$0.68			$0.99	(c)	$1.01			$1.41	(c)
Weighted-average number of shares outstanding:
Basic	1,116	(429)	(d)	687		1,112	(429)	(d)	683
Diluted	1,124	(429)	(d)	695		1,118	(429)	(d)	689

See notes to unaudited pro forma condensed financial information

Unaudited Pro Forma Condensed Balance Sheet

As of June 30, 2013

	Activision Blizzard	Pro Forma Adjustments		Pro Forma Activision Blizzard
	(in millions)
Assets
Current assets:
Cash and cash equivalents	$4,341	$(1,230)	(e)	$3,111
Short-term investments	205	—		205
Accounts receivable, net	117	—		117
Inventories, net	131	—		131
Software development	304	—		304
Intellectual property licenses	11	—		11
Deferred income taxes, net	335	—		335
Other current assets	185	—		185

Total current assets	5,629	(1,230)		4,399
Long-term investments	9	—		9
Software development	35	—		35
Property and equipment, net	132	—		132
Other assets	10	60	(f)	70
Intangible assets, net	61	—		61
Trademark and trade names	433	—		433
Goodwill	7,102	—		7,102

Total assets	$13,411	$(1,170)		$12,241

Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$139	$—		$139
Deferred revenues	665	—		665
Short-term debt	—	25	(g)	25
Accrued expenses and other liabilities	389	—		389

Total current liabilities	1,193	25		1,218
Deferred income taxes, net	77	—		77
Long-term debt, net	—	4,673	(g)	4,673
Other liabilities	206	—		206

Total liabilities	1,476	4,698		6,174
Shareholders' equity:
Common stock	—	—		—
Additional paid-in capital	9,541			9,541
Treasury Stock	—	(5,830)	(d)	(5,830)
Retained earnings	2,456	(38)	(h)	2,418
Accumulated other comprehensive income (loss)	(62)	—		(62)

Total shareholders' equity	11,935	(5,868)		6,067

Total liabilities and shareholders' equity	$13,411	$(1,170)		$12,241

See notes to unaudited pro forma condensed financial information

NOTES TO UNAUDITED PRO FORMA
CONDENSED FINANCIAL INFORMATION

Note 1: Basis of Pro Forma Presentation

        The unaudited pro forma condensed statements of operations for the six months ended June 30, 2013 and the year ended December 31, 2012 gives effect to the Stock Purchase Transaction, the incurrence of $4.75 billion of debt, as well as the use of our cash in connection with the Stock Purchase Transaction as if they were consummated on January 1, 2012 and includes all adjustments, which give effect to material events that are directly attributable to the Stock Purchase Transaction, the debt and use of our cash, that are expected to have a continuing impact, and are factually supportable. The unaudited pro forma condensed balance sheet as of June 30, 2013 gives effect to the Stock Purchase Transaction, the debt and use of our cash as if they had been consummated on June 30, 2013 and includes all adjustments, which give effect to material events that are directly attributable to the Stock Purchase Transaction, the debt and use of our cash, that are factually supportable. The notes to the unaudited pro forma condensed financial information describe the pro forma amounts and adjustments presented below.

        Certain non-recurring transaction expenses, such as bridge loan financing fees and legal and other professional fees estimated to range from $31 million to $38 million incurred and to be incurred, were excluded from the unaudited pro forma condensed statements of operations for the six months ended June 30, 2013 and the year ended December 31, 2012 because expensing these amounts does not have a continuing impact.

        The accounting of any derivatives embedded into our borrowings agreements were excluded from the unaudited pro forma condensed statements of operations for the six months ended June 30, 2013 and the year ended December 31, 2012, as well as the unaudited pro forma condensed balance sheet as of June 30, 2013 as the Company does not expect the accounting for these derivatives to be material for pro forma purposes.

Overview of the Accounting for the Stock Purchase Transaction

        On July 25, 2013, we entered into the Stock Purchase Agreement with Vivendi and ASAC, an exempted limited partnership established under the laws of the Cayman Islands, and acting by its General Partner. The Stock Purchase Agreement provides for us to, upon the terms and subject to the conditions thereof, acquire from Vivendi, in the Stock Purchase Transaction, all of the capital stock of New VH, a Delaware corporation and wholly owned subsidiary of Vivendi, which, at the time of purchase, will be the direct owner of approximately 429 million shares of Activision Blizzard common stock, for a cash payment of approximately $5.83 billion, or $13.60 per share for the shares of Activision Blizzard common stock being acquired by us. In addition, New VH has certain tax attributes that are expected to benefit the Company in the future. The Stock Purchase Agreement further provides for ASAC to, upon the terms and subject to the conditions thereof, purchase from Vivendi, in the Private Sale, approximately 172 million shares of Activision Blizzard common stock, in conjunction with the Stock Purchase Transaction, for an aggregate cash payment of approximately $2.34 billion, or $13.60 per share, provided that such amounts may be reduced under certain circumstances. Robert A. Kotick, our Chief Executive Officer, and Brian G. Kelly, Co-Chairman of our board of directors, are affiliates of the General Partner of ASAC, and will contribute $100 million combined to the Private Sale. The Private Sale is not reflected in this unaudited pro forma condensed financial information as it will not have an accounting implication for the Company.

        We plan to fund the Stock Purchase Transaction with a combination of approximately $1.2 billion of cash on hand and $4.6 billion of net proceeds received by the Company (net of estimated $150 million of fees, expenses and upfront costs) in connection with debt accessed through the capital markets and bank financing. We have completed the syndication of a seven-year secured term loan credit facility totaling $2.5 billion ("Term Loan B"). The Company expects to also secure a five-year revolving credit facility of $250 million. The closing of the Term Loan B and the revolving credit facility are subject to customary closing conditions. In addition, we have closed the private offering of $1,500 million aggregate principal amount of 5.625% senior notes due 2021 (the "2021 Notes") and $750 million aggregate principal amount of 6.125% senior notes due 2023 (the "2023 Notes" and, together with the 2021 Notes, the "Notes"). The proceeds of the Notes were funded into an escrow account on September 19, 2013 and are being held in such account, subject to the terms of the special mandatory redemption feature as described elsewhere in this proxy statement, pending the closing of the transactions contemplated by the Stock Purchase Agreement.

        After giving effect to the Stock Purchase Transaction, our common stock outstanding is expected to be reduced by approximately 429 million shares, which would accordingly increase earnings per common share. The Stock Purchase Transaction will be accounted for as a share repurchase with the consideration recorded as treasury stock in our balance sheet. We expect that following the completion of the Stock Purchase Transaction, our cash will be reduced by approximately $1.2 billion, and our new capital structure is expected to include approximately $4.75 billion of debt.

Note 2: Pro Forma Adjustments (in millions, except per share and percentage data)

(a)
Represents the following pro forma adjustments to interest and other (income) expenses, net:

	Six months ended June 30, 2013	Year Ended December 31, 2012
Cash interest expense related to debt financing(1)	$106	$212
Amortization of debt discount, such as original issue discount and gross spread	3	5
Amortization of deferred financing costs	4	8

Pro forma adjustment to interest and other (income) expenses, net	$113	$225

(1)
Pro forma cash interest expense was calculated at an assumed interest rate of 3.25% for Term Loan B and 5.625% and 6.125% for the 2021 Notes and 2023 Notes, respectively. Interest expense on Term Loan B is subject to 3-months LIBOR or 0.75%, whichever is higher, plus a spread of 2.5%. For every one-eighth percentage point (0.125%) percent increase or decrease from our assumed interest rate for the Term Loan B, the estimated annual interest expense on the Term Loan B is expected to change by approximately $3 million. No assurance can be given that a similar variable rate of interest will be achieved or that estimated amount will represent the actual interest expense incurred in the future.
(b)
Represents the income tax effect of the aggregate pro forma adjustments at the statutory income tax rate of approximately 36%.

(c)
Pro forma earnings per share was calculated pursuant to the two-class method which requires the allocation of net income between common shareholders and participating security holders. We had, on a weighted average basis, participating securities of approximately 25 million for the six months ended June 30, 2013 and 24 million for the year ended December 31, 2012. On a pro forma basis, net income attributable to common shareholders used to calculate earnings per share was $687 million for the six months ended June 30, 2013 and $973 million for the year ended December 31, 2012.

(d)
Represents the pro forma adjustments to the weighted average number of shares outstanding for the six months ended June 30, 2013 and the year ended December 31, 2012 attributed to the repurchase of approximately 429 million shares of Activision Blizzard common stock. The repurchase of shares of Activision Blizzard common stock in total of approximately $5,830 million or at $13.60 per share is reflected as treasury stock in the unaudited pro forma condensed balance sheet.

(e)
Represents the pro forma adjustments to cash and cash equivalents of approximately $1,230 million of cash that we plan to use to fund, in part, the Stock Purchase Transaction. The remainder of the aggregate $5,830 million to be paid by the Company as part of the Stock Purchase Transaction will be funded with the approximately $4,600 million of net proceeds received by the Company (net of estimated $150 million of fees, expenses, issuance discount, and upfront costs) in connection with the issuance of the $2,250 million of the Notes and the $2,500 million Term Loan B.

(f)
Represents the fees paid capitalized as deferred financing costs in connection with the debt.

(g)
Represents the following pro forma adjustments for short-term and long-term debt related to the debt financing of $4,750 million:

Term Loan B	$2,500
2021 Notes	1,500
2023 Notes	750

Total debt	4,750
Original issue discount and gross spread cost	(52)

Total carrying value of debt	4,698
Less: short-term debt	(25)

Total long-term debt	$4,673

(h)
Represents one-time expenses of the Stock Purchase Transaction and non-capitalizable debt-related costs such as bridge loan financing fees and legal and other professional fees.

Note 3: Tax Attributes Assumed

        Pursuant to the Stock Purchase Agreement, in addition to the acquisition of our common stock through the acquisition of New VH, Vivendi's wholly owned newly formed subsidiary, the New VH entity has certain tax attributes that are expected to benefit the Company in the future. These generally consist of New VH's net operating loss ("NOL") carryforwards of approximately $676 million (having a potential future tax benefit of approximately $245 million). Under the same Stock Purchase Agreement, the Company obtains indemnification from Vivendi against losses attributable to the potential nonexistence of such NOLs or the disallowance of claimed utilization of such NOL carryforwards of up to $200 million (unrealized tax benefit) in the aggregate, limited to taxable years ending on or prior to December 31, 2016. The accounting of the NOL carryforwards and indemnification were excluded from the unaudited pro forma condensed statements of operations for the six months ended June 30, 2013 and the year ended December 31, 2012 because of uncertainty in assumptions around the tax attributes and indemnification, and as such, the accounting impact cannot be reliably determined.

MARKET PRICE AND DIVIDEND DATA

        Activision Blizzard common stock is traded on NASDAQ under the ticker symbol "ATVI." The following table sets forth, for the period indicated, the range of high and low sale prices of shares of Activision Blizzard common stock, as reported by NASDAQ with respect to the period from January 1, 2011 through June 30, 2013.

	Activision Blizzard Shares
	High	Low
Fiscal Year ending December 31, 2013
Second Quarter	$16.11	$13.27
First Quarter	$15.08	$10.75
Fiscal Year ended December 31, 2012
Fourth Quarter	$11.74	$10.45
Third Quarter	$12.57	$11.00
Second Quarter	$13.00	$11.32
First Quarter	$12.95	$11.54
Fiscal Year ended December 31, 2011
Fourth Quarter	$14.40	$11.60
Third Quarter	$12.30	$10.40
Second Quarter	$12.06	$10.85
First Quarter	$12.64	$10.40

        The high and low sales prices per Activision Blizzard share as reported by NASDAQ on September 27, 2013, the latest practicable trading day before the filing of this proxy statement were $17.04 and $16.76. There were 1,723 stockholders of record of shares of Activision Blizzard common stock as of September 20, 2013.

        On February 7, 2013, our board of directors declared a cash dividend of $0.19 per common share payable on May 15, 2013 to stockholders of record at the close of business on March 20, 2013. On February 9, 2012, our board of directors declared a cash dividend of $0.18 per common share payable on May 16, 2012 to stockholders of record at the close of business on March 21, 2012.

        Pursuant to the terms of the Indenture, the Company is limited in its ability to pay dividends or make other distributions on, or repurchase or redeem, shares of Activision Blizzard common stock or make other restricted payments. The Indenture does not prohibit the Company from making aggregate payments up to $150 million on shares of Activision Blizzard common stock in any calendar year, with such amount increasing 7.5% each calendar year after September 19, 2013, so long as no default under the Indenture shall have occurred and be continuing or would occur as a consequence of making such payments.

 SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth information, as of September 20, 2013, with respect to the beneficial ownership of shares of Activision Blizzard common stock by (1) our named executive officers, (2) our directors, (3) all current executive officers and directors as a group, and (4) each stockholder (including any "group" as that term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that we know to be the beneficial owner of more than 5% of shares of Activision Blizzard common stock. Unless otherwise noted, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by such stockholder.

	Shares of Activision Blizzard Beneficially Owned
Beneficial Owner	Shares Owned		Right to Acquire(1)		Total Shares Owned plus Right to Acquire	Percent of Outstanding Shares(2)
Philippe G.H. Capron	—		—		—	—
Jean-Yves Charlier	—		—		—	—
Robert J. Corti	87,000	(3)	187,084	(4)	274,084	*
Frédéric R. Crépin	—		—		—	—
Jean-François Dubos	—		—		—	—
Dennis Durkin	47,147		—		47,147	*
Lucian Grainge	—		—		—	—
Brian Hodous	146,166		200,000	(5)	346,166	*
Brian G. Kelly	2,563,543	(6)	312,549	(7)	2,876,092	*
Robert A. Kotick	2,044,703	(8)	4,031,698	(9)	6,076,401	*
Robert J. Morgado	260,998		251,530	(10)	512,528	*
Michael Morhaime	109,491		1,382,224	(11)	1,491,715	*
Humam Sakhnini	55,280		314,000	(5)	369,280	*
Richard Sarnoff	85,000		267,084	(12)	352,084	*
Thomas Tippl(13)	86,250	(14)	1,353,750	(5)	1,440,000	*
Régis Turrini	—		—		—	—

All current directors and executive officers as a group (18 persons)	5,501,408	(15)	8,519,919	(16)	14,021,327	1.24%

VGAC(17)	683,643,890		—		683,643,890	60.85%

*
Less than 1%.

(1)
Consists of shares of Activision Blizzard common stock that may be acquired upon (a) the exercise of stock options to purchase shares of Activision Blizzard common stock that are exercisable on or within 60 days of September 20, 2013 (i.e., November 19, 2013) and (b) the vesting of restricted share units reflecting the right to receive shares of shares of Activision Blizzard common stock that vest, or the settlement of vested restricted share units that settle, within 60 days of September 20, 2013 (i.e., November 19, 2013).

(2)
The percent of outstanding shares was calculated by dividing the number of shares of Activision Blizzard common stock beneficially owned by each beneficial owner or group of beneficial owners as of September 20, 2013 (including the number of shares that each beneficial owner or group of beneficial owners had the right to acquire within 60 days of that date) by the sum of (a) 1,123,540,541, the total number of shares of Activision Blizzard common stock outstanding on that date (including 86,250 restricted shares of Activision Blizzard common stock, all of which were issued and outstanding but subject to forfeiture on that date) and (b) the number of shares that may be acquired by such beneficial owner or group of beneficial owners within 60 days of that date.

(3)
Consists of shares held jointly by Mr. Corti and his wife, Joann Corti, who share voting and investment power with respect to such shares.

(4)
Consists of (a) options to purchase 184,334 shares of Activision Blizzard common stock and (b) 2,750 restricted share units, each representing the conditional right to receive one Activision Blizzard share.

(5)
Consists of options to purchase shares of Activision Blizzard common stock.

(6)
Consists of (a) 350,754 shares held by Mr. Kelly, (b) 472,865 shares held by an irrevocable trust for the benefit of Mr. Kelly's minor children, (c) 203,149 shares held by grantor retained annuity trust of which Mr. Kelly is the annuitant beneficiary and his wife, Joelle Kelly, is the trustee, (d) 666,884 shares held by the Brian & Joelle Kelly Family Foundation, a charitable foundation of which Mr. Kelly is a trustee, as to which Mr. Kelly disclaims beneficial ownership, (e) 860,291 shares held by the 45121I Trust, a trust for the benefit of Mr. Kotick's minor children of which Mr. Kelly is trustee, as to which Mr. Kelly disclaims beneficial ownership, and (f) 9,600 shares held in UTMA accounts for the benefit of Mr. Kotick's minor children of which Mr. Kelly is the custodian, as to which Mr. Kelly disclaims beneficial ownership.

(7)
Consists of (a) 262,998 options to purchase shares of Activision Blizzard common stock held by Mr. Kelly, (b) 14,181 options to purchase shares of Activision Blizzard common stock held in the 45121I Trust, a trust for the benefit of Mr. Kotick's minor children of which Mr. Kelly is trustee, as to which Mr. Kelly disclaims beneficial ownership, and (c) 35,370 restricted share units, each representing the conditional right to receive one Activision Blizzard share.

(8)
Consists of (a) 963,305 shares of Activision Blizzard common stock held in the 10122B Trust, of which Mr. Kotick is the trustee and the sole beneficiary, (b) 1,076,598 shares of Activision Blizzard common stock held in the 1011 Foundation, Inc. a charitable foundation of which Mr. Kotick is the President, as to which Mr. Kotick disclaims beneficial ownership and (c) 4,800 shares of Activision Blizzard common stock held in a UTMA account for the benefit of Mr. Kotick's minor relative of which Mr. Kotick is the custodian, as to which Mr. Kotick disclaims beneficial ownership.

(9)
Consists of (a) 3,962,998 options to purchase shares of Activision Blizzard common stock held in the 10122B Trust, of which Mr. Kotick is the trustee and the sole beneficiary, and (b) 68,700 restricted share units, each representing the conditional right to receive one Activision Blizzard share.

(10)
Consists of (a) options to purchase 248,780 shares of Activision Blizzard common stock and (b) 2,750 restricted Activision Blizzard share units, each representing the conditional right to receive one Activision Blizzard share.

(11)
Consists of (a) 1,300,001 options to purchase shares of Activision Blizzard common stock held by Mr. Morhaime, (b) 70,000 restricted share units, each representing the conditional right to receive shares of Activision Blizzard common stock, (c) 9,723 options to purchase shares of Activision Blizzard common stock held by Mr. Morhaime's wife, Amy Morhaime, who is employed by Blizzard Entertainment, and (d) 2,500 restricted share units, each representing the conditional right to receive shares of Activision Blizzard common stock, held by Amy Morhaime.

(12)
Consists of (a) options to purchase 264,334 shares of Activision Blizzard common stock and (b) 2,750 restricted share units, each representing the conditional right to receive shares of Activision Blizzard common stock.

(13)
Consists of equity held by the Thomas and Laura Tippl Family Trust. Mr. Tippl and his wife, Laura Tippl, are co-trustees of such trust and share voting and investment power with respect thereto.

(14)
Includes 86,250 restricted shares of Activision Blizzard common stock (56,250 of which have vesting tied to performance).

(15)
Includes shares of Activision Blizzard common stock held indirectly by such individuals as described in certain footnotes above.

(16)
Includes (a) options to purchase 8,215,099 shares of Activision Blizzard common stock and (b) 304,820 restricted share units, each representing the conditional right to receive one Activision Blizzard share.

(17)
VGAC is a wholly owned subsidiary of Vivendi. The address for both VGAC and Vivendi is 42, avenue de Friedland, 75380 Paris Cedex 08, France.

        The following table sets forth information, as of September 20, 2013, with respect to the beneficial ownership of shares of Vivendi by (1) each of our named executive officers, (2) each of our directors, and (3) all current executive officers and directors of Activision Blizzard, as a group. Unless otherwise noted, the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by such stockholder.

	Shares of Vivendi Beneficially Owned
Beneficial Owner	Shares Owned		Right to Acquire(1)		Total Shares Owned plus Right to Acquire	Percent of Outstanding Shares(2)
Philippe G.H. Capron	100,370	(3)	842,744	(4)	943,114	*
Jean-Yves Charlier	87,256	(5)	75,358	(6)	162,614	*
Robert J. Corti	—		—		—	—
Frédéric R. Crépin	56,652	(7)	294,293	(8)	350,945	*
Jean-François Dubos	122,921	(9)	1,659,359	(10)	1,782,280	*
Dennis Durkin	—		—		—	—
Lucian Grainge	5,929		345,254	(11)	351,183	*
Brian Hodous	—		—		—	—
Brian G. Kelly	—		—		—	—
Robert A. Kotick	—		—		—	—
Robert J. Morgado	—		—		—	—
Michael Morhaime	—		—		—	*
Humam Sakhnini	—		—		—	—
Richard Sarnoff	—		—		—	—
Thomas Tippl	—		—		—	—
Régis Turrini	50,428	(12)	705,201	(13)	755,629	*

All current directors and executive officers as a group (16 persons)	423,556		3,922,209	(14)	4,345,765	*

*
Less than 1%.

(1)
Consists of (A) shares of Vivendi common stock that may be acquired upon (x) the exercise of stock options to purchase shares of Vivendi common stock that are exercisable on or within 60 days of September 20, 2013 (i.e., November 19, 2013) or (y) the vesting and settlement of restricted share units reflecting the right to receive shares of Vivendi common stock that vest within 60 days of September 20, 2013 (i.e., November 19, 2013), and (B) shares held in the Vivendi Group Savings Plan, which are restricted and may not be withdrawn from the plan except in limited circumstances as determined under French law. For purposes of this table, the number of shares (rounded to the nearest whole share) attributable to the Vivendi Group Savings Plan is equal to (i) the person's outstanding balance under the plan as of September 15, 2013, divided by (ii) €17.27 per share, which was the closing price of Vivendi's common stock as reported on the NYSE Euronext market on September 13, 2013.

(2)
The percent of outstanding shares was calculated by dividing the number of shares of Activision Blizzard common stock beneficially owned by each beneficial owner or group of beneficial owners as of September 20, 2013 (including the number of shares that each beneficial owner or group of beneficial owners had the right to acquire within 60 days of that date) by the sum of (a) 1,338,876,716, the total number of voting shares of record of Vivendi that were issued and outstanding on that date and (b) the number of shares that may be acquired by such beneficial owner or group of beneficial owners within 60 days of that date.

(3)
Includes (a) 14,336 shares that are owned but may not be sold or otherwise transferred until April 17, 2014 and (b) 28,937 shares that are owned but may not be sold or otherwise transferred until April 16, 2015.

(4)
Consists of (a) options to purchase 699,780 shares of Vivendi common stock, (b) 28,996 shares underlying performance-based restricted share units that may vest on April 18, 2014 (and will then be owned but may not be sold or otherwise transferred until April 19, 2016), (c) 50 shares underlying performance-based restricted share units that may vest on July 18, 2014 (and will then be owned but may not be sold or otherwise transferred until July 19, 2016), (d) 63,831 shares underlying performance-based restricted share units that may vest on February 23, 2015 (and will then be owned but may not be sold or otherwise transferred until February 24, 2017), and (e) 50,087 shares held in the Vivendi Group Savings Plan.

(5)
Includes 79,765 shares that are owned but may not be sold or otherwise transferred until September 28, 2016.

(6)
Consists of (a) 22,166 shares underlying performance-based restricted share units that may vest on September 29, 2014 (and will then be owned but may not be sold or otherwise transferred until September 30, 2016) and (b) 53,192 shares underlying performance-based restricted share units that may vest on February 22, 2015 (and will then be owned but may not be sold or otherwise transferred until February 23, 2017).

(7)
Includes (a) 2,868 shares that are owned but may not be sold or otherwise transferred until April 17, 2014, (b) 9,188 shares that are owned but may not be sold or otherwise transferred until April 16, 2015, and (c) 35,000 shares that are owned but currently may not be sold or otherwise transferred.

(8)
Consists of (a) options to purchase 230,545 shares of Vivendi common stock, (b) 7,021 shares underlying performance-based restricted share units that may vest on April 18, 2014 (and will then be owned but may not be sold or otherwise transferred until April 19, 2016), (c) 50 shares underlying performance-based restricted share units that may vest on July 18, 2014 (and will then be owned but may not be sold or otherwise transferred until July 19, 2016), (d) 2,959 shares underlying performance-based restricted share units that may vest on September 29, 2014 (and will then be owned but may not be sold or otherwise transferred until September 30, 2016, (e) 42,554 shares underlying performance-based restricted share units that may vest on February 22, 2015 (and will then be owned but may not be sold or otherwise transferred until February 23, 2017), and (f) 11,164 shares held in the Vivendi Group Savings Plan.

(9)
Includes (a) 28,937 shares that are owned but may not be sold or otherwise transferred until April 15, 2013, and (b) 73,433 shares that are owned but currently may not be sold or otherwise transferred.

(10)
Consists of (a) options to purchase 1,418,698 shares of Vivendi common stock, (b) 30,522 shares underlying performance-based restricted share units that may vest on April 18, 2014 (and will then be owned but may not be sold or otherwise transferred until April 19, 2016), (c) 63,847 shares underlying performance-based restricted share units that may vest on September 29, 2014 (and will then be owned but may not be sold or otherwise transferred until September 30, 2016), (d) 106,384 shares underlying performance-based restricted share units that may vest on February 23, 2015 (and will then be owned but may not be sold or otherwise transferred until February 24, 2017), and (e) 39,908 shares held in the Vivendi Group Savings Plan.

(11)
Consists of (a) options to purchase 179,689 shares of Vivendi common stock, (b) 8,149 shares underlying performance-based restricted share units that may vest on April 16, 2014 (and will then be owned but may not be sold or otherwise transferred until April 17, 2016), (c) 25,836 shares underlying performance-based restricted share units that may vest on April 14, 2015 (and will then be owned but may not be sold or otherwise transferred until April 15, 2017), (d) 77,514 shares underlying performance-based restricted share units that may vest on April 22, 2015 (and will then be owned but may not be sold or otherwise transferred until April 23, 2017), (e) 27,470 shares underlying performance-based restricted share units that may vest on April 18, 2016 (and will then be owned but may not be sold or otherwise transferred until April 19, 2018), and (f) 26,596 shares underlying performance-based restricted share units that may vest on February 23, 2017 (and will then be owned but may not be sold or otherwise transferred until February 24, 2019).

(12)
Includes (a) 7,168 shares that are owned but may not be sold or otherwise transferred until April 17, 2014 and (b) 14,779 shares that are owned but may not be sold or otherwise transferred until April 16, 2015.

(13)
Consists of (a) options to purchase 624,224 shares of Vivendi common stock, (b) 15,262 shares underlying performance-based restricted share units that may vest on April 18, 2014 (and will then be owned but may not be sold or otherwise transferred until April 19, 2016), (c) 50 shares underlying performance-based restricted share units that may vest on July 18, 2014 (and will then be owned but may not be sold or otherwise transferred until July 19, 2016), (d) 37,235 shares underlying performance-based restricted share units that may vest on February 22, 2015 (and will then be owned but may not be sold or otherwise transferred until February 23, 2017) and (e) 28,430 shares held in the Vivendi Group Savings Plan.

(14)
Includes (a) options to purchase 3,152,936 shares of Vivendi common stock, (b) 639,684 shares underlying performance-based restricted share units, and (c) 129,589 shares held in the Vivendi Group Savings Plan.

THE STOCK PURCHASE AGREEMENT

        The summary of the material terms of the Stock Purchase Agreement below and elsewhere in this proxy statement is qualified in its entirety by reference to the Stock Purchase Agreement, a copy of which is attached to this proxy statement as Annex A and which we incorporate by reference into this proxy statement. This summary does not purport to be complete and may not contain all of the information about the Stock Purchase Agreement that is important to you. We encourage you to read carefully the Stock Purchase Agreement in its entirety.

        The Stock Purchase Agreement has been included to provide you with information regarding its terms. It is not intended to provide any other factual information about the Company, Vivendi or ASAC. Such information can be found elsewhere in this proxy statement and in the other public filings the Company makes with the SEC, which are available without charge at www.sec.gov. The representations, warranties and covenants contained in the Stock Purchase Agreement were made only for purposes of that agreement and as of specific dates, were solely for the benefit of the parties to the Stock Purchase Agreement, and may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Stock Purchase Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of affairs of the Company without considering the entirety of public disclosure about the Company as set forth in the Company's SEC filings. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Stock Purchase Agreement, which subsequent information may or may not be fully reflected in this proxy statement or in other public disclosures by the Company.

The Transactions

        The Stock Purchase Agreement provides for the Stock Purchase Transaction, in which the Company will purchase all of the capital stock of New VH, a wholly owned newly formed subsidiary of Vivendi, which at the time of the purchase will be the direct owner of 428,676,471 shares of Activision Blizzard common stock and which is contractually prohibited from conducting any operations, in consideration of a cash payment to Vivendi of $5,830,000,005.60, or $13.60 per share for the shares of Activision Blizzard common stock to be acquired by the Company. In addition, New VH has certain tax attributes that are expected to benefit the Company in the future. Immediately following the consummation of the Stock Purchase Transaction, the Stock Purchase Agreement provides for the Private Sale to ASAC of 171,968,042 shares of Activision Blizzard common stock owned by Vivendi, for an aggregate cash payment of $2,338,765,371.20, or $13.60 per share for the shares of Activision Blizzard common stock to be acquired by ASAC, provided that the number of shares to be acquired by ASAC may be reduced under certain circumstances as provided in the Stock Purchase Agreement. The Stock Purchase Transaction and the Private Sale are both required by the Stock Purchase Agreement to occur on the closing date.

Possible Reduction in Shares to be Acquired by ASAC

        In the event one (and only one) of the investor groups of ASAC (other than the investor group affiliated with FMR) fails to fund its equity commitment to ASAC at the scheduled closing of the Private Sale, the number of shares to be acquired by ASAC will be reduced to take into account the reduced funds available to ASAC to complete the Private Sale.

Consideration

        In the Stock Purchase Transaction, the Company will pay Vivendi, in consideration for all of the capital stock of New VH to be acquired by the Company, an aggregate cash payment of $5,830,000,005.60, or $13.60 per share for the shares of Activision Blizzard common stock to be acquired by the Company through the acquisition of New VH. In addition, New VH has certain tax attributes that are expected to benefit the Company in the future.

        In the Private Sale, ASAC will pay Vivendi, in consideration for the 171,968,042 shares of Activision Blizzard common stock to be acquired by ASAC, an aggregate cash payment of $2,338,765,371.20, or $13.60 per share for the shares of Activision Blizzard common stock to be acquired by ASAC, provided that the number of shares to be acquired by ASAC may be reduced under certain circumstances as described under "—Possible Reduction in Shares to be Acquired by ASAC."

        The $13.60 per share purchase price represents a discount of approximately 20.05% to the closing price per share of Activision Blizzard common stock on September 26, 2013, the last completed trading day prior to the date of this proxy statement, and a discount of approximately 10.41% to the closing price per share of Activision Blizzard common stock on July 25, 2013, the last completed trading day prior to the public announcement of the proposed transactions.

Resignation of Vivendi Designees

        The Stock Purchase Agreement provides that, prior to or concurrently with the closing of the Stock Purchase Transaction and the Private Sale, Vivendi will cause each of its current designees to the Company's board of directors (i.e., Philippe G. H. Capron, Jean-Yves Charlier, Frédéric R. Crépin, Jean-François Dubos, Lucian Grainge and Régis Turrini) to resign his position as a director on the Company's board of directors and all committees of the Company's board of directors, effective as of the closing of the Stock Purchase Transaction and Private Sale.

Representations and Warranties

        The Stock Purchase Agreement contains representations and warranties of the Company, Vivendi and ASAC.

        Some of the representations and warranties in the Stock Purchase Agreement made by the Company are qualified by "materiality" or "Company Material Adverse Effect." For purposes of the Stock Purchase Agreement, "Company Material Adverse Effect" means a fact, effect, change, event or circumstance which is materially adverse to the ability of the Company to perform its obligations under the Stock Purchase Agreement or to consummate the transactions contemplated thereby.

        In the Stock Purchase Agreement, the Company has made representations and warranties to Vivendi and ASAC (with some representations and warranties made solely to Vivendi) that are subject, in some cases, to specified exceptions and qualifications contained in the Stock Purchase Agreement. These representations and warranties relate to, among other things:

  •
  the corporate organization and qualification of the Company;

  •
  the Company's corporate power and authority to enter into the Stock Purchase Agreement and the ancillary agreements to which the Company is a party and to consummate the transactions contemplated by the Stock Purchase Agreement;

  •
  the due execution and delivery by the Company of the Stock Purchase Agreement and each ancillary agreement to which the Company is a party;

  •
  the enforceability against the Company of the Stock Purchase Agreement and each ancillary agreement to which the Company is a party;

  •
  the Company's taking of all action so that ASAC will not be considered an "interested stockholder" or prohibited from entering into or consummating a "business combination" with the Company (in each case as such term is used in Section 203 of the Delaware General Corporation Law) as a result of the execution of the Stock Purchase Agreement or consummation of the transactions contemplated by the Stock Purchase Agreement;

  •
  required regulatory filings, consents and approvals of governmental entities;

  •
  the absence of conflicts with the Company's organizational documents, applicable law or contracts to which the Company or any of our subsidiaries is a party;

  •
  the absence of any fees or commissions owed to investment bankers, finders or brokers in connection with the transactions contemplated by the Stock Purchase Agreement, other than the fees to be paid to Centerview;

  •
  the debt financing that has been committed in connection with the Stock Purchase Transaction (made solely to Vivendi); and

  •
  the receipt of a fairness opinion from Centerview in connection with the Stock Purchase Transaction (made solely to Vivendi).

        In the Stock Purchase Agreement, Vivendi has made representations and warranties to the Company and ASAC (with some representations and warranties made solely to the Company or ASAC) that are subject, in some cases, to specified exceptions and qualifications contained in the Stock Purchase Agreement. These representations and warranties relate to, among other things:

  •
  the corporate organization and qualification of Vivendi and its specified affiliates (the "Seller Entities");

  •
  the corporate power and authority of each of the Seller Entities to enter into the Stock Purchase Agreement and each ancillary agreement to which it is a party and to consummate the transactions contemplated by the Stock Purchase Agreement;

  •
  the due execution and delivery by each of the Seller Entities of the Stock Purchase Agreement and each ancillary agreement to which it is a party;

  •
  the enforceability against each Seller Entity of the Stock Purchase Agreement and each ancillary agreement to which such Seller Entity is a party;

  •
  required regulatory filings, consents and approvals of governmental entities;

  •
  the absence of conflicts with any of the Seller Entities' organizational documents, applicable law or contracts to which any of the Seller Entities is a party;

  •
  the absence of any fees or commissions owed to investment bankers, finders or brokers in connection with the transactions contemplated by the Stock Purchase Agreement, other than the fees to be paid to Barclays and Goldman;

  •
  capitalization of New VH (made solely to the Company);

  •
  Vivendi's title to all issued and outstanding shares of capital stock of New VH (made solely to the Company);

  •
  tax matters (made solely to the Company);

  •
  interim operations of New VH (made solely to the Company); and

  •
  Vivendi's title to shares of Activision Blizzard common stock to be transferred to ASAC in the Private Sale (made solely to ASAC).

        In the Stock Purchase Agreement, ASAC has made representations and warranties to the Company and Vivendi (with some representations and warranties made solely to Vivendi) that are subject, in some cases, to specified exceptions and qualifications contained in the Stock Purchase Agreement. These representations and warranties relate to, among other things:

  •
  the organization and qualification of ASAC;

  •
  ASAC's corporate power and authority to enter into the Stock Purchase Agreement and the ancillary agreements to which ASAC is a party and to consummate the transactions contemplated by the Stock Purchase Agreement;

  •
  the due execution and delivery by ASAC of the Stock Purchase Agreement and each ancillary agreement to which ASAC is a party;

  •
  the enforceability against ASAC of the Stock Purchase Agreement and each ancillary agreement to which ASAC is a party;

  •
  required regulatory filings, consents and approvals of governmental entities;

  •
  the absence of conflicts with any of ASAC's organizational documents, applicable law or contracts to which any of ASAC is a party;

  •
  the absence of any fees or commissions owed to investment bankers, finders or brokers in connection with the transactions contemplated by the Stock Purchase Agreement, other than the fees to be paid to Allen & Co.;

  •
  the debt and equity financing that has been committed in connection with the Private Sale (made solely to Vivendi);

  •
  ASAC's investment intent in connection with the Private Sale (made solely to Vivendi); and

  •
  acknowledgment of ASAC's independent investigation and reliance in connection with the Private Sale (made solely to Vivendi).

Agreement to Use Reasonable Best Efforts

        Each of the Company, Vivendi and ASAC have agreed to use their reasonable best efforts to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable under applicable law or otherwise to consummate the transactions contemplated by the Stock Purchase Agreement as promptly as practicable, including to

  •
  obtain all necessary consents, clearances, approvals, authorizations, qualifications and orders from governmental authorities and any other persons;

  •
  promptly make all necessary filings, including, in the case of the Company and ASAC, the necessary filings under the HSR Act;

  •
  to the extent named as a defendant, defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging the Stock Purchase Agreement or the consummation of the transactions contemplated thereby; and

  •
  have vacated, lifted, reversed or overturned any order, ruling, judgment, injunction or other action (whether temporary, preliminary or permanent) that is then in effect and that enjoins, restrains, conditions, makes illegal or otherwise restricts or prohibits the consummation of the transactions contemplated by the Stock Purchase Agreement.

        Each of the Company and ASAC must use its reasonable best efforts to arrange and obtain the proceeds of its respective financing on the terms and conditions described in its respective financing commitments, subject to certain limitations.

Director and Officer Indemnification

        The Stock Purchase Agreement provides that the Company may not amend its Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws between the date of closing of the Transactions and the sixth year anniversary of such date in a manner that would adversely affect the rights of any person who is a Vivendi designated director or officer of the Company, in his or her capacity as such, to indemnification by, and/or advancement of expenses from, the Company.

Registration Obligations

        The Company has agreed to file registration statements under certain circumstances for the sale of up to all of the Remaining Shares. The Stock Purchase Agreement contemplates that Vivendi may commence, after the consummation of the Stock Purchase Transaction and Private Sale, one or more registered public offerings (the "Market Offerings") for the sale of up to all of the Remaining Shares and provides that the Company shall file a shelf registration statement for each such Market Offerings, in accordance with the terms and subject to the conditions set forth in the Stock Purchase Agreement and the Amended and Restated Investor Agreement (as defined below). The Company has agreed to use its reasonable best efforts to file and have declared effective the first shelf registration statement no later than three days prior to the end of the first 180 days of the fifteen month lockup period in which Vivendi is restricted from selling the Remaining Shares (subject to sales permitted during the permitted sales period) (as described in "—Sale Restrictions") and the second shelf registration statement no later than three days prior to the end of that fifteen month period.

Sale Restrictions

        Vivendi and ASAC have agreed to certain restrictions on their respective ability to sell shares of Activision Blizzard common stock following the consummation of the transactions contemplated by the Stock Purchase Agreement.

        Vivendi has agreed that neither it nor any of its controlled affiliates will transfer the Remaining Shares for fifteen months following the closing of the Stock Purchase Transaction and Private Sale, with the exception of a 90-day period of time after the first 180 days in which Vivendi will be able to sell up to the lesser of (a) 50% of the Remaining Shares and (b) 9% of the issued and outstanding shares of Activision Blizzard common stock as of the date of such sale.

        ASAC has agreed that it will not transfer its approximately 24.7% ownership interest in the shares of Activision Blizzard common stock immediately following the closing of the Private Sale until the earlier of (a) the end of the eighteen-month period following the closing of the Stock Purchase Transaction and Private Sale, and (b) the date on which Seller Entities in the Stock Purchase Agreement no longer own 20% or more of the Remaining Shares (subject to certain exceptions to sell shares to pay off debt incurred by ASAC in connection with the Private Sale as set forth in the Stock Purchase Agreement).

Conditions to the Transactions

        The respective obligations of each party to consummate the Stock Purchase Transaction and Private Sale, as applicable, are subject to the satisfaction or (to the extent permitted) waiver by the parties of the following conditions:

  •
  the absence of a pending injunction enjoining the consummation of the transactions contemplated by the Stock Purchase Agreement;

  •
  the expiration or termination of any waiting period under the HSR Act or any similar foreign antitrust, competition or similar applicable law (we have received early termination of the waiting period under the HSR Act);

  •
  in the case of the Company's obligations to complete the Stock Purchase Transaction, Vivendi's receipt of a tax opinion with respect to Vivendi's own pre-closing internal reorganization;

  •
  in the case of the Company's obligations to complete the Stock Purchase Transaction, our receipt of the proceeds of the Company debt financing or alternative financing therefor as permitted under the Stock Purchase Agreement;

  •
  in the case of ASAC's obligations to complete the Private Sale, ASAC's receipt of the proceeds of ASAC's debt financing or alternative financing therefor as permitted under the Stock Purchase Agreement; and

  •
  in the case of each of the Company, Vivendi and ASAC, the accuracy of representations and warranties and the performance of covenants by each of the other parties;

  •
  in the case of each of the Company, Vivendi and ASAC, receipt of duly executed copies of each ancillary agreement (as described below) to which any of the other parties, as applicable, is a party.

        Under the Hayes litigation described above, the transactions contemplated by the Stock Purchase Agreement have been enjoined by a preliminary injunction order of the Court of Chancery of the State of Delaware. We disagree with the Court of Chancery's ruling and are appealing the decision to the Delaware Supreme Court. Absent further action by the Delaware courts, and in the event that the Delaware Supreme Court affirms the Court of Chancery's ruling, the preliminary injunction prevents completion of the contemplated transactions unless the Stock Purchase Agreement and the transactions contemplated thereby are approved by our stockholders under our Amended and Restated Certificate of Incorporation. This preliminary proxy statement is being filed at this time in order to begin the process that would be required to consummate the transactions contemplated by the Stock Purchase Agreement in the event that we are unsuccessful in our appeal, including seeking the affirmative vote of a majority in interest of the stockholders of the Company, as of the record date, other than Vivendi and its controlled affiliates, that are present in person or by proxy and entitled to vote at the special meeting. If we present that proposal to our stockholders, our Amended and Restated Bylaws require us to also obtain the affirmative vote of a majority in interest of the stockholders of the Company, as of the record date, that are present in person or by proxy and entitled to vote at the special meeting. Vivendi has informed us that it intends to be present at the special meeting and vote in favor of the proposal to approve the Stock Purchase Agreement and the transactions contemplated thereby, and this vote by Vivendi will be sufficient to satisfy the requirement to obtain the affirmative vote of a majority in interest of the stockholders present in person or by proxy and entitled to vote at the special meeting (see "The Special Meeting—Vote Required"). However, if we receive a favorable ruling from the Delaware Supreme Court, and the affirmative vote of a majority in interest of the stockholders of Activision Blizzard, as of the record date, that are present in person or by proxy and entitled to vote at the special meeting, other than Vivendi and its controlled affiliates, is determined not to be required, the vote will not be sought and the special meeting will not be held.

        The Stock Purchase Transaction and the Private Sale are both required by the Stock Purchase Agreement to occur on the closing date.

Termination of the Stock Purchase Agreement

        The Stock Purchase Agreement may be terminated at any time prior to the closing:

  •
  by mutual written consent of the Company, ASAC and Vivendi;

  •
  by any of the parties, if the closing has not occurred by October 15, 2013; and

  •
  by any of the parties, in the event of a final and nonappealable order, decree, ruling or other action restraining, enjoining, making illegal or otherwise prohibiting the consummation of the transactions contemplated by the Stock Purchase Agreement.

        The Court of Chancery of the State of Delaware has issued a preliminary injunction order enjoining the consummation of the transactions contemplated by the Stock Purchase Agreement, pending either further action by the Delaware courts or the receipt of a favorable Activision Blizzard stockholder vote on the transactions contemplated by the Stock Purchase Agreement. We disagree with the Court of Chancery's ruling, and are appealing the ruling to the Delaware Supreme Court, which has agreed to hear the appeal on an expedited basis, with a hearing scheduled for October 10, 2013. This preliminary proxy statement is being filed at this time to begin the process that would be required to consummate the transactions contemplated by the Stock Purchase Agreement in the event that we are unsuccessful in our appeal and the parties to the Stock Purchase Agreement renegotiate the Stock Purchase Agreement. A requirement to obtain an Activision Blizzard stockholder vote would render it impossible to complete the transactions contemplated by the Stock Purchase Agreement prior to the October 15, 2013 termination date currently provided for in the Stock Purchase Agreement. Unless the ruling of the Court of Chancery is reversed, the transaction cannot and will not proceed without the agreement of each of the parties. There is no assurance that the parties will be able to renegotiate the transaction in order to reach such agreement.

        As a result, if the preliminary injunction issued by the Court of Chancery is not reversed by the Delaware Supreme Court, and because a stockholder vote could not occur prior to October 15, 2013, following October 15, 2013, unless that date is extended, any party to the Stock Purchase Agreement could freely terminate the agreement without cause and without penalty, including without payment of a termination fee. As of the time of filing of this preliminary proxy statement, the parties have not reached an agreement to extend the October 15, 2013 termination date, and it is uncertain whether any such agreement will be reached, or if so what the agreed-upon replacement date may be. This may have the effect of permitting any party to the Stock Purchase Agreement to terminate the agreement and result in the failure to consummate the Stock Purchase Transaction and the Private Sale. There is and can be no assurance that the parties to the Stock Purchase Agreement will agree to amend the agreement to extend its term or contemplate a stockholder vote, or that the other terms of the agreement would remain intact, or what any adjustments to such terms might be, in the case of any such amendment. In addition, the proceeds of approximately $2.25 billion of unsecured notes issued by Activision Blizzard to fund a portion of the cash to be paid in connection with the Stock Purchase Transaction have been funded into an escrow account, which proceeds must be used to redeem the notes at 100% of their issue price, plus accrued and unpaid interest to, but excluding, the redemption date, upon the earlier of (i) the termination of the Stock Purchase Agreement and (ii) December 18, 2013 if the transactions contemplated by the Stock Purchase Agreement have not closed by such date.

Indemnification

        Subject to certain limitations in the Stock Purchase Agreement, the Stock Purchase Agreement provides that:

  •
  Activision Blizzard and ASAC will be indemnified from certain losses arising out of or resulting from breaches of Vivendi's representations and warranties made to such parties and breaches of Vivendi's covenants and agreements in favor of such parties. In addition, Vivendi will indemnify Activision Blizzard from liabilities relating to New VH relating to or arising out of periods on or prior to the closing of the transaction (other than certain franchise taxes and similar fees and expenses not to exceed $50,000) and certain excluded tax liabilities, as well as losses of up to $200 million arising out of or resulting from breaches of Vivendi's representations and warranties relating to certain New VH tax attributes.

  •
  Activision Blizzard will indemnify ASAC and Vivendi from certain losses arising out of or resulting from breaches of Activision Blizzard's representations and warranties made to such parties and breaches of Activision Blizzard's covenants and agreements in favor of such parties.

  •
  ASAC will indemnify Activision Blizzard and Vivendi from certain losses arising out of or resulting from breaches of ASAC's representations and warranties made to such parties and breaches of ASAC's covenants and agreements in favor of such parties.

Specific Performance

        Each of the parties is entitled to specific performance to enforce performance of any covenant or obligation under the Stock Purchase Agreement or injunctive relief to prevent any breach thereof.

Fees and Expenses

        Except as otherwise provided in the Stock Purchase Agreement or as provided in the ancillary agreements, all fees and expenses incurred in connection with the Stock Purchase Agreement and the transactions contemplated thereby will be paid by the party incurring such fees or expenses. ASAC will be solely responsible for all fees and expenses payable with respect to the Stock Purchase Agreement pursuant to the HSR Act.

Governing Law

        Delaware law is the governing law for the Stock Purchase Agreement.

Ancillary Agreements

        The Stock Purchase Agreement contemplates the ancillary agreements described below (the "ancillary agreements"), which are to be entered into in connection with the consummation of the transactions contemplated by the Stock Purchase Agreement.

  Amended and Restated Investor Agreement

        Pursuant to the Stock Purchase Agreement, the Company, Vivendi, VGAC and Vivendi Games, Inc. ("Vivendi Games") are required to enter into, at the closing of the Stock Purchase Transaction and Private Sale, an amended and restated Investor Agreement (the "Amended and Restated Investor Agreement") to amend and restate in its entirety the existing investor agreement, dated as of July 9, 2008 between Vivendi, VGAC, Vivendi Games and the Company.

        The form of Amended and Restated Investor Agreement provides, among other things, that until the six-month anniversary of the first time at which Vivendi and its "controlled affiliates" (as defined in the Amended and Restated Investor Agreement) no longer beneficially own 5% of the issued and outstanding shares of Activision Blizzard common stock, they shall vote, and cause to be voted, all shares of their Activision Blizzard common stock that represent shares of Activision Blizzard common stock in excess of 9.9% of the issued and outstanding shares of Activision Blizzard common stock (i) in a manner proportionally consistent with the vote of the shares of Activision Blizzard common stock not owned by them or (ii) in accordance with the recommendation, if any, of a majority of the independent directors then serving on our board of directors. Shares of Activision Blizzard common stock owned by Vivendi and its controlled affiliates that represent up to 9.9% of the issued and outstanding shares of Activision Blizzard common stock may be voted by Vivendi and its controlled affiliates in their sole discretion. The form of Amended and Restated Investor Agreement also provides that Vivendi agrees to vote in favor of amendments to our Amended and Restated Certificate of Incorporation or Amended and Restated Bylaws proposed by us in certain circumstances.

        The form of Amended and Restated Investor Agreement further provides for a standstill on each of Vivendi and VGAC, on behalf of themselves and their controlled affiliates, for a period commencing on the date of the closing of the transactions contemplated by the Stock Purchase Agreement and ending six months after the first date on which Vivendi and its controlled affiliates, in the aggregate, beneficially own less than 5% of the issued and outstanding shares of Activision Blizzard common stock, during which time Vivendi, VGAC and their controlled affiliates may not, among other things, directly or indirectly: (a) acquire, offer or propose to acquire, or agree or seek to acquire, or solicit the acquisition of, by purchase or otherwise, any shares of Activision Blizzard common stock (or beneficial ownership thereof) or rights or options to acquire any shares of Activision Blizzard common stock (or beneficial ownership thereof) or commence any tender or exchange offer for any shares of Activision Blizzard common stock (or beneficial ownership thereof), subject to certain exceptions; or (b) call a meeting of our stockholders or initiate any stockholder proposal for action by our stockholders or engage in the "solicitation" of "proxies" (as such terms are used in the proxy rules of the SEC) or consents to vote any of our voting securities.

        The form of Amended and Restated Investor Agreement also grants to Vivendi, its controlled affiliates and each "holder" (as defined in the Amended and Restated Investor Agreement) certain registration rights.

  ASAC Stockholders Agreement

        Pursuant to the Stock Purchase Agreement, the Company, ASAC and, for the limited purposes set forth in the ASAC Stockholders Agreement, Messrs. Kotick and Kelly are required to enter into, at the closing of the Stock Purchase Transaction and Private Sale, the ASAC Stockholders Agreement. The form of the ASAC Stockholders Agreement, provides for, among other things, certain registration rights for ASAC and also imposes certain restrictions on the transfer of ASAC's (and its controlled affiliates') shares of Activision Blizzard common stock and its acquisition of additional shares of Activision Blizzard common stock, subject to the terms and conditions set forth therein.

        The form of the ASAC Stockholders Agreement provides that prior to the end of the twelve month period following the closing of the Stock Purchase Transaction and Private Sale, and thereafter during any regularly scheduled black-out period of the Company or any other trading black-out declared by us pursuant to our insider trading policies, ASAC and its controlled affiliates are prohibited from transferring or announcing any intention to transfer their shares of Activision Blizzard common stock without the prior written consent of the majority of the members of our board of directors not affiliated with ASAC, subject to certain exceptions set forth in the ASAC Stockholders Agreement (including to sell shares to pay off debt incurred by ASAC in connection with the Private Sale).

        The form of the ASAC Stockholders Agreement also provides for a standstill that will prohibit ASAC and its controlled affiliates from, among other things, acquiring additional shares of Activision Blizzard common stock, calling a meeting of our stockholders, initiating any stockholder proposal for action by our stockholders or engaging in the "solicitation" of "proxies" (as such terms are used in the proxy rules of the SEC) or consents to vote any of our voting securities, in each case from the closing of the Stock Purchase Transaction and Private Sale until six months after the time at which the percentage of shares of Activision Blizzard common stock held by ASAC and any member of a group with ASAC and Messrs. Kotick and Kelly, divided by the total number of shares of Activision Blizzard common stock issued and outstanding falls below 5% of the issued and outstanding shares of Activision Blizzard common stock (subject to certain exceptions set forth in the ASAC Stockholders Agreement).

        Certain of the rights and restrictions described above are applicable to the investors of ASAC, subject to the exceptions set forth in the ASAC Stockholders Agreement.

        The form of the ASAC Stockholders Agreement also provides that at any time at which the percentage of shares of Activision Blizzard common stock held by ASAC, any member of a group with ASAC and Messrs. Kotick and Kelly divided by the total number of shares of Activision Blizzard common stock issued and outstanding exceeds 24.7%, Messrs. Kotick and Kelly will vote any shares in excess of 24.7% (other than shares of Activision Blizzard common stock held by ASAC) in a manner proportionally consistent with the vote of the share of Activision Blizzard common stock not owned by ASAC, Mr. Kotick or Mr. Kelly or in accordance with the recommendation, if any, of a majority of the directors of Activision Blizzard unaffiliated with ASAC, Mr. Kotick or Mr. Kelly.

  Termination Agreement

        Pursuant to the Stock Purchase Agreement, we, Vivendi and Coöperative Activision Blizzard International U.A. ("Coop") plan to enter into, at the closing of the Stock Purchase Transaction and Private Sale, a termination agreement (the "Termination Agreement") to modify and terminate a certain cash management services agreement, dated as of June 19, 2008 (the "Cash Management Services Agreement"), by and among Vivendi, Activision Blizzard and Activision Blizzard Treasury SAS, a société anonyme organized under the laws of France formerly known as Vivendi Games Treasury SAS ("ABT"), and a certain license agreement, dated as of July 1, 2008 (the "License Agreement"), by and among Vivendi, Activision Blizzard and ABT, both of which were assigned by ABT to Coop pursuant to that Assignment, Assumption and Amendment, dated as of June 9, 2011, by and among Vivendi, Activision Blizzard, Coop and ABT. The form of the Termination Agreement provides that the Cash Management Services Agreement and the License Agreement shall be terminated within 30 days of the closing of the transactions contemplated by the Stock Purchase Agreement.

PROPOSAL 1: APPROVAL OF THE STOCK PURCHASE AGREEMENT AND THE TRANSACTIONS
CONTEMPLATED THEREBY

The Stock Purchase Agreement Approval Proposal ("Proposal 1")

        We are asking you to vote in favor of the proposal to approve the Stock Purchase Agreement and the transactions contemplated thereby.

Vote Required and Board of Directors' Recommendation

        The approval of Proposal 1 requires the presence of a quorum and the affirmative vote of a majority in interest of both (i) the stockholders of the Company, as of the record date, that are present in person or by proxy and entitled to vote at the special meeting and (ii) the stockholders of the Company, as of the record date, that are present in person or by proxy and entitled to vote at the special meeting, other than Vivendi and its controlled affiliates.

        If you are present at the special meeting in person or by proxy and abstain from voting or otherwise do not vote, it will have the same effect as a vote "AGAINST" Proposal 1. If you are not present at the special meeting in person or by proxy, your shares of Activision Blizzard common stock will not be counted as voting power present for purposes of voting on Proposal 1, and therefore will have no effect on Proposal 1. Broker non-votes will have the same effect as not being present at the special meeting, and therefore will have no effect on Proposal 1.

        The special committee unanimously determined the transactions contemplated by the Stock Purchase Agreement to be advisable and in the best interests of the Company and unanimously recommended that our board of directors approve the Company's execution, delivery and performance of the Stock Purchase Agreement and the consummation of the transactions contemplated thereby. After consideration of, and based upon, the special committee's recommendation, our board of directors unanimously determined that it is in the best interests of the Company, and declared it advisable, to enter into the Stock Purchase Agreement and consummate the transactions contemplated thereby.

        Our board of directors unanimously recommends that Activision Blizzard stockholders vote "FOR" Proposal 1.

 PROPOSAL 2: ADJOURNMENT OF THE SPECIAL MEETING

The Adjournment Proposal ("Proposal 2")

        We are asking you to approve a proposal to adjourn the special meeting to a later date or dates, if necessary or appropriate, for the purpose of soliciting additional proxies to vote in favor of the proposal to approve the Stock Purchase Agreement and the transactions contemplated thereby. If our stockholders approve Proposal 2, we could adjourn the special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from stockholders that previously returned properly executed proxies voting against Proposal 1. Among other things, Proposal 2 could mean that, even if we had received proxies representing a sufficient number of votes against Proposal 1 such that Proposal 1 would be defeated, we could adjourn the special meeting without a vote on Proposal 1 and seek to convince the holders of those shares to change their votes to votes in favor of Proposal 1. Additionally, in the absence of a quorum, the person presiding at the special meeting has the power to adjourn the special meeting from time to time until a quorum is present.

Vote Required and Board of Directors' Recommendation

        The approval of Proposal 2 requires the presence of a quorum and the affirmative vote of a majority in interest of the stockholders of the Company that are present in person or by proxy and entitled to vote at the special meeting.

        If you are present at the special meeting in person or by proxy and abstain from voting or otherwise do not vote, it will have the same effect as a vote "AGAINST" Proposal 2. If you are not present at the special meeting in person or by proxy, your shares of Activision Blizzard common stock will not be counted as voting power present for purposes of voting on Proposal 2, and therefore will have no effect on Proposal 2. Broker non-votes will have the same effect as not being present at the special meeting, and therefore will have no effect on Proposal 2.

        Our board of directors unanimously recommends that Activision Blizzard stockholders vote "FOR" Proposal 2.

 FUTURE STOCKHOLDER PROPOSALS

        Stockholders may present proposals for inclusion in our proxy statement for, and consideration at, our 2014 annual meeting by submitting their proposals to us in writing, in a timely manner. For such notice to be considered timely, our Corporate Secretary must receive it on or before December 27, 2013 (unless the date of the 2014 annual meeting is advanced by more than 30 days or delayed by more than 30 days from the anniversary date of the 2013 annual meeting, in which case the proposal must be received a reasonable time before we begin to print and mail our proxy materials for the 2014 annual meeting). For such proposal to be included in our proxy statement, it must otherwise be in compliance with Rule 14a-8 under the Exchange Act (e.g., it must be a proper subject for action by stockholders under the Delaware General Corporation Law).

        Stockholders who wish to present proposals before our 2014 annual meeting, but do not intend for those proposals to be included in the proxy statement for that meeting, may utilize the procedure in our Amended and Restated Bylaws. Under our Amended and Restated Bylaws, such proposals may be made by stockholders who are entitled to vote at the meeting by providing notice to us, in writing, in a timely manner and which contains the information required by our Amended and Restated Bylaws. For such notice to be considered timely, our Corporate Secretary must receive it no earlier than February 10, 2014 and no later than March 12, 2014 (unless the date of the 2014 annual meeting is advanced by more than 30 days or delayed by more than 30 days from the anniversary date of the 2013 annual meeting, in which case the notice must be submitted by the later of the 90th day before the 2014 annual meeting or the 10th day following the day on which public announcement of the date of the meeting is first made). For the business to be considered, the notice must contain all of the information required by our Amended and Restated Bylaws (e.g., the information that would be required to be included in our proxy statement for the meeting if such business had been proposed for consideration by our board of directors) and it must pertain to business which is a proper matter for stockholder action under the Delaware General Corporation Law.

        Any such proposal should be sent to our Corporate Secretary at Activision Blizzard, Inc., 3100 Ocean Park Boulevard, Santa Monica California 90405.

 WHERE YOU CAN FIND MORE INFORMATION

        The SEC allows us to "incorporate by reference" information into this proxy statement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information in this proxy statement or incorporated by reference subsequent to the date of this proxy statement. This proxy statement incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our financial condition and are incorporated by reference into this proxy statement.

        The following Activision Blizzard filings with the SEC are incorporated by reference:

  •
  Activision Blizzard's Annual Report on Form 10-K for the fiscal year ended December 31, 2012;

  •
  Activision Blizzard's Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2013;

  •
  Activision Blizzard's Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2013; and

  •
  Activision Blizzard's Current Reports on Form 8-K dated as of July 25, 2013, September 3, 2013, September 12, 2013, September 18, 2013 and September 19, 2013.

        Information furnished under Items 2.02 or 7.01 (or corresponding information furnished under Item 9.01 or included as an exhibit) in any past or future current report on Form 8-K that we file with the SEC, unless otherwise specified in such report, is not incorporated by reference in this proxy statement, nor are any other documents or information that is deemed to have been "furnished" and not "filed" with the SEC.

        We also incorporate by reference into this proxy statement additional documents that we may file with the SEC between the date of this proxy statement and the earlier of the date of the special meeting or the termination of the Stock Purchase Agreement. These documents include periodic reports, such as Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as well as Current Reports on Form 8-K and proxy soliciting materials. The information provided on our website is not part of this proxy statement, and therefore is not incorporated by reference herein.

        You may read and copy any reports, statements or other information that we file with the SEC at its public reference room at the following location: Station Place, 100 F Street, N.E., Room 1580, Washington, D.C. 20549. You may also obtain copies of those documents at prescribed rates by writing to the Public Reference Section of the SEC at that address. Please call the SEC at (800) SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at www.sec.gov. In addition, stockholders may obtain free copies of the documents filed with the SEC by Activision Blizzard through the Investor Relations section of our website, and the "SEC Filings" tab therein.

        You may obtain any of the documents we file with the SEC, without charge, by requesting them in writing or by telephone from us at the following address:

Activision Blizzard, Inc.
Attn: Investor Relations
3100 Ocean Park Boulevard,
Santa Monica California 90405
(310) 255-2000

        If you would like to request documents from us, please do so by [    •    ], 2013, to receive them before the special meeting. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt method, within one business day after we receive your request. Please note that all of our documents that we file with the SEC are also promptly available through the Investor Relations section of our website, www.activisionblizzard.com, and the "SEC Filings" tab therein. The information included on our website is not incorporated by reference into this proxy statement.

        If you have any questions about this proxy statement, the special meeting or the Stock Purchase Transaction or need assistance with voting procedures, you should contact:

[    •    ]

Stockholders, call toll-free: [    •    ]

Annex A

STOCK PURCHASE AGREEMENT

by and among

ACTIVISION BLIZZARD, INC.,

ASAC II LP,

and

VIVENDI, S.A.

Dated as of July 25, 2013

STOCK PURCHASE AGREEMENT

        STOCK PURCHASE AGREEMENT, dated as of July 25, 2013 (this "Agreement"), by and among Activision Blizzard, Inc., a Delaware corporation (the "Company"), ASAC II LP, an exempted limited partnership established under the laws of the Cayman Islands and acting by ASAC II LLC, its general partner ("ASAC"), and Vivendi, S.A., a société anonyme organized under the laws of France (the "Seller" and, together with ASAC and the Company, the "Parties" and each a "Party").

RECITALS

        WHEREAS, the Seller and the Company desire to enter into a transaction (the "Purchase Transaction") pursuant to which the Company will acquire all of the capital stock of Amber Holding Subsidiary Co., a Delaware corporation and wholly-owned subsidiary of the Seller ("New VH"), which at the time of the Purchase Transaction will be the direct owner of 428,676,471 shares (the "Transferred Company Shares") of the Company's common stock, par value, $0.000001 per share ("Company Common Stock");

        WHEREAS, the Seller and ASAC desire to enter into a transaction (the "Private Sale") pursuant to which ASAC will purchase from the Seller up to 171,968,042 shares of Company Common Stock (the "Maximum Private Sale Shares");

        WHEREAS, the Parties contemplate that, subject to the terms and conditions of this Agreement and the Amended and Restated Investor Agreement (as defined below), after the consummation of the Purchase Transaction and the Private Sale, the Seller may commence one or more registered public offerings (the "Market Offerings") for the sale of up to all of the shares of Company Common Stock that will be owned by the Seller and its subsidiaries after giving effect to the Purchase Transaction and the Private Sale (the "Remaining Shares");

        WHEREAS, in order to facilitate the Purchase Transaction, the Private Sale and the Market Offerings, prior to the transfer of the New VH Shares (as defined below) to the Company, the Seller and its subsidiaries shall consummate the restructuring transactions described in Article II below (the "Restructuring Transactions");

        WHEREAS, the Board of Directors of the Company (the "Board"), upon the unanimous recommendation of a special committee of the Board comprised solely of independent and disinterested directors (the "Special Committee"), has approved this Agreement, the Purchase Transaction, the Private Sale and the other transactions contemplated hereby (collectively, the "Transactions"); and

        WHEREAS, concurrently with the execution and delivery of this Agreement, Robert A. Kotick ("Kotick") and Brian G. Kelly ("Kelly") are each executing a waiver and acknowledgement letter in the forms attached hereto as Exhibit A and Exhibit B, respectively.

AGREEMENT

        In consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I
DEFINITIONS

        Section 1.1    Certain Defined Terms.     For purposes of this Agreement:

          "Adjusted Private Sale Shares" means, in the event of a Permitted ASAC Equity Commitment Failure, a number of shares of Common Stock equal to (a) the sum of (i) the aggregate amount of all the ASAC Equity Commitments, less the aggregate amount of the equity commitments set forth in the ASAC Equity Commitments of the Designated Investor Group giving rise to a Permitted ASAC

  Equity Commitment Failure (to the extent not funded or replaced at the Closing) and (ii) the aggregate amount of the ASAC Debt Financing as reduced in accordance with the ASAC Debt Financing Commitments, less an amount of $27,639,345 representing prefunded interest and expenses, divided by (b) $13.60, rounded down to the nearest whole share.

          "Affiliate" shall have the meaning set forth in Rule 12b-2 under the Exchange Act; provided, however, that, for purposes of this Agreement, the Seller shall not be deemed to control, be controlled by, or be under common control with, or be an Affiliate of, the Company or any of its subsidiaries, or vice versa, and none of the Company or its subsidiaries shall be deemed to control, be controlled by, or be under common control with, or be an Affiliate of, ASAC, or vice versa.

          "Amended and Restated Investor Agreement" means the Amended and Restated Investor Agreement, in the form attached hereto as Exhibit C, among the Seller, VGAC LLC and the Company.

          "Ancillary Agreements" means the Amended and Restated Investor Agreement, the ASAC Stockholders Agreement and the Cash Services Termination Agreement.

          "ASAC GP" means ASAC II LLC, a Delaware limited liability company, and the general partner of ASAC.

          "ASAC Material Adverse Effect" means a fact, effect, change, event or circumstance which is materially adverse to the ability of ASAC to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

          "ASAC Stockholders Agreement" means the Stockholders Agreement, in the form of Exhibit D attached hereto, between the Company, ASAC and for the limited purposes set forth therein, Kotick and Kelly.

          "Business Day" means any day that is not a Saturday, a Sunday or other day on which banks are required or authorized by Law to be closed in New York, New York.

          "Cash Services Termination Agreement" means the cash management services termination agreement, in the form attached hereto as Exhibit E, pursuant to which the Cash Management Services Agreement, dated June 19, 2008, by and among the Seller, the Company and Activision Blizzard Treasury SAS, formerly known as Vivendi Games Treasury SAS ("ABT"), and the Vivendi IP License Agreement, dated as of July 1, 2008, by and among the Seller, the Company and ABT, both of which were assigned by ABT to Coöperatie Activision Blizzard International U.A. ("Coop") pursuant to that Assignment, Assumption and Amendment, dated as of June 9, 2011, by and among the Seller, the Company, Coop and ABT, shall be modified and terminated on the terms set forth therein.

          "CHL" means CHL (U.S.) Inc., a Delaware corporation and wholly-owned subsidiary of VHI.

          "Code" means the Internal Revenue Code of 1986, as amended.

          "Company Material Adverse Effect" means a fact, effect, change, event or circumstance which is materially adverse to the ability of the Company to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

          "Contract" means any note, bond, mortgage, indenture, lease, license, permit, concession, franchise, contract, agreement or other instrument or obligation.

          "control" shall have the meaning set forth in Rule 12b-2 under the Exchange Act.

          "Controlled Affiliate" of a Person means an Affiliate controlled, directly or indirectly, by such Person.

          "Covered Taxable Year" means, with respect to New VH Consolidated Group, the 2013, 2014, 2015 and 2016 U.S. federal income tax years.

          "Designated Investor Groups" means each of the three groups of equity investors listed on Schedule A hereto, other than Kotick and Kelly.

          "Encumbrance" means any charge, claim, mortgage, lien, option, pledge, title defect, security interest or other restriction or limitation of any kind (other than those created under applicable United States securities laws).

          "Exchange Act" means the Securities Exchange Act of 1934, as amended.

          "Excluded Taxes" means without duplication any liability for (i) Taxes of New VH or any of its subsidiaries for any taxable period (or portion thereof) ending on or prior to the Closing Date (other than any franchise Taxes or similar fees and expenses in an amount not to exceed $50,000), (ii) any Taxes of any Person for which New VH may be liable (A) as a result of having been a member of an affiliated, consolidated, combined or unitary group on or prior to the Closing Date, including pursuant to Treasury Regulations Section 1.1502-6 or any analogous provision of state, local, or non-U.S. law or regulation, or (B) as a transferee or successor, by contract (including any Tax sharing, allocation, indemnity or similar agreement or arrangement) or otherwise for any taxable period (or portion thereof) ending on or prior to the Closing Date, (iii) any Taxes arising out of or resulting from any breach or nonperformance by the Seller of any of their covenants contained in this Agreement, (iv) any Taxes imposed solely as the result of the Restructuring Transactions, (v) Taxes attributable to any Covered Taxable Year resulting from (A) any breach of or inaccuracy in the representations and warranties of the Seller Entities contained in Section 4.7(b), or (B) the matter set forth on Schedule B hereto; provided, however, that notwithstanding any provision to the contrary in this Agreement, Excluded Taxes under this clause (v), and the amount Seller may be required to indemnify the Company Indemnified Parties pursuant to Section 10.2(a)(iv) based on such clause, shall in no event exceed $200,000,000 in the aggregate, and (vi) any Taxes of the Seller.

          "Governmental Authority" means any United States or non-United States federal, national, supranational, state, provincial, local or similar government, governmental, regulatory or administrative authority, branch, agency or commission or any court, tribunal, or arbitral or judicial body (including any grand jury).

          "Independent Directors" shall have the meaning set forth in the Amended and Restated Investor Agreement.

          "Law" means any statute, law (including common law), ordinance, regulation, rule, code, executive order, injunction, judgment, decree or order of any Governmental Authority.

          "Liability" means any liability, indebtedness, obligation or commitment of any kind (whether accrued, absolute, contingent, matured, unmatured or otherwise and whether or not required to be recorded or reflected on a balance sheet in accordance with generally accepted accounting principles, as applied in the United States).

          "Maximum Private Sale" means the Private Sale consummated for the Maximum Private Sale Shares at the Maximum Private Sale Price.

          "Maximum Private Sale Price" means an amount equal to $2,338,765,371.20.

          "New VH Consolidated Group" means the consolidated group of which New VH is a member immediately following the Closing Date.

          "New VH Shares" means all of the issued and outstanding shares of common stock of New VH.

          "Order" means any judgment, order, writ, preliminary or permanent injunction or decree of any Governmental Authority or any arbitration award.

          "Permitted ASAC Equity Commitment Failure" means the event in which one (and only one) of the Designated Investor Groups fails to fund (in whole or in part), or to confirm to ASAC its intention to fund, on the Scheduled Closing Date, the aggregate amount of the equity commitments set forth in such Designated Investor Group's ASAC Equity Commitments.

          "Person" means an individual, corporation, partnership, limited liability company, limited liability partnership, syndicate, person, trust, estate, association, organization or other entity, including any Governmental Authority.

          "Pre-Closing Tax Periods" means all Tax periods ending on or before the Closing Date and the portion of any Straddle Period ending on or before the Closing Date.

          "Private Sale Shares" means the Maximum Private Sale Shares; provided that, in the event of a Permitted ASAC Equity Commitment Failure, "Private Sale Shares" shall mean the Adjusted Private Sale Shares.

          "Representatives" means, with respect to any Person, such Person's officers, directors, principals, trustees, executors, personal representatives, employees, legal counsel, advisors, auditors, agents, bankers and other representatives.

          "Seller Material Adverse Effect" means a fact, effect, change, event or circumstance which is materially adverse to the ability of the Seller and its subsidiaries to perform their respective obligations under this Agreement or to consummate the transactions contemplated hereby.

          "Straddle Periods" means all Tax periods beginning before the Closing Date and ending after the Closing Date.

          "Tax" (including "Taxes") means any and all taxes of any kind (together with any and all interest, penalties, and additions to tax imposed with respect thereto) imposed by any Taxing Authority, and any Liability for such amounts, whether as a result of transferee or successor liability, of being a member of an affiliated, consolidated, combined or unitary group for any period or otherwise through operation of Law.

          "Tax Proceeding" means any audit, examination, dispute or other inquiry, or any judicial or administrative proceeding relating to Liability for, or refunds or adjustments with respect to, Taxes.

          "Tax Returns" means all returns, declarations, reports, information statements, elections and forms required to be filed with any Taxing Authority with respect to Taxes and any schedules, attachments or amendments of any of the foregoing.

          "Taxing Authority" means any Governmental Authority responsible for the administration or imposition of any Tax.

          "UMG" means Universal Music Group, Inc., a Delaware corporation and wholly-owned subsidiary of VHI.

          "VGAC Co." means Vivendi Games Acquisition Company, a Delaware corporation and wholly-owned subsidiary of VHI.

          "VGAC LLC" means VGAC, LLC, a Delaware limited liability company corporation and wholly-owned subsidiary of VGAC Co.

          "VHI" means Vivendi Holding I Corp., a Delaware corporation and wholly-owned subsidiary of the Seller, which pursuant to the Restructuring Transactions will be converted into a limited liability company named "Vivendi Holding I LLC."

        Section 1.2    Table of Definitions.     The following terms have the meanings set forth in the Sections referenced below:

Definition	Location
Aggregate Private Sale Price	3.2
Aggregate Purchase Price	3.1
Agreement	Preamble
ASAC	Preamble
ASAC Debt Financing	6.4(a)
ASAC Debt Financing Commitments	6.4(a)
ASAC Equity Commitments	6.4(a)
ASAC Financing	6.4(a)
ASAC Financing Commitments	6.4(a)
ASAC Financing Sources	6.4(a)
ASAC Indemnified Parties	10.2(b)
Bankruptcy and Equity Exception	4.2
Board	Recitals
Bylaws	3.3(b)(i)
Centerview	5.5
Charter	Section 3.5
CHL Shares	2.1(b)
Closing	3.3(a)
Closing Date	3.3(a)
Company	Preamble
Company Common Stock	Recitals
Company Debt Financing	5.1(a)
Company Debt Financing Commitment	5.1(a)
Company Debt Financing Sources	5.4(a)
Company Indemnified Parties	10.2(a)
DGCL	2.1(h)
Direct Claim	10.4(d)
Disclosure Schedules	Article IV
DOJ	7.1
Financing Source Related Parties	6.4(a)
Financing Sources	6.4(a)
First Lockup Period	7.4(a)
First Market Offering Registration Statement	7.4(b)
FTC	7.1
HSR Act	4.3(a)
Indemnified Party	10.4(a)
Indemnifying Party	10.4(a)
Kelly	Recitals
Kotick	Recitals
Losses	10.2(a)
Market Offerings	Recitals
Maximum Private Sale Shares	Recitals
New VH	Recitals
New VH Common Stock	4.4
New VH NOLs	4.7(b)
New VH Note	2.1(i)
Parties	Preamble
Party	Preamble
Permitted Sale Period	7.4(a)
Potential Contributor	10.6
Private Sale	Recitals

Definition	Location
Prohibited Transactions	7.4(a)
Purchase Transaction	Recitals
Remaining Shares	Recitals
Restructuring Transactions	Recitals
Scheduled Closing Date	3.3(c)
Second Lockup Period	7.4(a)
Second Market Offering Registration Statement	7.4(b)
Securities Act	6.7
Seller	Preamble
Seller Entities	4.1
Seller Indemnified Parties	10.3(a)
Special Committee	Recitals
Tax Representations	10.1
Termination Date	9.1(b)
Third Party Claim	10.4(a)
Transactions	Recitals
Transferred Company Shares	Recitals
VHI Debt	2.1(j)
WKSI	7.4(b)

ARTICLE II
RESTRUCTURING TRANSACTIONS

        Section 2.1    Restructuring Transactions.     Upon the terms and subject to the conditions of this Agreement (other than those conditions that can only be satisfied on the Closing Date), on or prior to the Closing Date (but in any event prior to the Closing), the following actions shall be taken in the order set forth below:

          (a)   VGAC LLC shall transfer certain shares of Company Common Stock to VHI in repayment of certain outstanding indebtedness owed by VGAC LLC to VHI;

          (b)   VGAC LLC shall transfer certain shares of Company Common Stock (the "CHL Shares") to CHL in repayment of certain outstanding indebtedness owed by VGAC LLC to CHL;

          (c)   CHL shall distribute the CHL Shares to VHI;

          (d)   VGAC Co. shall be merged with and into VHI;

          (e)   VGAC LLC shall be merged with and into VHI, as a result of which, together with the actions set forth in clauses (a) and (c), VHI shall become the direct owner of 683,643,890 shares of Company Common Stock;

          (f)    VHI shall distribute 254,967,419 shares of Company Common Stock to the Seller;

          (g)   the Seller shall contribute all of the issued and outstanding capital stock of VHI to New VH in exchange for 999 shares of common stock of New VH;

          (h)   VHI shall be converted, pursuant to a statutory conversion as permitted under the Delaware General Corporation Law (the "DGCL"), into a limited liability company;

          (i)    New VH shall redeem 500 shares of common stock of New VH from the Seller in exchange for a note issued by New VH to the Seller (the "New VH Note");

          (j)    New VH shall assume from VHI LLC certain indebtedness owed by VHI to the Seller (the "VHI Debt") in exchange for the transfer from VHI to New VH of (i) all of the issued and outstanding capital stock of UMG and (ii) 428,676,471 shares of Company Common Stock;

          (k)   New VH shall contribute all of the issued and outstanding limited liability company interests of VHI to UMG; and

          (l)    New VH shall transfer all the issued and outstanding capital stock of UMG to the Seller in repayment of the New VH Note and the VHI Debt owed by New VH to the Seller.

        Section 2.2    Modifications to the Restructuring Transactions.     The Seller shall be permitted to take such ancillary actions as may be necessary or advisable to effectuate the purpose of the Restructuring Transactions without the consent of the other Parties. Notwithstanding the foregoing, without the prior written consent of the Company (which consent shall not be unreasonably withheld, conditioned or delayed), the Seller shall not make any modifications to the Restructuring Transactions that would adversely affect the assets or liabilities of New VH as of or following the Closing or otherwise be economically adverse to the Company (after giving effect to the Transactions), in each case in a more than de minimis respect.

ARTICLE III
PURCHASE AND SALE

        Section 3.1    Purchase and Sale of the New VH Shares.     Upon the terms and subject to the conditions of this Agreement, at the Closing, the Seller shall sell, assign, transfer, convey and deliver the New VH Shares to the Company, free and clear of all Encumbrances, and the Company shall purchase the New VH Shares from the Seller. In consideration for the New VH Shares, the Company shall pay the Seller $5,830,000,005.60 in cash (the "Aggregate Purchase Price").

        Section 3.2    Purchase and Sale of the Private Sale Shares.     Upon the terms and subject to the conditions of this Agreement, at the Closing, immediately following the consummation of the Purchase Transaction, the Seller shall sell, assign, transfer, convey and deliver the Private Sale Shares to ASAC, free and clear of all Encumbrances, and ASAC shall purchase the Private Sale Shares from the Seller. In consideration for the Private Sale Shares, ASAC shall pay the Seller, in cash, $13.60 per share of Company Common Stock for an aggregate cash payment of $2,338,765,371.20 or, in the event of a Permitted ASAC Equity Commitment Failure, an amount equal to the product of (a) the number of Adjusted Private Sale Shares multiplied by (b) $13.60 (the "Aggregate Private Sale Price").

        Section 3.3    Closing.

          (a)   The sale and purchase of the New VH Shares under Section 3.1 and the sale and purchase of the Private Sale Shares under Section 3.2 shall each take place at a closing (the "Closing") to be held at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 300 South Grand Avenue, Suite 3400, Los Angeles, California 90071, at 11:00 a.m., Los Angeles, California time, on the fourth (4th) Business Day following the satisfaction or, to the extent permitted by applicable Law, waiver of all conditions to the obligations of the Parties set forth in Article VIII (other than such conditions as may, by their terms, only be satisfied at the Closing or on the Closing Date, but subject to the satisfaction or waiver of such conditions), or at such other place or at such other time or on such other date as the Parties mutually may agree in writing; provided, however, that, unless mutually agreed to by the Parties, in no event shall the consummation of the Purchase Transaction occur unless the Parties are prepared to consummate the Private Sale immediately following the consummation of the Purchase Transaction. The day on which the Closing takes place is referred to as the "Closing Date." The Parties shall use their respective reasonable best efforts to consummate the Closing as promptly as reasonably practicable and prior to the Termination Date.

          (b)   At the Closing:

              (i)  the Seller shall (A) deliver to the Company (1) executed counterparts of each of the Ancillary Agreements to which it or any of the Seller Entities is a party, (2) certificates evidencing the New VH Shares, duly endorsed in blank or accompanied by stock powers duly endorsed in blank in proper form for transfer, with appropriate transfer stamps, if any, affixed, and (3) executed resignation letters from each of the Vivendi Designees (as defined in the Company's bylaws (the "Bylaws")), and (B) deliver to ASAC the Private Sale Shares, by electronic transfer or by certificates evidencing the Private Sale Shares, duly endorsed in blank or accompanied by stock powers duly endorsed in blank in proper form for transfer, with appropriate transfer stamps, if any, affixed;

             (ii)  the Company shall (A) deliver to the Seller and ASAC, as applicable, executed counterparts of each of the Ancillary Agreements to which it is a party, and (B) deliver to the Seller, by wire transfer to a bank account designated in writing by the Seller to the Company at least three (3) Business Days prior to the scheduled Closing Date, an amount equal to the Aggregate Purchase Price in immediately available funds in United States dollars; and

            (iii)  ASAC shall (A) deliver to the Company executed counterparts of each of the Ancillary Agreements to which any of the Company, Kotick or Kelly are a party and (B) deliver to the Seller, by wire transfer to a bank account designated in writing by the Seller to ASAC at least three (3) Business Days prior to the scheduled Closing Date, an amount equal to the Aggregate Private Sale Price in immediately available funds in United States dollars.

          (c)   Without in any way limiting ASAC's obligations under Section 7.5(c) or the Seller's or the Company's rights under the ASAC Equity Commitments, if, on the date the Closing was required to occur in accordance with Section 3.3(a) (the "Scheduled Closing Date"), ASAC fails to pay the Aggregate Private Sale Price as a result of a Permitted ASAC Equity Commitment Failure, ASAC shall be entitled to postpone the Closing pursuant to this Section 3.3(c), by written notice to the other Parties on the Scheduled Closing Date, for up to the period commencing on the Scheduled Closing Date and ending on the last Business Day before the Termination Date; provided that ASAC shall not be entitled to postpone the Closing after the date on which the Company has notified ASAC that the bonds to be issued pursuant to the Company Debt Financing will be priced within four (4) Business Days after such notice date. In the event of any such postponement, ASAC shall use reasonable best efforts to specifically enforce the ASAC Equity Commitments of the defaulting Designated Investor Group until such time as ASAC otherwise obtains funds sufficient to consummate the Maximum Private Sale, and shall use reasonable best efforts to (i) replace the defaulting Designated Investor Group with another equity investor or investors, and (ii) otherwise place ASAC in a position to consummate the Maximum Private Sale on the same terms contemplated hereby. If ASAC shall have postponed the Closing pursuant to this Section 3.3(c), ASAC shall immediately notify the other Parties if it shall have received funds or commitments sufficient to consummate the Maximum Private Sale, and in any event (whether ASAC shall have received such funds or commitments), the Closing shall occur on the earlier of (i) the date that is five (5) Business Days following such receipt of funds or commitments (or, earlier if reasonably practicable) and (ii) the last Business Day before the Termination Date; provided that ASAC shall consummate the Private Sale (comprised of the Adjusted Private Sale Shares) as promptly as possible, and in any event within five (5) Business Days after delivery of notice to the other Parties from the Company or the Seller that either the Company or the Seller, as the case may be, reasonably determines that such a postponement materially impairs, or would be reasonably likely to materially impair, the ability of the Parties to consummate the transactions contemplated hereby.

        Section 3.4    Withholding.     The Company and ASAC shall be entitled to deduct and withhold from the Aggregate Purchase Price and Aggregate Private Sale Price, respectively, and any other consideration otherwise payable to the Seller pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under applicable Tax Law. Any amounts so deducted and withheld shall be treated for all purposes of this Agreement as having been paid to the Seller. Prior to the Closing, the Company shall provide to ASAC a certification that complies with the requirements of Treasury Regulation Sections 1.897-2(h) and 1.1445-2(c)(3) to the effect that the

Private Sale Shares are not U.S. real property interests within the meaning of Section 897 of the Code (a "FIRPTA Certificate"). The Parties acknowledge that under applicable Law as of the date hereof, neither the Company nor ASAC is aware of any obligation to withhold any Taxes from the foregoing payments. If either Party becomes aware of a change in applicable Law that would require any withholding Tax with respect to the foregoing payments, such Party shall promptly inform the other Party of such change, and the Parties shall cooperate in good faith and use reasonable best efforts to minimize such withholding Tax to the extent permitted by applicable Law (which efforts, for the avoidance of doubt, will not require either Party to agree to any substantive changes to the transactions contemplated by this Agreement or the Ancillary Agreements).

        Section 3.5    Resignation of Vivendi Designees.     Prior to or concurrently with the Closing, the Seller, on behalf of itself and its Controlled Affiliates, will cause (a) each of the Vivendi Designees to resign his or her position as a director of the Company on the Board and all committees of the Board, effective as of the Closing; (b) the Vivendi Nominating Committee (as defined in the Bylaws and for so long as such committee may exist) to be composed solely of Independent Directors, or such other members of the Board who may be designated by the Independent Directors prior to Closing, and such individuals to be designated as Vivendi Designees; (c) the two Vivendi Designees on the Executive Nominating Committee (as defined in the Bylaws and for so long as such committee may exist) to be Independent Directors, or such other members of the Board who may be designated by the Independent Directors prior to Closing; (d) following the resignations referred to in clause (a), each of the Independent Directors or such other members of the Board who may be designated by the Independent Directors prior to Closing to be designated as a Vivendi Designee and (e) unless otherwise requested by the Independent Directors, the Board to resolve to reduce the size of the Board to five members as of the Closing. Following the Closing until the occurrence of a Termination Event (as defined in the Bylaws), the Seller and its Controlled Affiliates hereby covenant and agree not to (i) designate any new Vivendi Designees (except as specified in the foregoing sentence), (ii) fill any vacancies on the Board or on the Vivendi Nominating Committee (except (A) by voting as a holder of Company Common Stock to the extent permitted by Section 3.1 of the Amended and Restated Investor Agreement with respect to nominees not proposed by the Seller or any of its Controlled Affiliates to fill vacancies on the Board, (B) as reasonably requested by the Independent Directors, or (C) as specified in the foregoing sentence), (iii) exercise any rights under the certificate of incorporation of the Company (the "Charter") or the Bylaws that are capable of being exercised only by the Seller and/or its Controlled Affiliates, including any exercise that would otherwise be permitted because a Triggering Event or Termination Event has not yet occurred due to insufficient passage of time or (iv) remove any of the Vivendi Designees who were designated as such in accordance with this sentence (who are, for the avoidance of doubt, Independent Directors).

ARTICLE IV
REPRESENTATIONS AND WARRANTIES
OF THE SELLER

        Except as set forth in the Disclosure Schedules attached hereto (collectively, the "Disclosure Schedules"), the Seller hereby makes the representations and warranties set forth in this Article IV (other than the representations and warranties set forth in Section 4.6, which are made solely to ASAC) to the Company and hereby makes the representations and warranties set forth in this Article IV (other than the representations and warranties set forth in Sections 4.4, 4.5, 4.7 and 4.8, which are made solely to the Company) to ASAC.

        Section 4.1    Organization.     Each of the Seller, New VH, VHI, VGAC Co. and VGAC LLC (collectively, the "Seller Entities") (i) is duly organized and is validly existing and in good standing under the Laws of the jurisdiction of its incorporation or organization, (ii) has all necessary power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted and (iii) is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where the character of the property owned, leased or operated by it or the nature of its activities makes such qualification necessary, except where the failure to be so qualified has not had, and would not, individually or in the aggregate, reasonably be expected to have a Seller Material Adverse Effect. The Seller has made available to the Company complete and correct copies of New VH's certificate of incorporation and bylaws and all the amendments thereto, as currently in effect and as will be in effect as of the Closing.

        Section 4.2    Authority.     Each of the Seller Entities has all requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to consummate the Transactions and the other transactions contemplated hereby and thereby. The execution, delivery and performance by each of the Seller Entities of this Agreement and the Ancillary Agreements to which it is a party and the consummation by the Seller Entities of the Transactions and the other transactions contemplated hereby and thereby have been duly authorized by all necessary corporate or other action on the part of the Seller Entities and no other proceedings on the part of the Seller Entities or their respective equity owners are necessary to authorize this Agreement or any Ancillary Agreement or to consummate such transactions. This Agreement has been, and each Ancillary Agreement to which it is a party will be, duly executed and delivered by each of the Seller Entities and, assuming the due authorization, execution and delivery by the other parties thereto, constitutes a valid and binding obligation of each of the Seller Entities, enforceable against each of them in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors' rights and to general equity principles (the "Bankruptcy and Equity Exception").

        Section 4.3    No Conflict; Required Filings and Consents.

          (a)   The execution and delivery by each of the Seller Entities of this Agreement does not, the execution and delivery by each of the Seller Entities of the Ancillary Agreements to which it is a party and any other instrument required hereby or thereby to be executed and delivered at the Closing will not, and the performance by the Seller Entities of their respective agreements and obligations under this Agreement and the Ancillary Agreements will not, require any consent, approval, order, license, authorization, registration, declaration or permit of, or filing with or notification to, any Governmental Entity, except (i) any filings required to be made or clearances required to be obtained under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations thereunder (the "HSR Act"), (ii) such filings and notifications as may be required under applicable U.S. federal and state or foreign securities Laws, (iii) such filings as may be required to be made with the Secretary of State of the State of Delaware in connection with the Restructuring Transactions, and (iv) such other consents, approvals, orders, licenses, authorizations, registrations, declarations, permits, filings or notifications which, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

          (b)   The execution and delivery by each of the Seller Entities of this Agreement does not, the execution and delivery by each of the Seller Entities of the Ancillary Agreements to which it is a party or any other instrument required hereby or thereby to be executed and delivered by any of them at the Closing will not, and the performance by the Seller Entities of their respective agreements and obligations under this Agreement and the Ancillary Agreements will not, (i) conflict with or result in any breach of any provision of the articles of incorporation or by-laws (or any similar organizational documents) of any of the Seller Entities, (ii) violate, conflict with, require consent pursuant to, result in a breach of, constitute a default (with or without due notice or lapse of time or both) under, or give rise to a right of, or result in, the termination, cancellation, modification, acceleration or the loss of a benefit under, or result in the creation of any Encumbrance upon any of the New VH Shares, the Transferred Company Shares or the Private Sale Shares under, any of the terms, conditions or provisions of any Contract to which any of the Seller Entities is a party or by which any of the Seller Entities is bound or to which any of the Transferred Company Shares, the Private Sale Shares or the New VH Shares is subject or (iii) violate any Order or Law applicable to any of the Seller Entities or any of their properties or assets, except, in the case of clauses (ii) and (iii) above, for any violation, conflict, consent, breach, default, termination, cancellation, modification, acceleration, loss or creation that would not reasonably be expected to have, individually or in the aggregate, a Seller Material Adverse Effect.

        Section 4.4    Capitalization of New VH.     The authorized capital stock of New VH consists of 2,000 shares of common stock, par value $0.01 per share (the "New VH Common Stock"). As of the date hereof, one (1) share of New VH Common Stock is issued and outstanding, which share is owned by the Seller. On the Closing Date, and immediately prior to the Closing, after giving effect to the Restructuring Transactions, (a) the New VH Shares will constitute all of the issued and outstanding capital stock of New VH and (b) all of the outstanding shares of capital stock of New VH will have been duly authorized and validly issued and will be fully paid and nonassessable and free of preemptive and similar rights. Except as set forth above, there are no outstanding (i) shares of capital stock, debt securities or other voting securities of or ownership interests in New VH, (ii) securities of New VH convertible into or exchangeable for shares of capital stock, debt securities or voting securities of or ownership interests in New VH, (iii) subscriptions, calls, Contracts, commitments, understandings, restrictions, arrangements, rights, warrants, options or other rights to acquire from the Seller or any of its subsidiaries (including New VH), or obligations of the Seller or any of its subsidiaries to issue, any capital stock, debt securities, voting securities or other ownership interests in, or any securities convertible into or exchangeable or exercisable for any capital stock, voting securities, debt securities or ownership interests in, New VH, or obligations of the Seller or any of its subsidiaries to grant, extend or enter into any such agreement or commitment, (iv) obligations of the Seller or any of its subsidiaries to repurchase, redeem or otherwise acquire any outstanding securities of New VH, or to vote or to dispose of any shares of capital stock of New VH or (v) other rights, interests or obligations with respect to the capital stock of New VH that will survive Closing.

        Section 4.5    Title to New VH Shares.     All of the issued and outstanding shares of capital stock of New VH, as of the date hereof are, and as of the Closing Date will be, owned, beneficially and of record, solely by the Seller, free and clear of any Encumbrance. On the Closing Date, the Seller will have the right, authority and power to sell, assign and transfer the New VH Shares to the Company. Upon delivery to the Company of certificates evidencing the New VH Shares at the Closing and the Company's payment of the Aggregate Purchase Price, the Company shall acquire good, valid and marketable title to the New VH Shares, free and clear of any Encumbrance other than Encumbrances created by the Company.

        Section 4.6    Title to Private Sale Shares.     Immediately prior to the consummation of the Private Sale, (a) the Seller will beneficially own all of the Private Sale Shares, free and clear of any Encumbrance and (b) the Seller will have the right, authority and power to sell, assign and transfer the Private Sale Shares to ASAC. Upon delivery to ASAC of the Private Sale Shares by electronic transfer or by certificates evidencing the Private Sale Shares at the Closing, and ASAC's payment of the Aggregate Private Sale Price, ASAC shall acquire good, valid and marketable title to the Private Sale Shares, free and clear of any Encumbrance other than Encumbrances created by ASAC.

        Section 4.7    Taxes.

          (a)   (i) Each of New VH, VHI and each of VHI's subsidiaries (x) has duly and timely filed (taking into account any extension of time to file granted or obtained) with the appropriate Taxing Authority all material Tax Returns required to be filed by it, and all such Tax Returns are true, correct and complete in all material respects, and (y) has timely paid all material Taxes required to be paid by it (other than Taxes not yet due or delinquent), (ii) none of New VH, VHI or any of VHI's subsidiaries has received any written notice of deficiency, assessment or request for information from any Taxing Authority with respect to material liabilities for Taxes of any of them that has not been paid or finally settled, (iii) no material claim has been made in writing by a Taxing Authority in a jurisdiction where New VH, VHI or any of VHI's subsidiaries does not file Tax Returns that such Person is or may be subject to Taxation by that jurisdiction, (iv) none of New VH, VHI or any of

  VHI's subsidiaries has been a party to, engaged in, or participated in any "reportable transaction," as defined in Treasury Regulation Section 1.6011-4(b) (or any similar provision of state or local law), and (vi) during the last three (3) years, none of New VH, VHI or any of VHI's subsidiaries has been a party to a transaction intended to qualify as tax free, in whole or in part, under Section 355 of the Code.

          (b)   New VH's net operating loss carryforward as of the Closing (for the avoidance of doubt, after giving effect to the Restructuring Transactions) will be at least $676 million (the "New VH NOLs"). Schedule 4.7(b) sets forth the tax years in which the New VH NOLs were incurred. Other than solely as a result of the transaction contemplated by this Agreement, the utilization of the New VH NOLs is not (and as of the Closing Date will not be), subject to any limitations pursuant to Sections 382 or 383 of the Code.

        Section 4.8    Interim Operations of New VH.     New VH was formed on May 17, 2013 and since that date has not conducted any activities other than the execution of this Agreement and the consummation of Restructuring Transactions and the Transactions. At Closing, New VH will not have any Liabilities other than (a) for Taxes pursuant to applicable rules and regulations including the Treasury Regulations under Section 1502 of the Code and (b) certain de minimis Liabilities for franchise Taxes and similar fees and expenses that will not exceed $50,000 in the aggregate. As of the date hereof, the Seller is, and as of the Closing Date, immediately prior to the consummation of the Purchase Transaction, will be, the direct or indirect owner of all of the equity interests of each of the Seller Entities (other than the Seller). As of the date hereof VGAC LLC has, and as of the Closing Date, immediately prior to the Restructuring Transactions will have good, valid and marketable title to 683,643,890 shares of Company Common Stock, free of any Encumbrances. As of the Closing Date, New VH will have, good, valid and marketable title to 428,676,471 shares of Company Common Stock, free of any Encumbrances, and will own no assets other than the Transferred Company Shares.

        Section 4.9    Brokers.     Except for Barclays Bank PLC and Goldman, Sachs & Co., the fees of each of which will be paid by the Seller, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of any Seller Entity.

        Section 4.10    No Other Representations or Warranties.     Neither the Seller nor any of its Affiliates or Representatives is making any representation or warranty on behalf of the Seller or any of the Seller Entities of any kind or nature whatsoever, oral or written, express or implied, except as expressly set forth in this Agreement, and the Seller hereby disclaims any other such representations or warranties.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        The Company hereby makes the representations and warranties set forth in this Article V to each of the Seller Entities and hereby makes the representations and warranties set forth in this Article V (other than the representations and warranties set forth in Sections 5.4 and 5.5, which are made solely to the Seller) to ASAC.

        Section 5.1    Organization.     The Company (i) is a corporation duly incorporated and is validly existing and in good standing under the Laws of the jurisdiction of its incorporation, (ii) has all necessary power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted and (iii) is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where the character of the property owned, leased or operated by it or the nature of its activities makes such qualification necessary, except where the failure to be so qualified has not had, and would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.

        Section 5.2    Authority.     The Company has all corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to consummate the Purchase Transaction and the other transactions to which it is a party contemplated hereby and thereby. The execution, delivery and performance by the Company of this Agreement and the Ancillary Agreements to which it is a party and the consummation by the Company of the Purchase Transaction and the other transactions to which it is a party contemplated hereby and thereby have been duly authorized by all necessary corporate or other action on the part of the Company and no other proceedings on the part of the Company are necessary to authorize this Agreement or any Ancillary Agreement or to consummate such transactions. This Agreement has been and each Ancillary Agreement to which it is a party will have been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties thereto, constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to the Bankruptcy and Equity Exception. The board of directors of the Company has taken all action so that ASAC will not be an "interested stockholder" or prohibited from entering into or consummating a "business combination" with the Company (in each case as such term is used in Section 203 of the DGCL) as a result of the execution of this Agreement or the consummation of the transactions in the manner contemplated hereby.

        Section 5.3    No Conflict; Required Filings and Consents.

          (a)   The execution and delivery by the Company of this Agreement does not, the execution and delivery of each Ancillary Agreement to which it is a party or any other instrument required hereby or thereby to be executed and delivered at the Closing will not, and the performance by the Company of its agreements and obligations under this Agreement and the Ancillary Agreements will not, require any consent, approval, order, license, authorization, registration, declaration or permit of, or filing with or notification to, any Governmental Entity, except (i) any filings required to be made or clearances required to be obtained under the HSR Act, (ii) such registrations, filings and notifications as may be required under applicable U.S. federal and state or foreign securities Laws and are contemplated by this Agreement or any Ancillary Agreement, and (iii) such other consents, approvals, orders, licenses, authorizations, registrations, declarations, permits, filings or notifications which, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

          (b)   The execution and delivery by the Company of this Agreement does not, the execution and delivery by the Company of each Ancillary Agreement to which it is a party or any other instrument required hereby or thereby to be executed and delivered by it at the Closing will not, and the performance by the Company of its agreements and obligations under this Agreement and the Ancillary Agreements will not, (i) conflict with or result in any breach of any provision of the Charter or the Bylaws, (ii) violate, conflict with, require consent pursuant to, result in a breach of, constitute a default (with or without due notice or lapse of time or both) under, or give rise to a right of, or result in, the termination, cancellation, modification, acceleration or the loss of a benefit under any of the terms, conditions or provisions of any Contract to which the Company or any of its subsidiaries is a party or is otherwise bound or to which any of its properties or assets is subject or (ii) violate any Order or Law applicable to any of the Company or any of its properties or assets, except, in the case of clauses (i) and (ii) above, for any violation, conflict, consent, breach, default, termination, cancellation, modification, acceleration, loss or creation that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

        Section 5.4    Financing.

          (a)   The Company has delivered to the Seller a true, complete and correct copy of an executed commitment letter, dated as of the date hereof (the "Company Debt Financing Commitment"), among the Company and Bank of America, N.A., Merrill Lynch, Pierce, Fenner & Smith Incorporated, JPMorgan Chase Bank, N.A. and J.P. Morgan Securities LLC (together with each other financial institution providing or arranging the Company Debt Financing, the "Company Debt Financing Sources"), pursuant to which, among other things, the Company Debt Financing Sources have agreed, subject to the terms and conditions of the Company Debt Financing Commitment, to provide or cause to be provided debt financing to the Company, the proceeds of which are to be used to fund the Aggregate Purchase Price and to pay transaction fees and expenses. The financing contemplated under the Company Debt Financing Commitment is referred to herein as the "Company Debt Financing".

          (b)   The Company Debt Financing Commitment is, as of the date hereof, in full force and effect and is a legal, valid and binding obligation of the Company and, to the knowledge of the Company, the other parties thereto, subject to the Bankruptcy and Equity Exception. As of the date hereof, the Company Debt Financing Commitment has not been withdrawn or rescinded in any respect. As of the date hereof, to the knowledge of the Company, (i) no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of the Company under the Company Debt Financing Commitment, and (ii) subject to the accuracy of the representations and warranties of the Seller, the Company and ASAC set forth in Articles IV, V and VI, respectively, and the satisfaction of the conditions set forth in Section 8.1 and Section 8.3 (other than Section 8.3(c)), the Company has no reason to believe that it will be unable to satisfy on a timely basis any material term or condition of closing to be satisfied by the Company pursuant to the Company Debt Financing Commitment on or prior to the Closing Date. As of the date hereof, there are no conditions precedent related to the funding of the full amount of the Company Debt Financing other than as expressly set forth in or expressly contemplated by the Company Debt Financing Commitment and the fee letter related thereto (a true, correct and complete version of which, redacted solely to exclude the fee amounts, pricing caps, thresholds, baskets and other terms customary to be redacted (none of which would adversely affect the availability of the Company Debt Financing) has been provided to the Seller on or before the date hereof). As of the date hereof, subject to (w) the terms and conditions of the Company Debt Financing Commitment, (x) the terms and conditions of this Agreement (including compliance by the Seller therewith), (y) the accuracy of the representations and warranties of the Seller, the Company and ASAC set forth in Articles IV, V, and VI respectively, and (z) the satisfaction of the conditions set forth in Section 8.1 and Section 8.3 (other than Section 8.3(c)), the aggregate proceeds contemplated by the Company Debt Financing Commitment, together with the available cash of the Company on the Closing Date, will be sufficient for the Company to consummate the Purchase Transaction upon the terms contemplated by this Agreement.

        Section 5.5    Fairness Opinion.     The Special Committee has received an opinion from Centerview Partners LLC ("Centerview") to the effect that, as of the date of such opinion and based upon and subject to the assumptions and limitations set forth therein, the Aggregate Purchase Price to be paid by the Company in the Purchase Transaction is fair, from a financial point of view, to the Company.

        Section 5.6    Brokers.     Except for Centerview, the fees of which will be paid by the Company, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of the Company.

        Section 5.7    No Other Representations or Warranties.     Neither the Company nor any of its Affiliates or Representatives is making any representation or warranty on behalf of the Company of any kind or nature whatsoever, oral or written, express or implied, except as expressly set forth in this Agreement, and the Company hereby disclaims any other such representations or warranties.

ARTICLE VI
REPRESENTATIONS AND WARRANTIES OF ASAC

        ASAC hereby makes the representations and warranties set forth in this Article VI to the Seller and hereby makes the representations and warranties set forth in this Article VI (other than the representations and warranties set forth in Sections 6.4, 6.7 and 6.8, which are made solely to the Seller) to the Company.

        Section 6.1    Organization.     ASAC (i) is an exempted limited partnership duly established and is validly existing and in good standing under the Laws of the Cayman Islands, (ii) has all necessary power and authority to own, lease and operate its properties and assets and to carry on its business as currently conducted and (iii) is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where the character of the property owned, leased or operated by it or the nature of its activities makes such qualification necessary, except where the failure to be so qualified has not had, and would not, individually or in the aggregate, reasonably be expected to have an ASAC Material Adverse Effect.

        Section 6.2    Authority.     ASAC GP has all requisite power and authority to execute and deliver, on behalf of ASAC, this Agreement and the Ancillary Agreements to which ASAC is a party and to consummate the Private Sale and the other transactions to which ASAC is a party contemplated hereby and thereby. The execution, delivery and performance by or on behalf of ASAC of this Agreement and the Ancillary Agreements to which ASAC is a party and the consummation by ASAC of the Private Sale and the other transactions contemplated hereby and thereby have been duly authorized by all necessary corporate or other action on the part of ASAC and no other proceedings on the part of ASAC and ASAC GP are necessary to authorize this Agreement or any Ancillary Agreement or to consummate such transactions. This Agreement has been and the Ancillary Agreement to which ASAC is a party will have been duly executed and delivered by or on behalf of ASAC and, assuming the due authorization, execution and delivery by the other parties thereto, constitutes a valid and binding obligation of ASAC, enforceable against ASAC in accordance with its terms, subject to the Bankruptcy and Equity Exception.

        Section 6.3    No Conflict; Required Filings and Consents.

          (a)   The execution and delivery by or on behalf of ASAC of this Agreement and the Ancillary Agreements to which it is a party do not, the execution and delivery by or on behalf of ASAC of any instrument required hereby or thereby to be executed and delivered at the Closing will not, and the performance by ASAC of its agreements and obligations under this Agreement and the Ancillary Agreements will not, require any consent, approval, order, license, authorization, registration, declaration or permit of, or filing with or notification to, any Governmental Entity, except (i) any filings required to be made or clearances required to be obtained under the HSR Act, (ii) such filings and notifications as may be required under applicable U.S. federal and state or foreign securities Laws, and (iii) such other consents, licenses, authorizations, approvals, orders, registrations, declarations, permits, filings or notifications which, if not obtained or made, would not reasonably be expected to have, individually or in the aggregate, an ASAC Material Adverse Effect.

          (b)   The execution and delivery by or on behalf of ASAC of this Agreement and the Ancillary Agreements to which it is a party do not, the execution and delivery by or on behalf of ASAC of any instrument required hereby or thereby to be executed and delivered by it at the Closing will not, and the performance by ASAC of its agreements and obligations under this Agreement and the Ancillary Agreements will not, (i) conflict with or result in any breach of any provision of the certificate of registration or limited partnership agreement of ASAC, (ii) violate, conflict with, require consent pursuant to, result in a breach of, constitute a default (with or without due notice or lapse of time or both) under, or give rise to a right of, or result in, the termination, cancellation, modification, acceleration or the loss of a benefit under any of the terms, conditions or provisions of any Contract to which ASAC or any of its subsidiaries is a party or otherwise bound or to which any of its properties or assets is subject or (iii) violate any Order or Law applicable to any of ASAC or any of its properties or assets, except, in the case of clauses (ii) and (iii) above, for any violation, conflict, consent, breach, default, termination, cancellation, modification, acceleration, loss or creation that would not, individually or in the aggregate, reasonably be expected to have an ASAC Material Adverse Effect.

        Section 6.4    Financing.

          (a)   ASAC has delivered to the Seller and the Company true, complete and correct copies of (i) executed equity commitment letters and subscription agreements, dated the date hereof, from the investors set forth on Schedule C hereto (the "ASAC Equity Commitments"), pursuant to which the parties thereto have agreed, subject to the terms and conditions of the ASAC Equity Commitments, severally and not jointly, to provide equity financing to ASAC and (ii) executed commitment letters, dated as of the date hereof (the "ASAC Debt Financing Commitments"), from Merrill Lynch International and JPMorgan Chase Bank, N.A., London Branch (the "ASAC Financing Sources" and, together with the Company Debt Financing Sources, the "Financing Sources," and the Financing Sources, together with any former, current and future Affiliates, officers, directors, managers, employees, equityholders, members, managers, partners, agents, representatives, successors or assigns of any of the foregoing or any of their Affiliates, the "Financing Source Related Parties"), pursuant to which, among other things, the ASAC Financing Sources have agreed, subject to the terms and conditions of the ASAC Debt Financing Commitments, severally and not jointly, to provide or cause to be provided debt financing to ASAC, the proceeds of which are to be used, together with the equity financing contemplated by the ASAC Equity Commitments to fund the Maximum Private Sale Price and to pay ASAC's transaction fees and expenses. The ASAC Equity Commitments and the ASAC Debt Financing Commitments are referred to herein as the "ASAC Financing Commitments," the financing contemplated by the ASAC Financing Commitments is referred to herein as the "ASAC Financing" and the financing contemplated by the ASAC Debt Financing Commitments is referred to herein as the "ASAC Debt Financing."

          (b)   The ASAC Financing Commitments are, as of the date hereof, in full force and effect and are legal, valid and binding obligations of ASAC and, to the knowledge of ASAC, the other parties thereto, in each case subject to the Bankruptcy and Equity Exception. As of the date hereof, the ASAC Financing Commitments have not been withdrawn or rescinded in any respect. As of the date hereof, to the knowledge of ASAC, (i) no event has occurred which, with or without notice, lapse of time or both, would constitute a default or breach on the part of ASAC under the ASAC Financing Commitments, and (ii) subject to the accuracy of the representations and warranties of the Seller, the Company and ASAC set forth in Articles IV, V and VI, respectively, and the satisfaction of the conditions set forth in Section 8.1 and Section 8.4 (other than Section 8.4(c)), ASAC has no reason to believe that it will be unable to satisfy on a timely basis any material term or condition of closing to be satisfied by the ASAC Financing Commitments on or prior to the Closing Date. As of the date hereof, are no conditions precedent related to the funding of the full amount of the ASAC Financing Commitments other than as expressly set forth in or expressly contemplated by the ASAC Financing Commitments and the fee letter related thereto (a true, correct and complete version of which, redacted solely to exclude the fee amounts, pricing caps, thresholds, baskets and other terms customary to be redacted (none of which would adversely affect the availability of the ASAC Financing), has been provided to the Seller on or before the date hereof). As of the date hereof, subject to (w) the terms and conditions of the ASAC Financing Commitments, (x) the terms and conditions of this Agreement (including compliance by the Seller therewith), (y) the accuracy of the representations and warranties of the Seller, the Company and ASAC set forth in Articles IV, V and VI, respectively, and (z) the satisfaction of the conditions set forth in Section 8.1 and Section 8.4 (other than Section 8.4(c)), the aggregate proceeds contemplated by the ASAC Financing Commitments will be sufficient for ASAC to consummate the Maximum Private Sale upon the terms contemplated by this Agreement.

        Section 6.5    Brokers.     Except for Allen & Company LLC, the fees of which will be paid by ASAC, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of ASAC.

        Section 6.6    No Other Representations or Warranties.     Neither ASAC nor any of its Affiliates or Representatives is making any representation or warranty on behalf of ASAC of any kind or nature whatsoever, oral or written, express or implied, except as expressly set forth in this Agreement, and ASAC hereby disclaims any other such representations or warranties.

        Section 6.7    Investment Intent.     ASAC is acquiring the Private Sale Shares for its own account for investment purposes only and not with a view to any public distribution thereof or with any intention of selling, distributing or otherwise disposing of the Shares in a manner that would violate the registration requirements of the Securities Act of 1933, as amended (the "Securities Act"). ASAC acknowledges and agrees that the Private Sale Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any applicable state securities laws, except pursuant to an exemption from such registration under the Securities Act and such laws. ASAC is able to bear the economic risk of holding the Private Sale Shares for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

        Section 6.8    ASAC's Investigation and Reliance.     ASAC is a sophisticated purchaser and has made its own independent investigation, review and analysis regarding the Company and its subsidiaries and the transactions contemplated hereby, which investigation, review and analysis were conducted by ASAC with its advisors, including legal counsel, that it has engaged for such purpose. ASAC and its Representatives have been provided with full and complete access to the Representatives, properties, offices, plants and other facilities, books and records of the Company and its subsidiaries and other information that they have requested in connection with their investigation of the Company and its subsidiaries and the transactions contemplated hereby. ASAC has not relied and is not relying on any statement, representation or warranty, oral or written, express or implied, made by the Seller, the Company, or any their respective Affiliates or Representatives, except as expressly set forth in this Agreement. Neither the Seller nor the Company nor any of their Affiliates or Representatives shall have any Liability to ASAC or any of its Affiliates or Representatives resulting from the use of any information, documents or materials made available to ASAC, whether orally or in writing, in any confidential information memoranda, "data rooms," management presentations, due diligence discussions or in any other form in expectation of the transactions contemplated by this Agreement. Neither the Seller nor the Company nor any of their Affiliates or Representatives is making, directly or indirectly, any representation or warranty with respect to any estimates, projections or forecasts involving the Company and its subsidiaries. ASAC acknowledges that there are inherent uncertainties in attempting to make such estimates, projections and forecasts and that it takes full responsibility for making its own evaluation of the adequacy and accuracy of any such estimates, projections or forecasts (including the reasonableness of the assumptions underlying any such estimates, projections and forecasts).

ARTICLE VII
COVENANTS

        Section 7.1    Consents and Filings; Further Assurances.     The Parties shall use their reasonable best efforts to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including to (i) obtain from Governmental Authorities and other Persons all consents, clearances, approvals, authorizations, qualifications and orders and give all notices as are necessary for the consummation of the transactions contemplated by this Agreement, (ii) promptly make all necessary filings, and thereafter make any other required submissions, with respect to this Agreement required under applicable Law, including, in the case of ASAC and the Company, make the necessary filings under the HSR Act within three (3) Business Days after the date hereof, (iii) to the extent named as a defendant, defend any lawsuits or other legal proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated by this Agreement, and (iv) have vacated, lifted, reversed or overturned any order, decree, ruling, judgment, injunction or other action (whether temporary, preliminary or permanent) that is then in effect and that enjoins, restrains, conditions, makes illegal or otherwise restricts or prohibits the consummation of the transactions contemplated by this Agreement. In furtherance and not in limitation of the foregoing, ASAC shall (A) use its reasonable best efforts to take or cause to be taken all other actions necessary, proper or advisable to cause the expiration or termination of the waiting period applicable to the Private Sale under the HSR Act as promptly as reasonably practicable and in any event no later than the Termination Date, (B) promptly notify the other Parties of any communication concerning this Agreement and any of the transactions contemplated hereby from any Governmental Authority and consider in good faith the views of the other Parties and keep the other Parties reasonably informed of the status of matters related to the transactions contemplated by this Agreement, including furnishing the other Parties with any written notices or other communications received by ASAC from, or given by ASAC to, the Federal Trade Commission (the "FTC") or the Antitrust Division of the Department of Justice (the "DOJ"); and (C) permit the other Parties to review in draft form any proposed communication to be submitted by it to the FTC or the DOJ, with reasonable time and opportunity to comment, give reasonable consideration to the other Party's comments thereon, and consult with each other Party in advance of any in-person or telephonic meeting or conference with, the FTC or the DOJ, and, to the extent permitted by the FTC or the DOJ, not agree to participate in any meeting or substantive discussion (including any discussion relating to the antitrust merits, any potential remedies, commitments or undertakings, the timing of any waivers, consents, approvals, permits, orders or authorizations, and any agreement regarding the timing of consummation of the Private Sale) with the FTC or the DOJ unless it consults with the other Parties and their Representatives in advance and invites the other Parties' Representatives to attend such meetings and/or discussions; provided, however, that nothing in this Agreement shall prevent ASAC from responding to or complying with a subpoena or other legal process required by Law or submitting factual information in response to a request therefor.

        Section 7.2    Tax Matters.

          (a)    Tax Returns.

              (i)  The Seller shall prepare or cause to be prepared all Tax Returns of New VH and its subsidiaries for all taxable periods ending on or before the Closing Date (including all Tax Returns of New VH and its subsidiaries for taxable periods ending on or before the Closing Date that are prepared on a consolidated, unitary, affiliated or combined basis), in each case, in accordance with applicable Law and consistent with past practice. The Seller shall file or cause to be filed all such Tax Returns that are due prior to or on the Closing Date. The Seller shall provide a final copy of each such Tax Return that is due after the Closing Date to the Company together with payment for the amount of Taxes payable therewith no less than ten (10) calendar days prior to the due date for filing such Tax Return (taking into account any valid extension of such due date) and the Company shall file or cause to be filed all such Tax Returns. In connection with the federal income consolidated Tax Return of New VH and its subsidiaries for the tax year ending on the Closing Date, the Seller shall prepare or cause to be prepared, and the Company shall cause New VH to timely file an election under Treasury Regulation Section 1.1502-36(d)(6) and (d)(4)(ii) in any manner permitted by such election, as deemed appropriate by Seller, provided that such election will not be made in a manner that reduces any New VH NOLs. The Company shall, and shall cause New VH to, cooperate fully, as and to the extent requested by the Seller, in connection with the filing of any Tax Return referred to in this Section 7.2(a)(i) (including the elections referred to in the preceding sentence).

             (ii)  The Company shall prepare and file or cause to be prepared and filed all Tax Returns of New VH for all Straddle Periods and all taxable periods beginning on or after the Closing Date, which Tax Returns shall be consistent with the representations set forth in Section 4.7(b) except as may be required by a final "determination" within the meaning of Section 1313(a) of the Code (a "Final Determination") or as otherwise required by applicable Law, provided, that, for the avoidance of doubt, to the extent necessary to avoid penalties, the Company may adequately disclose the relevant facts affecting the tax treatment of the items set forth in such representations. To the extent Seller is or could reasonably expected to be liable for any Taxes shown on any such Tax Return, the Company shall submit to Seller such Tax Return in a form ready for filing no less than fifteen (15) Business Days prior to the due date thereof (taking into account any valid extension of such due date). The Seller shall have the right to review and provide comments on such Tax Return during the fifteen (15) day period following the receipt of such Tax Return. The Company and the Seller shall consult with each other and attempt in good faith to resolve any issues arising as a result of such Tax Return and, if they are unable to do so, the disputed items shall be resolved prior to the deadline for filing such Tax Return by an internationally recognized independent accounting firm chosen by both the Company and the Seller. Upon resolution of all such items, the relevant Tax Return shall be timely filed on that basis. The costs, fees and expenses of such accounting firm shall be borne equally by the Company and the Seller.

            (iii)  For purposes of this Agreement, whenever it is necessary to determine the Liability for Taxes of New VH for a Straddle Period, the determination of the Taxes of New VH for the portion of the Straddle Period ending on and including, and the portion of the Straddle Period beginning after, the Closing Date shall be determined by assuming that the Straddle Period consisted of two (2) taxable years or periods, one which ended at the close of the Closing Date and the other which began at the beginning of the day following the Closing Date, and items of income, gain, deduction, loss or credit, and state and local apportionment factors of New VH for the Straddle Period shall be allocated between such two (2) taxable years or periods on a "closing of the books basis" by assuming that the books of New VH were closed at the close of the Closing Date. However, (i) exemptions, allowances or deductions that are calculated on an annual basis, such as the deduction for depreciation and (ii) periodic Taxes such as real and personal property taxes shall be apportioned ratably between such periods on a daily basis.

          (b)    Certain Tax Proceedings.

              (i)  The Company shall promptly notify the Seller following receipt of any notice of (A) any Tax Proceeding relating to any Tax Return referred to in Section 7.2(a)(i) or any Tax period of New VH ending on or before the Closing Date or (B) any Tax Proceeding relating to the New VH NOLs that could reasonably be expected to result in a liability of the Seller under Section 10.2(a)(iv); provided, however, that the failure to so notify shall not relieve the Seller of any Liability hereunder except to the extent the Seller is prejudiced thereby.

             (ii)  Notwithstanding anything to the contrary (including Article X), the Seller shall have the right to administer and control and to employ counsel of its choice in any Tax Proceeding referred to in Section 7.2(b)(i)(A); provided that the Seller shall keep the Company informed of all material developments in any such Tax Proceedings on a timely basis and consult with the Company with respect to any issue relating to such Tax Proceeding. The Company shall cause New VH (or any successor or Affiliate, as applicable) to execute a power of attorney in connection with the Seller's administration and control of any Tax Proceeding referred to in this Section 7.2(b). The Seller shall bear all expenses relating to any Tax Proceeding referred to in this Section 7.2(b) (except to the extent the Seller is indemnified for such expenses pursuant to Article X).

            (iii)  The Seller shall have the right to actively participate and to employ counsel of its choice in any Tax Proceeding referred to in Section 7.2(b)(i)(B) and the Company shall (i) keep the Seller informed of all developments in any such Tax Proceeding on a timely basis, and (ii) consult with Seller in respect of the settlement of any such Tax Proceeding, in each case to the extent affecting Seller's liability under Section 10.2(a)(iv), provided that, the Company shall have the right to settle any such Tax Proceedings following such consultation only with the consent of the Seller, which consent shall not be unreasonably denied, delayed or withheld. To the extent that any Tax Proceeding affects Seller's liability under Section 10.2(a)(iv), and does not have an adverse material impact on the Tax liability of the Company or its subsidiaries (as reasonably determined by the Company), Seller shall have the sole right to determine whether and to what extent to pursue administrative appeals, litigation, Tax Court petitions, claims or suits for refund, appeals to higher courts, the venues thereof and the like. The Company shall cooperate in full and in good faith to enable the Seller to effect the foregoing, including the grant of a power of attorney to the Seller, upon the Seller's request. Each Party shall bear its own costs incurred in any such Tax Proceeding.

          (c)    Cooperation.    The parties shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Agreement and any Tax Proceeding with respect to Taxes of New VH. Such cooperation shall include, but is not limited to, the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such Tax Return or Tax Proceeding, making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder, the amendment of any Tax Return, the execution of any Tax Return (including the execution by New VH of any Tax Return referred to in Section 7.2(a)(i)), claim, power of attorney or similar document. The Company and the Seller agree (i) to retain all books and records with respect to Tax matters pertinent to New VH relating to any Tax period beginning before the Closing Date until the expiration of the applicable statute of limitations (and, to the extent notified by the Seller, any extensions thereof), and to abide by all record retention agreements entered into with any Governmental Authority and (ii) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Company or the Seller, as the case may be, shall allow the other party to take possession of such books and records at such other party's expense. The Company and the Seller further agree, upon request, to use their commercially reasonable efforts to obtain any certificate or other document from any Governmental Authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including with respect to the transactions contemplated hereby). The Company shall cooperate with Seller in all matters that affect the determination of Tax liability for the VH1 and its subsidiaries for taxable years ending on or before the Closing Date and for which information from the Company is required to effect the foregoing. Such matters shall include, but not be limited to, calculations under Section 199 of the Code and state and local Tax liabilities.

          (d)    Other.

              (i)  The Company shall cause New VH (x) to join the Company's "consolidated group" (within the meaning of Treasury Regulation Section 1.1502-1(h)) effective as of the beginning of the date following the Closing Date and (y) to the extent permitted by Law, treat the Closing Date as the last date of a Taxable period.

             (ii)  Neither the Company nor any Affiliate of the Company shall (or shall cause or permit New VH to), without the prior written consent of the Seller (i) file, amend, refile or otherwise modify any Tax Return relating in whole or in part to New VH, VHI or any of their subsidiaries with respect to any taxable year or period ending on or before the Closing Date, or which includes the Closing Date, or (ii) take any action relating to the Taxes of the consolidated, combined, affiliated or unitary group of which New VH or VHI was the parent prior to the

    Closing Date, except in each case as may be required by a Final Determination. The Seller shall be permitted to cause New VH, VHI or any of their subsidiaries to amend, refile or otherwise modify any Tax Return relating to any such company for any taxable year or period ending on or prior to the Closing Date. The Company shall, and shall cause New VH to, cooperate fully, as and to the extent requested by the Seller, in connection with any amended Tax Return referred to in this Section 7.2(e).

            (iii)  Any Taxes of New VH with respect to any Pre-Closing Tax Period that are (i) refunded to New VH or any Affiliate of New VH or (ii) credited against a Tax Liability of New VH or its Affiliates for any taxable periods beginning on or after the Closing Date (or any portion thereof) shall promptly be paid over to the Seller.

          (e)    FIRPTA Certificate.    If in connection with a subsequent sale of the Private Sale Shares by ASAC, ASAC is requested by a transferee in respect of such shares to provide a FIRPTA Certificate, the Company shall provide such certificate to ASAC (to the extent such shares are not U.S. real property interests within the meaning of Section 897 of the Code). Notwithstanding anything to the contrary herein, this Section 7.2(e) shall survive until ASAC has disposed of the Private Sale Shares.

        Section 7.3    Public Announcements.     The Parties shall mutually agree to the form of the initial press releases announcing the execution of this Agreement. Prior to the Closing, the Parties shall not issue any other press release or otherwise make any public statements with respect to this Agreement or the transactions contemplated hereby that disparages or criticizes this Agreement, the transactions contemplated hereby, the negotiation of this Agreement, or any of the other Parties with respect to this Agreement prior to obtaining the other Parties' written approval, which approval shall not be unreasonably withheld, conditioned or delayed, except that no such approval shall be necessary to the extent disclosure may be required by applicable Law or any listing agreement or rule of any stock exchange applicable to any Party. For the avoidance of doubt, nothing in this Section 7.3 shall prohibit any Party from disclosing this Agreement or a description of the transactions contemplated hereby to any Governmental Authority if and to the extent requested or required by such Governmental Authority.

        Section 7.4    Market Offerings and Sale Restrictions.

          (a)   Notwithstanding the Seller's rights under the Amended and Restated Investor Agreement (or anything else therein to the contrary), (i) during the 180 day period following the Closing Date (the "First Lockup Period"), neither the Seller nor any of its Controlled Affiliates shall, directly or indirectly, engage in or agree to any sale (including sales under Rule 144 of the Securities Act), transfer, short sale, hedge, option, swap or similar transactions in respect of Company Common Stock (other than a transfer solely among any of the Seller and its Controlled Affiliates) ("Prohibited Transactions"), (ii) during the 90 day period immediately following the expiry of the First Lockup Period (the "Permitted Sale Period"), the Seller may engage in and consummate Prohibited Transactions, but shall not engage in or otherwise agree to any Prohibited Transactions with respect to Remaining Shares in an amount that, together with all other Remaining Shares subject to Prohibited Transactions during the Permitted Sale Period, constitute more than the lesser of (A) 50% of the Remaining Shares and (B) nine percent (9%) of the issued and outstanding shares of Company Common Stock as of the date of such sale, and (iii) during the 180 day period immediately following the expiry of the Permitted Sale Period (the "Second Lockup Period"), neither the Seller nor any of its Controlled Affiliates shall, directly or indirectly, engage in or otherwise agree to any Prohibited Transactions (other than a transfer solely among any of the Seller and its Controlled Affiliates). It is acknowledged and agreed by the Company and ASAC that, in the event the Company postpones the filing of a First Market Offering Registration Statement (as defined below) or withdraws such registration statement or delays the effectiveness of the same pursuant to the Company's rights under Section 5.1(b) of the Amended and Restated Investor Agreement, then (A) if such postponement or withdrawal commenced on or prior to the commencement of the Permitted Sale Period, (1) the commencement of the Permitted Sale Period will be delayed to the first (1st) day upon which the First Market Offering Registration Statement is declared effective and terminate 90 days after such commencement, and (2) the duration of the Second Standstill Period will be reduced by the number of days elapsed between the end of the First Lockup Period and the date the First Market Offering Registration Statement is declared effective and (y) if the Company withdraws or suspends the effectiveness of the First Market Offering Registration Statement after the commencement of the Permitted Sale Period, then (I) the expiration of the Permitted Sale Period will be extended by a number of days equal to the number of days elapsed between such withdrawal or suspension and the new (or renewed) effectiveness of the First Market Offering Registration Statement and (II) the duration of the Second Standstill Period will be reduced by the number of days that elapsed between such withdrawal or suspension and the date of the new (or renewed) effectiveness of the First Market Offering Registration Statement.

          (b)   (i) If the Company qualifies as a "Well-Known Seasoned Issuer" ("WKSI") under the Securities Act, then, on or prior to the date that is three (3) days prior to the expiration of the First Lockup Period, the Company shall file and have declared effective or (ii) if the Company does not qualify as a WKSI, then, the Company shall have used reasonable best efforts to file and have declared effective on or prior to the date that is three (3) days prior to the expiration of the First Lockup Period, a shelf registration statement on Form S-3 under the Securities Act providing for the offer and sale by the Seller of up to the maximum number of Remaining Shares as may be sold during the Permitted Sale Period (or such lesser amount as the Seller may designate in writing to the Company), which registration statement shall permit the Seller to sell such shares of Company Common Stock on a delayed or continuous basis, in one or more transactions, as determined by the Seller (the "First Market Offering Registration Statement"). The Company shall use reasonable best efforts to have the First Market Offering Registration Statement remain effective until the earlier of (i) the first (1st) day of the Second Lockup Period and (ii) such time as all of the Remaining Shares that are permitted to be sold during the Permitted Sale Period have been disposed of by the Seller. (I) If the Company qualifies as a WKSI, then, on or prior to the date that is three (3) days prior to the expiration of the Second Lockup Period, the Company shall file and have declared effective or (II) if the Company does not qualify as a WKSI, then, the Company shall have used reasonable best efforts to file and have declared effective on or prior to the date that is three (3) days prior to the expiration of the First Lockup Period, a shelf registration statement on Form S-3 under the Securities Act providing for the offer and sale by the Seller of up to all of the Remaining Shares then owned by the Seller (or such lesser amount as the Seller may designate in writing to the Company), which registration statement shall permit the Seller to sell such shares of Company Common Stock on a delayed or continuous basis, in one or more transactions, as determined by the Seller (the "Second Market Offering Registration Statement"). The Company shall use reasonable best efforts to have the Second Market Offering Registration Statement remain effective until the earlier of (i) one (1) year after the expiration of the Second Lockup Period and (ii) such time as all of the Remaining Shares have been disposed of by the Seller. With respect to any underwritten Market Offering, pursuant to and in accordance with its obligations under the Amended and Restated Investor Agreement, the Company shall, if so requested, enter into customary standstill, clear market or similar agreement with the underwriter(s) with respect to such Market Offering.

          (c)   Notwithstanding anything to the contrary contained in this Agreement, the Company shall be entitled, from time to time, to exercise its rights to postpone or withdraw the filing, or to delay the effectiveness, of any such registration statement or to suspend the use of any prospectus included in any such registration statement, in each case, pursuant to the Amended and Restated Investor Agreement.

          (d)   Prior to any sale of Remaining Shares pursuant to a Market Offering that occurs prior to the second (2nd) anniversary of the Closing Date, the Seller shall give the Company written notice, at least five (5) trading days prior to such sale, of its intention to dispose of Remaining Shares and the number thereof that will be included in such Market Offering. Following receipt of such notice, the Company may, at its election, offer to purchase some or all of the Remaining Shares the Seller intends to sell in such Market Offering. If the Company makes such an offer and the Seller accepts such offer, the Company and the Seller shall consummate the sale of such Remaining Shares within four (4) trading days of the Company's receipt of the notice from the Seller.

          (e)   ASAC agrees that prior to the earlier of (i) 90 days after the expiration of the Second Lockup Period and (ii) the date upon which the Seller Entities no longer own 20% or more of the Remaining Shares, neither ASAC nor any of its Controlled Affiliates shall, directly or indirectly, engage in any Prohibited Transactions; provided, however, that ASAC may sell Private Sale Shares notwithstanding the foregoing prohibition so long as the net proceeds from such sales are used solely to pay amounts under or to voluntarily prepay any term loan entered into pursuant to the ASAC Debt Financing Commitments. Nothing in this Section 7.4(e) shall be interpreted to limit ASAC's obligations under the ASAC Stockholders Agreement.

          (f)    Except as otherwise expressly set forth herein, the terms and provisions of Section 5 of the Amended and Restated Investor Agreement shall govern the rights and obligations of the Company and the Seller Entities with respect to the registration and sale of the Remaining Shares pursuant to the Market Offerings.

          (g)   Other than as expressly provided herein or in the Amended and Restated Investor Agreement, the Seller shall have the sole right to determine the timing, pricing and number of Remaining Shares sold in any offering; provided that, notwithstanding anything herein or in the Amended and Restated Investor Agreement to the contrary, the Seller shall direct the underwriter(s) for any Market Offering to place the Remaining Shares sold in any such Market Offering so that, to the knowledge of the underwriter(s), in no event shall Remaining Shares representing more than five percent (5%) of the aggregate number of issued and outstanding Company Shares, after giving effect to the Transactions, be placed with any single Person or group of related Persons in any such Market Offering.

        Section 7.5    Financing.

          (a)   The Company shall use its reasonable best efforts to consummate the Company Debt Financing on or before the Closing on the terms and conditions described in the Company Debt Financing Commitment; provided that, notwithstanding the foregoing or anything to the contrary provided herein, in the event that any portion of the Company Debt Financing structured as high yield financing is unavailable, regardless of the reason therefor, then even if all closing conditions contained in Sections 8.1 and 8.3 shall be satisfied or waived (other than (i) Section 8.3(c) and (ii) those conditions that by their nature are to be satisfied or waived at the Closing, provided that such conditions are capable of being satisfied as of such day assuming the Closing was to occur on such day) and the bridge facilities contemplated by the Company Debt Financing Commitment (or alternative bridge facilities obtained in accordance with this Section 7.5(a)) are available on the terms and conditions described in the Company Debt Financing Commitment (or replacements thereof), then the Company shall not be required to draw such bridge facilities until the day immediately prior to the Termination Date (provided that, as of such date, all closing conditions contained in Sections 8.1 and 8.3 shall be satisfied or waived (other than (i) Section 8.3(c) and (ii) those conditions that by their nature are to be satisfied or waived at the Closing, provided that such conditions are capable of being satisfied as of such day assuming the Closing was to occur on such day) and such bridge facilities are so available). The Company shall not, without the prior written consent of the Seller, (i) terminate the Company Debt Financing Commitment, unless such Company Debt Financing Commitment is replaced in a manner consistent with the following clause (ii), or (ii) permit any amendment or modification to, or any waiver of any provision or remedy under, or replace, the

  Company Debt Financing Commitment if such amendment, modification, waiver, or replacement (w) would (1) add any new condition to the Company Debt Financing Commitment or modify any existing condition in a manner materially adverse to the Company or otherwise that would be reasonably expected to materially adversely affect the ability of the Company to consummate the transactions contemplated by this Agreement or the likelihood of the Company doing so, or (2) be reasonably expected to make the timely funding of any of the Company Debt Financing or satisfaction of the conditions to obtaining any of the Company Debt Financing less likely to occur in any material respect, (x) reduces the aggregate amount of the Company Debt Financing to an amount less than that which would, together with the available cash of the Company, be sufficient for the Company to consummate the Purchase Transaction upon the terms contemplated by this Agreement, (y) adversely affects the ability of the Company to enforce its rights against other parties to the Company Debt Financing Commitment as so amended, replaced, supplemented or otherwise modified, or (z) would reasonably be expected to prevent, impede or materially delay the consummation of the transactions contemplated by this Agreement; provided, that the Company may amend the Company Debt Financing Commitment to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed the Company Debt Financing Commitment as of the date hereof. Upon any such amendment, supplement, modification or replacement of the Company Debt Financing Commitment, the term "Company Debt Financing Commitment" shall mean the Company Debt Financing Commitment as so amended, supplemented, modified or replaced.

          (b)   ASAC shall use its reasonable best efforts to consummate the ASAC Financing on or before the Closing on the terms and conditions described in the ASAC Financing Commitments. ASAC shall not, without the prior written consent of the Seller and the Company, (i) terminate either ASAC Debt Financing Commitment, unless such ASAC Debt Financing Commitment is replaced in a manner consistent with the following clause (ii), or (ii) permit any amendment or modification to, or any waiver of any provision or remedy under, or replace, either ASAC Debt Financing Commitment if such amendment, modification, waiver, or replacement (w) would (1) add any new condition to either ASAC Debt Financing Commitment or modify any existing condition in a manner materially adverse to ASAC or otherwise that would be reasonably expected to materially adversely affect the ability of ASAC to consummate the transactions contemplated by this Agreement or the likelihood of ASAC doing so, or (2) be reasonably expected to make the timely funding of any of the ASAC Debt Financing or satisfaction of the conditions to funding any of the ASAC Debt Financing less likely to occur in any material respect, (x) reduces the aggregate amount of the ASAC Debt Financing to an amount less than that which would, together with the available cash of ASAC and any other sources of funding, be sufficient for ASAC to consummate the Maximum Private Sale upon the terms contemplated by this Agreement, (y) adversely affects the ability of ASAC to enforce its rights against other parties to the ASAC Debt Financing Commitments as so amended, replaced, supplemented or otherwise modified, or (z) would reasonably be expected to prevent, impede or materially delay the consummation of the transactions contemplated by this Agreement; provided, that ASAC may amend either ASAC Debt Financing Commitment to add lenders, lead arrangers, bookrunners, syndication agents or similar entities who had not executed such ASAC Debt Financing Commitment as of the date hereof. Upon any such amendment, supplement, modification or replacement of the ASAC Debt Financing Commitments, the term "ASAC Debt Financing Commitments" shall mean the ASAC Debt Financing Commitments as so amended, supplemented, modified or replaced.

          (c)   In the event that any portion of the Company Debt Financing or the ASAC Financing becomes unavailable, regardless of the reason therefor, the Company or ASAC, as the case may be, shall (i) promptly notify the other parties hereto of such unavailability and the reason therefor and (ii) use its reasonable best efforts to obtain, as promptly as practicable following the occurrence of such event and in any event no later than the Termination Date, alternative debt financing and/or in the case of ASAC, alternative equity financing (in each case, in an amount sufficient, together with the available cash of the Company or ASAC, as applicable, to permit the Company to consummate the

  Purchase Transaction upon the terms contemplated by this Agreement or to permit ASAC to consummate the Maximum Private Sale upon the terms contemplated by this Agreement, as applicable) from the same or other sources and on terms and conditions no less favorable to the Company or ASAC, as the case may be, than such unavailable financing (including any "flex" provisions); provided that, for the avoidance of doubt, in no event shall the reasonable best efforts of the Company or ASAC be construed to require the Company or ASAC to (x) pay any fees in excess of those contemplated by the Company Debt Financing Commitment or ASAC Debt Financing Commitments, in each case as in effect on the date hereof, respectively, or (y) agree to conditionality or economic terms that are less favorable than those contemplated by the Company Debt Financing Commitment or ASAC Debt Financing Commitments, in each case as in effect on the date hereof, respectively. For the purposes of this Agreement, the terms "Company Debt Financing," "Company Debt Financing Commitment," "ASAC Financing," "ASAC Debt Financing," "ASAC Equity Commitments" and "ASAC Debt Financing Commitments" shall be deemed to include any such financing and the related commitment letter (or similar agreement) with respect to any alternative financing arranged in compliance with this Section 7.5(c).

          (d)   The Company or ASAC, as the case may be, shall provide (1) prompt written notice to the other Parties (i) of any material breach, default, repudiation or termination by any party to the Company Debt Financing Commitment or any ASAC Financing Commitment or any definitive document entered into in connection therewith as to which the Company or ASAC has knowledge, (2) to the other Parties, promptly upon the execution thereof, true, correct and complete copies of any replacement commitment letters (including any fee letters redacted only in respect of any fee amounts, pricing caps and other economic terms) entered into in connection with the transactions contemplated hereby and in replacement of the Company Debt Financing Commitment or the ASAC Debt Financing Commitments, respectively (and irrespective of whether the entry into any such replacement commitment letter (or fee letter) would violate the terms of Section 7.5(a), 7.5(b) or 7.5(c)) and (3) promptly upon the reasonable request therefor, such information as the Seller may reasonably request with respect to the status of the Company Debt Financing and any ASAC Financing. ASAC acknowledges and agrees that the occurrence of a Permitted ASAC Equity Commitment Failure shall not alter (i) ASAC's obligations to consummate the Private Sale in accordance with the terms of this Agreement or (ii) any of its equity investors' obligations under their respective ASAC Equity Commitments.

          (e)   Prior to the Closing, each of the Parties shall, and shall cause each of its subsidiaries to, and shall use its reasonable best efforts to cause its Representatives to, use reasonable best efforts to provide all cooperation reasonably requested by the Company and ASAC in connection with the arrangement of the Company Debt Financing and the ASAC Debt Financing, respectively. Notwithstanding anything in this Agreement to the contrary, the Seller shall not be required to pay any commitment or other similar fee or incur any other cost or expense that is not reimbursed by the Company or ASAC, as applicable, promptly after written request therefor, in connection with the Company Debt Financing or the ASAC Financing. The Company shall, promptly upon request by the Seller or ASAC, reimburse the Seller or ASAC, as applicable, for all reasonable out-of-pocket costs incurred by the Seller or its Representatives or ASAC and its Representatives in connection with any actions taken, or cooperation provided, by the Seller or ASAC, respectively, at the request of the Company pursuant to this Section 7.5(e) and shall indemnify and hold harmless the Seller and its Representatives and ASAC and its Representatives for and against any and all fees, costs and other liabilities suffered or incurred by them in connection with any action taken, or cooperation provided, by the Seller, ASAC or any respective Representative thereof at the request of the Company pursuant to this Section 7.5(e) and any information (other than information provided by the Seller or any of its Representatives or ASAC or any of its Representatives, respectively) utilized in connection therewith, except to the extent that any such fees, costs or other liabilities are suffered or incurred as a result of the Seller's or any of its Representatives' or ASAC's or any of its Representatives' gross negligence, bad faith, willful misconduct or material breach of this Agreement, as applicable. ASAC shall, promptly upon request by the Seller or the Company, reimburse the Seller or the Company, as applicable, for all reasonable out-of-pocket costs incurred by the Seller or its Representatives or the Company and its Representatives in connection with any actions taken, or cooperation provided, by the Seller or the Company, respectively, at the request of ASAC pursuant to this Section 7.5(e) and shall indemnify and hold harmless the Seller and its Representatives and the Company and its Representatives for and against any and all fees, costs and other liabilities suffered or incurred by them in connection with any action taken, or cooperation provided, by the Seller, the Company or any respective Representative thereof at the request of ASAC pursuant to this Section 7.5(e) and any information (other than information provided by the Seller or any of its Representatives or the Company or any of its Representatives, respectively) utilized in connection therewith, except to the extent that any such fees, costs or other liabilities are suffered or incurred as a result of the Seller's or any of its Representatives' or the Company's or any of its Representatives' gross negligence, bad faith, willful misconduct or material breach of this Agreement, as applicable.

        Section 7.6    Section 16 Matters.     Prior to the Closing Date, the Company shall take all such steps as may be required (to the extent permitted under applicable Law) to cause any acquisitions of Company Common Stock resulting from the transactions contemplated hereby by the members of ASAC GP who are directors or officers of the Company and subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company to be exempt under Rule 16b-3 promulgated under the Exchange Act.

        Section 7.7    Continuation of New VH.     The Company represents and warrants to the Seller that it has no present plans or intent to liquidate, merge, convert, dissolve or transfer any assets out of New VH, and the Company covenants and agrees not to take any of the foregoing actions during the two (2) year period following the Closing Date without the prior written consent of the Seller, which consent shall not be unreasonably denied, withheld or delayed.

        Section 7.8    No Changes to Indemnification Provisions.     The Company covenants and agrees between the date hereof and the sixth (6th) anniversary of the Closing Date, the Company shall not amend the Charter or the Bylaws in a manner that would adversely affect the rights of any Person who is a Vivendi Designee as a director or officer of the Company, in his or her capacity as such, to indemnification by, and/or advancement of expenses from, the Company.

        Section 7.9    Waiver.     The Company hereby waives with respect to each of Kotick, Kelly and ASAC, subject to their compliance with applicable law, the provisions of the Policy on Trading Requirements for Finance Person, Pre-Clearance Persons and Section 16 Individuals, adopted by the Company Board on October 28, 2010 and the Policy on Insider Trading and Tipping, adopted by the Company Board on October 28, 2010, in each case as they may be amended from time to time, in connection with the acquisition, holding and pledge of the Maximum Private Shares to be acquired in the Private Sale.

ARTICLE VIII
CONDITIONS TO CLOSING

        Section 8.1    General Conditions.     The respective obligations of the Company, ASAC and the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of the following conditions, which may, to the extent permitted by applicable Law, be waived in writing by all Parties in their sole discretion:

          (a)    No Injunction or Prohibition.    No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law (whether temporary, preliminary or permanent) that is then in effect and that enjoins, restrains, conditions, makes illegal or otherwise prohibits the consummation of the transactions contemplated by this Agreement.

          (b)    Antitrust Approvals.    Any waiting period (and any extension thereof) under the HSR Act or any similar foreign antitrust, competition or similar Laws applicable to the Purchase Transaction and the Private Sale shall have expired or shall have been terminated.

        Section 8.2    Conditions to Obligations of the Seller.     The obligations of the Seller to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which, to the extent permitted by applicable Law, may be waived in writing by the Seller in its sole discretion:

          (a)    Representations, Warranties and Covenants.    The representations and warranties of each of the Company and ASAC contained in this Agreement shall be true and correct in all respects both when made and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of another date, in which case as of such other date). Each of the Company and ASAC shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants required by this Agreement to be performed or complied with by it prior to or at the Closing. The Seller shall have received from each of the Company and ASAC a certificate to the effect set forth in the preceding sentences with respect to the representations, warranties and covenants made by the Company or ASAC, respectively, signed by a duly authorized officer thereof.

          (b)    Ancillary Agreements.    The Company shall have delivered to the Seller duly executed copies of each of the Ancillary Agreements to which the Company is a party.

        Section 8.3    Conditions to Obligations of the Company.     The obligations of the Company to consummate the Purchase Transaction shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which, to the extent permitted by applicable Law, may be waived in writing by the Company in its sole discretion:

          (a)    Representations, Warranties and Covenants.    The representations and warranties of the Seller contained in this Agreement (other than those that, pursuant to Article IV, are only made to ASAC) shall be true and correct in all respects both when made and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of another date, in which case as of such other date). The representations and warranties of ASAC contained in this Agreement (other than those that, pursuant to Article VI, are only made to the Seller) shall be true and correct in all respects both when made and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of another date, in which case as of such other date). Each of the Seller and ASAC shall have performed in all material respects all obligations and agreements and complied with in all material respects all covenants required by this Agreement to be performed or complied with by it prior to or at the Closing. The Company shall have received from each of the Seller and ASAC a certificate to the effect set forth in the preceding sentences with respect to the representations, warranties and covenants made by the Seller or ASAC, respectively, signed by a duly authorized officer thereof.

          (b)    Ancillary Agreements.    Each of the Seller Entities, ASAC, Kotick and Kelly shall have delivered to the Company duly executed copies of each of the Ancillary Agreements to which a Seller Entity, ASAC, Kotick or Kelly as applicable, is a party.

          (c)    Company Debt Financing.    The Company shall have received the proceeds of the Company Debt Financing pursuant to the Company Debt Financing Commitment.

          (d)    Tax Opinion.    Seller shall have received a written opinion from Covington & Burling LLP, tax advisor to the Seller, or another firm of national reputation, dated as of the Closing Date and substantially in the form attached hereto as Exhibit F, based on the facts, representations, assumptions and exclusions set forth or described in such opinion, to the effect that steps in Sections 2.1(g) and

  2.1(h) of the Restructuring Transactions, taken together, will qualify as a "reorganization" within the meaning of Section 368(a) of the Code.

        Section 8.4    Conditions to Obligations of ASAC.     The obligations of ASAC to consummate the Private Sale shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions, any of which, to the extent permitted by applicable Law, may be waived in writing by ASAC in its sole discretion:

          (a)    Representations, Warranties and Covenants.    The representations and warranties of the Seller and the Company contained in this Agreement (other than those that, pursuant to Article IV or V, respectively, are not made to ASAC) shall be true and correct in all respects both when made and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of another date, in which case as of such other date). The Seller and the Company shall have performed in all material respects all obligations and agreements and complied in all material respects with all covenants required by this Agreement to be performed or complied with by them, in each case for the benefit of ASAC, prior to or at the Closing. ASAC shall have received from each of the Seller and the Company a certificate to the effect set forth in the preceding sentences with respect to the representations and warranties made by Seller and covenants made by the Seller or the Company, respectively, signed by a duly authorized officer thereof.

          (b)    Ancillary Agreements.    The Company shall have delivered to ASAC duly executed copies of each of the Ancillary Agreements to which it is a party.

          (c)    ASAC Debt Financing.    ASAC shall have received the proceeds of the ASAC Debt Financing, as such amount may be reduced in accordance with the ASAC Debt Financing Commitments in the event of a Permitted ASAC Equity Commitment Failure, pursuant to the ASAC Debt Financing Commitments.

ARTICLE IX
TERMINATION

        Section 9.1    Termination.     This Agreement may be terminated at any time prior to the Closing:

          (a)   by mutual written consent of the Company, ASAC and the Seller;

          (b)   by any of the Parties if the Closing shall not have occurred by October 15, 2013 (the "Termination Date"); provided that the right to terminate this Agreement under this subsection (b) shall not be available to any Party whose action, or failure to fulfill any obligation under this Agreement (including the breach by any such Party of any of its representations, warranties or covenants contained in this Agreement) has been the primary cause of, or resulted in, the failure of the Closing to occur on or before such date; or

          (c)   by any Party in the event that any court of competent jurisdiction shall have issued an order, decree or ruling or taken any other action restraining, enjoining, making illegal or otherwise prohibiting the consummation of the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; provided that the Party so requesting termination shall have used its reasonable best efforts, in accordance with Article VII, to have such order, decree, ruling or other action vacated.

        The Party seeking to terminate this Agreement pursuant to this Section 9.1 (other than Section 9.1(a)) shall give prompt written notice of such termination to each other Party.

        Section 9.2    Effect of Termination.     In the event of termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no Liability on the part of any Party except (a) for the provisions of Section 7.3 relating to public announcements, Section 11.1 relating to fees and expenses, Section 11.4 relating to notices, Section 11.7 relating to third-party beneficiaries,

Section 11.8 relating to governing law, Section 11.9 relating to submission to jurisdiction and this Section 9.2 and (b) that nothing herein shall relieve either Party from Liability for any breach of this Agreement.

ARTICLE X
INDEMNIFICATION

        Section 10.1    Survival of Representations and Warranties.     The representations, warranties and covenants of the Seller Entities (other than those set forth in Section 4.7(a) which shall terminate at Closing (the "Tax Representations")), the Company and ASAC contained in this Agreement or any Ancillary Agreement shall survive the Closing indefinitely. Notwithstanding any other provision of this Agreement, the obligation of the Seller to indemnify the Company pursuant to Section 10.2(a)(iv) shall survive until the expiration of the applicable statute of limitations.

        Section 10.2    Indemnification by the Seller.

          (a)   The Seller shall save, defend, indemnify and hold harmless the Company and its Affiliates (including New VH) and their respective officers, directors, employees, agents, successors and assigns (collectively, the "Company Indemnified Parties") from and against any and all losses, damages, Liabilities, deficiencies, claims, interest, awards, judgments, penalties, costs and expenses (including reasonable attorneys' fees, costs and other out-of-pocket expenses incurred in investigating, preparing or defending the foregoing) (hereinafter collectively, "Losses") to the extent arising out of or resulting from (i) any breach of or inaccuracy in the representations and warranties of the Seller Entities contained in this Agreement (other than the Tax Representations, the representations in Section 4.7(b) and any representations and warranties that are made solely to ASAC), (ii) any breach of the covenants or agreements of any of the Seller Entities contained in this Agreement, (iii) any Liability of New VH relating to or arising out of any period on or prior to the Closing Date (other than Liabilities for franchise Taxes and similar fees and expenses in an amount not to exceed $50,000), including any such Liability (x) relating to or arising out of the Restructuring Transactions, (y) under the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder related to the Restructuring Transactions or any of the other transactions contemplated hereby, or (z) relating to or arising out of the Seller's ownership of New VH prior to the Closing, or (iv) any Excluded Taxes.

          (b)   The Seller shall save, defend, indemnify and hold harmless ASAC and its Affiliates and their respective officers, directors, employees, agents, successors and assigns (collectively, the "ASAC Indemnified Parties"), in each case, from and against any and all Losses to the extent arising out of or resulting from (i) any breach of or inaccuracy in the representations and warranties of the Seller Entities contained in this Agreement (other than those representations and warranties that are made solely to the Company) and (ii) any breach of the covenants or agreements of any of the Seller Entities contained in this Agreement; provided, however, in no event shall ASAC be entitled to indemnification for any Losses as to which the Company has been indemnified by the Seller.

        Section 10.3    Indemnification by the Company and ASAC.

          (a)   The Company shall save, defend, indemnify and hold harmless the Seller and its Affiliates (including the other Seller Entities) and their respective officers, directors, employees, agents, successors and assigns (collectively, the "Seller Indemnified Parties") from and against any and all Losses to the extent arising out of or resulting from (i) any breach of or inaccuracy in the representations and warranties of the Company contained in this Agreement that are made to the Seller (except Direct Claims arising out of or resulting from any breach or inaccuracy of (x) the second sentence of Section 5.2 or (y) Section 5.3(b)(i)) and (ii) any breach of the covenants or agreements of the Company contained in this Agreement to the extent such covenants or agreements are for the benefit of Seller. The Company shall save, defend, indemnify and hold harmless the ASAC

  Indemnified Parties from and against any and all Losses to the extent arising out of or resulting from (A) any breach of or inaccuracy in the representations and warranties of the Company contained in this Agreement that are made to ASAC (except Direct Claims arising out of or resulting from any breach or inaccuracy of (1) the second sentence of Section 5.2 or (2) Section 5.3(b)(i)) and (B) any breach of the covenants or agreements of the Company to the extent such covenants or agreements are for the benefit of ASAC (it being understood that the covenants and agreements set forth in Sections 7.2, 7.5, 7.7 and 7.8 are not for the benefit of ASAC).

          (b)   ASAC shall save, defend, indemnify and hold harmless the Company Indemnified Parties from and against any and all Losses to the extent arising out of or resulting from (i) any breach of or inaccuracy in the representations and warranties of ASAC contained in this Agreement that are made to the Company and (ii) any breach of the covenants or agreements of ASAC contained in this Agreement to the extent such covenants or agreements are for the benefit of the Company (it being understood that the covenants and agreements set forth in Section 7.5 are not for the benefit of the Company). ASAC shall save, defend, indemnify and hold harmless the Seller Indemnified Parties from and against any and all Losses to the extent arising out of or resulting from (i) any breach of or inaccuracy in the representations and warranties of ASAC contained in this Agreement that are made to Seller and (ii) any breach of the covenants or agreements of ASAC contained in this Agreement to the extent such covenants or agreements are for the benefit of Seller.

        Section 10.4    Procedures.

          (a)   In order for a Company Indemnified Party, a Seller Indemnified Party or an ASAC Indemnified Party (each, a "Indemnified Party") to be entitled to any indemnification provided for under this Agreement as a result of a Loss or a claim or demand made by any Person against the Indemnified Party (a "Third Party Claim"), such Indemnified Party shall deliver notice thereof to the Seller, the Company or ASAC, as applicable (the "Indemnifying Party") promptly after receipt by such Indemnified Party of written notice of the Third Party Claim, describing in reasonable detail the facts giving rise to any claim for indemnification hereunder, the amount or method of computation of the amount of such claim (if known) and such other information with respect thereto as the Indemnifying Party may reasonably request. The failure to provide such notice, however, shall not release the Indemnifying Party from any of its obligations under this Article X except to the extent that the Indemnifying Party is prejudiced by such failure.

          (b)   An Indemnifying Party shall have the right, upon written notice to the Indemnified Party within thirty (30) days after receipt of notice from the Indemnified Party of the commencement of such Third Party Claim, to assume the defense thereof at the expense of the Indemnifying Party with counsel selected by the Indemnifying Party and reasonably satisfactory to the Indemnified Party. If the Indemnifying Party assumes the defense of such Third Party Claim, the Indemnified Party shall have the right to employ separate counsel and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party; provided, that if in the reasonable opinion of counsel for the Indemnified Party, there is a conflict of interest between the Indemnified Party and the Indemnifying Party, the Indemnifying Party shall be responsible for the reasonable fees and expenses of one counsel to such Indemnified Party in connection with such defense. If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnified Party shall reasonably cooperate with the Indemnifying Party in such defense and make available to the Indemnifying Party such witnesses, pertinent records, materials and information in the Indemnified Party's possession or under the Indemnified Party's control relating thereto as is reasonably required by the Indemnifying Party. If the Indemnifying Party assumes the defense of any Third Party Claim, the Indemnifying Party shall not settle, compromise or discharge such Third Party Claim without the prior written consent of the Indemnified Party, unless such settlement, compromise or discharge of such Third Party Claim by its terms obligates the Indemnifying Party to pay the full amount of the Liability in connection with such Third Party Claim, and releases the Indemnified Party completely in connection with such Third Party Claim. Whether or not the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall not admit any Liability with respect to, or settle, compromise or discharge, or offer to settle, compromise or discharge, such Third Party Claim without the Indemnifying Party's prior written consent.

          (c)   To the extent the provisions of this Article X conflict with the provisions of Section 7.2, the provisions of Section 7.2 shall prevail.

          (d)   In the event any Indemnified Party should have a claim against an Indemnifying Party hereunder that does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnified Party (a "Direct Claim"), the Indemnified Party shall deliver notice of such claim promptly to the Indemnifying Party, describing in reasonable detail the facts giving rise to any claim for indemnification hereunder, the amount or method of computation of the amount of such claim (if known) and such other information with respect thereto as the Indemnifying Party may reasonably request. The failure to provide such notice, however, shall not release the Indemnifying Party from any of its obligations under this Article X except to the extent that the Indemnifying Party is prejudiced by such failure. The Indemnified Party shall reasonably cooperate and assist the Indemnifying Party in determining the validity of any claim for indemnity by the Indemnified Party and in otherwise resolving such matters. Such assistance and cooperation shall include providing reasonable access to and copies of information, records and documents relating to such matters, furnishing employees to assist in the investigation, defense and resolution of such matters and providing legal and business assistance with respect to such matters, in each case, to the extent reasonably required by the Indemnifying Party.

        Section 10.5    Limits on Indemnification.

          (a)   No claim may be asserted against any Indemnifying Party for breach of any representation or warranty contained herein, unless written notice of such claim is received by such Party, describing in reasonable detail the facts and circumstances with respect to the subject matter of such claim, in each case, to the extent required by Section 10.4(a) or Section 10.4(b), as applicable. The failure to provide such notice, however, shall not release the Indemnifying Party from any of its obligations under this Article X except to the extent that the Indemnifying Party is prejudiced by such failure.

          (b)   The Parties shall cooperate with each other with respect to resolving any claim, liability or Loss for which indemnification may be required hereunder, including by making, or causing the applicable Indemnified Party to make, all reasonable efforts to mitigate any such claim, liability or Loss. In the event that the Company, the Seller or ASAC, as the case may be, shall fail to make such reasonable efforts, then notwithstanding anything else to the contrary contained herein, the Indemnifying Party shall not be required to indemnify any Person for any claim, liability or Loss that could reasonably be expected to have been avoided if such efforts had been made. Without limiting the generality of the foregoing, the Company, the Seller and ASAC shall, or shall cause the applicable Indemnified Party to, use reasonable efforts to seek full recovery under all insurance policies covering any Loss to the same extent as they would if such Loss were not subject to indemnification hereunder.

          (c)   To the extent that the Company receives indemnification from the Seller with respect to any Losses, in no event shall ASAC have any right to indemnification from the Seller with respect to the subject matter of the claim that was the source of such indemnification of the Company by the Seller, except to the extent that ASAC's Losses do not result from or are not derivative from the Company's Losses, and no Party shall have any liability under any provision of this Agreement for any punitive, incidental, consequential, special or indirect damages, including business interruption, diminution of value, loss of future revenue, profits or income, or loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement.

          (d)   Notwithstanding anything to the contrary in this Agreement, in no event shall the Seller be required to indemnify the Company Indemnified Parties pursuant to Section 10.2(a)(iv) based on clause (v) of the definition of "Excluded Taxes" in excess of $200,000,000.00 in the aggregate. For the avoidance of doubt, in no event shall the Seller be obligated to indemnify the Company Indemnified Parties pursuant to this Article X with respect to any Direct Claims or Third Party Claims relating to the New VH NOLs in excess of $200,000,000.00 in the aggregate.

        Section 10.6    Assignment of Claims.     If any Indemnified Party receives any payment from an Indemnifying Party in respect of any Losses pursuant to Section 10.2 or 10.3, as the case may be, and the Indemnified Party could reasonably have recovered all or a part of such Losses from a third party (a "Potential Contributor") based on the underlying claim asserted against the Indemnifying Party, the Indemnified Party shall, to the fullest extent not prohibited by applicable Law or contract, assign, on a non-recourse basis and without any representation or warranty, such of its rights to proceed against the Potential Contributor as are necessary to permit the Indemnifying Party to seek to recover from the Potential Contributor the amount of such payment. If any such assignment would afford the Potential Contributor any defense to the payment of the same, such assignment shall not take place and the Indemnified Party will, at the Indemnifying Party's direction and expense, take all reasonable actions to seek to recover such claim from such Potential Contributor. Any payment received in respect of such claim against the Potential Contributor (whether by the Indemnifying Party or the relevant Indemnified Party as provided in the immediately preceding sentence) shall be distributed, (a) first, to the Indemnified Party in the amount of any deductible or similar amount required to be paid by the Indemnified Party prior to the Indemnifying Party being required to make any payment to the Indemnified Party plus, in the case of any claim by a Indemnified Party as provided in the immediately preceding sentence, the costs and expenses incurred in investigating, prosecuting, defending or otherwise addressing such claim, (b) second, to the Indemnifying Party in an amount equal to the aggregate payments made by the Indemnifying Party to the Indemnified Party in respect of such claim, plus the costs and expenses incurred in investigating, prosecuting, defending or otherwise addressing such claim and (c) the balance, if any, to the Indemnified Party.

        Section 10.7    Exclusivity.     Except as set forth in Article X, subject to and effective as of the Closing, the Company, on behalf of itself and the other Company Indemnified Parties, the Seller, on behalf of itself and the other Seller Indemnified Parties, and ASAC on behalf of itself and the other ASAC Indemnified Parties waives any rights and claims any Indemnified Party may have against the Indemnifying Party, regardless of the Law or legal theory under which such Liability or obligation may be sought to be imposed, whether at law, in equity, contract, tort or otherwise, to the extent relating to this Agreement and the rights and obligations of the Parties hereunder (other than the rights set forth in Section 11.11 with respect to any covenants to be performed after the Closing). The rights and claims waived pursuant to the foregoing sentence by the Company, the Seller and ASAC, on behalf of themselves and the other Company Indemnified Parties, Seller Indemnified Parties and ASAC Indemnified Parties, as applicable, include, to the fullest extent permitted under applicable Law, claims for contribution or other rights of recovery arising out of or relating to any Law, claims for breach of contract, for breach (negligent or otherwise) of representation or warranty, and claims for breach of duty in each case to the extent relating to this Agreement. After the Closing, this Article X will provide the exclusive remedy (other than the remedies set forth in Section 11.11 with respect to any covenants to be performed after the Closing) for any Party against any of the other Parties for any breach of any representation, warranty or covenant contained in this Agreement or any other claim to the extent arising out of or relating to this Agreement and/or the transactions contemplated hereby (except, for the avoidance of doubt, with respect to claims arising under any Ancillary Agreement, which claims shall be governed by the terms of the applicable Ancillary Agreement).

ARTICLE XI
GENERAL PROVISIONS

        Section 11.1    Fees and Expenses.     Except as otherwise provided herein or as provided in the Ancillary Agreements, all fees and expenses incurred in connection with or related to this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such fees or expenses, whether or not such transactions are consummated. For the avoidance of doubt, ASAC shall be solely responsible for all fees and expenses payable with respect to this Agreement pursuant to the HSR Act.

        Section 11.2    Amendment and Modification.     This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed by or on behalf of each Party.

        Section 11.3    Waiver.     No failure or delay of any Party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Parties hereunder are cumulative and are not exclusive of any rights or remedies which they would otherwise have hereunder. Any Party may waive compliance by any other Party with any term or provision of this Agreement; provided that such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer or other authorized Representative on behalf of such Party.

        Section 11.4    Notices.     All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by facsimile or e-mail, upon written confirmation of the receipt thereof by facsimile, e-mail or otherwise, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the Party to receive such notice:

            (i)  if to the Seller, to:

      Vivendi
      42 avenue de Friedland
      75008 Paris, France
      Attention:    Frédéric Crépin
                           Philippe Capron
      Fax:              +33 1 71 71 3150 (Crépin)
                           +33 1 71 71 3166 (Capron)
      Email:          frederic.crepin@vivendi.com
                           philippe.capron@vivendi.com

      with a copy (which shall not constitute notice) to:

      Gibson, Dunn & Crutcher LLP
      2029 Century Park East
      Los Angeles, California 90067
      Attention:    Ruth Fisher
                           Mark Lahive
      Fax:               (310) 551-8741
      Email:          Rfisher@gibsondunn.com
                           Mlahive@gibsondunn.com

           (ii)  if to the Company, to:

      Activision Blizzard, Inc.
      3100 Ocean Park Boulevard
      Santa Monica, California 90405
      Attention:    Chief Legal Officer
      Fax:              (310) 255-2152
      Email:          chris.walther@activision.com

      with copies (which shall not constitute notice) to:

      Wachtell, Lipton, Rosen & Katz
      51 West 52nd Street
      New York, New York 10019
      Attention:    Adam O. Emmerich
                           DongJu Song
      Fax:               (212) 403-2000
      Email:          AOEmmerich@wlrk.com
                           DSong@wlrk.com

      and:

      Skadden, Arps, Slate, Meagher & Flom LLP
      Four Times Square
      New York, New York 10036-6522
      Attention:    Peter A. Atkins
                           Neil P. Stronski
      Facsimile:    (212) 735-2000
      Email:          peter.atkins@skadden.com
                           neil.stronski@skadden.com

          (iii)  if to ASAC, to:

      ASAC II LP
      c/o Chadwick and Company
      225 Highway 35, Suite 102C
      Red Bank, New Jersey 07701
      Fax:        (732) 345-8332
      Email:    bob@chadwickcpa.com

      with a copy (which shall not constitute notice) to:

      Sullivan & Cromwell LLP
      1888 Century Park East, 21st Floor
      Los Angeles, California 90067
      Attention:    Alison Ressler
      Fax:              (310) 712-8800
      Email:          resslera@sullcrom.com

        Section 11.5    Interpretation.     When a reference is made in this Agreement to a Section, Article, Exhibit, Schedule or Annex such reference shall be to a Section, Article, Exhibit, Schedule or Annex of or to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for convenience of reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. All words used in this Agreement will be construed to be of such gender or number as the circumstances require. The word "including" and words of similar import when used in this Agreement will mean "including, without limitation," unless otherwise specified. The words "hereof,"

"herein" and "hereunder" and words of similar import when used in this Agreement shall refer to the Agreement as a whole and not to any particular provision in this Agreement.

        Section 11.6    Entire Agreement.     This Agreement and the Ancillary Agreements constitute the entire agreement of the Parties with respect to the subject matter hereof and thereof, and supersede all prior and contemporaneous written or oral agreements, arrangements, communications and understandings, between the Parties with respect to the subject matter hereof and thereof.

        Section 11.7    No Third-Party Beneficiaries.     Other than with respect to Section 7.8, Article X or as set forth in Section 11.10 or, as they relate to the Financing Source Related Parties (in their capacities as such), Section 11.11(b) or Section 11.14, nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the Parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement.

        Section 11.8    Governing Law.     This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of Delaware.

        Section 11.9    Submission to Jurisdiction.     Each of the Parties irrevocably agrees that any legal action or proceeding arising out of or relating to this Agreement brought by a Party or its successors or assigns shall be brought and determined in the Delaware Court of Chancery (or, if such court lacks subject matter jurisdiction, in any appropriate federal court sitting in the State of Delaware), and each of the Parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby. Each of the Parties agrees not to commence any action, suit or proceeding relating thereto except in the courts described above in Delaware, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Delaware as described herein. Each of the Parties further agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby, (a) any claim that it is not personally subject to the jurisdiction of the courts in Delaware as described herein for any reason, (b) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (c) that (i) the suit, action or proceeding in any such court is brought in an inconvenient forum, (ii) the venue of such suit, action or proceeding is improper or (iii) this Agreement, or the subject matter hereof, may not be enforced in or by such courts.

        Section 11.10    Assignment; Successors.     Neither this Agreement nor any of the rights, interests or obligations under this Agreement may be assigned or delegated, in whole or in part, by operation of Law or otherwise, by any Party without the prior written consent of each other Party, and any such assignment without such prior written consent shall be null and void; provided, however, that the Seller may assign its rights hereunder to any wholly-owned subsidiary of the Seller in connection with the Restructuring Transactions; provided that no such assignment shall release the Seller of any obligations hereunder. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

        Section 11.11    Enforcement.

          (a)   The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the Parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware Court of Chancery (or, if such court lacks subject matter jurisdiction, in any appropriate Delaware state or federal court sitting in the State of Delaware), this being in addition to any other remedy to which such Party is entitled at law or in equity. Each of the Parties hereby further waives (a) any defense in any action for specific performance that a remedy at law would be adequate and (b) any requirement under any law to post security as a prerequisite to obtaining equitable relief.

          (b)   Each of the Parties agrees that it will not bring or support any action, cause of action, claim, cross-claim or third party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any of the Financing Source Related Parties in any way relating to this Agreement, the Company Debt Financing, the ASAC Debt Financing or any of the transactions contemplated hereby or thereby, including but not limited to any dispute arising out of or relating in any way to the Company Debt Financing Commitment, the ASAC Debt Financing Commitments or any other letter or agreement related to the Company Debt Financing, the ASAC Debt Financing or the performance thereof, in any forum other than any State or Federal court sitting in the Borough of Manhattan in the City of New York.

        Section 11.12    Currency.     All references to "dollars" or "$" in this Agreement refer to United States dollars, which is the currency used for all purposes in this Agreement.

        Section 11.13    Severability.     Whenever possible, each provision or portion of any provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision or portion of any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

        Section 11.14    Waiver of Jury Trial.     EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY AND AGREES THAT SUCH WAIVERS SHALL EXTEND TO THE FINANCING SOURCE RELATED PARTIES (IN THEIR CAPACITIES AS SUCH).

        Section 11.15    Counterparts.     This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.

        Section 11.16    Facsimile or Electronic Signature.     This Agreement may be executed by facsimile or electronic signature and a facsimile or electronic signature shall constitute an original for all purposes.

[The remainder of this page is intentionally left blank.]

        IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers or other authorized representatives thereunto duly authorized.

VIVENDI, S.A.
By:	/s/ JEAN-FRANÇOIS DUBOS
	Name:	Jean-François Dubos
	Title:	Chairman of the Management Board

ACTIVISION BLIZZARD, INC.
By:	/s/ CHRIS B. WALTHER
	Name:	Chris B. Walther
	Title:	CLO

ASAC II LP
By:	ASAC II LLC, its general partner
By:	/s/ BRIAN G. KELLY
	Name:	Brian G. Kelly
	Title:	Manager

EXHIBIT A

FORM OF KOTICK WAIVER AND ACKNOWLEDGMENT LETTER

ACTIVISION BLIZZARD, INC.
3100 Ocean Park Boulevard
Santa Monica, California 90405

July 25, 2013

Robert A. Kotick
c/o Activision Blizzard, Inc.
3100 Ocean Park Boulevard
Santa Monica, CA 90405

Re: Waiver and Acknowledgement Letter

Dear Bobby:

        Reference is made to the transactions contemplated by that certain Stock Purchase Agreement by and among Activision Blizzard, Inc. ("Activision"), ASAC II LP ("ASAC") and Vivendi S.A. ("Vivendi"), being executed concurrently with this letter agreement (the "Purchase Agreement"). Pursuant to the Purchase Agreement, (i) Activision will acquire all of the capital stock of Amber Holding Subsidiary Co., a wholly-owned subsidiary of Vivendi (the "Purchase"), which at the time of the Purchase will be the direct owner of 428,676,471 shares of Activision's common stock, (ii) ASAC will purchase from Vivendi up to 171,968,042 shares of Activision's common stock (the "Private Sale"), (iii) after the consummation of the Purchase and the Private Sale and subject to the restrictions set forth in the Purchase Agreement, Vivendi may commence one or more registered public offerings (the "Market Offerings") for the sale of up to all of the shares of Activision common stock that will be owned by Vivendi and its subsidiaries after giving effect to the Purchase and Private Sale, and (iv) in order to facilitate the Purchase, the Private Sale and the Market Offerings, prior to the transfer of the capital stock of Amber Holding Subsidiary Co., to Activision, Vivendi and its subsidiaries shall consummate certain restructuring transactions ((i)-(iv) collectively, the "Transactions").

        Under the terms of that certain Employment Agreement dated March 15, 2012, between you and Activision (the "Employment Agreement"), Activision's 2008 Incentive Plan (or any predecessor or successor plans) or any award agreements in respect of awards granted to you thereunder (collectively, and including and any predecessor or successor plans, the "2008 Incentive Plan"), you are entitled to certain payments, benefits and vesting upon a "Change in Control," "Change of Control" or term of similar meaning (collectively, a "Change in Control") or in connection with certain qualifying terminations within a specified time prior to or following a Change in Control, including (i) a cash bonus between $30 and $45 million, (ii) extended exercisability periods for certain of your equity-based awards, (iii) accelerated vesting of certain of your equity-based awards, (iv) your ability to make an election as to the treatment of certain of your equity-based awards in connection with such Change in Control, (v) enhanced severance, and (vi) a Section 280G "golden parachute" tax gross-up. Among other events, certain changes in the membership of Activision's Board of Directors following the Transactions and the acquisition of Activision common stock by ASAC in connection with the Transactions, taken individually, collectively, or in conjunction with other future events (as applicable), would constitute a Change in Control under the Employment Agreement, the 2008 Incentive Plan and under certain other compensation and benefit plans, agreements and arrangements of Activision and its affiliates in which you participate, are eligible to participate or to which you are a party or a beneficiary (collectively, and including and any predecessor or successor plans, the "Other Benefit Plans and Arrangements"). In connection with, and to facilitate the Transactions, you have voluntarily agreed to waive the rights you have to such payments, benefits and vesting under your Employment Agreement, the 2008 Incentive Plan and any Other Benefit Plans and

Arrangements as a result of the Transactions, whether taken individually, collectively or in conjunction with other future events (as applicable). The specific parameters of your waiver are set forth in detail below.

        By signing this letter, you acknowledge and agree that the Transactions, taken either individually or collectively, shall not (or shall be deemed not to) constitute a Change in Control under any of the Employment Agreement, the 2008 Incentive Plan, or under the Other Benefit Plans and Arrangements. In furtherance of and not in limitation of the foregoing, by signing this letter agreement, you agree to waive the rights that you have to such payments, benefits and vesting under Sections 10 and/or 11 of the Employment Agreement, under the 2008 Incentive Plan and under any Other Benefit Plans and Arrangements (in each case with respect to all current and future grants, awards, benefits or entitlements), in each case, in connection with or as a consequence of the Transactions. Your waivers under this letter agreement relate to all aspects of the Transactions and you agree that (i) any changes in the membership of Activision's Board of Directors in connection with or during the one-year period following the consummation of the Transactions will not constitute, or serve as a basis for a claim that, a Change in Control has occurred, and (ii) in no event (A) shall the shares of Activision common stock acquired by ASAC in connection with the Transactions, whether held or controlled, directly or indirectly, by ASAC, any of its investors, you, Brian G. Kelly, any lender to ASAC, or your or their respective affiliates or transferees (collectively, the "ASAC Investors") be included in or count toward, or (B) shall the ASAC Investors be deemed to be a group, in the case of clauses (A) and (B), for any purpose under any applicable definition of Change in Control, in connection with a determination of whether a Change in Control has occurred or any claim that a Change in Control has occurred.

        You shall bear your own costs and expenses, including attorneys' fees, in connection with the negotiation of, and any dispute under, this letter agreement, notwithstanding anything to the contrary in your Employment Agreement or any other agreement between you and Activision or any of its affiliates. You understand that the waiver of your rights as set forth herein to change in control payments, benefits, vesting or other protections is a predicate to Activision's approval of the Transactions and that but for your entering into this letter agreement, Activision would not proceed with the Transactions.

        You acknowledge that you understand that the waivers set forth in this letter agreement amend plans and agreements under which you have rights and obligations, including without limitation your Employment Agreement and equity award agreements, and you voluntarily accept such terms. You further acknowledge that: (i) this letter agreement is executed voluntarily and without any duress or undue influence on the part or behalf of Activision, Vivendi, ASAC or any of their respective affiliates; (ii) you understand this entire letter agreement; and (iii) you have been advised to seek the advice of legal counsel before executing this letter agreement. The parties acknowledge that in the event that the Transactions are not consummated, this letter agreement will become null and void ab initio and of no further force and effect.

        The foregoing represents a legally binding commitment of the parties hereto. This letter agreement supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, between you and Activision, Vivendi or any other person with respect to the subject matter hereof, to the extent they conflict herewith. This letter agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same. This letter agreement will be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws.

[Signature Page Follows]

        Please sign below to indicate your acknowledgement and acceptance of the terms of this letter agreement.

Very truly yours,
By:	/s/ Chris B. Walther
	Name:	Chris B. Walther
	Title:	Chief Legal Officer

[Signature Page to Waiver and Acknowledgement Letter]

Agreed to and acknowledged
as of the date first above written:

/s/ Robert A. Kotick Robert A. Kotick

[Signature Page to Waiver and Acknowledgement Letter]

EXHIBIT B

FORM OF KELLY WAIVER AND ACKNOWLEDGMENT LETTER

ACTIVISION BLIZZARD, INC.
3100 Ocean Park Boulevard
Santa Monica, California 90405

July 25, 2013

Brian G. Kelly
c/o Activision Blizzard, Inc.
3100 Ocean Park Boulevard
Santa Monica, CA 90405

Re: Waiver and Acknowledgement Letter

Dear Brian:

        Reference is made to the transactions contemplated by that certain Stock Purchase Agreement by and among Activision Blizzard, Inc. ("Activision"), ASAC II LP ("ASAC") and Vivendi S.A. ("Vivendi"), being executed concurrently with this letter agreement (the "Purchase Agreement"). Pursuant to the Purchase Agreement, (i) Activision will acquire all of the capital stock of Amber Holding Subsidiary Co., a wholly-owned subsidiary of Vivendi (the "Purchase"), which at the time of the Purchase will be the direct owner of 428,676,471 shares of Activision's common stock, (ii) ASAC will purchase from Vivendi up to 171,968,042 shares of Activision's common stock (the "Private Sale"), (iii) after the consummation of the Purchase and the Private Sale and subject to the restrictions set forth in the Purchase Agreement, Vivendi may commence one or more registered public offerings (the "Market Offerings") for the sale of up to all of the shares of Activision common stock that will be owned by Vivendi and its subsidiaries after giving effect to the Purchase and Private Sale, and (iv) in order to facilitate the Purchase, the Private Sale and the Market Offerings, prior to the transfer of the capital stock of Amber Holding Subsidiary Co. to Activision, Vivendi and its subsidiaries shall consummate certain restructuring transactions ((i)-(iv) collectively, the "Transactions").

        Under the terms of that certain Employment Agreement dated June 30, 2012, between you and Activision (the "Employment Agreement"), Activision's 2008 Incentive Plan (or any predecessor or successor plans) or any award agreements in respect of awards granted to you thereunder (collectively, and including and any predecessor or successor plans, the "2008 Incentive Plan"), you are entitled to certain payments, benefits and vesting upon a "Change in Control," "Change of Control" or term of similar meaning (collectively, a "Change in Control") or in connection with certain qualifying terminations within a specified time prior to or following a Change in Control, including (i) a cash bonus between $15 and $22.5 million, (ii) extended exercisability periods for certain of your equity-based awards, and (iii) a Section 280G "golden parachute" tax gross-up. Among other events, certain changes in the membership of Activision's Board of Directors following the Transactions and the acquisition of Activision common stock by ASAC in connection with the Transactions, taken individually, collectively, or in conjunction with other future events (as applicable), would constitute a Change in Control under the Employment Agreement, the 2008 Incentive Plan and under certain other compensation and benefit plans, agreements and arrangements of Activision and its affiliates in which you participate, are eligible to participate or to which you are a party or a beneficiary (collectively, and including and any predecessor or successor plans, the "Other Benefit Plans and Arrangements"). In connection with, and to facilitate the Transactions, you have voluntarily agreed to waive the rights you have to such payments, benefits and vesting under your Employment Agreement, the 2008 Incentive Plan and any Other Benefit Plans and Arrangements as a result of the Transactions, whether taken individually, collectively or in conjunction with other future events (as applicable). The specific parameters of your waiver are set forth in detail below.

        By signing this letter, you acknowledge and agree that the Transactions, taken either individually or collectively, shall not (or shall be deemed not to) constitute a Change in Control under any of the Employment Agreement, the 2008 Incentive Plan, or under the Other Benefit Plans and Arrangements. In furtherance of and not in limitation of the foregoing, by signing this letter agreement, you agree to waive the rights that you have to such payments, benefits and vesting under Sections 10 and/or 11 of the Employment Agreement, under the 2008 Incentive Plan and under any Other Benefit Plans and Arrangements (in each case with respect to all current and future grants, awards, benefits or entitlements), in each case, in connection with or as a consequence of the Transactions. Your waivers under this letter agreement relate to all aspects of the Transactions and you agree that (i) any changes in the membership of Activision's Board of Directors in connection with or during the one-year period following the consummation of the Transactions will not constitute, or serve as a basis for a claim that, a Change in Control has occurred, and (ii) in no event (A) shall the shares of Activision common stock acquired by ASAC in connection with the Transactions, whether held or controlled, directly or indirectly, by ASAC, any of its investors, you, Robert A. Kotick, any lender to ASAC, or your or their respective affiliates or transferees (collectively, the "ASAC Investors") be included in or count toward, or (B) shall the ASAC Investors be deemed to be a group, in the case of clauses (A) and (B), for any purpose under any applicable definition of Change in Control, in connection with a determination of whether a Change in Control has occurred or any claim that a Change in Control has occurred.

        You shall bear your own costs and expenses, including attorneys' fees, in connection with the negotiation of, and any dispute under, this letter agreement, notwithstanding anything to the contrary in your Employment Agreement or any other agreement between you and Activision or any of its affiliates. You understand that the waiver of your rights as set forth herein to change in control payments, benefits, vesting or other protections is a predicate to Activision's approval of the Transactions and that but for your entering into this letter agreement, Activision would not proceed with the Transactions.

        You acknowledge that you understand that the waivers set forth in this letter agreement amend plans and agreements under which you have rights and obligations, including without limitation your Employment Agreement and equity award agreements, and you voluntarily accept such terms. You further acknowledge that: (i) this letter agreement is executed voluntarily and without any duress or undue influence on the part or behalf of Activision, Vivendi, ASAC or any of their respective affiliates; (ii) you understand this entire letter agreement; and (iii) you have been advised to seek the advice of legal counsel before executing this letter agreement. The parties acknowledge that in the event that the Transactions are not consummated, this letter agreement will become null and void ab initio and of no further force and effect.

        The foregoing represents a legally binding commitment of the parties hereto. This letter agreement supersedes all prior and contemporaneous agreements, understandings, negotiations and discussions, whether oral or written, between you and Activision, Vivendi or any other person with respect to the subject matter hereof, to the extent they conflict herewith. This letter agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same. This letter agreement will be governed by and construed in accordance with the laws of the State of Delaware, without reference to principles of conflict of laws.

[Signature Page Follows]

        Please sign below to indicate your acknowledgement and acceptance of the terms of this letter agreement.

Very truly yours,
By:	/s/ Chris B. Walther
	Name:	Chris B. Walther
	Title:	Chief Legal Officer

[Signature Page to Waiver and Acknowledgement Letter]

Agreed to and acknowledged
as of the date first above written:

/s/ Brian G. Kelly Brian G. Kelly

[Signature Page to Waiver and Acknowledgement Letter]

EXHIBIT C

FORM OF AMENDED AND RESTATED INVESTOR AGREEMENT

        THIS AMENDED AND RESTATED INVESTOR AGREEMENT, dated as of [      ], 2013 (this "Agreement"), is between VIVENDI, S.A., a societe anonyme organized under the laws of France ("Vivendi"), VGAC LLC, a Delaware limited liability company ("VGAC LLC," and together with Vivendi, the "Vivendi Parties"), VIVENDI GAMES, INC., a Delaware corporation ("Games"), and ACTIVISION BLIZZARD, INC., a Delaware corporation (the "Company"), and amends and restates in its entirety that certain Investor Agreement, dated as of July 9, 2008 (the "Original Agreement"), between Vivendi, VGAC LLC, Games and the Company.

RECITALS

        WHEREAS, Vivendi, VGAC LLC, Games, the Company and Sego Merger Corporation, a Delaware corporation and wholly owned subsidiary of the Company, entered into a Business Combination Agreement (the "Combination Agreement"), dated as of December 1, 2007, which provided for, among other things, the combination of the respective businesses of the Company and Games upon the terms and subject to the conditions set forth therein;

        WHEREAS, Vivendi, ASAC II LLP, an exempted limited partnership organized under the laws of the Cayman Islands and acting by ASAC II LLC, its general partner("ASAC"), and the Company entered into a Stock Purchase Agreement (the "Purchase Agreement"), dated as of July 25, 2013, pursuant to which, among other things, (a) the Company agreed to purchase from Vivendi (the "Purchase Transaction") all of the capital stock of Amber Holding Subsidiary Co., a Delaware corporation and wholly-owned subsidiary of Vivendi ("New VH"), which at the time of the Purchase Transaction would be the direct owner of 428,676,471 shares of the Company's common stock, par value $0.000001 per share ("Common Stock"), in exchange for $5,830,000,005.60 in cash and (b) ASAC agreed to purchase from Vivendi [      ](1) shares of Common Stock (the "Private Sale"), in each case, upon the terms and subject to the conditions set forth therein;

        WHEREAS, following the consummation of the Purchase Transaction and the Private Sale, Vivendi and its Controlled Affiliates will own [      ](2) shares of Common Stock (the "Remaining Shares");

        WHEREAS, the execution and delivery of this Agreement is a condition to the closing of the Purchase Transaction; and

        WHEREAS, parties desire to set forth in this Agreement certain terms and conditions upon which Vivendi will hold shares of Common Stock.

(1)
To be filled in with the number of Private Sale Shares acquired at the Closing pursuant to the Purchase Agreement.

(2)
To be filled in with the number of Remaining Shares at the Closing pursuant to the Purchase Agreement.

 AGREEMENT

        NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the parties agree as follows:

        1.    Definitions.

          (a)   For purposes of this Agreement, the following terms shall have the meanings set forth elsewhere in this Agreement or set forth below:

            "Affiliate" shall have the meaning set forth in rule 12b-2 under the Exchange Act; provided, however, that, for purposes of this Agreement, the Vivendi Parties shall not be deemed to control, be controlled by, or be under common control with, or be an Affiliate of, the Company or any of its subsidiaries, or vice versa.

            "Applicable Securities" means, with respect to any Registration Statement, the Registrable Securities identified in the Demand Notice or Piggyback Notice (or, in the case of the Market Offering Registration Statements, the Remaining Shares that are required to be registered thereunder pursuant to the terms of the Purchase Agreement) relating to such Registration Statement and any Registrable Securities which any other Holder is entitled to, and requests, be included in such registration statement within 20 days after receiving such notice.

            "beneficial owner" has the meaning attributed to it in Rules 13d-3 and 13d-5 under the Exchange Act, whether or not applicable, except that a "person" shall not be deemed to have "beneficial ownership" of any shares that any such person has the right to acquire, whether or not such right is exercisable immediately or within sixty (60) days after the date as of which such determination is being made (the term "beneficial ownership" shall have a correlative meaning to the term "beneficial owner").

            "BMC" means the tax scheme recognized and authorized by the French Ministry of the Economy and Finance known as "corporate taxation on global profits" (or, bénéfice mondial consolidé).

            "Board" means the board of directors of the Company.

            "Bylaws" means the Amended and Restated By-Laws of the Company, as adopted on February 10, 2010.

            "Cash-Settled Equity Awards" means stock appreciation rights and/or restricted stock units, in each case, in respect of the common stock of Vivendi that were awarded to Games Employees prior to the Combination Closing Date under the Vivendi Equity Plans.

            "Charter" means the Amended and Restated Certificate of Incorporation of the Company, dated July 9, 2008, and as amended on August 15, 2008.

            "Closing" shall have the meaning set forth in the Purchase Agreement.

            "Closing Date" shall have the meaning set forth in the Purchase Agreement.

            "Combination Closing Date" means July 9, 2008.

            "Commission" means the United States Securities and Exchange Commission.

            "control" shall have the meaning set forth in rule 12b-2 under the Exchange Act.

            "Controlled Affiliate" of a person shall mean an Affiliate controlled, directly or indirectly, by such person.

            "Demand Notice" means a notice given by a Holder pursuant to Section 5.1(a).

            "Demand Registration" means a registration under the Securities Act of an offer and sale of Registrable Securities effected pursuant to Section 5.1 hereof, which, notwithstanding the last sentence of Section 5.1(a), shall include the registration of Registrable Securities under each Market Offering Registration Statement.

            "Demand Registration Statement" means a registration statement filed under the Securities Act by the Company pursuant to the provisions of Section 5.1 hereof (including, for the avoidance of doubt, each Market Offering Registration Statement required to be filed pursuant to the Purchase Agreement), including the Prospectus contained therein, any amendments and supplements to such registration statement, including post-effective amendments, and all exhibits and all material incorporated by reference in such registration statement.

            "Effectiveness Period" means, with respect to any Registration Statement, the period during which such Registration Statement is effective.

            "Effective Time" means, with respect to any Registration Statement, the date on which the Commission declares such Registration Statement effective or on which such Registration Statement otherwise becomes effective under the Securities Act.

            "Electing Holder" means, with respect to any Registration, each Holder that is entitled and elects to sell Registrable Securities pursuant to such Registration and this Agreement.

            "Exchange Act" means the Securities Exchange Act of 1934, as amended.

            "Games Employees" means employees of Games or any of its Subsidiaries on or prior to the Combination Closing Date.

            "Holder" means (i) Vivendi, (ii) each of its Controlled Affiliates and (iii) each holder of Registrable Securities that acquires from Vivendi or any of its Affiliates a number of shares of Common Stock that, as of the time of such acquisition, constitutes 10% or more of the aggregate number of issued and outstanding shares of Common Stock.

            "Independent Director" means any individual serving on the Board who is not an Ineligible Nominee.

            "Ineligible Nominees" means any individual who (a) is a former director, officer or employee of Vivendi or any of its Controlled Affiliates, (b) is an officer or director of any Person who is a competitor of Vivendi or any of its Controlled Affiliates, (c) is an officer or director of any Person that is or was a party to any material action, suit or proceeding, claim or arbitration in which Vivendi or any of its Controlled Affiliates is or was an adverse party, (d) is a member or partner of ASAC, ASAC GP LLC, or an officer or director of ASAC, ASAC GP LLC, or any member of partner thereof or (e) does not qualify as an "independent director" as such term is defined in Rule 4200(15) of the rules promulgated by The Nasdaq Stock Market, Inc. which apply to issuers whose common stock is listed on the Nasdaq Global Market (or any successor rules as may be promulgated from time to time, or, if the Company's Common Stock is listed on a different national securities exchange, the comparable "independent director" requirements of such other exchange).

            "JFG Employment Agreement" means that certain employment agreement, dated as of January 12, 2004, between Vivendi and Jean-Francois Grollemund, as amended from time to time.

            "Market Offering Registration" means any Demand Registration under a Market Offering Registration Statement.

            "Market Offering Registration Statements" means the First Market Offering Registration Statement and the Second Market Offering Registration Statement (each as defined in the Purchase Agreement).

            "NASD" means the National Association of Securities Dealers, Inc.

            "NASD Rules" means the Rules of the NASD, as amended from time to time.

            "Person" means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

            "Piggyback Registration" means a registration under the Securities Act of an offer and sale of Registrable Securities effected pursuant to Section 5.2 hereof.

            "Prospectus" means the prospectus (including, without limitation, any preliminary prospectus, any final prospectus and any prospectus that discloses information previously omitted from a prospectus filed as part of an effective Registration Statement in reliance upon Rule 430A under the Act) included in a Registration Statement, as amended or supplemented by any prospectus supplement with respect to the terms of the offering of any portion of the Applicable Securities covered by a Registration Statement and by all other amendments and supplements to such prospectus, including all material incorporated by reference in such prospectus and all documents filed after the date of such prospectus by the Company under the Exchange Act and incorporated by reference therein.

            "Registrable Securities" means (a) the Remaining Shares, (b) any securities issued or distributed with respect to, or in exchange for, any such Remaining Shares or securities (whether directly or indirectly or in one or a series of transactions) pursuant to any reclassification, merger, consolidation, reorganization or other transaction or procedure and (c) any securities issued or distributed with respect to, or in exchange for, any securities described in clause (b) or this clause (c) (whether directly or indirectly or in one or a series of transactions) pursuant to any reclassification, merger, consolidation, reorganization or other transaction or procedure, other than, in the case of each of clauses (a), (b) and (c), any such securities that are Unrestricted Securities.

            "Registration" means a Demand Registration or Piggyback Registration.

            "Registration Expenses" means all expenses incident to the Company's performance of its obligations in respect of any Registration of Registrable Securities pursuant to this Agreement, including but not limited to all registration, filing and NASD fees, fees of any stock exchange upon which the Registrable Securities are listed, all fees and expenses of complying with securities or blue sky laws, all word processing, duplicating and printing expenses, messenger and delivery expenses, the fees and disbursements of counsel for the Company and of its independent public accountants, including the expenses of any special audits or "comfort" letters required by or incident to such performance and compliance, premiums and other costs of policies of insurance obtained by the Company against liabilities arising out of the public offering of Registrable Securities being registered; provided, however, that notwithstanding the foregoing Registration Expenses shall not include any fees and disbursements of counsel retained by any Holders, underwriters, selling brokers or similar professionals or any transfer taxes or underwriting discounts, fees or commissions relating to the sale of the Registrable Securities.

            "Registration Statement" means a Market Offering Registration Statement and each registration statement filed by the Company with the Commission under the Securities Act pursuant to the provisions of Section 5.1 or 5.2 hereof, including the Prospectus contained therein, any amendments and supplements to such registration statement, including post-effective amendments, and all exhibits and all material incorporated by reference in such registration statement.

            "Rules and Regulations" means the published rules and regulations of the Commission promulgated under the Securities Act or the Exchange Act, as in effect at any relevant time.

            "Securities Act" means the Securities Act of 1933, as amended.

            "Stock-Settled Equity Awards" means stock options and/or restricted stock, in each case, in respect of the common stock of Vivendi that were awarded to Games Employees prior to the Combination Closing Date under the Vivendi Equity Plans.

            "Tax Contest" means any audit, assessment of tax, other examination by any Taxing Authority, or any proceeding or appeal of such proceeding.

            "Tax Return" means each tax return required to be filed by the Company or any of its Subsidiaries by applicable Law.

            "Taxing Authority" means any Governmental Entity having jurisdiction over the imposition, determination, assessment, or collection of any tax.

            "Termination Event" means the disposition by Vivendi and/or its Controlled Affiliates of beneficial ownership of common stock of the Company which disposition has the effect of causing Vivendi's Voting Interest falling and remaining below 9.9% for ninety (90) consecutive days.

            "Unrestricted Security" means any Registrable Security that (a) has been offered and sold pursuant to a registration statement that has become effective under the Securities Act, (b) has been transferred in compliance with Rule 144 under the Securities Act (or any successor provision thereto) under circumstances after which such Registrable Securities became freely transferable without registration under the Securities Act and any legend relating to transfer restrictions under the Securities Act has been removed or (c) is transferable pursuant to paragraph (k) of Rule 144 (or any successor provision thereto).

            "Vivendi Equity Plans" means those stock option and other equity-based plans set forth on Schedule 1 attached hereto.

            "Vivendi's Voting Interest" means the percentage of the issued and outstanding Common Stock beneficially owned by Vivendi and its Controlled Affiliates.

          (b)   For purposes of this Agreement, capitalized terms used and not defined herein shall have the respective meanings ascribed to them in the Purchase Agreement, but if not defined therein or herein, shall have the respective meanings ascribed to them in the Combination Agreement.

        2.    Vivendi Equity Awards.

          2.1.    Reimbursement for Stock-Settled Equity Award Expenses.    On or prior to February 15th and August 15th of each year, Vivendi shall provide the Company and Games with a statement (the "Equity Expense Statement") setting forth, in reasonable detail, the amount of the equity-based compensation expense recorded by Vivendi and/or its Controlled Affiliates (other than the Company and its Subsidiaries) during the preceding six month periods ended December 30th and June 30th, respectively, in respect of grants of Stock-Settled Equity Awards to Games Employees that were made after January 1, 2004 and prior to the Combination Closing Date (such amount, a "Periodic Grant Expense"), which shall be calculated in a manner consistent with Vivendi's consolidated financial statements. Within ten (10) business days after the Company's receipt of an Equity Expense Statement, the Company or Games shall pay to Vivendi an amount in cash equal to the amount of the Periodic Grant Expense set forth therein.

          2.2.    Payment of Cash-Settled Equity Awards.

            (a)   Promptly following the exercise of any Cash-Settled Equity Award, (i) Vivendi shall provide the Company and Games with a statement (an "Exercise Statement") setting forth, in reasonable detail, (A) the name of the exercising party, (B) the number, type and exercise price (if any) of the Cash-Settled Equity Award(s) exercised by such person and (C) the aggregate amount payable to such person with respect to such exercised Cash-Settled Equity Award (the "Aggregate Exercise Payment").

            (b)   Games shall be responsible for all payments in respect of the exercise of Cash-Settled Equity awards and, promptly following receipt of each Exercise Statement, the Company or Games shall pay to the applicable exercising party the amount of the Aggregate Exercise Payment set forth in such Exercise Statement, less any applicable tax withholdings required to be made by the Company or Games with respect to such payment.

          2.3.    Reimbursement for Certain Social Security Contributions.    To the extent still applicable, Games shall be responsible for all salary, bonus and other compensation and benefits required to be paid or provided under the JFG Employment Agreement. In addition, within thirty (30) days after the end of each quarterly period, Vivendi shall provide the Company and Games with a statement (a "JFG Retirement Statement") setting forth, in reasonable detail, the amount of the contributions made by Vivendi or any of its Controlled Affiliates (other than the Company and its Subsidiaries) in such quarterly period to the French social security system in respect of the employment of Jean-Francois Grollemund. Within ten (10) business days after the Company's receipt of a JFG Retirement Statement, the Company or Games shall pay to Vivendi an amount in cash equal to the amount of the social security contributions set forth therein (but in no event in excess of the maximum amount of the social security contributions required under applicable law).

        3.    Voting and Related Matters.

          3.1.    Voting of Company Shares.    Until the 6-month anniversary of the first time at which Vivendi and its Controlled Affiliates, in the aggregate, no longer beneficially own 5% of the issued and outstanding Common Stock, Vivendi agrees to vote, and to cause to be voted, all shares of Common Stock owned by it and its Controlled Affiliates that represent shares of Common Stock in excess of 9.9% of the issued and outstanding Common Stock (such 9.9%, the "Minority Interest") (a) in a manner proportionally consistent with the vote of the shares of Common Stock not owned by Vivendi and its Controlled Affiliates or (b) in accordance with the recommendation, if any, of a majority of the Independent Directors then serving on the Board. Shares of Common Stock owned by Vivendi and its Controlled Affiliates up to the Minority Interest may be voted by Vivendi and its Controlled Affiliates in their sole discretion.

          3.2    Agreement to Vote in Favor of Amendment to Bylaws.    Vivendi, on behalf of itself and its Controlled Affiliates, hereby agrees to vote in favor of any proposed amendments by the Company to the Charter or Bylaws that amend the Charter and/or Bylaws (as applicable) to (a) remove all references to the "Vivendi Nominating Committee," the "Executive Nominating Committee" and the "Special Nominating Committees" (each as defined in the Bylaws) and all references to any of the definitions listed in Section 3.3(b) of the Bylaws (other than the definition of "Blizzard") or Article X of the Charter, (b) amend all sections of the Charter or Bylaws (as applicable) that reference or to the extent that they are otherwise implicated, directly or indirectly, by the terms "Vivendi Nominating Committee," "Executive Nominating Committee" and "Special Nominating Committees" or any of the definitions listed in Section 3.3(b) of the Bylaws or Article X of the Charter, including, for the avoidance of doubt, Sections 3.2, 3.3, 3.4(b), 3.6, 3.10(c), 3.10(d), 3.10(f), 3.12 and 8.4 of the Bylaws or Sections 5.1(b), 5.3, 5.4, 6.1, 8.1, 8.2, 8.3, 8.5, 8.6, 9.1 and 10.1 of the Charter and (c) otherwise eliminate any express rights of Vivendi to representation on the Board or any other express rights of Vivendi with respect to the Company, the Common Stock or otherwise that is not equally available to every other stockholder of the Company (other than pursuant to this Agreement); provided, that no such amendment shall terminate, amend, limit or modify any rights to indemnification or exculpation provided by the Charter or the Bylaws in any manner adverse to the beneficiaries thereof.

          3.3    Standstill.    Each of the Vivendi Parties, on behalf of itself and its Controlled Affiliates, hereby agrees, that for the period commencing on the date hereof and ending six months after the first date on which Vivendi and its Controlled Affiliates, in the aggregate, beneficially own less than 5% of the issued and outstanding Common Stock, none of the Vivendi Parties nor any of their Controlled Affiliates will, in any manner, directly or indirectly: (a) acquire, offer or propose to acquire, or agree or seek to acquire, or solicit the acquisition of, by purchase or otherwise, any Common Stock (or beneficial ownership thereof) or rights or options to acquire any Common Stock (or beneficial ownership thereof) or commence any tender or exchange offer for any Common Stock (or beneficial ownership thereof); provided, however, that this clause (a) shall not (i) apply to Common Stock or rights to acquire Common Stock issued by the Company to Vivendi or any of its Controlled Affiliates as a dividend, distribution or otherwise in respect of any Common Stock owned by Vivendi and its Controlled Affiliates immediately after giving effect to the Purchase Transaction or (ii) prohibit Vivendi or any of its Controlled Affiliates from purchasing shares of Common Stock issued by the Company pursuant to any public offering of Common Stock conducted by the Company; (b) call or seek to call a meeting of the stockholders of the Company or initiate any stockholder proposal for action by stockholders of the Company or engage in the "solicitation" of "proxies" (as such terms are used in the proxy rules of the Securities and Exchange Commission) or consents to vote any voting securities of the Company, including soliciting consents or taking other action with respect to the calling of a special meeting of the Company's stockholders; (c) form, join or in any way participate in a "group" (as defined under the Exchange Act and the rules and regulations thereunder) with respect to the Company or Common Stock (other than to the extent that Vivendi and its Controlled Affiliates constitute a "group" as of the date hereof); (d) otherwise act, alone or in concert with others, to seek representation on or to control or influence the management, board of directors or policies of the Company or to obtain representation on the board of directors of the Company; (e) enter into or agree, offer, propose or seek (whether publicly or otherwise) to enter into, or otherwise be involved in or part of, any acquisition transaction, merger or other business combination or similar transaction relating to all or part of the Company or any of its subsidiaries or any acquisition transaction for all or part of the assets of the Company or any of its subsidiaries or any of their respective businesses or any recapitalization, restructuring, change in control or similar transaction involving the Company or any of its subsidiaries; (f) request that the Company or the Board amend, waive or otherwise consent to any action inconsistent with any provision of this Section 3.3, (g) enter into any discussions, negotiations, arrangements or understandings with any other person with respect to any of the foregoing activities; (h) advise, assist, encourage, act as a financing source for or other otherwise invest in any other person in connection with any of the foregoing; (i) publicly disclose through its authorized representatives any intention, plan or arrangement inconsistent with any of the foregoing; or (j) expressly take any initiative with respect to the Company which could require the Company to make a public announcement regarding (A) such initiative or (B) any of the foregoing activities. For purposes of this Section 3.3, the term "Common Stock" shall be deemed to include any other equity securities of the Company. The Company and Games acknowledge and agree that no transfer, sale or other transaction with respect to the Remaining Shares between Vivendi or any of its Controlled Affiliates, on the one hand, and Vivendi or any of its Controlled Affiliates, on the other hand, that is not prohibited under Section 7.4 of the Purchase Agreement shall be prohibited by this Section 3.3.

        4.    Financial Statements; Access to Information, Audit and Inspection.

          4.1.    Financial Statements.

            (a)   In order to facilitate Vivendi's consolidation of the Company for financial reporting purposes, the Company will provide to Vivendi the Company's quarterly consolidated financial statements through, and use its reasonable best efforts to comply with, Vivendi's consolidation and financial reporting process for all periods prior to and including December 31, 2013.

            (b)   The Company shall provide to Vivendi such financial and tax-related information with respect to the Company and its Subsidiaries for all periods prior to and including December 31, 2013 as is reasonably necessary in order for Vivendi to comply with its reporting obligations with respect to any "controlled foreign corporation" legislation, including providing to Vivendi:

                (i)  within 120 days following the end of each calendar year:

                (A)  separate statutory accounts for the Company and each of its Subsidiaries, each prepared on a standalone basis, in compliance with French generally accepted accounting principles and consistent with Vivendi's instructions;

                (B)  reports of independent auditors on the statutory accounts for each of the Company's Subsidiaries that is located in a jurisdiction where such reports is required; and

                (C)  a letter, in a form to be provided by Vivendi, signed by the Company and each of its Subsidiaries, that authorizes Vivendi to consolidate such statutory accounts.

               (ii)  promptly following the payment by the Company or any of its Subsidiaries of any corporate income tax paid by in any jurisdiction, proof of such payments.

            (c)   To the extent required to enable Vivendi to comply with applicable French tax or regulatory requirements, including those with respect to the BMC, the Company shall provide Vivendi with a draft copy of each tax return required to be filed by the Company or any of its Subsidiaries by applicable Law (each, a "Designated Tax Return") at least 40 Business Days prior to the due date (including any extensions of such due date) of the filing of such Designated Tax Return. From time to time, as may be necessary, Vivendi shall provide written notice to the Company indicating which category of tax return (e.g. Federal income tax return on Form 1120) shall constitute a Designated Tax Return for purposes of French tax or regulatory compliance.

            (d)   In the event any material Tax Contest is initiated by any Taxing Authority pertaining to any Designated Tax Return, the Company shall (i) promptly notify Vivendi in writing of the existence of such Tax Contest and (ii) to the extent required to enable Vivendi to comply with applicable French tax or regulatory requirements as indicated in a written request from Vivendi, (x) keep Vivendi reasonably informed of the material issues arising during the course of such Tax Contest and (y) furnish to Vivendi a copy of all written communications, documents, and other material writings as specified in such request.

            (e)   Vivendi agrees that it shall reimburse the Company for the actual and reasonably documented out-of-pocket expenses (including reasonable fees of attorneys, accountants and consultants) incurred by the Company and its Subsidiaries in connection with providing to Vivendi the materials described in Section 4.1(b) above; provided that such expenses are previously approved by Vivendi (which approval shall not be unreasonably withheld, conditioned or delayed).

            (f)    The provisions of this Section 4.1 shall remain operative until the Company has provided Vivendi with all of the information required by this Section 4.1 for the fiscal quarter in which a Termination Event first occurs; provided, however, that the requirements of Section 4.1(a) shall continue following a Termination Event (i) for all periods prior to the Termination Date and (ii) if the Company is no longer required to file periodic reports pursuant to the Exchange Act.

          4.2.    Access to Information, Audit and Inspection.    Vivendi and its Representatives shall have (and the Company shall cause its Subsidiaries to provide Vivendi and its Representatives with) access at reasonable times and during normal business hours to all pertinent books and records of the Company and its Subsidiaries and their respective businesses (including those books and records pertaining to periods prior to the Combination Closing Date (but excluding any materials provided by advisors to the Company with respect to the Combination Agreement and the transactions contemplated thereby)), including the right to examine and audit any of such books and records and to make copies and extracts therefrom. Vivendi shall bear all expenses incurred by it or its Representatives in making any such examination or audit and will reimburse the Company for all reasonable out-of-pocket expenses incurred by it or its Subsidiaries in connection therewith. The Company shall, and shall cause each of its Subsidiaries to, make arrangements for Vivendi and its Representatives to have prompt access at reasonable times and during normal business hours to its officers, directors and employees to discuss the business and affairs of the Company and its Subsidiaries and the books and records pertaining thereto; provided that Vivendi shall coordinate all requests for access to such officers, directors and other personnel through the Company's Chief Executive Officer. The provisions of this Section 4.2 shall continue to apply to the Company and its Subsidiaries and be enforceable by Vivendi after a Termination Event, but only to the extent, in each case, that such books and records and such access to officers, directors and other employees are reasonably requested by Vivendi in connection with any pending or threatened litigation, proceeding or investigation instituted by a third party involving Vivendi or any of its Affiliates insofar as such matter relates to the business or affairs of the Company or such Subsidiary (including any matters relating to the business and affairs of any predecessor businesses, and including relating to periods prior to the date of a Termination Event). All non-public information provided to Vivendi or its Affiliates or Representatives by the Company or its Affiliates or Representatives shall be kept confidential by Vivendi and its Affiliates and Representatives and shall not be disclosed by Vivendi and its Affiliates and Representatives unless and to the extent required by applicable law or a governmental agency.

          4.3.    Additional Information.    In order to facilitate Vivendi's drafting and submission of its annual report and of its "activity and sustainable development" report required under the French commercial code (or a "Cahier RSE"), the Company will provide Vivendi with all information regarding the Company and its subsidiaries reasonably requested by Vivendi and consistent with past practice to draft the annual report and Cahier RSE for the complete year of 2013.

        5.    Registration Rights.

          5.1.    Demand Registration.

            (a)   Each Holder shall have the right, subject to the terms of this Agreement and to the Purchase Agreement, to require the Company to register for offer and sale under the Securities Act all or a portion of the Registrable Securities then owned by such Holder subject to the requirements and limitations in this Section 5.1. In order to exercise such right, the Holder (the "Demanding Holder") must give written notice to the Company (a "Demand Notice") requesting that the Company register under the Securities Act the offer and sale of Registrable Securities (i) having a market value on the date the Demand Notice is received (the "Demand Date") of at least $500 million based on the then prevailing market price, or (ii) representing at least 7.5% of the outstanding Common Stock (on a fully diluted basis). Upon receipt of the Demand Notice, the Company shall (i) prepare and file with the Commission as soon as practicable and in no event later than 90 days after the Demand Date a Demand Registration Statement relating to the offer and sale of the Applicable Securities on any available form agreed to by the Demanding Holder and the Company for which the Company then qualifies (which may include a "shelf" Registration Statement under Rule 415 promulgated under the Securities Act solely for use in connection with delayed underwritten offerings under Rule 415 promulgated under the Securities Act) and (ii) use reasonable efforts to cause such Demand Registration Statement to be declared effective under the Securities Act as promptly as practicable. The Company shall use reasonable efforts to have each Demand Registration Statement remain effective until the earlier of (i) one year (in the case of a shelf Demand Registration Statement) or 60 days (in the case of any other

    Demand Registration Statement) from the Effective Time of such Registration Statement and (ii) such time as all of the Applicable Securities have been disposed of by the Electing Holders. Notwithstanding the foregoing, it is understood and agreed the provisions of this Section 5.1(a) shall not apply to the Market Offering Registration Statements.

            (b)   The Company shall have the right to postpone (or, if necessary or advisable, withdraw) the filing, or to delay the effectiveness, of a Registration Statement or offers and sales of Applicable Securities registered under a shelf Demand Registration Statement or otherwise suspend the use of any Prospectus if a majority of the Independent Directors of the Company determines in good faith that the sale of Registrable Securities covered by such Registration Statement (i) would interfere with any pending financing, acquisition, corporate reorganization or other corporate transaction involving the Company or any of its Subsidiaries, (ii) would require disclosure of any event or condition that such directors determine would be disadvantageous for the Company to disclose and which the Company is not otherwise required to disclose at such time, or (iii) would otherwise be materially detrimental to the Company and its Subsidiaries, taken as a whole, and furnishes to the Electing Holders a copy of a resolution of the Independent Directors setting forth such determination; provided, however, that no single postponement shall exceed 120 days in the aggregate. The Company shall advise the Electing Holders of any such determination as promptly as practicable.

            (c)   Notwithstanding anything in this Section 5.1, the Company shall not be obligated to take any action under this Section 5.1:

                (i)  with respect to more than four (4) Demand Registrations (provided that the Market Offering Registration Statements shall not constitute Demand Registrations for purposes of this Section 5.1(c)(i)) relating to underwritten offerings which have become effective (or as otherwise provided in Section 5.1(e)) and which covered all the Registrable Securities requested by the Demanding Holder to be included therein; or

               (ii)  with respect to more than two (2) Demand Registration Statements which have become and remained effective (or as otherwise provided in Section 5.1(e)) as required by this Agreement in a twenty-four month period.

            (d)   Other than with respect to the Market Offering Registration Statements, the Company may include in any Registration requested pursuant to Section 5.1(a) hereof other securities for sale for its own account or for the account of another Person, subject to the following sentence. In connection with an underwritten offering, if the managing underwriter advises the Company and the Electing Holders that in its good faith view the number of securities requested to be registered exceeds the maximum number which can be sold in such offering without materially adversely affecting the pricing, timing or likely success of the offering (with respect to any offering, the "Maximum Number"), the Company shall include such Maximum Number in such Registration Statement as follows: (i) first, the Applicable Securities requested to be registered by the Demanding Holder, (ii) second, the Applicable Securities requested to be included by any other Electing Holders, if any, (iii) third, any securities proposed to be included by the Company and (iv) fourth, any other securities requested to be included in such Registration Statement. For purposes of this Agreement, an "underwritten offering" shall be an offering pursuant to which securities are sold to a broker-dealer or other financial institution or group thereof for resale by them to investors.

            (e)   Other than with respect to any Marketing Offering Registration Statement, the Demanding Holder shall have the right to withdraw its Demand Notice (in which case such Demand Notice shall be deemed never to have been given for purposes of Section 5.1(a) or Section 5.1(c)) (i) at any time prior to the time the Demand Registration Statement has been declared or becomes effective if the Demanding Holder reimburses the Company for the reasonable out-of-pocket expenses incurred by it prior to such withdrawal in effecting such Registration, (ii) upon the issuance by the Commission or any court or other governmental agency or authority of a stop order, injunction or other order which prohibits or interferes with such Registration, (iii) if the conditions to closing specified in the purchase agreement or underwriting agreement entered into in connection with such registration are not satisfied other than as a result of default by the Demanding Holder, or (iv) if the Company exercises any of its rights under Section 5.1(b) of this Agreement. If the Holders withdraw a Demand Notice pursuant to this Section 5.1(e) and the Company nevertheless decides to continue with the Registration as to securities other than the Applicable Securities, then the Holders shall be entitled to participate in such Registration pursuant to Section 5.2 hereof, but in such case the Intended Offering Notice must be given to the Holders at least 10 business days prior to the anticipated filing date of the Registration Statement and the Holders shall be required to give the Piggyback Notice no later than five business days after the Company's delivery of such Intended Offering Notice.

            (f)    If any Registration pursuant to this Section 5.1 (other than any Market Offering Registration) shall relate to an underwritten offering, each of the Demanding Holder and the Company shall select one or more joint lead managing underwriters reasonably acceptable to the other party, which consent shall not be unreasonably withheld, conditioned or delayed, and the right of any other Holder to participate therein shall be conditioned upon such Holder's participation in the underwriting agreements and arrangements required by this Agreement. If any Market Offering Registration pursuant to this Section 5.1 shall relate to an underwritten offering, the Demanding Holder shall select one or more lead managing underwriters reasonably acceptable to the Company, which consent shall not be unreasonably withheld, conditioned or delayed, and no other Holder shall have the right to participate in such offering.

            (g)   For purposes of this Section 5, with respect to any Registration in connection with a Market Offering Registration Statement, the terms "Demanding Holder" and "Electing Holder" shall be deemed references to Vivendi. Notwithstanding anything in this Agreement to the contrary, the rights of the Holders under Sections 5.1 and 5.2 shall be suspended, and any sales by the Holders under Registrations shall be prohibited, during the First Lockup Period and the Second Lockup Period (each as defined in the Purchase Agreement), other than with respect to the filing of Market Offering Registration Statements. The parties hereby agree that the Company may designate an existing effective registration statement of the Company, including any Market Offering Registration Statement, as the Demand Offering Registration Statement in satisfaction of the Company's obligations under Section 5.1(a).

          5.2.    Piggyback Registrations.

            (a)   If at any time the Company intends to file on its behalf or on behalf of any holder of its securities a Registration Statement under the Securities Act in connection with a public offering of any securities of the Company (other than a registration statement on Form S-8 or Form S-4 or their successor forms), then the Company shall give written notice of such intention (an "Intended Offering Notice") to Vivendi and to each other Holder (provided the Company shall not be obligated to provide an Intended Offering Notice to any person (other than Vivendi and its Controlled Affiliates) unless Vivendi or one of its Controlled Affiliates has provided written notice to the Company that such other person qualifies as a "Holder" as provided in this Agreement) at least 10 business days prior to the date such Registration Statement is filed. Such Intended Offering Notice shall offer to include in such Registration Statement for offer to the public the number or amount of Registrable Securities as each such notified Holder may request, subject to the conditions set forth herein, and shall specify, to the extent then known, the number and class of securities proposed to be registered, the proposed date of filing of such Registration Statement, any proposed means of distribution of such securities, and any proposed managing underwriter or underwriters of such securities. Any Holder that elects to have its Registrable Securities offered and sold pursuant to such Registration Statement shall so advise the Company in writing (such written notice from any such Holder being a "Piggyback Notice") not later than seven business days after the date on which such Holder received the Intended Offering Notice, setting forth the number of Registrable Securities that such Holder desires to have offered and sold pursuant to such Registration Statement. Upon the request of the Company, the Electing Holders shall enter into such underwriting, custody and other agreements as shall be customary in connection with registered secondary offerings or necessary or appropriate in connection with the offering. Each Holder shall be permitted to withdraw all or part of its Applicable Securities from any Registration pursuant to this Section 5.2 at any time prior to the sale thereof (or, if applicable, the entry into a binding agreement for such sale). If any Registration pursuant to this Section 5.2 shall relate to an underwritten offering, the right of any Holder to participate therein shall be conditioned upon such Holder's participation in the underwriting agreements and arrangements required by this Agreement.

            (b)   In connection with an underwritten offering initiated by the Company for its own account, if the managing underwriter or underwriters advise the Company that in its or their good faith view the number of securities proposed to be registered exceeds the Maximum Number with respect to such offering, the Company shall include in such Registration such Maximum Number as follows: (i) first, the securities that the Company proposes to sell, and (ii) second, the Applicable Securities requested to be included in such Registration pro rata among the Electing Holders and such other holders of securities of the Company who have requested that their securities be included in such underwritten offering and who hold contractual registration rights with respect to such securities, based on the respective amount of Applicable Securities owned by them. In connection with an underwritten offering initiated by holders of securities of the Company (other than the Holders) who have requested that their securities be included in such underwritten offering and who hold contractual registration rights with respect to such securities, if the managing underwriter or underwriters advise the Company that in its or their good faith view the number of securities proposed to be registered exceeds the Maximum Number with respect to such offering, the Company shall include in such Registration such Maximum Number as follows: (i) first, the securities that holders of securities of the Company (other than the Holders) who have requested that their securities be included in such underwritten offering and who hold contractual registration rights with respect to such securities propose to sell, (ii) second, the Applicable Securities requested to be included in such Registration pro rata among the Electing Holders, based on the respective amount of Applicable Securities owned by them and (iii) third, the securities that the Company proposes to sell.

            (c)   The rights of the Holders pursuant to Section 5.1 hereof and this Section 5.2 are cumulative, and the exercise of rights under one such Section shall not exclude the subsequent exercise of rights under the other such Section (except to the extent expressly provided otherwise herein). Notwithstanding anything herein to the contrary, the Company may abandon and/or withdraw any registration as to which rights under Section 5.2 may exist (or have been exercised) at any time and for any reason without liability hereunder. In such event, the Company shall notify each Holder that has delivered a Piggyback Notice to participate therein. No Registration of Registrable Securities effected pursuant to a request under this Section 5.2 shall be deemed to be, or shall relieve the Company of its obligation to effect, a Registration upon request under Section 5.1 hereof. The Company may enter into other registration rights agreements; provided, however, that the rights and benefits of a holder of securities of the Company with respect to registration of such securities as contained in any such other agreement shall not be inconsistent with, or adversely affect, the rights and benefits of holders of Registrable Securities as contained in this Agreement.

          5.3.    Registration Procedures.    In connection with a Registration Statement, the following provisions shall apply:

            (a)   Each Electing Holder shall in a timely manner (i) deliver to the Company and its counsel a duly completed copy of any form of notice and questionnaire reasonably requested by the Company and (ii) provide the Company and its counsel with such other information as to itself as may be reasonably requested by the Company in connection with the Company's obligations under federal and state securities laws.

            (b)   The Company shall furnish to each Electing Holder, prior to the Effective Time, a copy of the Registration Statement initially filed with the Commission, and shall furnish to such Electing Holders copies of each amendment thereto and each amendment or supplement, if any, to the Prospectus included therein.

            (c)   The Company shall promptly take such action as may be reasonably necessary so that (i) each of the Registration Statement and any amendment thereto and the Prospectus forming part thereof and any amendment or supplement thereto (and each report or other document incorporated therein by reference in each case), when it becomes effective, complies in all material respects with the Securities Act and the Exchange Act and the respective rules and regulations thereunder, (ii) each of the Registration Statement and any amendment thereto does not, when it becomes effective, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading and (iii) each of the Prospectus forming part of the Registration Statement, and any amendment or supplement to such Prospectus, does not at any time during the period during which the Company is required to keep a Registration Statement continuously effective under Section 5.1(a) (other than any period during which it is entitled and elects to postpone offers and sales under Section 5.1(b) (each, a "Postponement Period")) include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

            (d)   The Company shall, promptly upon learning thereof, advise each Electing Holder, and shall confirm such advice in writing if so requested by any such Electing Holder:

                (i)  when the Registration Statement and any amendment thereto has been filed with the Commission and when the Registration Statement or any post-effective amendment thereto has become effective;

               (ii)  of any request by the Commission for amendments or supplements to the Registration Statement or the Prospectus included therein or for additional information;

              (iii)  of the issuance by the Commission of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for such purpose;

              (iv)  of the receipt by the Company of any notification with respect to the suspension of the qualification of the securities included in the Registration Statement for sale in any jurisdiction or the initiation of any proceeding for such purpose;

               (v)  following the effectiveness of any Registration Statement, of the happening of any event or the existence of any state of facts that requires the making of any changes in the Registration Statement or the Prospectus included therein so that, as of such date, such Registration Statement and Prospectus do not contain an untrue statement of a material fact and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of the Prospectus, in light of the circumstances under which they were made) not misleading (which advice shall be accompanied by an instruction to such Electing Holders to suspend the use of the Prospectus until the requisite changes have been made which instruction such Electing Holders agree to follow); and

              (vi)  if at any time any of the representations and warranties of the Company contemplated by paragraph (l) below cease to be true and correct or will not be true and correct as of the closing date for the offering.

            (e)   The Company shall use its commercially reasonable efforts to prevent the issuance, and if issued to obtain the withdrawal, of any order suspending the effectiveness of the Registration Statement at the earliest possible time.

            (f)    The Company shall furnish to each Electing Holder, without charge, at least one copy of the Registration Statement and all post-effective amendments thereto, including financial statements and schedules, and, if such Electing Holder so requests in writing, all reports, other documents and exhibits that are filed with or incorporated by reference in the Registration Statement.

            (g)   The Company shall, (i) during the period during that the Company is required to keep a Registration Statement continuously effective under Section 5.1(a) or, (ii) with respect to the Market Offering Registration Statements, during the period during that the Company is required to keep such Market Offering Registration Statement continuously effective pursuant to the terms of the Purchase Agreement, or (iii) during the period during which the Company elects to keep a Registration Statement continuously effective under Section 5.2(a), deliver to each Electing Holder and any managing underwriter or agent, without charge, as many copies of the Prospectus (including each preliminary Prospectus) included in the Registration Statement and any amendment or supplement thereto and other documents as they may reasonably request to facilitate the distribution of the Registrable Securities; and the Company consents (except during the continuance of any event described in Section 5.3(d)(v) hereof) to the use of the Prospectus, with any amendment or supplement thereto, by each of the Electing Holders and any managing underwriter or agent in connection with the offering and sale of the Applicable Securities covered by the Prospectus and any amendment or supplement thereto during such period.

            (h)   Prior to any offering of Applicable Securities pursuant to the Registration Statement, the Company shall (i) use reasonable efforts to cooperate with the Electing Holders and their respective counsel in connection with the registration or qualification of such Applicable Securities for offer and sale under any applicable securities or "blue sky" laws of such jurisdictions within the United States as any Electing Holder may reasonably request, (ii) use reasonable efforts to keep such registrations or qualifications in effect and comply with such laws so as to permit the continuance of offers and sales in such jurisdictions for the period during which the Company is required to keep a Registration Statement continuously effective under Section 5.1(a) or elects to keep effective under Section 5.2(a) and (iii) take any and all other actions reasonably requested by an Electing Holder which are necessary or advisable to enable the disposition in such jurisdictions of such Applicable Securities; provided, however, that nothing contained in this Section 5.3(h) shall require the Company to (A) qualify as a foreign corporation or as a dealer in securities in any jurisdiction where it would not otherwise be required to qualify but for this Section 5.3(h) or (B) take any action which would subject it to general service of process or taxation in any such jurisdiction if it is not then so subject.

            (i)    The Company shall, if requested by the Electing Holders, use commercially reasonable efforts to cause all such Applicable Securities to be sold pursuant to the Registration Statement to be listed on any securities exchange or automated quotation service on which securities of the Company are listed or quoted.

            (j)    The Company shall cooperate with the Electing Holders to facilitate the timely preparation and delivery of certificates representing Applicable Securities to be sold pursuant to the Registration Statement, which certificates shall comply with the requirements of any securities exchange or automated quotation service on which any securities of the Company are listed and quoted, and which certificates shall be free of any restrictive legends and in such permitted denominations and registered in such names as Electing Holders or any managing underwriter or agent may request in connection with the sale of Applicable Securities pursuant to the Registration Statement.

            (k)   Upon the occurrence of any fact or event contemplated by Section 5.3(d)(v) hereof, the Company shall promptly prepare a post-effective amendment or supplement to the Registration Statement or the Prospectus, or any document incorporated therein by reference, or file any other required document so that, after such amendment or supplement, such Registration Statement and Prospectus do not contain an untrue statement of a material fact and do not omit to state a material fact required to be stated therein or necessary to make the statements therein (in the case of the Prospectus, in light of the circumstances under which they were made) not misleading; provided, however, that the Company shall not be required to take any such action during a Postponement Period (but it shall promptly thereafter). In the event that the Company notifies the Electing Holders of the occurrence of any fact or event contemplated by Section 5.3(d)(v) hereof, each Electing Holder agrees, as a condition of the inclusion of any of such Electing Holder's Applicable Securities in the Registration Statement, to suspend the use of the Prospectus until the requisite changes to the Prospectus have been made.

            (l)    The Company shall, together with all Electing Holders, enter into such customary agreements (including an underwriting agreement in customary form in the event of an underwritten offering) and take all other reasonable and appropriate action in order to expedite and facilitate the registration and disposition of the Registrable Securities, and in connection therewith, if an underwriting agreement is entered into, cause the same to contain indemnification provisions and procedures substantially similar to those set forth in Section 5.5 hereof with respect to all parties to be indemnified pursuant to Section 5.5 hereof. In addition, in such agreements, the Company will make such representations and warranties to the Electing Holder(s) and the underwriters or agents, if any, in form, substance and scope as are customarily made by issuers in primary equity offerings. The Electing Holder(s) shall be party to such agreements and may, at their option, require that any or all of the representations and warranties by, and the other agreements on the part of, the Company to and for the benefit of such underwriters shall also be made to and for the benefit of the Electing Holders to the extent applicable. No Electing Holder shall be required to make any representations or warranties to or agreements with the Company or the underwriters or agents, other than representations, warranties or agreements relating to such Electing Holder of its Affiliates, its Registrable Securities (including ownership and title) and its intended method of distribution or any other representations required by law or reasonably requested by the underwriters in light of the Electing Holders then current ownership and representation on the Company's board of directors.

            (m)  If requested by the managing underwriter in any underwritten offering (including in connection with any underwritten offering pursuant to either of the Market Offering Registration Statements), the Company and each Holder (whether or not an Electing Holder) will agree to such limitations on sale, transfer, short sale, hedging, option, swap and other transactions relating to any securities of the Company or convertible or exchangeable for securities of the Company (including any sales under Rule 144 of the Securities Act), and public announcements relating to the foregoing as are then customary in underwriting agreements for registered underwritten offerings; provided, however, that such limitations shall not continue beyond the 90th day after the effective date of the Registration Statement in question or, if later, the commencement of the public distribution of securities to the extent timely notified in writing by the managing underwriters.

            (n)   The Company shall use commercially reasonable efforts to:

                (i)  (A) make reasonably available for inspection by Electing Holders, any underwriter participating in any disposition pursuant to the Registration Statement, and any attorney, accountant or other professional retained by such Holders or any such underwriter all relevant financial and other records, pertinent corporate documents and properties of the Company and its subsidiaries, and (B) cause the Company's officers, directors and employees to participate in road shows or other customary marketing activities and to supply all information reasonably requested by such Electing Holders or any such underwriter, attorney, accountant or professional in connection with the Registration Statement as is customary for similar due diligence examinations; provided, however, that all records, information and documents that are designated by the Company, in good faith, as confidential shall be kept confidential by such Holders and any such underwriter, attorney, accountant or agent, unless such disclosure is required in connection with a court proceeding after such advance notice to the Company (to the extent practicable in the circumstances) so as to permit the Company to contest the same, or required by law, or such records, information or documents become available to the public generally or through a third party without an accompanying obligation of confidentiality; and provided, further that, the foregoing inspection and information gathering shall, to the greatest extent possible, be coordinated on behalf of the Electing Holders and the other parties entitled thereto by one counsel designated by and on behalf of the Electing Holders and such other parties;

               (ii)  in connection with any underwritten offering, obtain opinions of counsel to the Company (which counsel and opinions (in form, scope and substance) shall be reasonably satisfactory to the underwriters) addressed to the underwriters, covering the matters customarily covered in opinions requested in secondary underwritten offerings of equity securities, to the extent reasonably required by the applicable underwriting agreement;

              (iii)  in connection with any underwritten offering, obtain "cold comfort" letters and updates thereof from the independent public accountants of the Company (and, if necessary, from the independent public accountants of any Subsidiary of the Company or of any business acquired by the Company for which financial statements and financial data are, or are required to be, included in the Registration Statement), addressed to each Electing Holder participating in such underwritten offering (if such Electing Holder has provided such letter, representations or documentation, if any, required for such cold comfort letter to be so addressed) and the underwriters, in customary form and covering matters of the type customarily covered in "cold comfort" letters in connection with secondary underwritten offerings of equity securities;

              (iv)  in connection with any underwritten offering, deliver such documents and certificates as may be reasonably requested by any Electing Holders participating in such underwritten offering and the underwriters, if any, including, without limitation, certificates to evidence compliance with any conditions contained in the underwriting agreement or other agreements entered into by the Company; and

               (v)  use its best efforts to comply with all applicable rules and regulations of the Commission and make generally available to its security holders, as soon as reasonably practicable (but not more than fifteen months) after the effective date of the Registration Statement, an earnings statement satisfying the provisions of Section 11(a) of the Securities Act and the rules and regulations promulgated thereunder.

            (o)   Not later than the effective date of the applicable Registration Statement, the Company shall provide a CUSIP number for all Registrable Securities and provide the applicable transfer agent with printed certificates for the Registrable Securities which are in a form eligible for deposit with The Depository Trust Company.

            (p)   The Company shall cooperate with each Electing Holder and each underwriter or agent participating in the disposition of such Registrable Securities and their respective counsel in connection with any filings required to be made with the NASD.

            (q)   As promptly as practicable after filing with the Commission of any document which is incorporated by reference into the Registration Statement or the Prospectus, the Company shall provide copies of such document to counsel for each Electing Holder and to the managing underwriters and agents, if any.

            (r)   The Company shall provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by such Registration Statement from and after a date not later than the effective date of such Registration Statement.

            (s)   With respect to the Registrations in connection with the Market Offering Registration Statements, all uses of the words "commercially reasonable efforts" in this Section 5.3 shall be deemed replaced with the words "reasonable best efforts."

            (t)    The Company shall use reasonable best efforts to take all other steps necessary to effect the timely registration, offering and sale of the Applicable Securities covered by the Registration Statements contemplated hereby.

          5.4.    Registration Expenses.    The Company shall bear all of the Registration Expenses and all other expenses incurred by it in connection with the performance of its obligations under this Agreement. The Electing Holders shall bear all other expenses relating to any Registration or sale in which such Electing Holders participate, including without limitation the fees and expenses of counsel to such Electing Holders and any applicable underwriting discounts, fees or commissions.

          5.5.    Indemnification and Contribution.

            (a)   Upon the Registration of Applicable Securities, the Company shall indemnify and hold harmless each Electing Holder and each underwriter, selling agent or other securities professional, if any, which facilitates the disposition of Applicable Securities, and each of their respective officers and directors and each person who controls such Electing Holder, underwriter, selling agent or other securities professional within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (each such Person, an "Indemnified Person") against any losses, claims, damages or liabilities, joint or several, to which such Indemnified Person may become subject under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in any Registration Statement under which such Applicable Securities are to be registered under the Securities Act, or any Prospectus contained therein, or any amendment or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and the Company hereby agrees to reimburse such Indemnified Person for any reasonable and documented legal or other expenses reasonably incurred by them in connection with investigating or defending any such action or claim as such expenses are incurred; provided, however, that the Company shall not be liable to any such Indemnified Person in any such case to the extent that any such loss, claim, damage, liability or expense arises out of or is based upon an untrue statement or alleged untrue statement or omission or alleged omission made in such Registration Statement or Prospectus, or amendment or supplement, in reliance upon and in conformity with written information furnished to the Company by such Indemnified Person or its agent expressly for use therein; and provided, further, that the Company shall not be liable to the extent that any loss, claim, damage, liability (or action or proceeding in respect thereof) or expense arises out of or is based upon the use of any Prospectus after such time as the Company has advised the Electing Holder in writing that a post-effective amendment or supplement thereto is required, except such Prospectus as so amended or supplemented.

            (b)   Each Electing Holder agrees, as a consequence of the inclusion of any of such Holder's Applicable Securities in such Registration Statement, and shall cause each underwriter, selling agent or other securities professional, if any, which facilitates the disposition of Applicable Securities to agree, as a consequence of facilitating such disposition of Applicable Securities, severally and not jointly, to indemnify and hold harmless the Company, its directors and officers and each person, if any, who controls the Company within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, against any losses, claims, damages or liabilities to which the Company or such other persons may become subject, under the Securities Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon an untrue statement or alleged untrue statement of a material fact contained in such Registration Statement or Prospectus, or any amendment or supplement, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company by such Holder, underwriter, selling agent or other securities professional, as applicable, expressly for use therein; provided, however, that notwithstanding anything herein to the contrary the maximum aggregate amount that any Electing Holder shall be required to pay pursuant to this Section 5.5 in respect of any Registration shall be the net proceeds received or to be received by such Electing Holder from sales of Registrable Securities pursuant to such Registration.

            (c)   Promptly after receipt by any Person entitled to indemnity under Section 5.5(a) or (b) hereof (an "Indemnitee") of any notice of the commencement of any action or claim, such Indemnitee shall, if a claim in respect thereof is to be made against any other person under this Section 5.5 (an "Indemnitor"), notify such Indemnitor in writing of the commencement thereof, but the omission so to notify the Indemnitor shall not relieve it from any liability which it may have to any Indemnitee except to the extent the Indemnitor is actually prejudiced thereby. In case any such action shall be brought against any Indemnitee and it shall notify an Indemnitor of the commencement thereof, such Indemnitor shall be entitled to participate therein and, to the extent that it shall wish, jointly with any other Indemnitor similarly notified, to assume the defense thereof with counsel reasonably satisfactory to such Indemnitee (which shall not be counsel to the Indemnitor without the consent of the Indemnitee, such consent not to be unreasonably withheld, conditioned or delayed). After notice from the Indemnitor to such Indemnitee of its election so to assume the defense thereof, such Indemnitor shall not be liable to such Indemnitee under this Section 5.5 or otherwise for any legal expenses of other counsel or any other expenses, in each case subsequently incurred by such Indemnitee, in connection with the defense thereof (other than reasonable costs of investigation) unless the Indemnitee shall have been advised by counsel that representation of the Indemnitee by counsel provided by the Indemnitor would be inappropriate due to actual or potential conflicting interests between the Indemnitee and the Indemnitor, including situations in which there are one or more legal defenses available to the Indemnitee that are different from or additional to those available to Indemnitor; provided, however, that the Indemnitor shall not, in connection with any one such action or separate but substantially similar actions arising out of the same general allegations, be liable for the fees and expenses of more than one separate counsel at any time for all

    Indemnitees, except to the extent that local counsel, in addition to their regular counsel, is required in order to effectively defend against such action. No Indemnitor shall, without the written consent of the Indemnitee, effect the settlement or compromise of, or consent to the entry of any judgment with respect to, any pending or threatened action or claim in respect of which indemnification or contribution may be sought hereunder (whether or not the Indemnitee is an actual or potential party to such action or claim) unless such settlement, compromise or judgment (i) includes an unconditional release of the Indemnitee from all liability arising out of such action or claim and (ii) does not include a statement as to, or an admission of, fault, culpability or a failure to act, by or on behalf of any Indemnitee. No indemnification shall be available in respect of any settlement of any action or claim effected by an Indemnitee without the prior written consent of the Indemnitor, which consent shall not be unreasonably withheld, conditioned or delayed.

            (d)   If the indemnification provided for in this Section 5.5 is unavailable or insufficient to hold harmless an Indemnitee under Section 5.5(a) or Section 5.5(b) hereof in respect of any losses, claims, damages or liabilities (or actions in respect thereof) referred to therein, then each Indemnitor shall contribute to the amount paid or payable by such Indemnitee as a result of such losses, claims, damages or liabilities (or actions in respect thereof) in such proportion as is appropriate to reflect the relative fault of the Indemnitor and the Indemnitee in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities (or actions in respect thereof), as well as any other relevant equitable considerations. The relative fault of such Indemnitor and Indemnitee shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact relates to information supplied by such Indemnitor or by such Indemnitee, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 5.5(d) were determined solely by pro rata allocation (even if the Electing Holders or any underwriters, selling agents or other securities professionals or all of them were treated as one entity for such purpose) or by any other method of allocation which does not take account of the considerations referred to in this Section 5.5(d). The amount paid or payable by an Indemnitee as a result of the losses, claims, damages or liabilities (or actions in respect thereof) referred to above shall be deemed to include any legal or other fees or expenses reasonably incurred by such Indemnitee in connection with investigating or defending any such action or claim. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The obligations of the Electing Holders and any underwriters, selling agents or other securities professionals in this Section 5.5(d) to contribute shall be several in proportion to the percentage of Applicable Securities registered or underwritten, as the case may be, by them and not joint.

        6.    Intentionally Omitted.

        7.    Intentionally Omitted.

        8.    Specific Performance.     Each party hereto acknowledges that it will be impossible to measure in money the damages to the other parties if a party hereto fails to comply with any of the obligations imposed by this Agreement, that every such obligation is material and that, in the event of any such failure, the other parties will not have an adequate remedy at law or in damages. Accordingly, each party hereto agrees that injunctive relief or any other equitable remedy, in addition to remedies at law or in damages, is the appropriate remedy for any such failure and will not oppose the granting of such relief on the basis that the other party has an adequate remedy at law or in damages. Each party hereto agrees that it will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with any other party's seeking or obtaining such equitable relief.

        9.    Successors and Assigns.     This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the parties hereto and their respective successors, assigns, heirs and devises, as applicable; and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement. This Agreement shall not be assignable without the written consent of the other party hereto, except that Vivendi may assign, in its sole discretion, all or any of its rights, interests and obligations hereunder (other than under Section 3) to any of its Controlled Affiliates and its rights and obligations under Section 5 to any Holder in connection with the transfer to such Holder of Registrable Securities; provided that such Controlled Affiliates or other Holders, as the case may be, execute a counterpart to this Agreement concurrent with such assignment and, provided, further, that Vivendi shall be responsible if any its Controlled Affiliates do not fulfill their obligations hereunder.

        10.    Termination.     This Agreement will terminate automatically, without any action on the part of any party hereto, upon the occurrence of a Termination Event; provided, however, that the following provisions shall survive the termination of this Agreement in accordance with their terms: Section 3, Section 4, Section 5 (solely to the extent applicable to the Market Offering Registration Statements and with respect to Section 5.5), Section 12, Section 13, Section 14 and Section 18. The Company acknowledges and agrees that (i) as of the date hereof, after giving effect to the transactions contemplated by the Purchase Agreement, the Company's insider trading policy does not apply to Vivendi and its Controlled Affiliates and (ii) the Company will not amend its insider trading policy to increase the scope of its applicability to Vivendi and its Controlled Affiliates.

        11.    Entire Agreement.     This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof.

        12.    Governing Law.     This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Delaware, without regard to the conflicts of laws provisions thereof.

        13.    Jurisdiction; Waiver of Venue.     Each of the parties hereto, including its successors and permitted assigns, irrevocably agrees that any legal action or proceeding arising out of or related to this Agreement or for recognition and enforcement of any judgment in respect hereof brought by any other party hereto or its successors or assigns may be brought and determined in the Court of Chancery in and for New Castle County in the State of Delaware (or, if such court lacks jurisdiction, any appropriate state or federal court in New Castle County in the State of Delaware), and each of the parties hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such action or proceeding arising out of or relating to this Agreement and the transactions contemplated hereby (and agrees not to commence any action, suit or proceeding relating thereto except in such courts). Each of the parties agrees further to accept service of process in any manner permitted by such courts. Each of the parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any action or proceeding arising out of or related to this Agreement or the transactions contemplated hereby, (i) any claim that it is not personally subject to the jurisdiction of the above-named courts for any reason other than the failure lawfully to serve process, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise), (iii) to the fullest extent permitted by law, that (A) the suit, action or proceeding in any such court is brought in an inconvenient forum, (B) the venue of such suit, action or proceeding is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts and (iv) any right to a trial by jury.

        14.    Notices.     All notices and other communications hereunder shall be in writing and shall be deemed to have been duly given or made by a party hereto only upon receipt by the receiving party at the following addresses (if mailed) or the following telecopy numbers (if delivered by facsimile), or at such other address or telecopy number for a party as shall be specified by like notice:

(a)	if to Vivendi or VGAC LLC, to
Vivendi, S.A. 42 avenue de Friedland 75008 Paris, France
	Attention:	Frédéric Crépin Philippe Capron
	Fax:	+33 1 71 71 3150 (Crépin) +33 1 71 71 3166 (Capron)
	Email:	frederic.crepin@vivendi.com philippe.capron@vivendi.com
with a copy (which shall not constitute notice) to:
Gibson, Dunn & Crutcher LLP 2029 Century Park East Los Angeles, California 90067
	Attention:	Ruth Fisher Mark Lahive
	Fax:	(310) 551-8741
	Email:	Rfisher@gibsondunn.com Mlahive@gibsondunn.com
(b)	if to the Company, to
Activision Blizzard, Inc. 3100 Ocean Park Boulevard Santa Monica, California 90405
	Attention:	Chief Legal Officer
	Fax:	(310) 255-2152
	Email:	chris.walther@activision.com
with copies (which shall not constitute notice) to:
Wachtell, Lipton, Rosen & Katz 51 West 52nd Street New York, New York 10019
	Attention:	Adam O. Emmerich DongJu Song
	Fax:	(212) 403-2000
	Email:	AOEmmerich@wlrk.com DSong@wlrk.com
and
Skadden, Arps, Slate, Meagher & Flom LLP Four Times Square New York, New York 10036-6522
	Attention:	Peter A. Atkins Neil P. Stronski
	Fax:	(212) 735-2000
	Email:	peter.atkins@skadden.com neil.stronski@skadden.com

        15.    Severability.     This Agreement shall be deemed severable; the invalidity or unenforceability of any term or provision of this Agreement shall not affect the validity or enforceability of the balance of this Agreement or of any other term hereof, which shall remain in full force and effect. If any of the provisions hereof are determined to be invalid or unenforceable, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible.

        16.    Waiver.     The parties hereto may, to the extent permitted by applicable Law, subject to Section 18 hereof, (a) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto or (b) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such waiver shall be valid only if set forth in a written instrument signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

        17.    Modification.     No supplement, modification or amendment of this Agreement will be binding unless made in a written instrument that is signed by all of the parties hereto and that specifically refers to this Agreement.

        18.    Enforcement of Company Rights.     Each of the Parties hereto acknowledges and agrees that the Independent Directors of the Company shall have the sole and exclusive right to control (acting by a majority vote of such Independent Directors) (i) the granting of all approvals, consents or waivers by the Company hereunder, (ii) the giving of all notices by the Company hereunder, (iii) the approval (or disapproval) of the Company's entry into any amendment or supplement to this Agreement, or (iv) the Company's exercise of its rights and remedies hereunder vis-à-vis Vivendi.

        19.    Counterparts.     This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when such counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

        20.    Headings.     All Section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

[Signature Page Follows]

        IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first written above.

VIVENDI S.A.
By:
Name:
Title:

VGAC LLC
By:
Name:
Title:

VIVENDI GAMES, INC.
By:
Name:
Title:

ACTIVISION BLIZZARD, INC.
By:
Name:
Title:

        [Signature Page to Amended and Restated Investor Agreement]

EXHIBIT D

        FORM OF

STOCKHOLDERS AGREEMENT

dated as of [            ], 2013

by and among

Activision Blizzard, Inc.,

ASAC II LP

and, for the limited purposes set forth in Section 3.01(c) and Section 3.07,

Robert A. Kotick

And

Brian G. Kelly

        STOCKHOLDERS AGREEMENT, dated as of [    ], 2013 (this "Agreement"), by and among Activision Blizzard, Inc., a Delaware corporation (the "Company"), ASAC II LP, an exempted limited partnership organized under the laws of the Cayman Islands ("Stockholder"), and, for the limited purposes set forth in Section 3.01(c) and Section 3.07, Robert A. Kotick and Brian G. Kelly.

RECITALS

        WHEREAS, each of Stockholder, Vivendi, S.A. ("Seller"), and the Company are party to that certain Stock Purchase Agreement (the "Purchase Agreement"), dated as of July 25, 2013;

        WHEREAS, pursuant to the Purchase Agreement, Stockholder has agreed to acquire, as of the date of this Agreement and at the closing of the transactions contemplated by the Purchase Agreement (the "Closing"), 171,968,042 shares of Common Stock from Seller and its controlled affiliates (the "Shares");

        WHEREAS, the execution and delivery of this Agreement is a condition to the obligations of the parties to consummate the transactions contemplated by the Purchase Agreement; and

        WHEREAS, each of the parties hereto desires to enter into this Agreement in order to establish certain rights, restrictions and obligations of Stockholder, as well as to set forth certain corporate governance, liquidity and other arrangements relating to the Company and the Shares.

        NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, intending to be legally bound, the parties agree as follows:

ARTICLE I

DEFINITIONS

        Section 1.01.    Definitions.     As used in and for purposes of this Agreement, the following terms have the following meanings:

          "Affiliate" of any person means those other persons that, directly or indirectly, control, are controlled by or are under common control with such person; for purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" or "under common control with"), as applied to any person, means the possession, directly or indirectly, of (i) ownership or control of, or power to vote, 25 percent or more of the outstanding shares of any class of voting securities of such person or (ii) control, in any manner, over the election of a majority of the directors, trustees or general partners (or individuals exercising similar functions) of such person; provided, however, that, for purposes of this Agreement, Stockholder and its Affiliates shall not be deemed an Affiliate of the Company or any of its Subsidiaries, or vice versa, and none of the Company or its Subsidiaries shall be deemed an Affiliate of Seller, or vice versa, and provided, further, that any general partner of Stockholder shall be deemed an Affiliate of Stockholder.

          "Agreement" has the meaning set forth in the Preamble.

          "Automatic Shelf Registration Statement" means an "automatic shelf registration statement" as defined in Rule 405 promulgated under the Securities Act.

          "beneficial owner" and words of similar import have the meaning assigned to such terms in Rule 13d-3 promulgated under the Exchange Act as in effect on the date of this Agreement. The term "beneficially own" has a meaning correlative to the foregoing.

          "Board of Directors" means, with respect to any person, the board of directors, board of managers, supervisory board and executive board, managing member(s), managers or such other similar governing body or group, as applicable, established pursuant to the charter, constitution, articles or articles of incorporation and by-laws of a corporation or banking organization, the certificate of partnership and partnership agreement of a general or limited partnership, the certificate of formation and limited liability company agreement of a limited liability company, the trust agreement of a trust or the comparable documents of other entities of such person.

          "Business Day" means any day other than a Saturday, Sunday or any other day on which commercial banks in New York, New York are authorized or required by law to close.

          "Closing" has the meaning set forth in the Recitals.

          "Closing Date" means the date on which the Closing occurs.

          "Common Stock" means, collectively, the common stock, par value $0.000001 per share, of the Company.

          "Company" has the meaning set forth in the Preamble.

          "Company Board" means the Board of Directors of the Company.

          "Davis" means each Investor that is an investment company registered under the Investment Company Act and advised by Davis Selected Advisers, L.P. or any of its Affiliates.

          "Delaware Court of Chancery" has the meaning set forth in Section 5.13.

          "Demand Notice" has the meaning set forth in Section 2.01(b)(i).

          "Demand Registration" has the meaning set forth in Section 2.01(b)(i).

          "Distribution Date" means the date on which Stockholder Transfers Shares to the Investors in accordance with Section 3.04.

          "Equity Interests" means any type of equity ownership in the Company or Right, including Common Stock or other stock or any similar security, or any interest entitling the holder thereof to participate in distributions, to vote for members of the Company Board, or otherwise granting or affording any other economic, voting or other rights, obligations, benefits or interests in, or attaching to or deriving from, such interests.

          "Exchange Act" means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

          "Fidelity" means each Investor that is an investment company registered under the Investment Company Act and advised by Fidelity Management & Research Co. or any of its Affiliates.

          "Freely Tradable" shall mean, with respect to any security, that such security (i) is eligible to be sold by the holder thereof, without the application of any volume or manner of sale restrictions, pursuant to Rule 144, (ii) bears no legends restricting the transfer thereof, and (iii) bears an unrestricted CUSIP number (if held in global form).

          "Governmental Entity" means any federal, state, local or foreign government, any transnational governmental organization or any court of competent jurisdiction, arbitral, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or any national securities exchange or national quotation system on which securities issued by the Company or any of its Subsidiaries are listed or quoted.

          "Holder" means either (a) Stockholder or (b) the Investors to whom Stockholder has Transferred Shares in accordance with Section 3.04, as applicable; it being understood that the Investors shall only have the obligations of Holder under Article II to the extent they participate in any registration and offering thereunder.

          "Indemnified Party" has the meaning set forth in Section 2.08(c).

          "Indemnified Persons" has the meaning set forth in Section 2.08(a).

          "Indemnifying Party" has the meaning set forth in Section 2.08(c).

          "Inspectors" has the meaning set forth in Section 2.04(a)(ix).

          "Investment Company Act" means the Investment Company Act of 1940, as amended, and the rules and regulations promulgated thereunder.

          "Investment Company Investors" means Davis and Fidelity.

          "Investor" means any person who beneficially owns, directly or indirectly, as of the date hereof, or at any time hereafter, a partnership interest in Stockholder (including, for the avoidance of doubt, any general partner of Stockholder), or in any successor to Stockholder.

          "Investor Termination Date" has the meaning set forth in Section 2.01(a)(ii).

          "Issuer FWP" means an "issuer free writing prospectus" as defined in Rule 433 under the Securities Act.

          "Law" means any law (including common law), treaty, statute, ordinance, code, rule, regulation, judgment, decree, order, writ, award, injunction, decree, directive, authorization or determination enacted, entered, promulgated, enforced or issued by any Governmental Entity.

          "Lock-Up End Date" means the date that is twelve months following the Closing Date.

          "Losses" means any and all losses, claims, damages, liabilities, obligations, costs and expenses (including as a result of any notices, actions, suits, proceedings, claims, demands, assessments, judgments, awards, costs, penalties, taxes and reasonable expenses, including reasonable attorneys' and other professionals' fees and disbursements).

          "Market Offering Registration Statements" shall mean the First Market Offering Registration Statement and the Second Market Offering Registration Statement, in each case as defined in the Purchase Agreement.

          "person" means any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, Governmental Entity or other entity of any kind or nature.

          "Piggyback Registration" has the meaning set forth in Section 2.02.

          "Prospectus" means the prospectus (including any preliminary prospectus, any final prospectus and any prospectus that discloses information previously omitted from a prospectus filed as part of an effective Registration Statement in reliance upon Rule 430A under the Securities Act) included in a Registration Statement, as amended or supplemented by any prospectus supplement with respect to the terms of the offering of any portion of the Registrable Securities covered by the Registration Statement and by all other amendments and supplements to the prospectus, including all material incorporated by reference in such prospectus and all documents filed after the date of such prospectus by the Company under the Exchange Act and incorporated by reference therein.

          "Purchase Agreement" has the meaning set forth in the Recitals.

          "Records" has the meaning set forth in Section 2.04(a)(ix).

          "Registrable Securities" means all Shares that are beneficially owned by Stockholder at any time or, following a Transfer of the Shares by Stockholder to the Investors in compliance with Section 3.04, any Investor; provided, however, that a Share shall cease to be a Registrable Security when (i) it has been effectively registered under the Securities Act and disposed of in accordance with the

  Registration Statement covering it, (ii) it is sold pursuant to Rule 144, or (iii) it has ceased to be outstanding.

          "Registration Rights Termination Date" means the Stockholder Termination Date or the Investor Termination Date, as applicable.

          "Registration Statement" means any registration statement filed by the Company with the SEC under the Securities Act pursuant to the provisions of this Agreement, including the Prospectus contained therein, any amendments and supplements to such registration statement, including post-effective amendments, and all exhibits and all material incorporated by reference in such registration statement.

          "Reporting Investment Company Investor" means such Investment Company Investor whose aggregate holdings of shares of Common Stock is reported on Form 13F under the Exchange Act.

          "Representatives" means, with respect to any person, such person's, or such person's Subsidiaries', directors, officers, employees, accountants, investment bankers, commercial bank lenders, attorneys and other advisors or representatives (including the employees or attorneys of such accountants, investment bankers, commercial bank lenders or attorneys).

          "Rights" means, with respect to any person, securities or obligations, directly or indirectly, convertible into or exercisable or exchangeable for, or giving any other person any right, directly or indirectly, to subscribe for or acquire, or any options, puts, calls or commitments relating, directly or indirectly, to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price, book or other value of, shares of capital stock, units or other equity interests of such first person, or which the first person or any of its Subsidiaries is or may become obligated to offer, issue, sell, purchase, return or redeem, or cause to be offered, issued, sold, purchased, returned or redeemed, any equity interests of such person or any of its Subsidiaries, whether pursuant to any security, obligation, right, instrument, agreement, contract, commitment, option, undertaking or other arrangement or understanding (including, for the avoidance of doubt, upon exercise of any options, warrants or convertible loans or securities), whether fixed or contingent and whether or not in writing.

          "Rule 144" means Rule 144 promulgated under the Securities Act or any similar rule or regulation hereafter adopted by the SEC having substantially the same effect as such rule.

          "Scheduled Black-out Period" means any regularly scheduled blackout period of the Company or any other trading blackout declared by the Company pursuant to its insider trading policies and procedures.

          "SEC" means the U.S. Securities and Exchange Commission.

          "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

          "Seller" has the meaning set forth in the Recitals.

          "Shares" has the meaning set forth in the Recitals.

          "Standstill Period" means the period commencing on the date of this Agreement and terminating on the six-month anniversary of the date on which the Stockholder Percentage Interest is less than 5.0 percent.

          "Stockholder" has the meaning set forth in the Preamble.

          "Stockholder Percentage Interest" means, at any time, the aggregate percentage represented by a fraction, the numerator of which is the number of issued and outstanding shares of Common Stock beneficially owned by (x) Stockholder and (y) any other person(s) with whom Stockholder is a member of a "group" (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the Company or any Equity Interests, and (z) Mr. Kotick and Mr. Kelly at such time, and the denominator of which is the total number of shares of Common Stock issued and outstanding at such time.

          "Stockholder Termination Date" has the meaning set forth in Section 2.01(a)(i).

          "Suspension Period" has the meaning set forth in Section 2.06(a).

          "Subsidiary" means, with respect to a person, an Affiliate directly or indirectly controlled by such person.

          "Takedown Offering" means an offering pursuant to an Automatic Shelf Registration Statement.

          "Takedown Request" has the meaning set forth in Section 2.01(a)(iii).

          "Tencent" means THL A9 Limited.

          "Transfer" means, with respect to any security, any direct or indirect sale, assignment, pledge, transfer, hedging, securities lending, voting agreement or other disposition, whether voluntary, by operation of Law or otherwise, of or with respect to such security or any interest or Rights therein, whether in a single transaction or a series of related transactions, or the entry into a definitive agreement with respect to any of the foregoing (for the avoidance of doubt, whether such agreement is to be settled by delivery of shares of Common Stock, in cash or otherwise); provided that, in no event, shall "Transfer" include (a) any pledge or grant of security interest in the Shares by Stockholder in connection with any indebtedness of Stockholder to any third party outstanding as of the date hereof (or any refinancing or replacement of, or modifications to, such indebtedness), any sale or other disposition of the Shares to pay amounts (including to meet any margin obligations) under or to voluntarily prepay any such outstanding indebtedness and any sale or other disposition of the Shares upon the exercise of remedies (including foreclosure) by the lenders pursuant to the documents governing such outstanding indebtedness, (b) any direct or indirect sale or other disposition by (i) any of the Investors of or with respect to their interests in Stockholder (including as a result of the exercise by Investors of their rights under the limited partnership agreement to acquire interests in Stockholder proposed to be sold by any other Investor) or (ii) by Stockholder as a result of any Investor's exercise of its rights under the limited partnership agreement of Stockholder to acquire Shares proposed to be sold by Stockholder to prepay or repay outstanding indebtedness, and (c) hedging transactions or derivative agreements relating to the Shares entered into in connection with ordinary course risk management and which do not have the effect or intention of producing economic benefits and risks to the counterparty to such hedging transaction or derivative agreement corresponding substantially to the ownership of a number of Shares specified or referenced in any contract related to such transaction (regardless of whether obligations under such contract are required or permitted to be settled through the delivery of cash, Shares or other property, and without regard to any short position under the same or any other hedging transaction or derivative arrangement). The terms "Transferred", "Transferring", "Transferor", "Transferee" and "Transferable" have meanings correlative to the foregoing.

          "Unaffiliated Directors" means the members of the Company Board other than (i) Mr. Kotick, (ii) Mr. Kelly, and (iii) any other members of the Company Board who are Affiliates of Stockholder or of any Investor or any other person(s) who are a member of a "group" (within the meaning of Section 13(d)(3) of the Exchange Act) with the Stockholder with respect to the Company or any Equity Interests, and any consent of a majority of the Unaffiliated Directors referred to herein shall refer to an action duly taken by such Unaffiliated Directors by written consent or at a meeting of such Unaffiliated Directors duly called and convened in accordance with applicable law and governance procedures.

          "Underwriter" means, with respect to any Underwritten Offering, a securities dealer who purchases any Registrable Securities as a principal in connection with a distribution of such Registrable Securities.

          "Underwritten Offering" means a public offering of securities registered under the Securities Act in which an Underwriter participates in the distribution of such securities.

ARTICLE II

REGISTRATION RIGHTS

        Section 2.01.    Registration.

          (a)   (i) Upon written request of Stockholder from time to time, subject to Section 2.01(b)(i), the Company will use its best efforts to either (i) file an Automatic Shelf Registration Statement useable for the resale of Registrable Securities under the Securities Act, (ii) amend an existing Automatic Shelf Registration Statement so that it is useable for such resales, or (iii) file a prospectus supplement that shall be deemed to be part of an existing Automatic Shelf Registration Statement in accordance with Rule 430B under the Securities Act that is useable for such resales, in each case, to the extent necessary to cover resales to pay amounts (including to meet any margin obligations) under or to voluntarily prepay any indebtedness of Stockholder to any third party outstanding as of the date hereof (or any refinancing or replacement of, or modifications to, such indebtedness) and to permit Stockholder to resell to the extent necessary to reduce its beneficial ownership below 25.0 percent of the outstanding Common Stock. Until such time as the earlier of (i) the date the Stockholder Percentage Interest is less than 5.0 percent (the "Stockholder Termination Date") and (ii) the time when the Company is no longer eligible to maintain an Automatic Shelf Registration Statement, the Company will keep current and effective any such Automatic Shelf Registration Statement and file such supplements or amendments to such Automatic Shelf Registration Statement as may be necessary or appropriate in order to keep such Automatic Shelf Registration Statement continuously effective and useable for the resale of Registrable Securities under the Securities Act.

             (ii)  On or prior to the date that is three days prior to the Distribution Date, subject to Section 2.01(b)(i), the Company will use its best efforts to either (i) file an Automatic Shelf Registration Statement useable for the resale of Registrable Securities under the Securities Act, (ii) amend an existing Automatic Shelf Registration Statement so that it is useable for such resales, or (iii) file a prospectus supplement that shall be deemed to be part of an existing Automatic Shelf Registration Statement in accordance with Rule 430B under the Securities Act that is useable for such resales, in each case, to cover resales of the Shares to be Transferred by Stockholder to the Investors on the Distribution Date. Until such time as the earlier of (i) the later of the twelve-month anniversary of the date of such Transfer and the date on which such Shares become Freely Tradable or cease to be Registrable Securities (the "Investor Termination Date") and (ii) the time when the Company is no longer eligible to maintain an Automatic Shelf Registration Statement, the Company will keep current and effective any such Automatic Shelf Registration Statement and file such supplements or amendments to such Automatic Shelf Registration Statement as may be necessary or appropriate in order to keep such Automatic Shelf Registration Statement continuously effective and useable for the resale of Registrable Securities under the Securities Act.

            (iii)  Upon the written request of Holder from time to time (a "Takedown Request") prior to the applicable Registration Rights Termination Date (and up to three times prior to the Distribution Date), the Company will cooperate with Holder and any Underwriter in effecting a Takedown Offering pursuant to an Automatic Shelf Registration Statement as promptly as reasonably practicable following receipt of such Takedown Request. Each Takedown Request will specify the number of Registrable Securities proposed by Holder to be included in such

    Takedown Offering, the intended method of distribution and the estimated gross proceeds of such Takedown Offering, which may not be less than $250 million. Holder may change the number of Registrable Securities proposed to be offered in any Takedown Offering at any time prior to commencement of such offering so long as such change would not materially and adversely affect the timing or success of the Takedown Offering or reduce the estimated gross proceeds of such Takedown Offering to less than $250 million and provided that the Company shall be entitled to reasonably delay a Takedown Offering as a result of such change.

          (b)   (i) If at any time prior to the applicable Registration Rights Termination Date the Company is no longer eligible to use an Automatic Shelf Registration Statement (and up to three times prior to the Distribution Date), within 30 days after Holder's written request to register the resale of a specified amount of Registrable Securities under the Securities Act in accordance with Section 2.01(a) (a "Demand Notice"), the Company will use its reasonable best efforts to file a Registration Statement, on an appropriate form which the Company is then eligible to use, to register the resale of such Registrable Securities, which Registration Statement will (if specified in Holder's notice) contemplate the ability of Holder to effect an Underwritten Offering (each such registration, a "Demand Registration"). Each Demand Notice will specify the number of Registrable Securities proposed to be offered for sale, the intended method of distribution thereof and the estimated gross proceeds of such Demand Registration, which may not be less than $250 million. Holder may change the number of Registrable Securities proposed to be offered pursuant to any Demand Registration at any time prior to commencement of the offering so long as such change would not materially and adversely affect the timing or success of the offering or reduce the estimated gross proceeds of such Demand Registration to less than $250 million. Subject to Section 2.03, the Company may include in any registration effected pursuant to Section 2.01(a) or Section 2.01(b) any securities for its own account or for the account of holders of Common Stock (other than Holder).

             (ii)  The Company will use its reasonable best efforts (A) to cause any Registration Statement to be declared effective (unless it becomes effective automatically upon filing) as promptly as reasonably practicable after the filing thereof with the SEC and (B) to keep such Registration Statement current and effective for a period of not less than 30 days, and in any event for so long as necessary for the completion of the resale of Registrable Securities registered thereon. The Company further agrees to supplement or make amendments to each such Registration Statement as may be necessary to keep such Registration Statement effective for the period referred to in clause (B) above, including (w) to respond to the comments of the SEC, if any, (x) as may be required by the registration form utilized by the Company for such Registration Statement or by the instructions to such registration form, (y) as may be required by the Securities Act, or (z) as may be reasonably requested in writing by Holder or any Underwriter and reasonably acceptable to the Company. The Company agrees to furnish to Holder copies of any such supplement or amendment no later than the time it is first being used or filed with the SEC.

          (c)   In the event an offering of Registrable Securities (including in connection with any Takedown Offering) under this Section 2.01 involves one or more Underwriters, each of Holder and the Company shall choose a joint lead Underwriter reasonably acceptable to the other party, which consent shall not be unreasonably withheld, conditioned or delayed, to administer such offering, and the Company and Holder shall be entitled to select any additional Underwriters; provided that such additional Underwriters shall be reasonably acceptable to the other party, which consent shall not be unreasonably withheld, conditioned or delayed. The Company shall reasonably assist such managing Underwriter or Underwriters in their efforts to sell Registrable Securities pursuant to such Registration Statement and, if reasonably requested in connection with any Takedown Offering or Demand Registration that is an Underwritten Offering in which Holder intends to sell Registrable Securities, shall make executives with appropriate seniority and expertise reasonably available for customary "road show" or other presentations during the marketing period for such Registrable Securities, in each case in connection with a maximum of one Underwritten Offering in any 180-day period (which shall not require the consent of a majority of the Unaffiliated Directors) (with an understanding that these shall be scheduled in a collaborative manner so as not to unreasonably interfere with the conduct of the business of the Company). Subject to Section 2.03, if the Company gives Holder notice of a request by the Company or another holder of the Company's securities to include any Equity Interests in any Underwritten Offering, Holder shall offer to include such Equity Interests in the Underwritten Offering.

          (d)   Notwithstanding anything to the contrary herein, except as may be consented to by a majority of the Unaffiliated Directors, the Company shall not be obligated to effect more than one Takedown Offering and/or Demand Registration in any 180-day period. Holder will be permitted to rescind a Demand Registration or Takedown Request and such rescinded Demand Registration or Takedown Request will not count against the limit set forth in the preceding sentence; provided, however, that Holder shall reimburse the Company for all reasonable, out-of-pocket expenses incurred by the Company in connection with such Demand Registration or Takedown Request; and provided, further, that the applicable Registration Statement or supplement thereto has not been filed with the SEC prior to such rescission.

        Section 2.02.    Piggyback Registration.     If the Company proposes to file a registration statement under the Securities Act or consummate a Takedown Offering with respect to an offering of Equity Interests after the Lock-Up End Date and before the Registration Rights Termination Date for (a) the Company's own account (other than a Registration Statement on Form S-4 or S-8 (or any substitute form that may be adopted by the SEC)) or (b) the account of any holder of Equity Interests (other than Holder), other than any Market Offering Registration Statement, then the Company shall give written notice of such proposed filing or Takedown Offering to Holder as soon as practicable (but in no event less than 10 days before the anticipated filing date). Upon a written request, given by Holder to the Company within 4 days after delivery of any such notice by the Company, to include Registrable Securities in such registration or Takedown Offering, as applicable (which request shall specify the number of Registrable Securities proposed to be included in such registration or Takedown Offering, as applicable), the Company shall, subject to Section 2.03, include all such requested Registrable Securities in such registration or Takedown Offering, as applicable, on the same terms and conditions as applicable to the Company's or such holder's shares of Common Stock (or, in the event of an offering of Equity Interests other than Common Stock, on terms as commercially comparable as practicable) (a "Piggyback Registration"); provided, however, that if at any time after giving written notice of such proposed filing or Takedown Offering, as applicable, and prior to the effective date of the Registration Statement filed in connection with such registration, or the consummation of such Takedown Offering, as applicable, the Company shall determine for any reason not to proceed with the proposed registration or disposition, as applicable, of the Equity Interests, then the Company may, at its election, give written notice of such determination to Holder and, thereupon, will be relieved of its obligation to register any Registrable Securities in connection with such registration, or dispose of any Registrable Securities in connection with such Takedown Offering, as applicable. Holder shall, subject to Section 2.04(b), enter into an underwriting agreement with the Underwriter or Underwriters selected by the Company with respect to any Common Stock sold by Holder pursuant to this Section 2.02.

        Section 2.03.    Reduction of Size of Underwritten Offering.     Notwithstanding anything to the contrary contained herein, if the lead Underwriter of an Underwritten Offering advises the Company in writing that, in its reasonable opinion, the number of Equity Interests (including any Registrable Securities) that the Company, Holder and any other persons intend to include in any Registration Statement or dispose of pursuant to any Takedown Offering is such that the success of any such offering would be materially and adversely affected, including with respect to the price at which the securities can be sold, then the number of shares of Common Stock or other Equity Interests to be included in the Registration Statement, or disposed of pursuant to such Takedown Offering, as applicable, for the account of the Company, Holder and any other persons will be reduced to the extent necessary to reduce the total number of securities to be included in any such Registration Statement or disposed of pursuant to such Takedown Offering, as applicable, to the number recommended by such lead Underwriter; provided, however, that such reduction shall be made in accordance with the following priorities:

          (a)   priority in the case of a Demand Registration or Takedown Offering pursuant to Section 2.01(a) or Section 2.01(b) will be (i) first, all Registrable Securities requested to be included in the Registration Statement, or disposed of pursuant to the Takedown Offering, as applicable, for the account of Holder pursuant to Section 2.01(a) or Section 2.01(b), (ii) second, any Common Stock or other Equity Interests proposed to be offered by the Company for its own account, and (iii) third, among any other holders of shares of Common Stock or other Equity Interests requested to be registered, or disposed of, as applicable, based on the respective amount of Equity Interests owned by them;

          (b)   priority in the case of a registration statement or Takedown Offering initiated by the Company for its own account, which gives rise to a Piggyback Registration pursuant to Section 2.02, will be (i) first, Equity Interests proposed to be offered by the Company for its own account and (ii) second, pro rata among Holder(s) with respect to any Registrable Securities requested to be included in the Registration Statement, or disposed of pursuant to the Takedown Offering, as applicable, for the account of Holder(s) pursuant to Section 2.02 and any other holders of Equity Interests requested to be registered or disposed of, as applicable, based on the respective amount of Equity Interests owned by them; and

          (c)   priority in the case of a registration statement or Takedown Offering initiated by the Company for the account of holders of Equity Interests other than Holder pursuant to registration rights afforded to such holders pursuant to a contractual right with the Company, which gives rise to a Piggyback Registration pursuant to Section 2.02, will be (i) first, pro rata among the holders of Equity Interests requesting the offering pursuant to such contractual right, based on the respective amount of Equity Interests owned by them, (ii) second, Registrable Securities requested to be included in the Registration Statement, or disposed of, pursuant to the Takedown Offering, for the account of Holder pursuant to its registration rights under Section 2.02, (iii) third, Equity Interests offered by the Company for its own account, and (iv) fourth, pro rata among any other holders of Equity Interests requested to be registered, or disposed of, as applicable, based on the respective amount of Equity Interests owned by them.

        Section 2.04.    Registration Procedures.     (a) Subject to the provisions of Section 2.01 or Section 2.02, in connection with the registration of the sale of Registrable Securities pursuant to a Demand Registration, any Takedown Offering or any Piggyback Registration hereunder, the Company will as promptly as reasonably practicable:

              (i)  furnish to Holder without charge, prior to the filing of a Registration Statement, copies of such Registration Statement as it is proposed to be filed, and thereafter such number of copies of such Registration Statement, each amendment and supplement thereto (in each case including all exhibits thereto, including each preliminary prospectus), copies of any and all transmittal letters or other correspondence with the SEC relating to such Registration Statement and such other documents in such quantities as Holder may reasonably request from time to time in order to facilitate the disposition of such Registrable Securities (including in connection with any Takedown Offering), and give Holder and its Representatives a reasonable opportunity to review and comment on such Registration Statement prior to filing any such documents;

             (ii)  (A) use its reasonable best efforts to cause the Company's Representatives to supply all information reasonably requested by Holder, any Underwriter, or their Representatives in connection with the Registration Statement or Takedown Offering and (B) provide Holder and its Representatives with the opportunity to reasonably participate in the preparation of such Registration Statement and the related Prospectus;

            (iii)  use its reasonable best efforts to register or qualify such Registrable Securities under such other securities or "blue sky" laws of such jurisdictions as Holder reasonably requests and do any and all other reasonable acts and things as may be reasonably necessary or advisable to enable Holder to consummate the disposition of such Registrable Securities in such jurisdictions; provided, however, that the Company shall in no event be required to (w) qualify generally to do business in any jurisdiction where it is not then so qualified, (x) subject itself to taxation in any jurisdiction where is not otherwise then so subject, (y) take any action that would subject it to service of process in suits other than those arising out of the offer and sale of the securities covered by the Registration Statement or (z) consent to general service of process in any jurisdiction where it is not then so subject;

            (iv)  notify Holder at any time when to the knowledge of the Company a prospectus relating to Registrable Securities is required to be delivered under the Securities Act and of the happening of any event as a result of which the Prospectus included in a Registration Statement or the Registration Statement or amendment or supplement relating to such Registration Statement or Prospectus contains an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading (other than any such statement or omission with respect to information furnished to the Company in writing by, or at the direction of, any Holder or any Indemnified Persons expressly for use in such Registration Statement), and the Company will use its reasonable best efforts to promptly prepare and file with the SEC a supplement or amendment to such Prospectus and Registration Statement (and comply fully with the applicable provisions of Rules 424, 430A and 430B under the Securities Act in a timely manner) so that, as thereafter delivered to the purchasers of the Registrable Securities, such Prospectus and Registration Statement will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading (other than any such statement or omission with respect to information furnished to the Company in writing by, or at the direction of, any Holder or any Indemnified Persons expressly for use in such Registration Statement);

             (v)  advise the Underwriter(s), if any, and Holder promptly and, if requested by such persons, confirm such advice in writing, of the issuance by the SEC of any stop order suspending the effectiveness of the Registration Statement under the Securities Act or of the suspension by any state securities commission of the qualification of the Registrable Securities for offering or sale in any jurisdiction, or the initiation of any proceeding for any of the preceding purposes. If at any time the SEC shall issue any stop order suspending the effectiveness of the Registration Statement, or any state securities commission or other regulatory authority shall issue an order suspending the qualification or exemption from qualification of the Registrable Securities under state securities or "blue sky" laws, the Company shall use its reasonable best efforts to obtain the withdrawal or lifting of such order as promptly as practicable;

            (vi)  use its reasonable best efforts to cause such Registrable Securities to be registered with or approved by such other Governmental Entities as may be necessary by virtue of the business and operations of the Company to enable Holder to consummate the disposition of such Registrable Securities (including in connection with any Takedown Offering); provided, however, that the Company shall in no event be required to (w) qualify generally to do business in any jurisdiction where it is not then so qualified, (x) subject itself to taxation in any jurisdiction where is not otherwise then so subject, (y) take any action that would subject it to service of process in suits other than those arising out of the offer and sale of the securities covered by the

    Registration Statement or (z) consent to general service of process in any jurisdiction where it is not then so subject;

           (vii)  enter into customary agreements and use reasonable best efforts to take such other actions as are reasonably requested by Holder in order to expedite or facilitate the disposition of such Registrable Securities, including, subject to the provisions of Section 2.01(c) with respect to Underwritten Offerings, preparing for and participating in a road show and all such other customary selling efforts as the Underwriters, if any, or Holder, reasonably request in order to expedite or facilitate such disposition;

          (viii)  if requested by Holder or the Underwriter(s), if any, promptly include in any Registration Statement or Prospectus, pursuant to a prospectus supplement or post-effective amendment if necessary, such information as Holder and such Underwriter(s), if any, may reasonably request to have included therein, including information relating to the "Plan of Distribution" of the Registrable Securities, information with respect to the number of Registrable Securities being sold to such Underwriter(s), the purchase price being paid therefor and any other terms of the offering of the Registrable Securities to be sold in such offering, and make all required filings of such prospectus supplement or post-effective amendment as soon as practicable after the Company is notified of the matters to be included in such prospectus supplement or post-effective amendment;

            (ix)  except to the extent prohibited by applicable Law and subject to entry into a customary confidentiality agreement or arrangement, make available, after reasonable advance notice, for inspection by Holder, any Underwriter participating in any disposition of such Registrable Securities, and any Representative for Holder and/or such Underwriter (collectively, the "Inspectors"), during normal business hours at the offices where such information is normally kept or in such other manner as Holder may reasonably request, any financial and other records and corporate documents of the Company (collectively, the "Records") as will be reasonably necessary to enable them to conduct reasonable and customary due diligence with respect to the Company and the related Registration Statement and Prospectus and request the Representatives of the Company and its Subsidiaries to supply all information reasonably requested by any such Inspector; provided, however, that Records and information obtained hereunder will be used by such Inspectors solely to conduct such due diligence and will not be used for any other purpose;

             (x)  use its reasonable best efforts to obtain and deliver to each Underwriter and Holder a comfort letter from the independent registered public accounting firm for the Company (and additional comfort letters from the independent registered public accounting firm for any company acquired by the Company whose financial statements are included or incorporated by reference in the Registration Statement) in customary form and covering such matters as are customarily covered by comfort letters as such Underwriter and Holder may reasonably request; provided, however, that if the Company fails to obtain such comfort letter and the relevant offering is abandoned, then such Demand Registration or Takedown Offering will not count as a Demand Registration or Takedown Offering, as applicable, for purposes of determining when future Demand Registrations or Takedown Offerings may be requested by Holder pursuant to Section 2.01(a)(ii) or Section 2.01(b)(i);

            (xi)  use its reasonable best efforts to obtain and deliver to each Underwriter and Holder a 10b-5 statement and legal opinion from the Company's counsel in customary form and covering such matters as are customarily covered by 10b-5 statements and legal opinions delivered to Underwriters in Underwritten Offerings as such Underwriter and/or Holder may reasonably request; provided, however, that if the Company fails to obtain such 10b-5 statement and legal opinion and the relevant offering is abandoned, then such Demand Registration or Takedown

    Offering will not count as a Demand Registration or Takedown Offering, as applicable, for purposes of determining when future Demand Registrations or Takedown Offerings may be requested by Holder pursuant to Section 2.01(a)(ii) or Section 2.01(b)(i);

           (xii)  otherwise use its reasonable best efforts to comply with all applicable rules and regulations of the SEC and make generally available to its security holders, within the required time period, an earnings statement covering a period of 12 months, beginning with the first fiscal quarter after the effective date of the Registration Statement relating to such Registrable Securities (as the term "effective date" is defined in Rule 158(c) under the Securities Act), which earnings statement will satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder or any successor provisions thereto;

          (xiii)  use reasonable best efforts to provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by such Registration Statement not later than the effective date of such Registration Statement;

          (xiv)  to the extent Registrable Securities are certificated, cooperate with Holder and the lead Underwriter or Underwriters, if any, to facilitate the timely preparation and delivery of certificates representing the Registrable Securities to be sold under the Registration Statement in a form eligible for deposit with The Depository Trust Company not bearing any restrictive legends and not subject to any stop transfer order with any transfer agent, and cause such Registrable Securities to be issued in such denominations and registered in such names as the lead Underwriter or Underwriters, if any, may request in writing or, if not an Underwritten Offering, in accordance with the instructions of Holder, in each case in connection with the closing of any sale of Registrable Securities;

           (xv)  not later than the effective date of the applicable Registration Statement, provide a CUSIP number for all Registrable Securities; and

          (xvi)  use its reasonable best efforts to cause such Registrable Securities to be listed or quoted on the NASDAQ or, if Common Stock is not then listed on the NASDAQ, then on such other securities exchange or national quotation system on which the Common Stock is then listed or quoted.

          (b)   In connection with the Registration Statement relating to such Registrable Securities covering an Underwritten Offering (including any Takedown Offering), the Company and Holder agree to enter into a written agreement with the Underwriters selected in the manner herein provided in such form and containing such provisions as are customary in the securities business for such an arrangement (it being understood that, unless otherwise required by the Securities Act or any other Law, the Company will not require Holder to make any representation, warranty or agreement in such agreement other than with respect to Holder, authority to enter into the underwriting agreement, the ownership of Shareholder's Registrable Securities being registered and Holder's intended method of disposition, or information furnished by Holder expressly for use in any Registration Statement or Prospectus), and agreements with respect to limitations on Transfer relating to any Equity Interests of the Company or convertible or exchangeable for Equity Interests of the Company (including any sales under Rule 144) and public announcements relating to the foregoing as are then customary in underwriting agreements for registered underwritten offerings; provided that such limitations shall not continue beyond the 90th day after the closing of the related Underwritten Offering.

        Section 2.05.    Conditions to Offerings.     (a) The obligations of the Company to take the actions contemplated by Section 2.01, Section 2.02 and Section 2.04 with respect to an offering of Registrable Securities (including any Takedown Offering) will be subject to the following conditions:

              (i)  The Company may require Holder to furnish to the Company such information regarding Holder, the Investors, the Registrable Securities or the distribution of such Registrable

    Securities as the Company may from time to time reasonably request in writing, in each case to the extent reasonably required by the Securities Act and the rules and regulations promulgated thereunder, or under state securities or "blue sky" laws or by the SEC or its staff (including pursuant to any guidance released by the SEC or its staff); and

             (ii)  in any Underwritten Offering pursuant to Section 2.01 or Section 2.02, Holder, together with the Company and any other holders of the Company's securities proposing to include securities in any Underwritten Offering, will enter into an underwriting agreement in accordance with Section 2.04(b) with the Underwriter or Underwriters selected for such underwriting, as well as such other documents customary in similar offerings.

          (b)   Holder agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 2.04(a)(iv) or Section 2.04(a)(v) or a condition described in Section 2.06, Holder will forthwith discontinue disposition of such Registrable Securities pursuant to the Registration Statement covering the sale of such Registrable Securities or Takedown Offering until Holder's receipt of the copies of the supplemented or amended Prospectus or Registration Statement contemplated by Section 2.04(a)(iv) or notice from the Company of the termination of the stop order or Suspension Period.

        Section 2.06.    Suspension Period.

          (a)   Notwithstanding anything to the contrary contained in this Agreement, (i) Holder shall suspend the use of the Prospectus included in any Automatic Shelf Registration Statement or Registration Statement for resales of Registrable Securities pursuant to Section 2.01 and postpone the filing and suspend the use of any Registration Statement pursuant to Section 2.01, in each case during any Scheduled Black-out Period and (ii) the Company shall be entitled, from time to time, by providing prior written notice to Holder, to require Holder to suspend the use of the Prospectus included in any Automatic Shelf Registration Statement for resales of Registrable Securities pursuant to Section 2.01(a) or Section 2.02 or to postpone the filing or suspend the use of any Registration Statement pursuant to Section 2.01(b) or Section 2.02 for a reasonable period of time not to exceed 90 days in succession (or a longer period of time with the prior written consent of Holder, which consent shall not be unreasonably withheld), 180 days in the aggregate in any one-year period or three times in any one-year period (a "Suspension Period") if (A) the Company determines in good faith that effecting the registration (or permitting sales under an effective registration) during the period specified in such notice would materially and adversely affect an offering of securities of the Company, (B) the Company is in possession of material non-public information and the Company determines in good faith that the disclosure of such information during the period specified in such notice would be materially detrimental to the Company, or (C) the Company shall determine that it is required to disclose in any such Registration Statement, Prospectus or prospectus supplement a contemplated financing, acquisition, corporate reorganization or other similar transaction or other material event or circumstance affecting the Company or its securities, and the Company determines in good faith that the disclosure of such information during the period specified in such notice would be materially detrimental to the Company or the holders of its Common Stock. In the event of any such suspension pursuant to clause (ii), the Company shall furnish to Holder a written notice setting forth the estimated length of the anticipated delay. The Company will notify Holder promptly upon the termination of the Suspension Period. Upon notice by the Company to Holder of any determination to commence a Suspension Period, Holder shall, except as required by applicable Law, keep the fact of any such Suspension Period strictly confidential, and during any Suspension Period, promptly halt any offer, sale (including sales pursuant to Rule 144), trading or transfer of any Common Stock for the duration of the Suspension Period until the Company has provided notice that the Suspension Period has been terminated. For the avoidance of doubt, nothing contained in this Section 2.06 shall relieve the Company of its obligations under Section 2.01.

          (b)   After the expiration of any Suspension Period and without any further request from a holder of Equity Interests, the Company shall as promptly as reasonably practicable prepare a Registration Statement or post-effective amendment or supplement to the applicable Registration Statement or Prospectus, or any document incorporated therein by reference, or file any other required document so that, as thereafter delivered to purchasers of the Registrable Securities included therein, the Prospectus will not include a material misstatement or omission or be not effective and useable for resale of Registrable Securities.

        Section 2.07.    Registration Expenses.     All fees and expenses incident to the Company's performance of or compliance with the obligations of this Article II will be borne by the Company; provided, however, that Holder will bear and pay any underwriting discounts, fees, commissions and related fees and out of pocket expenses of any Underwriters and such Underwriters' counsel applicable to Registrable Securities offered for its account pursuant to any Registration Statement (including in connection with any Takedown Offering).

        Section 2.08.    Indemnification; Contribution.     (a) In connection with any registration of Registrable Securities or Takedown Offering pursuant to Section 2.01 or Section 2.02, the Company will indemnify, defend and hold harmless Holder, its Affiliates, directors, officers and shareholders and each person who controls Holder within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the "Indemnified Persons") from and against any and all Losses caused by any untrue or alleged untrue statement of material fact contained in any part of any Registration Statement or any Prospectus, including any amendment or supplement thereto, used in connection with the Registrable Securities or any Issuer FWP, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading; provided, however, that the Company will not be required to indemnify any Indemnified Person for any Losses resulting from any such untrue statement or omission if such untrue statement or omission was made in reliance on and in conformity with information with respect to any Indemnified Person furnished to the Company in writing by, or at the direction of, Holder or any Indemnified Person expressly for use in such Registration Statement, Prospectus or Issuer FWP.

          (b)   In connection with any Registration Statement, Prospectus or Issuer FWP, each Holder, on a several but not joint and several basis, will indemnify, defend and hold harmless the Company, its directors, its officers and each person, if any, who controls the Company (within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act) from and against any and all Losses caused by any untrue or alleged untrue statement of material fact contained in any part of any Registration Statement or any Prospectus, including any amendment or supplement thereto, used in connection with the Registrable Securities or any Issuer FWP, or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a Prospectus, in the light of the circumstances under which they were made) not misleading, but only with respect to information furnished to the Company in writing by, or at direction of, such Holder or any Indemnified Persons related to such Holder expressly for use in such Registration Statement, Prospectus or Issuer FWP.

          (c)   In case any claim, action or proceeding (including any governmental investigation) is instituted involving any person in respect of which indemnity may be sought pursuant to Section 2.08(a) or Section 2.08(b), such person (the "Indemnified Party") will promptly notify the person against whom such indemnity may be sought (the "Indemnifying Party") in writing and the Indemnifying Party shall be entitled to participate therein and, to the extent it shall wish, to assume the defense thereof with counsel reasonably satisfactory to the Indemnified Party and will pay the fees and disbursements of such counsel related to such claim, action or proceeding; provided, however, that the failure or delay to give such notice shall not relieve the Indemnifying Party of its obligations pursuant to this Agreement except to the extent such Indemnifying Party has been actually prejudiced by such failure or delay. In any such claim, action or proceeding, the Indemnified Party shall have the right, but not the obligation, to participate in any such defense and to retain its own counsel, but the fees and expenses of such counsel will be at the expense of such Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party have mutually agreed to the retention of such counsel, (ii) the Indemnifying Party fails to assume the defense of the claim, action or proceeding within 15 Business Days following receipt of notice from the Indemnified Party, or (iii) the Indemnified Party and the Indemnifying Party are both actual or potential defendants in, or targets of, any such action and the Indemnified Party has been advised by counsel that representation of both parties by the same counsel would be inappropriate due to actual or potential conflicting interests between them. It is understood that the Indemnifying Party will not, in connection with any claim, action or proceeding or related claims, actions or proceedings in the same jurisdiction, be liable for the reasonable fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) at any time for all such Indemnified Parties and that all such reasonable fees and expenses will be reimbursed as they are incurred. In the case of the retention of any such separate firm for the Indemnified Parties, such firm will be designated in writing by the Indemnified Parties. The Indemnifying Party will not be liable for any settlement of any claim, action or proceeding effected without its written consent (which consent shall not be unreasonably withheld, conditioned or delayed), but if such claim, action or proceeding is settled with such consent or if there has been a final judgment for the plaintiff, the Indemnifying Party agrees to indemnify the Indemnified Party from and against any Loss by reason of such settlement or judgment. No Indemnifying Party will, without the prior written consent of the Indemnified Party, settle, compromise or offer to settle or compromise any pending or threatened proceeding in respect of which any Indemnified Party is seeking indemnity hereunder, unless (i) such settlement includes an unconditional release of such Indemnified Party from all liability in connection with such proceeding, (ii) such settlement includes no finding or admission of any violation of Law or any violation of the rights of any person by the Indemnified Party or any of its Affiliates as the result of such action, and (iii) the sole relief (if any) provided in such settlement is monetary damages that are reimbursed in full by the Indemnifying Party. No Indemnified Party will, without the prior written consent of the Indemnifying Party, settle, compromise or offer to settle or compromise any pending or threatened proceeding in respect of which any Indemnified Party is seeking indemnity hereunder.

          (d)   If the indemnification provided for in this Section 2.08 from the Indemnifying Party is unavailable to an Indemnified Party hereunder or is insufficient in respect of any Losses referred to in this Section 2.08, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party, will contribute to the amount paid or payable by such Indemnified Party as a result of such Losses (i) in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnified Party in connection with the actions that resulted in such Losses, as well as any other relevant equitable considerations, or (ii) if the allocation provided by clause (i) is not permitted by applicable Law, in such proportion as is appropriate to reflect not only the relative fault referred to in clause (i) but also the relative benefit of the Company, on the one hand, and Holder, on the other, in connection with the statements or omissions that resulted in such Losses, as well as any other relevant equitable considerations. The relative fault of such Indemnifying Party and Indemnified Party will be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been taken by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the Losses referred to above will be deemed to include, subject to the limitations set forth in Section 2.08(c), any reasonable legal or other out of pocket fees or expenses reasonably incurred by such party in connection with any investigation, claim, action or proceeding.

          (e)   The parties agree that it would not be just and equitable if contribution pursuant to Section 2.08(d) were determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to in Section 2.08(d). No person guilty of "fraudulent misrepresentation" (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. Notwithstanding the provisions of this Section 2.08(e), Holder shall not be required to contribute, in the aggregate, any amount in excess of the amount by which the net proceeds received by Holder from the sale of the Registrable Securities exceeds the amount of any damages which Holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission.

          (f)    If indemnification is available under this Section 2.08, the Indemnifying Party will indemnify each Indemnified Party pursuant to Section 2.08(a) and 2.08(b) to the fullest extent permissible under applicable Law, without regard to the relative fault of said Indemnifying Party or Indemnified Party or any other equitable consideration provided for in Section 2.08(d) or Section 2.08(e). The obligations of the Company under this Section 2.08 shall be in addition to any liability that the Company may otherwise have to any Indemnified Person.

        Section 2.09.    Rule 144.     For so long as the Company is subject to the requirements of Section 13, 14 or 15(d) of the Exchange Act, the Company agrees that it will file the reports required to be filed by it under the Securities Act and the Exchange Act and take such further action as Holder may reasonably request (including providing Holder with such information as may be required in order to enable Holder to make sales within the limitation of the exemptions provided by Rule 144), all to the extent required from time to time to enable Holder to sell Registrable Securities pursuant to the exemptions provided by Rule 144.

        Section 2.10.    Transfer of Registration Rights.     In furtherance of the registration rights granted under this Article II, Stockholder shall be permitted to, and shall, transfer the rights with respect to the maintenance of an Automatic Shelf Registration Statement and Takedown Requests and/or Demand Registrations by the Investors under this Article II to the Investors in connection with the Transfer of the Shares by Stockholder to the Investors in accordance with Section 3.04; provided, however, that each Investor seeking to sell any Registrable Securities pursuant to this Article II shall be required to fulfill all obligations of Holder pursuant to this Article II and the aggregate obligations of the Company pursuant to this Article II shall not be increased by any such Transfer. The rights granted under this Article II to Stockholder and/or the Investors may not be assigned by Stockholder or any Investor, in whole or in part, except as expressly provided in the immediately preceding sentence and Section 5.11 (for the avoidance of doubt, an Investor may assign its rights (subject to its obligations) hereunder in connection with the sale or other disposition of its interests in Stockholder in accordance with the limited partnership agreement of Stockholder).

ARTICLE III

STANDSTILL; LOCK-UP; VOTING; CERTAIN OTHER MATTERS

        Section 3.01.    Standstill.

          (a)   During the Standstill Period, Stockholder shall not, and shall not permit its controlled Affiliates to, and, except as set forth in Section 3.01(b), shall cause each of the Investors (including for purposes of this Section 3.01 their Affiliates) not to (and Stockholder represents and warrants that the Investors (other than as set forth in Section 3.01(f) with respect to Tencent, and other than the Investment Company Investors as set forth in Section 3.01(b)) have agreed not to), directly or indirectly: (i) acquire, offer or propose to acquire, or agree or seek to acquire, or solicit the acquisition of, by purchase or otherwise, any Equity Interests (or beneficial ownership thereof) or commence any tender or exchange offer for any Equity Interests (or beneficial ownership thereof); provided, however, that this clause (i) shall not apply to Equity Interests or rights to acquire Equity Interests issued by the Company to Stockholder, any of its controlled Affiliates or any Investor as a dividend, distribution or otherwise in respect of any Shares; and provided, further, that (A) any Investor who is also an officer or director of the Company shall not be in breach of this clause (i) due to the acquisition of any securities of the Company pursuant to (x) the grant or vesting of any equity compensation awards duly authorized by the Company or (y) the exercise of any stock options, restricted stock units, or similar awards relating to any Equity Interests of the Company granted to such Investor by the Company following due authorization by the Company and (B) this clause (i) shall not prohibit an Investor from exercising its rights under the limited partnership agreement of Stockholder to acquire Shares proposed to be sold by Stockholder to prepay or repay outstanding indebtedness or to acquire interests in Stockholder proposed to be sold by any other Investor (subject to Section 3.01(d)) or from acquiring Shares through the pro rata distribution of Shares by Stockholder pursuant to Section 3.04; (ii) call or seek to call a meeting of the stockholders of the Company or initiate any stockholder proposal for action by stockholders of the Company or engage in the "solicitation" of "proxies" (as such terms are defined under Regulation 14A under the Exchange Act) or consents to vote any voting securities of the Company, including soliciting consents or taking other action with respect to the calling of a special meeting of the Company's stockholders (other than with respect to nominees to the Company Board designated by the Company, in each case solely for such nominees whose election to the Company Board has been recommended by the Company Board); (iii) form, join or in any way participate in a "group" (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to the Company or any Equity Interests (other than to the extent that Stockholder and the Investors constitute a "group" as of the date hereof and other than to the extent Mr. Kotick and Mr. Kelly, by themselves and/or with Stockholder and its general partner, constitute a "group" at any time); (iv) otherwise act, alone or in concert with others, to seek representation on or to control or influence the management, Company Board or policies of the Company or to obtain representation on the Company Board of Directors (other than with respect to the nomination of Mr. Kotick and Mr. Kelly to the Company Board, as determined by the Company Board in the ordinary course); (v) enter into or agree, offer, propose or seek (whether publicly or otherwise) to enter into, or otherwise be involved in or part of, any acquisition transaction, merger or other business combination or similar transaction relating to all or part of the Company or any of its Subsidiaries or any acquisition transaction for all or part of the assets of the Company or any of its Subsidiaries or any of their respective businesses or any recapitalization, restructuring, change in control or similar transaction involving the Company or any of its Subsidiaries; (vi) request that the Company or the Company Board amend, waive or otherwise consent to any action inconsistent with any provision of this Section 3.01(a) (provided, this clause (vi) shall not prohibit communications by Stockholder with the Unaffiliated Directors on a confidential basis not involving public disclosure and not requiring any public announcement by the Company); (vii) enter into any discussions, negotiations, arrangements or understandings with any other person with respect to any of the foregoing activities; (viii) advise, assist, encourage, act as a financing source for or otherwise invest in any other person in connection with any of the foregoing; (ix)make any statement publicly disparaging the Company, its business or its management; (x) publicly disclose through its authorized representatives any intention, plan or arrangement inconsistent with any of the foregoing; or (xi) expressly take any initiative with respect to the Company which could require the Company to make a public announcement regarding (A) such initiative or (B) any of the foregoing activities.

          (b)   The restrictions set forth in Sections 3.01(a) and 3.01(d) shall not apply to the Investment Company Investors and their respective Affiliates; provided that such restrictions shall become applicable to any Investment Company Investor and its Affiliates if at any point such Investment Company Investor or any of its Affiliates shall in any way act in coordination with, cooperate with or otherwise form a "group" (within the meaning of Section 13(d)(3) of the Exchange Act) with Stockholder with respect to the Company (for the avoidance of doubt, other than any activities relating solely to the Investment Company Investors' ownership of interests in Stockholder and their status as an Investor).

          (c)   Without limiting Stockholder's obligations under Section 3.01(a), each of Mr. Kotick and Mr. Kelly shall not, at any time, act in coordination with, cooperate with or otherwise form a "group" (within the meaning of Section 13(d)(3) of the Exchange Act) with any Investment Company Investor (or any of its Affiliates or permitted transferees under the limited partnership agreement of Stockholder) with respect to the Company (for the avoidance of doubt, other than any activities relating solely to each such person's ownership of an interest in Stockholder and their status as an Investor).

          (d)   Notwithstanding anything to the contrary herein (except as provided in Section 3.01(b)), and in addition to the restrictions set forth in this Section 3.01 and otherwise herein, during the Standstill Period, no Investor shall acquire from Stockholder and/or any other Investor(s), in one or more transactions (including any exercise of any Investor's rights under the limited partnership agreement of Stockholder to acquire Shares proposed to be sold by Stockholder to prepay or repay outstanding indebtedness or to acquire interests in Stockholder proposed to be sold by any other Investor, or in any distribution by Stockholder), any direct or indirect beneficial ownership of or Rights with respect to any Equity Interests if such acquisition would cause such Investor and its Affiliates, in the aggregate, to beneficially own, directly or indirectly, including through their pro rata interest in the Common Stock owned by Stockholder, greater than 9.9 percent of the outstanding Common Stock. For purposes of this Section 3.01, the "pro rata interest in the Common Stock owned by Stockholder" of an Investor, in the aggregate, is equal to the product of (i) the number of shares of Common Stock beneficially owned, directly or indirectly, by Stockholder, multiplied by (ii) the percentage of the outstanding partnership interests of Stockholder beneficially owned, directly or indirectly, by such Investor, in the aggregate.

          (e)   Nothing in this Agreement (including any definition used in this Agreement) shall be deemed to prohibit, following the Lock-Up End Date, any Investor (including in its capacity as a Holder) from entering into or performing, settling, terminating, cancelling or unwinding any hedging transaction or derivative agreement relating to the Equity Interests that establishes a "short" position with respect to Equity Interests.

          (f)    Notwithstanding anything in Section 3.01(a) to the contrary, during the Standstill Period, Tencent shall be permitted to acquire shares of Common Stock, subject to the following limitations: (i) under no circumstances may Tencent acquire beneficial ownership of shares of Common Stock that would result in Tencent and its Affiliates, in the aggregate, having beneficial ownership of greater than 9.9 percent of the outstanding Common Stock (including its pro rata interest in the Common Stock owned by Stockholder), (ii) subject to the limitation set forth in clause (i), Tencent may acquire beneficial ownership of additional shares of Common Stock of up to the greater of (A) 2.0 percent of the outstanding Common Stock, or (B) if at any time the Stockholder Percentage Interest is less than 24.9 percent, additional shares of Common Stock representing a percentage of the outstanding Common Stock equal to the excess of 24.9 percent over the Stockholder Percentage Interest at such time, and (iii) Tencent will vote, or cause to be voted, any shares of Common Stock which it acquires (or acquires beneficial ownership of) in accordance with the exception set forth in this Section 3.01(f) in accordance with the recommendation, if any, of a majority of the Unaffiliated Directors.

        Section 3.02.    Lock-Up.     Prior to the Lock-Up End Date and thereafter during any Scheduled Black-out Period, Stockholder shall not Transfer or announce any intention to Transfer any Shares without the prior consent of a majority of the Unaffiliated Directors; provided, however, that, other than during any Scheduled Black-out Period, nothing herein shall prohibit Stockholder from Transferring Shares (other than any Transfer which would violate Section 3.03 or 3.04 if it occurred following the Lock-Up End Date) to the extent necessary to ensure that Stockholder beneficially owns at all times less than 25.0 percent of the outstanding Common Stock. In addition, the Company shall use its commercially reasonable efforts to provide prior notice of or to effect any repurchases of Common Stock or similar transactions in a manner which would permit Stockholder to avoid becoming the beneficial ownership of more than 25.0 percent of the then outstanding Common Stock as a result of such repurchase, by Transferring Shares or otherwise, taking into account applicable legal and disclosure requirements, and the best interests of the Company and its stockholders.

        Section 3.03.    Transfer Restrictions.     Following the Lock-Up End Date, Stockholder shall not, without the prior consent of a majority of the Unaffiliated Directors, Transfer any Shares:

            (i)  to, or in a transaction with, any person or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) where any such person or "group" would acquire in such transaction or, to the knowledge of Stockholder after reasonable inquiry, owns or would own, following such transaction, beneficial ownership of an aggregate number of Shares representing 5.0 percent or more of the outstanding shares of the Common Stock; or

           (ii)  to, or in a transaction with, any person, or "group" (within the meaning of Section 13(d)(3) of the Exchange Act) including, any person that, to the knowledge of Stockholder after reasonable inquiry, competes directly or indirectly with the business of the Company in any material respect;

provided that (A) nothing in this Section 3.03 shall prohibit any Transfer of Shares to an Investor, which Transfer, if made by Stockholder, shall be made in accordance with Section 3.04 and not this Section 3.03 3; provided that Stockholder shall direct the underwriter(s) for any such offering or distribution to place the Shares sold in such offering or distribution so that, to the knowledge of the underwriter(s), in no event shall Shares representing more than 5.0 percent of the total number of issued and outstanding shares of Common Stock, after giving effect to such offering or distribution, be placed with any single person or group of related persons in any such offering or distribution.

        Section 3.04.    Distributions to Investors.     Notwithstanding the restrictions set forth in Section 3.02 and Section 3.03 of this Agreement, Stockholder may not Transfer all or any portion of the Shares to any Investor unless such Investor transferee either (a) agrees in writing to be bound by the restrictions and obligations in Section 3.01(a) (subject to the exception set forth in Section 3.01(b)), Section 3.02 and Section 3.03 applicable to Stockholder under this Agreement with respect to such Shares, or (b) satisfies all three of the following conditions: (i) such Investor received its Shares in a distribution of which the Company received at least 30 days advance notice, (ii) such Investor and its Affiliates do not, in the aggregate, receive Shares in all such distributions from Stockholder representing greater than 8.5 percent of the total number of shares of Common Stock issued and outstanding at the time of any such distribution, and (iii) such Investor agrees in writing that, for a period of one year following the distribution of all Shares held by Stockholder to the Investors, it and its Affiliates will not in any way act in coordination with, cooperate with or otherwise form a "group" (within the meaning of Section 13(d)(3) of the Exchange Act) with Stockholder or any other Investor or any of their respective Affiliates (or, in the case of the Investment Company Investors, with Stockholder), in which case such Investor shall no longer be subject to the provisions of Section 3.01(a), Section 3.02 or Section 3.03; it being understood that, notwithstanding the foregoing, each of Mr. Kotick and Mr. Kelly shall remain subject to the provisions of Section 3.01(a) until the later of the expiration of the Standstill Period and the date on which the aggregate number of shares of Common Stock beneficially owned, in the aggregate, by them and their Affiliates, is less than 5.0 percent of the total number of shares of Common Stock issued and outstanding on such date.

        Section 3.05.    Transfer Agent.     Stockholder and the Company agree that the Company may cause the transfer agent or other registrar to enter stop transfer instructions and implement stop transfer procedures with respect to any Transfer of Shares not in compliance with Section 3.02, Section 3.03 or Section 3.04. Any Transfer or attempted Transfer of Shares in violation of Section 3.02, Section 3.03 or Section 3.04 shall, to the fullest extent permitted by law, be null and void ab initio.

        Section 3.06.    Legends.     For so long as any indebtedness of Stockholder remains outstanding, the Company shall use reasonable best efforts to have the Shares (i) registered in the name of The Depository Trust Company's nominee, (ii) maintained in the form of book entries on the books of The Depository

Trust Company, and (iii) allowed to be settled through The Depository Trust Company's regular book-entry settlement services. Any certificates for Shares issued to Stockholder shall bear a legend or legends (and appropriate comparable notations or other arrangements will be made with respect to any uncertificated shares) referencing restrictions on transfer of such Shares under the Securities Act and under this Agreement which legend shall state in substance:

  "The securities evidenced by this certificate have been issued and sold without registration under the United States Securities Act of 1933, as amended (the "Securities Act"), or the securities laws of any state of the United States (a "State Act") in reliance upon certain exemptions from registration under said acts. The securities evidenced by this certificate cannot be sold, assigned or otherwise transferred unless such sale, assignment or other transfer is (i) made pursuant to an effective registration statement under the Securities Act and in accordance with each applicable State Act or (ii) exempt from, or not subject to, the Securities Act and each applicable State Act. If the proposed sale, assignment or other transfer will be made pursuant to clause (ii) above, the holder must, prior to such sale, assignment or other transfer, furnish to the issuer such customary certifications, legal opinions and other information as the issuer may reasonably require to determine that such sale, assignment or other transfer is being made in accordance with such clause.

  The securities evidenced by this certificate are subject to restrictions on transfer set forth in a Stockholders Agreement dated [                    ], 2013, among Activision Blizzard, Inc., ASAC II LP and for the limited purposes set forth therein, Robert A. Kotick and Brian G. Kelly (a copy of which is on file with the Secretary of Activision Blizzard, Inc.)."

        Notwithstanding the foregoing, (a) if and for so long as (i) Stockholder shall have pledged Shares pursuant to (x) that certain Loan Agreement, dated as of [                    ], 2013, by and between Stockholder, acting through its general partner, the several lenders party thereto from time to time, Merrill Lynch International, as administrative agent and the other parties thereto, and related agreements, (y) that certain Loan Agreement, dated as of [                    ], 2013, by and between Stockholder, acting through its general partner, the several lenders party thereto from time to time, JPMorgan Chase Bank, N.A., London Branch, as administrative agent and the other parties thereto and related agreements or (z) any replacements or refinancings of, or modifications to, the foregoing having terms customary for margin loans to borrowers similar to the Stockholder, and (ii) the administrative agent under each such agreement has provided the Company with an acknowledgement in the form attached hereto as Annex A, Stockholder shall be entitled to hold such pledged Shares subject to such pledges without such legends (or comparable notations or other arrangements with respect to any uncertificated shares) (it being understood, for the avoidance of doubt, that following the release of such pledges, Stockholder shall no longer be entitled to hold such Shares without such legends and shall cooperate with the Company to make appropriate arrangements to have legends placed on the Shares at such time), and (b) to the extent the Shares bear a legend or legends (or comparable notations or other arrangements with respect to any uncertificated shares), the holder of any certificate(s) for Shares shall be entitled to receive from the Company new certificates for a like number of Shares not bearing such legend (or the elimination or termination of such notations or arrangements) upon the request of such holder at (i) such time as such restrictions are no longer applicable, and (ii) with respect to the restriction on transfer of such shares under the Securities Act, delivery of a customary opinion of counsel to such holder, which opinion is reasonably satisfactory in form and substance to the Company and its counsel, that the restriction referenced in such legend (or such notations or arrangements) is no longer required in order to ensure compliance with the Securities Act.

        Section 3.07.    Voting.     With respect to any matter submitted for a vote of the Company's stockholders at any time when the Stockholder Percentage Interest is in excess of 24.9 percent, Mr. Kotick and Mr. Kelly shall vote any shares of Common Stock over which they have beneficial ownership and the ability to direct voting in excess of such Stockholder Percentage Interest, other than the Shares, on each such matter either (a) in a manner proportionally consistent with the vote of the shares of Common Stock not owned by Stockholder, Mr. Kotick or Mr. Kelly or (b) in accordance with the recommendation, if any, of a majority of the Unaffiliated Directors.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

        Section 4.01.    Representations and Warranties of the Company.     The Company represents and warrants to Stockholder as of the date hereof that:

          (a)   The Company has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Delaware and has all necessary corporate power and authority to enter into this Agreement and to carry out its obligations hereunder.

          (b)   This Agreement has been duly and validly authorized by the Company and all necessary and appropriate action has been taken by the Company to execute and deliver this Agreement and to perform its obligations hereunder.

          (c)   This Agreement has been duly executed and delivered by the Company and, assuming due authorization and valid execution and delivery by Stockholder, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms.

        Section 4.02.    Representations and Warranties of Stockholder.     Stockholder represents and warrants to the Company as of the date hereof that:

          (a)   Stockholder has been duly formed and is validly existing as an exempted limited partnership under the laws of the Cayman Islands and has all necessary limited partnership power and authority to enter into this Agreement and to carry out its obligations hereunder.

          (b)   This Agreement has been duly and validly authorized by Stockholder and all necessary and appropriate action has been taken by Stockholder to execute and deliver this Agreement and to perform its obligations hereunder.

          (c)   This Agreement has been duly executed and delivered by Stockholder and, assuming due authorization and valid execution and delivery by the Company, is a valid and binding obligation of Stockholder enforceable against Stockholder in accordance with its terms.

          (d)   Except as set forth on Annex B to this Agreement, none of Stockholder or any Investor (other than the Reporting Investment Company Investors) has beneficial ownership of any shares of Common Stock. Annex B to this Agreement sets forth the number of shares of Common Stock which will be beneficially owned by Stockholder and each Investor (other than the Reporting Investment Company Investors) immediately following the consummation of the transactions contemplated by this Agreement.

ARTICLE V

GENERAL PROVISIONS

        Section 5.01.    Adjustments.     References to numbers of shares contained herein will be adjusted to account for any reclassification, exchange, substitution, combination, stock split or reverse stock split of Equity Interests.

        Section 5.02.    Notices.     All notices or other communications hereunder to a party shall be deemed to have been duly given and made if in writing and (a) if served by personal delivery, on the day of such delivery, (b) if delivered by registered or certified mail (return receipt requested), or by a national courier service, on the day of delivery, or (c) if sent by facsimile, upon transmission of such facsimile (provided that the facsimile is confirmed by printed report), or (d) if sent by email, upon transmission of such email (provided that the email is promptly confirmed with the recipient by telephone), to the person at the address set forth below, or such other address as may be designated in writing hereafter, in the same manner, by such person:

          (a)   if to the Company, to:

      Activision Blizzard, Inc.
      3100 Ocean Park Boulevard
      Santa Monica, California 90405
      Attention:    Chief Legal Officer
      Facsimile:    (310) 255-2152
      Email:          chris.walther@activision.com

      with copies (which shall not constitute notice to the Company) to:

      Wachtell, Lipton, Rosen & Katz
      51 West 52nd Street
      New York, New York 10019
      Attention:    Adam O. Emmerich
                           DongJu Song
      Telephone:  (212) 403-1000
      Facsimile:    (212) 403-2000
      Email:          AOEmmerich@wlrk.com
                           DSong@wlrk.com

      and

      Skadden, Arps, Slate, Meagher & Flom LLP
      Four Times Square
      New York, New York 10036-6522
      Attention:    Peter A. Atkins
                           Neil P. Stronski
      Facsimile:    (212) 735-2000
      Email:          peter.atkins@skadden.com
                           neil.stronski@skadden.com

          (b)   if to Stockholder, to:

      ASAC II LP
      c/o Chadwick and Company
      225 Highway 35, Suite 102C
      Red Bank, New Jersey 07701
      Fax:              (732) 345-8332
      Email:          bob@chadwickcpa.com

      with a copy (which shall not constitute notice to Stockholder) to:

      Sullivan & Cromwell LLP
      1888 Century Park East
      Los Angeles, California 90067
      Attention:    Alison S. Ressler
      Telephone:  310-712-6600
      Facsimile:    310-712-8800
      Email:          resslera@sullcrom.com

        Section 5.03.    Expenses.     Except as otherwise provided in this Agreement, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

        Section 5.04.    Amendments; Waivers.     Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by the Company (following approval by a majority of the Unaffiliated Directors) and Stockholder or, in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

        Section 5.05.    Interpretation.     In this Agreement, except as context may otherwise require, references:

          (a)   to the Preamble, Recitals or Sections are to the Preamble to, or a Recital or Section of, this Agreement;

          (b)   to any agreement (including this Agreement), contract, statute or regulation are to the agreement, contract, statute or regulation as amended, modified, supplemented, restated or replaced from time to time (in the case of an agreement or contract, to the extent permitted by the terms thereof); and to any section of any statute or regulation include any successor to the section;

          (c)   to any Governmental Entity includes any successor to that Governmental Entity;

          (d)   to a person are also to its permitted successors and assigns;

          (e)   to the words "hereby," "herein," "hereof," "hereunder," and similar terms are to be deemed to refer to this Agreement as a whole and not to any specific Section;

          (f)    to the words "include," "includes," or "including," are to be deemed followed by the words "without limitation;"

          (g)   to any singular term in this Agreement are to be deemed to include the plural, and any plural term the singular;

          (h)   to all pronouns and variations of pronouns are to be deemed to refer to the feminine, masculine or neuter, singular or plural, as the identity of the person referred to may require;

          (i)    to the table of contents and article and section headings are for reference purposes only and do not limit or otherwise affect any of the substance of this Agreement; and

        Section 5.06.    Construction.     This Agreement is the product of negotiation by the parties, having the assistance of counsel and other advisers. The parties intend that this Agreement not be construed more strictly with regard to one party than with regard to the other.

        Section 5.07.    Severability.     The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof. If any provisions of this Agreement, or the application thereof to any person or entity or any circumstance, is found by a court or other Governmental Entity of competent jurisdiction to be invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability, of such provision or the application thereof, in any other jurisdiction.

        Section 5.08.    Counterparts.     This Agreement may be executed in two or more counterparts which may be delivered by means of facsimile or email, each of which shall be deemed to constitute an original, but all of which together shall be deemed to constitute one and the same instrument.

        Section 5.09.    Entire Understanding; No Third-Party Beneficiaries.     This Agreement represents the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes any and all other oral or written agreements heretofore made with respect to the subject matter hereof. Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties and their respective permitted successors and assigns, including, for the avoidance of doubt, the Investors, any rights or remedies under or by reason of this Agreement. Only the parties that are signatories to this Agreement (and their permitted successors and assigns) shall have any obligation or liability under, in connection with, arising out of, resulting from or in any way related to this Agreement or any other matter contemplated hereby or the process leading up to the execution and delivery of this Agreement and the transactions contemplated hereby, subject to delivery of this Agreement and such transactions and other provisions of this Agreement.

        Section 5.10.    Governing Law.     This Agreement shall be governed by, and interpreted in accordance with, the laws of the State Delaware applicable to contracts made and to be performed entirely within such state, without regard to the conflicts of law principles thereof to the extent that such principles would apply the law of another jurisdiction.

        Section 5.11.    Assignment.     Subject to Section 2.10 and the last sentence of this Section 5.11, neither this Agreement nor any of the rights, interests or obligations under this Agreement will be assigned, in whole or in part, by any of the parties without the prior written consent of the other parties hereto. Subject to Section 2.10 and the last sentence of this Section 5.11, any purported assignment without such prior written consent will be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns. Notwithstanding anything to the contrary herein, Stockholder may assign and/or pledge its rights (subject to its obligations and applicable limitations) under Article II of this Agreement in connection its indebtedness outstanding as of the date hereof (or any refinancing or replacement of, or modifications to, such indebtedness).

        Section 5.12.    WAIVER OF JURY TRIAL.     EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT: (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (B) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER; (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY; AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 5.12.

        Section 5.13.    Venue for Resolution of Disputes.     Each party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement and the transactions contained hereby, whether in tort or contract or at law or in equity, exclusively, in the Court of Chancery in the State of Delaware (the "Delaware Court of Chancery") and any state appellate court therefrom within the State of Delaware (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court sitting within the State of Delaware), and (a) irrevocably submits to the exclusive jurisdiction of such courts, (b) waives any objection to laying venue in any such action or proceeding in such courts, (c) waives any objection that such courts are an inconvenient forum or do not have jurisdiction over any party hereto, and (d) agrees that service of process upon such party in any such action or proceeding shall be effective if Notice is given in accordance with

Section 5.02 of this Agreement. Each party hereto further hereby irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in such courts, and hereby irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum or that such party is not subject to personal jurisdiction in such court.

        Section 5.14.    Specific Performance.     Each party agrees that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by it in accordance with their specific terms or were otherwise breached or threatened to be breached. It is accordingly agreed that, except as expressly set forth in this Agreement to the contrary, each party shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the Delaware Court of Chancery (or, if the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any federal court sitting within the State of Delaware), without bond or other security being required, this being in addition to any other right, remedy or cause of action to which any party is entitled under any theory of recovery whatsoever (including, at law or in equity, in tort or any other claims).

        Section 5.15.    Termination.     Except as otherwise provided in this Agreement, this Agreement shall terminate upon the first date on which Stockholder and each Investor to whom Shares are transferred in accordance with Section 3.04 ceases to hold any Shares; provided, however, that (a) the indemnity and contribution provisions contained in Section 2.08, and the representations and warranties of the Company and Stockholder referred to in Section 4.01 and Section 4.02, shall remain operative and in full force and effect regardless of (i) any termination of this Agreement, (ii) any investigation made by or on behalf of any Indemnified Person or by or on behalf of the Company, and (iii) the consummation of the sale or successive resales of the Registrable Securities; (b) the provisions of Article II shall terminate on the applicable Registration Rights Termination Date; (c) the provisions of Section 3.01(a) shall automatically terminate at the expiration of the Standstill Period; (d) the provisions of Section 3.02 shall automatically terminate at the Lock-Up End Date; and (e) the provisions of this Article V shall survive any termination of this Agreement or any provision thereof. Notwithstanding anything to the contrary contained herein, this Agreement shall terminate with respect to Stockholder upon the Transfer of all Shares to Investors in accordance with Section 3.04. Nothing in this Agreement shall be deemed to release any party from any liability for any willful and material breach of this Agreement occurring prior to any termination hereof or to impair the right of any party to compel specific performance by any other party of its obligations under this Agreement.

[Next page is a signature page.]

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

ACTIVISION BLIZZARD, INC.
By:
Name:
Title:
ASAC II L.P.
By:
Name:
Title:

ROBERT A. KOTICK (for the limited purposes set forth in Section 3.01(c) and 3.07)

BRIAN G. KELLY (for the limited purposes set forth in Section 3.01(c) and 3.07)

[Signature Page to Stockholders Agreement]

Annex A

Form of Acknowledgement

[    •    ], 2013

Activision Blizzard, Inc.
3100 Ocean Park Boulevard
Santa Monica, California 90405
Attention: Chief Legal Officer

Ladies and Gentlemen:

        Re: Acknowledgement of Restrictions Applicable to Pledged Shares

        Reference is made to that certain Stockholders Agreement, dated as of [    •    ], 2013, by and among Activision Blizzard, Inc. (the "Issuer"), ASAC II L.P. ("Borrower") and, for the limited purposes set forth therein, Robert A. Kotick and Brian G. Kelly (as it may be amended and supplemented from time to time, the "Stockholders Agreement"). Capitalized terms used, but not defined herein, shall have the meanings set forth in the Stockholders Agreement.

        The undersigned represents and warrants to the Issuer that it or one or more of its Affiliates is the administrative agent under that certain Loan Agreement, dated as of [    •    ], 2013, by and between Borrower, acting through its general partner, the several lenders party thereto from time to time, [Merrill Lynch International] [JPMorgan Chase Bank, N.A., London Branch], as administrative agent and the other parties thereto (the "Loan Agreement"), and that it intends to hold Shares of Common Stock pledged under the Loan Agreement (the "Pledged Shares") in the manner described in the Loan Agreement. The undersigned acknowledges that the Pledged Shares are subject to the Existing Transfer Restrictions (as defined in the Loan Agreement) and cannot be sold, assigned or otherwise transferred without registration under the United States Securities Act of 1933, as amended (the "Securities Act"), and in accordance with the securities laws of each state of the United States (a "State Act"), unless sold, assigned or transferred in a transaction exempt from the registration requirements of the Securities Act and each applicable State Act.

        The undersigned hereby acknowledges that Borrower has agreed with the Issuer that any Shares returned to Borrower or any Investor or any of their respective Affiliate, assigns or successors upon release from the pledge over such Shares will be represented by a share certificate bearing a legend in the form set forth in the Stockholders Agreement and agrees to cooperate with the Issuer and Borrower in good faith upon the Issuer's reasonable request in order to allow Borrower to comply with such agreement.

[Signature Page Follows]

[LENDER/AGENT]
By:
Name:
Title:

Acknowledged and Accepted:

ASAC II L.P.
By:
Name:
Title:

ACTIVISION BLIZZARD, INC.
By:
Name:
Title:

Annex B

List of Holdings

EXHIBIT E

FORM OF CASH MANAGEMENT SERVICES TERMINATION AGREEMENT

        This CASH MANAGEMENT SERVICES TERMINATION AGREEMENT, dated as of [    •    ], 2013 (this "Agreement"), by and among Vivendi, S.A., a société anonyme organized under the laws of France ("Vivendi"), Activision Blizzard, Inc., a Delaware corporation formerly known as Activision, Inc.) ("Activision Blizzard"), and Coöperatie Activision Blizzard International U.A., a cooperative association organized under the laws of the Netherlands ("Coop"), is entered into with respect to that certain Cash Management Services Agreement, dated as of June 19, 2008 (the "Services Agreement"), by and among Vivendi, Activision Blizzard and Activision Blizzard Treasury SAS, a société anonyme organized under the laws of France formerly known as Vivendi Games Treasury SAS ("ABT"), and that certain Vivendi IP License Agreement, dated as of July 1, 2008 (the "License Agreement"), by and among Vivendi, Activision Blizzard and ABT, both of which were assigned by ABT to Coop pursuant to that Assignment, Assumption and Amendment, dated as of June 9, 2011, by and among Vivendi, Activision Blizzard, Coop and ABT. Vivendi, Activision Blizzard and Coop are each referred to as a "Party" and collectively referred to as the "Parties."

RECITALS

        WHEREAS, Vivendi, Activision Blizzard and ASAC II LP, an exempted limited partnership organized under the laws of the Cayman Islands have entered into that certain Stock Purchase Agreement, dated as of July 25, 2013 (the "Purchase Agreement;" capitalized terms used but not otherwise defined herein shall have the meanings given to them in the Purchase Agreement); and

        WHEREAS, pursuant to the Purchase Agreement, it is a condition precedent to the obligations of Vivendi under the Purchase Agreement that Activision Blizzard shall have executed and delivered this Agreement to Vivendi, and it is a condition precedent to the obligations of Activision Blizzard under the Purchase Agreement that Vivendi shall have executed and delivered this Agreement to Activision Blizzard, in each case at the Closing.

AGREEMENT

        NOW, THEREFORE, in consideration of the mutual promises contained herein and for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

        1.    Termination of Services Agreement.     Notwithstanding anything to the contrary contained therein, the Services Agreement (including, without limitation, any statement of work attached to the Service Agreement or executed by the Parties pursuant to the Agreement and any agreements attached to any of the foregoing, including without limitation the Cash Management Agreement, dated as of February 8, 2010, by and among Vivendi, Activision Blizzard and Coop, and the ISDA Master Agreement (2002 Edition), as modified by the schedule thereto, dated as of February 8, 2010, between Vivendi and Coop) is hereby terminated effective as of the Effective Time (as defined below), and the Parties acknowledge and agree that, notwithstanding any provision of the Services Agreement to the contrary (including any notice requirements or provisions regarding post-termination obligations), from and after the Effective Time, the Services Agreement shall be void, and there shall be no rights, obligations or liabilities of any Party thereunder, except for any obligation to pay fees, expenses, indemnity or reimbursement to Vivendi with respect the performance of the Services Agreement prior to the Effective Time. The Parties acknowledge and agree that, notwithstanding any provision of the Services Agreement to the contrary, no termination fee shall be payable.

        2.    Termination of License Agreement.     The License Agreement is hereby terminated effective as of the Effective Time, and the Parties acknowledge and agree that, notwithstanding any provision of the

License Agreement to the contrary (including any notice requirements or provisions regarding post-termination obligations), from and after the Effective Time, the License Agreement (and all licenses and sublicenses thereunder) shall be void, and there shall be no rights, obligations or liabilities of any Party thereunder.

        3.    Effective Time.     The "Effective Time" shall be as of [the Closing] [up to 30 days following the Closing Date].(1)

        4.    Miscellaneous Provisions.

          (a)   Further Action.    Each Party agrees to execute and deliver such additional documents and to take such additional actions as may be necessary or appropriate to effect the provisions of this Agreement and all transactions contemplated hereby.

          (b)   Governing Law.    This Agreement and all disputes or controversies arising out of or relating to this Agreement or the transactions contemplated hereby shall be governed by, and construed in accordance with, the internal laws of the State of New York, without regard to the laws of any other jurisdiction that might be applied because of the conflicts of laws principles of the State of New York.

          (c)   No Prior Assignment of Rights.    Each of the Parties represents and warrants that it has not heretofore assigned or transferred, or purported to have assigned or transferred, to any other Person, any right, obligation or liability herein terminated and released and agrees to indemnify and hold harmless the other Parties against any liability or obligation based on, arising out of or in connection with any such transfer or assignment or purported transfer or assignment.

          (d)   Entire Agreement.    This Agreement constitutes the entire agreement of the Parties with respect to the subject matter hereof and thereof, and supersedes all prior and contemporaneous written or oral agreements, arrangements, communications and understandings, between the Parties with respect to the subject matter hereof and thereof.

          (e)   Counterparts.    This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same instrument and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Party.

[The remainder of this page is intentionally left blank.]

(1)
To be elected by Activision Blizzard at the Closing.

        IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date first written above by their respective officers or other authorized representatives thereunto duly authorized.

VIVENDI, S.A.
By:
Name:
Title:
ACTIVISION BLIZZARD, INC.
By:
Name:
Title:
COÖPERATIE ACTIVISION BLIZZARD INTERNATIONAL, U.A.
By:
Name:
Title:

[Signature Page to Cash Management Services Termination Agreement]

ANNEX B

OPINION OF CENTERVIEW PARTNERS, LLC

Centerview Partners LLC 31 West 52nd Street New York, NY 10019
July 24, 2013
Special Committee of the Board of Directors Activision Blizzard, Inc. 3100 Ocean Park Boulevard Santa Monica, CA 90405

Members of the Special Committee of the Board of Directors:

        You have requested our opinion as to the fairness, from a financial point of view, to Activision Blizzard, Inc., a Delaware corporation (the "Company"), of the consideration to be paid by the Company in the Purchase Transaction (as defined below) pursuant to the Stock Purchase Agreement (the "Agreement") proposed to be entered into by and among the Company, ASAC LP, an exempted limited partnership organized under the laws of the Cayman Islands ("ASAC"), and Vivendi S.A., a societe anonyme organized under the laws of France (the "Seller"). We understand that pursuant to the terms and conditions of the Agreement, (i) the Company will acquire all of the capital stock of Amber Holding Subsidiary Co., a Delaware corporation ("New VH"), from the Seller for aggregate consideration of $5,830,000,005.60 in cash (the "Aggregate Consideration"), and at the time of such acquisition New VH will be the direct owner of 428,676,471 shares of the Company's common stock, par value $0.000001 per share ("Company Common Stock"), and a net operating loss carryforward of at least $676 million (the "New VH NOLs") (the Company's acquisition of New VH being referred to herein as the "Purchase Transaction") and (ii) ASAC will purchase from the Seller up to 171,968,042 shares of Company Common Stock for aggregate consideration of $2,338,765,371.20 or, in the event of a Permitted ASAC Equity Commitment Failure (as defined in the Agreement), an amount equal to the product of (a) the number of Private Sale Shares (as defined in the Agreement) multiplied by (b) $13.60 (the "ASAC Transaction"). The terms and conditions of the Purchase Transaction and the ASAC Transaction are more fully set forth in the Agreement. All of the transactions contemplated by the Agreement, including the Purchase Transaction and the ASAC Transaction, are collectively referred to herein as the "Transaction". Capitalized terms used in this letter that are not defined in this letter have the meanings given to them in the Agreement.

        We have acted as financial advisor to the special committee (the "Special Committee") of the Company's board of directors (the "Board of Directors") for purposes of undertaking a fairness evaluation with respect to the Purchase Transaction. We will receive a fee for our services in connection with the Purchase Transaction, a substantial portion of which is contingent upon the consummation of the Purchase Transaction. In addition, the Company has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement.

        We are a securities firm engaged directly and through affiliates and related persons in a number of investment banking, financial advisory and merchant banking activities. In the past two years, we have not provided any investment banking services to the Company or its affiliates. In the past two years, we have not provided any investment banking services to the Seller, ASAC or their respective affiliates for which we have received compensation, and during such time we have not had any material relationships with any such person. We may provide investment banking and other services to or with respect to the Company, the Seller, ASAC or their respective affiliates in the future, for which we may receive compensation. Certain (i) of our and our affiliates' directors, officers, members and employees, or family members of these persons, (ii) of our affiliates or related investment funds and (iii) investment funds or other persons in which any of the foregoing may have financial interests or with which they may co-invest, may at any time acquire, hold, sell or trade, in debt, equity and other securities of, or investments in, the Company, Seller, ASAC or any of their respective affiliates, or any other party that may be involved in the Transaction.

        In connection with this opinion, we have reviewed, among other things: (i) drafts of the Agreement and the Ancillary Agreements, in each case dated July 24, 2013 (the "Draft Agreements"); (ii) Annual Reports on Form 10-K of the Company for the years ended December 31, 2012, December 31, 2011 and December 31, 2010; (iii) certain interim reports to shareholders and Quarterly Reports on Form 10-Q of the Company, including the Quarterly Report on Form 10-Q for the three months ended March 31, 2013; (iv) certain publicly available research analyst reports for the Company and (v) certain internal information relating to the business, operations, earnings, cash flow, assets, liabilities and prospects of the Company, including certain financial forecasts, analyses and projections relating to the Company prepared by management of the Company and furnished to us by the Company for purposes of our analysis (the "Forecasts"), and certain internal information relating to the New VH NOLs furnished to us by the Company for purposes of our analysis (collectively, the "Internal Data"). We have conducted discussions with members of the senior management and representatives of the Company regarding their assessment of the Internal Data and the strategic rationale for the Transaction. In addition, we reviewed certain financial data for the Company and compared that data with publicly available financial and stock market data for certain other companies, the securities of which are publicly traded, in lines of business that we deemed relevant. We also compared certain of the proposed financial terms of the Purchase Transaction with the financial terms, to the extent publicly available, of certain other transactions that we deemed relevant and conducted such other financial studies and analyses and took into account such other information as we deemed appropriate.

        We have assumed, without independent verification or any responsibility therefor, the accuracy and completeness of the financial, legal, regulatory, tax, accounting and other information supplied to, discussed with, or reviewed by us for purposes of this opinion and have, with your consent, relied upon such information as being complete and accurate. In that regard, we have assumed, at your direction, that the Internal Data has been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the matters covered thereby and we have relied, at your direction, on the Internal Data (including the Forecasts) for purposes of our analysis and this opinion. We express no view or opinion as to the Internal Data or the assumptions on which it is based. In addition, at your direction, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance-sheet or otherwise) of the Company or New VH, nor have we been furnished with any such evaluation or appraisal, and we have not been asked to conduct, and did not conduct, a physical inspection of the properties or assets of the Company or New VH. We have assumed, at your direction, (i) that New VH has no assets or liabilities other than the Transferred Company Shares (as defined in the Agreement) and the New VH NOLs, (ii) that the amount and terms of the New VH NOLs are accurately described in the Agreement and Internal Data and that the Company will be able to fully utilize all of the New VH NOLs in the amounts and time periods contemplated in the Internal Data and (iii) all of the representations and warranties contained in the Agreement are true and correct as of the date hereof. We have assumed, at your direction, that the final executed Agreement and

Ancillary Agreements will not differ in any respect material to our analysis or this opinion from the Draft Agreements reviewed by us. We have also assumed, at your direction, that the Transaction will be consummated on the terms set forth in the Agreement, without delay, the waiver, modification or amendment of any term, condition or agreement, the effect of which would be material to our analysis or this opinion and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Transaction, no delay, limitation, restriction, condition or other change will be imposed, the effect of which would be material to our analysis or this opinion or which otherwise would have an adverse effect on the Company or New VH or on the contemplated benefits expected by the Company to result from the Transaction. We have not evaluated and do not express any opinion as to the solvency or fair value of the Company or New VH or the ability of the Company or New VH to pay its obligations when they come due, or as to the impact of the Transaction on such matters, under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We are not legal, regulatory, tax or accounting advisors, and we express no opinion as to any legal, regulatory, tax or accounting matters.

        We express no view as to, and our opinion does not address, the Company's underlying business decision to proceed with or effect the Transaction, or the relative merits of the Transaction as compared to any alternative business strategies or transactions that might be available to the Company or in which the Company might engage. This opinion is limited to and addresses only the fairness, from a financial point of view, as of the date hereof, to the Company of the Aggregate Consideration to be paid by the Company in the Purchase Transaction pursuant to the Agreement. We have not been asked to, nor do we, express any view on, and our opinion does not address, any other term or aspect of the Agreement or the Transaction, including, without limitation, the structure or form of the Transaction, or any other agreements or arrangements contemplated by the Agreement or entered into in connection with or otherwise contemplated by the Transaction, including, without limitation, the fairness of the Transaction or any other term or aspect of the Transaction to, or any consideration to be received in connection therewith by, or the impact of the Transaction on, the holders of any class of securities, creditors, or other constituencies of the Company or any other party. In addition, we express no view or opinion as to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to be paid or payable to any of the officers, directors or employees of the Company or any party, or class of such persons in connection with the Transaction, whether relative to the Aggregate Consideration to be paid by the Company pursuant to the Agreement or otherwise. Our opinion is necessarily based on financial, economic, monetary, currency, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof, and we do not have any obligation or responsibility to update, revise or reaffirm this opinion based on circumstances, developments or events occurring after the date hereof. We are not expressing any opinion as to the price at which shares of the Company Common Stock will trade at any time, including following announcement or consummation of the Transaction. In addition, we express no opinion and make no recommendation as to how the Special Committee or the Board of Directors or any other person should vote or otherwise act in connection with the Transaction or any other matter.

        Our financial advisory services and the opinion expressed herein are provided solely for the information and assistance of the Special Committee (in their capacity as directors and not in any other capacity) in connection with and for purposes of its consideration of the Purchase Transaction. This opinion may not be disclosed, quoted, referred to or communicated (in whole or in part) to, and may not be relied upon by, any other person, nor shall any public references to us or this opinion be made at any time, in any manner or for any purpose whatsoever except with our prior written consent. The issuance of this opinion was approved by the Centerview Partners LLC Fairness Opinion Committee.

        Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion, as of the date hereof, that the Aggregate Consideration to be paid by the Company in the Purchase Transaction pursuant to the Agreement is fair, from a financial point of view, to the Company.

Very truly yours,

CENTERVIEW PARTNERS LLC

PROXY THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2. PLEASE MARK, SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE X Please mark your votes like this X PROPOSAL 1: To approve the Stock Purchase Agreement, dated as of July 25, 2013, by and among the Company, ASAC II LP, an exempted limited partnership established under the laws of the Cayman Islands and acting by ASAC II LLC, its general partner, and Vivendi, S.A., a société anonyme organized under the laws of France, and the transactions contemplated thereby. PROPOSAL 2: To approve adjourning the special meeting, if necessary or appropriate, for the purpose of soliciting additional proxies to vote in favor of the proposal to approve the Stock Purchase Agreement and the transactions contemplated thereby. FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN The undersigned acknowledges receipt from the Company before the execution of this proxy of the Notice of Special Meeting and Proxy Statement. MARK HERE IF YOU PLAN TO ATTEND THE MEETING. COMPANY ID: PROXY NUMBER: ACCOUNT NUMBER: Signature Signature Date , 2013. Note: Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by a duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by an authorized person. FOLD AND DETACH HERE AND READ THE REVERSE SIDE Activision Blizzard, Inc. VOTE BY INTERNET OR TELEPHONE QUICK EASY IMMEDIATE As a stockholder of Activision Blizzard, Inc., you have the option of voting your shares electronically through the Internet or by the telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 4:00 p.m., Pacific Daylight Time, on [.], 2013. Vote Your Proxy on the Internet: Go to www.cstproxyvote.com Have your proxy card available when you access the above website. Follow the prompts to vote your shares. Vote Your Proxy by Phone: Call 1 (866) 894-0537 Use any touch-tone telephone to vote OR your proxy. Have your proxy card OR available when you call. Follow the voting instructions to vote your shares. Vote Your Proxy by mail: Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided. PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY OR BY PHONE

PROXY ACTIVISION BLIZZARD, INC. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS VOTE BY INTERNET, TELEPHONE OR MAIL As a stockholder of Activision Blizzard, Inc., a Delaware corporation (the “Company”), you have the option of voting your shares of common stock of the Company by proxy using the Internet, telephone or mail. If you vote electronically by the Internet or by telephone, you do not need to return this proxy card. Your vote through proxy authorizes [.], and each of them, with full power of substitution, to vote and otherwise represent all the shares of common stock of the Company that you are entitled to vote at the Special Meeting of Stockholders of Activision Blizzard, Inc., to be held on [.], 2013, beginning at [.], Pacific Time, at the [.], and at any adjournment(s) or postponement(s) thereof, with the same effect as if you were present and voting such shares, on the matters and in the manner set forth below and as further described in the accompanying Proxy Statement. THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED AS INSTRUCTED ON THE REVERSE SIDE. IF THIS PROXY IS EXECUTED BUT NO VOTING INSTRUCTIONS ARE GIVEN, THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2, AND ACCORDING TO THE DISCRETION OF THE PROXY HOLDERS FOR ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE SPECIAL MEETING OR ANY POSTPONEMENT OR ADJOURNMENT THEREOF. (Continued, and to be marked, dated and signed, on the other side) . FOLD AND DETACH HERE AND READ THE REVERSE SIDE . PRELIMINARY PROXY MATERIAL SUBJECT TO COMPLETION Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of Stockholders to be held [.], 2013. The Proxy Statement is available at: http://www.cstproxy.com/activision/sm2013